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INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on August 16, 2013

Registration No. 333-189429

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to
Form S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CITY VENTURES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1531	80-0919574
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)
1900 Quail Street Newport Beach, California 92660 (949) 258-7555 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Scott Homan
Chief Financial Officer
City Ventures, Inc.
1900 Quail Street
Newport Beach, California 92660
(949) 258-7555
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Philippa M. Bond, Esq. Proskauer Rose LLP 2049 Century Park East, Suite 3200 Los Angeles, California 90067 Tel (310) 557-2900 Fax (310) 557-2193	David K. Boston, Esq. Willkie Farr & Gallagher LLP 787 Seventh Avenue New York, New York 10019 Tel (212) 728-8625 Fax (212) 728-9625

         Approximate date of commencement of proposed sale to the public:    As soon as practicable after the effective date of this Registration Statement.

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. ☐

          If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒ (Do not check if a smaller reporting company)	Smaller reporting company	☐

          The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

Subject To Completion, Dated August 16, 2013

PROSPECTUS

                   Shares

City Ventures, Inc.

Common Stock

        This is the initial public offering of our common stock. We are selling                        shares of our common stock. We currently expect the initial public offering price to be between $            and $            per share of our common stock. We have applied to list our common stock on the New York Stock Exchange under the symbol "CTYV."

        Investing in our common stock involves risks. See "Risk Factors" beginning on page 23.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Initial public offering price	$	$
Underwriting discount and commissions	$	$
Proceeds to us (before expenses)(1)	$	$

(1)
We estimate that we will incur approximately $            in expenses in connection with this offering, including the fees and expenses incident to any review by the Financial Industry Regulatory Authority, Inc. See "Underwriting."

        We have granted the underwriters an option to purchase up to                        additional shares of our common stock.

        The underwriters expect to deliver the shares to purchasers on or about             , 2013.

Deutsche Bank Securities	Goldman, Sachs & Co.

Citigroup	Imperial Capital	J.P. Morgan	UBS Investment Bank

Prospectus dated                                    , 2013.

Rohernt Park
Hercules
Concord
Moraga
Alameda
PACIFIC OCEAN
San Mateo
NORTHERN CALIFORNIA
Sunnyvale
Mountain View
San Jose
Morgan Hill
Scott's Valley
LEGEND
Northern California
CALIFORNIA
Southern California
Active
Completed
Future*

Lancaster
Palmdale
Victorville
Goleta
Santa Barbara
Moorpark
Simi Valley
Azusa
SOUTHERN CALIFORNIA
Pasadena
Ventura
Glendora
Camarillo
San Dimas
Alhambra
Upland
Thousand Oaks
Claremont
El Monte
Beaumont
Covina
Brea
Moreno Valley
Downey
Bellflower
Yorba Linda
Riverside
Lakewood
Buena Park
Fullerton
Garden Grove
Santa Ana
Menifee
Long Beach
Costa Mesa
Signal Hill
French Valley
Wildomar
Dana Point
PACIFIC OCEAN
Vista
Carlsbad
Escondido
Encinitas
Rancho Santa Fe
San Diego

* Includes projects that we currently own or control under option and projects to which we will have preferred access through a right of first offer upon consummation of this offering.

        We are responsible for the information contained in this prospectus. We have not authorized anyone to provide you with different information, and we take no responsibility for any other information others may give you. We and the underwriters are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than its date, regardless of the time of delivery of this prospectus or of any sale of our common stock.

        We use market data and industry forecasts and projections throughout this prospectus, and in particular in the sections entitled "Summary," "Market Opportunity" and "Our Business." We have obtained substantially all of this information from a market study prepared for us in connection with this offering by John Burns Real Estate Consulting, LLC ("JBREC"), an independent research provider and consulting firm. We have paid JBREC a fee of $40,000 for that market study, plus an amount charged at an hourly rate for additional information we may require from JBREC from time to time in connection with that market study. Such information is included in this prospectus in reliance on JBREC's authority as an expert on such matters. Any forecasts prepared by JBREC are based on data (including third party data), models and experience of various professionals, and are based on various assumptions (including the completeness and accuracy of third party data), all of which are subject to change without notice. See "Experts." In addition, certain market and industry data has been taken from publicly available industry publications. These sources generally state that the information they provide has been obtained from sources believed to be reliable. We have not independently verified the data obtained from these sources. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and additional uncertainties regarding the other forward-looking statements in this prospectus.

i

 EXPLANATORY NOTE

        As used in this prospectus, unless the context otherwise requires or indicates, references to "the Company," "our company," "we," "our" and "us" (1) prior to completion of the transactions described under "—Formation Transactions" and "Organizational Structure" (the "Formation Transactions"), refer to City Ventures Communities, LLC ("CV Homebuilder"), a Delaware limited liability company, together with its consolidated subsidiaries and other homebuilding subsidiaries of CV Former Parent (defined below) and (2) following the completion of the Formation Transactions, refer to City Ventures, Inc. ("City Ventures"), a Delaware corporation, the recently-formed issuer in this offering and the new parent of CV Homebuilder, together with its consolidated subsidiaries. City Ventures has not commenced operations and has nominal assets and no liabilities.

        References to "CV Former Parent" refer to City Ventures, LLC, a Delaware limited liability company and, prior to the Formation Transactions, the parent of CV Homebuilder. References to "CV LandCo" (1) prior to completion of the Formation Transactions refer to CV Former Parent, together with its consolidated subsidiaries other than CV Homebuilder and (2) following the Formation Transactions, refer to CV Former Parent together with its consolidated subsidiaries, which, as a result of the Formation Transactions, do not include CV Homebuilder.

        In connection with the Formation Transactions, we will enter into an agreement with CV LandCo under which we will receive a right of first offer on 4,506 additional lots that CV LandCo currently owns or controls (the "Right of First Offer Agreement"). Unless the context otherwise requires, the information in this prospectus assumes the execution of the Right of First Offer Agreement. As is common in our industry, references to land that we "control" or are "under option" refer to land under option agreements or purchase contracts. We are not obligated to purchase any land under any option agreements, including any lots from CV LandCo under existing option agreements or the Right of First Offer Agreement.

ii

SUMMARY

        This summary highlights information contained elsewhere in this prospectus, but it does not contain all of the information that you may consider important in making your investment decision. Therefore, you should read this entire prospectus carefully, including, in particular, the section under the heading "Risk Factors" and our consolidated financial statements and their notes included in this prospectus.

 Overview

        We are a rapidly-growing California homebuilder focused on repositioning underutilized real estate into residential housing in supply constrained coastal urban infill areas, as well as high demand suburban locations. We target communities in Southern and Northern California with favorable demographics and limited land available for new housing, and then work closely with local housing and governmental agencies to entitle and develop these sites into desirable new attached and detached homes. Our differentiated focus on repositioning land in supply constrained urban and high demand suburban markets has enabled us to acquire land at prices that enable us to generate strong margins. We grew our home sales revenue, orders and closings from $45.2 million, 144 homes and 103 homes in 2011 to $96.5 million, 187 homes and 202 homes, respectively, in 2012. During the six months ended June 30, 2013, our home sales revenue, orders and closings were $67.7 million, 150 homes and 127 homes, respectively, compared to $44.4 million, 96 homes and 97 homes, respectively. For the year ended December 31, 2012 and the six months ended June 30, 2013, we generated adjusted gross margins of 28.4% and 26.5%, respectively, and EBITDA margins of 16.2% and 14.7%, respectively. See "Summary—Summary Historical Financial and Operating Data" for a reconciliation of adjusted gross margin to gross margin and EBITDA to net income.

        The Southern and Northern California coastal urban infill communities that we target are generally from Santa Barbara to San Diego and from the San Francisco peninsula through Silicon Valley and the East Bay, and are highly desirable places to live with limited land supply for new housing. We believe that the homes we build are typically larger, more energy efficient and offer more amenities than the existing resale homes that are primarily available in the housing markets in these geographies. Our focused coastal urban infill strategy includes identifying and repositioning underutilized, primarily non-residential, industrial, commercial and municipal real estate for the construction of new housing that appeals to today's homebuyers as well as to local housing and government officials seeking to improve their communities. We believe there will continue to be significant opportunities to apply our expertise to reposition underutilized land in highly desirable coastal urban infill markets in California.

        We plan to complement our existing coastal urban infill homebuilding operations with development in high demand suburban locations. The limited availability of land for new housing in the coastal markets of Southern and Northern California has prompted significant development activity to move inland over the past two decades towards suburban communities, such as the Inland Empire in Southern California and the areas east and north of the East Bay in Northern California. These markets experienced major development prior to the recent housing downturn, and housing and land prices declined more significantly in these markets during the downturn relative to the coastal markets. We target land in well-located areas of the suburban markets with attractive characteristics including easier access to employment centers, strong transportation infrastructure, higher quality schools, and a limited supply of near-term buildable land available for new homes. While suburban areas in general have more land available for development than coastal urban infill areas, these highly desirable sections of select suburban markets were the first to be developed due to their attractive locations and are now generally land-constrained as well. In these markets, our team leverages our experience in land acquisition and our significant entitlement expertise to identify underutilized real estate for conversion into higher value residential projects. Based on this strategy, our team has begun to establish a strong suburban land position.

        We believe our strategic land portfolio and our relationship with CV LandCo, an entity owned by our Sponsors and certain members of our management team, are significant competitive advantages for us. We own or have access to 8,750 lots, consisting of 582 lots that we own, 2,276 lots under option from CV LandCo, 1,386 lots under option from unrelated third parties and 4,506 lots to which we have preferred access under our right of first offer with CV LandCo. All of these lots are located in our coastal urban infill and suburban California markets, as described below under "Our Competitive Strengths—Strategic Land Position." Due to our ongoing access to a strong land portfolio to support our future growth and margins, we believe we are able to be discerning and disciplined in land acquisitions. We believe that the combination of our existing land position and our favorable relationship with CV LandCo positions us well to capitalize on the strong recovery we expect in our target markets in California.

        We design, build and sell desirable, eco-friendly homes to a variety of purchasers, from entry level buyers to "move-up" buyers (i.e., existing homeowners looking for larger or better located homes) and affluent buyers seeking luxury residences. Our construction expertise across a diverse product offering, including townhomes, condominiums, single family detached homes and mixed use projects, enables us to pursue a wide array of land acquisition opportunities and to tailor the type of residence we construct to the property, location and community to generate greater returns. We build homes across a variety of price points, ranging from approximately $250,000 to $2.5 million, and home sizes ranging from approximately 1,000 to 6,000 square feet, with a focus on homes at price points and sizes ranging from $400,000 to $1.5 million and 1,500 to 4,000 square feet, respectively. We believe our diversified product expertise enables us to target a broader range of opportunities, enhance our returns and reduce our portfolio risk.

        CV Former Parent was founded by Mark Buckland, our CEO, and Craig Atkins, our Chairman, in January 2009 when the California housing market was beginning to recover from an unprecedented downturn. Messrs. Buckland and Atkins have an average of 25 years of experience repositioning land in coastal urban infill and suburban communities in California into new housing. Backed by entities affiliated with Imperial Capital Group, LLC ("Imperial") since its inception and by funds affiliated with Ares Management LLC ("Ares" and together with Imperial, our "Sponsors") since June 2010, our management team began purchasing land in supply constrained California markets in 2009 at attractive prices and repositioning this land into highly desirable housing.

Industry Overview

National Housing Market

        The U.S. housing market continues to improve from the cyclical low points reached during the 2008 - 2009 national recession. Between the 2005 market peak and 2011, new single-family housing sales declined 76%, according to data compiled by the U.S. Census Bureau, and median home prices declined 34%, as measured by the S&P Case-Shiller Index. In 2011, some U.S. markets showed early indications of recovery as a result of an improving macroeconomic backdrop and strong housing affordability. In the twelve months ended April 30, 2013, homebuilding permits increased 36% according to the U.S. Census Bureau, and the median single-family home price increased 11% year-over-year, according to data compiled by the National Association of Realtors. According to the U.S. Census Bureau, growth in new home sales outpaced growth in existing home sales over the same period, increasing 29% versus 10% for existing homes.

        Strong housing markets have historically been associated with favorable affordability, a healthy domestic economy, positive demographic trends such as population growth and household formation, falling mortgage rates, increases in renters that qualify as homebuyers, and locally based dynamics such as higher housing demand relative to housing supply. Many markets across the United States are experiencing a number of these positive trends. Relative to long-term historical averages, data compiled by the U.S. Bureau of Labor Statistics and the U.S. Census Bureau shows that the U.S. economy is creating more jobs than homebuilding permits issued and the inventory of resale and new unsold homes is low compared to recent periods. According to JBREC, affordability is near its highest level in more than 30 years, as measured by the ratio of homeownership costs to household income.

        Despite recent momentum, the U.S. housing market has not fully recovered from the 2008 - 2009 recession as consumer confidence remains below average levels, mortgage underwriting standards have tightened, and the number of delinquent homes remains elevated relative to historical averages. Additionally, real estate is a local industry and not all markets exhibit the same trends.

California Housing Market

        California residential real estate markets are significantly more supply-constrained and experienced deeper contraction than other regions of the United States during the most recent recession. Minimal entitlement processing occurred during the housing downturn, causing the supply of finished, or even approved, lots to be limited. This is expected to cause a lag in the delivery of new lot supply, especially in markets with prolonged approvals processes, such as California.

        The following table provides a summary of actual economic data from the U.S. Census Bureau and U.S. Bureau of Labor Statistics, as well as JBREC's forecasts, for our nine primary California markets from the most recent data available as of June 2013. These California markets exhibited strong job growth in relation to permit activity in 2012; in aggregate, the job growth to permit ratio was twice the national average. These markets also feature low levels of resale home supply (listings) in relation to resale sales activity; the aggregate of 2.4 months of supply as of April 30, 2013 was lower than the national average. Supply constraints in the California markets are likely to lead to elevated home value appreciation relative to national averages.

		Data (Twelve Months Ended April 30, 2013)
Market	Forecasted 2013 Home Value Appreciation*	Job Growth	Total Permits	Job Growth / Permit Ratio	Months of Resale Supply
Los Angeles	9.0%	76,500	12,246	6.2	2.6
Orange County	13.3%	26,900	7,049	3.8	2.1
San Diego	14.0%	25,100	6,390	3.9	2.5
Riverside-San Bernardino	14.0%	18,400	6,916	2.7	2.8
Ventura	13.6%	4,800	578	8.3	2.9
Santa Barbara	12.3%	5,000	295	16.9	4.5
San Francisco	13.8%	28,000	5,113	5.5	2.7
Oakland	8.5%	15,300	5,485	2.8	1.4
San Jose	15.1%	23,900	6,478	3.7	1.8

Total/Wtd. Avg.	12.6%	223,900	50,550	4.1	2.4

U.S. Total	9.1%	2,115,000	1,017,000	2.4	5.2

*
Source: Burns Home Value Index as of May 2013

Our Competitive Strengths

        We believe the following strengths provide us with a significant competitive advantage in implementing our business strategy:

  Land Entitlement and Repositioning Expertise

        We operate in supply constrained urban and high demand suburban communities in Southern and Northern California with a primary focus on our coastal urban infill strategy. Our extensive experience in entitling and converting real estate enables us to develop and market our communities efficiently. The entitlement process can be complex and time-consuming, particularly in California, and can delay development. However, our management team has demonstrated a strong track record of entitling land efficiently and successfully. We believe our coastal urban infill development expertise differentiates us from most other California homebuilders, including our public peers. Our coastal urban infill strategy is complemented by our suburban strategy targeting high demand suburban locations in California, where we also rely on our entitling expertise. Although our operating history in suburban markets has been limited to land acquisition activities, we believe that our strategy enables us to build new homes in desirable areas in which the land available to do so is difficult to obtain.

  Robust Land Acquisition Program to Support Future Growth

        Our operating strategy is supported by our robust land acquisition program. In addition to the lots to which we currently have access, we are actively pursuing potential acquisitions of thousands of additional lots. We believe our management team has the ability to work with local municipalities to consistently deliver high quality homes and to design and build innovative projects that are a proper fit for the particular site and for the surrounding community. We capitalize on our management team's sourcing, repositioning, entitlement and construction expertise to identify and pursue attractively priced potential developments.

  Strategic Land Position

        We own or have access to 8,750 lots, consisting of 582 lots that we own, 3,662 lots that we control under option and 4,506 lots subject to our right of first offer from CV LandCo. We purchased our owned lots between 2009 and 2012. Of the 3,662 controlled lots, 1,386 lots are under option from unrelated third parties and 2,276 lots are under option from CV LandCo. Although we are not obligated to purchase any lots under option, we currently expect to have the resources to exercise the options for (i) the lots under option from unrelated third parties and (ii) the lots under option from CV LandCo that our independent directors approve after their due diligence is complete before such options expire and to be able to purchase the lots thereunder on or before the applicable outside closing date. The options with unrelated third parties have an aggregate exercise price of approximately $102 million (subject to customary adjustments) and those with fixed outside closing dates range from July 2013 to August 2016 and the options with CV LandCo have an aggregate exercise price of approximately $353 million (subject to customary adjustments) and expiration dates ranging from December 2013 to September 2014. See "Our Business—Land Portfolio." We believe that the purchase prices of these options represent their estimated market values. The net proceeds from this offering will be insufficient to purchase all lots under option. To purchase any portion of the lots under option with CV LandCo and unrelated third parties not funded with the proceeds of the offering and operating cash flow, we expect to seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financings and/or securities offerings to fund some or all of these purchases. We have not entered into any agreements to obtain such additional capital. For a discussion of our ability and expectations to fund our land acquisitions, including the exercise of our options with unrelated third parties and CV LandCo, see "Use of Proceeds" and "Risk Factors—Risks Related to Our Business—Difficulty in obtaining sufficient capital could result in our inability to acquire land for development or increased costs and delays in the completion of our projects." In addition, the right of first offer from CV LandCo provides us with preferred access to 4,506 lots that CV LandCo owns or controls under option in our target markets (and additional lots CV LandCo acquires in the future) at a 10% discount to CV LandCo's good faith estimate of the then-current market price. We believe this represents a significant competitive advantage, particularly if the California markets in which we operate continue to recover; however, we are not obligated to purchase any lots under the right of first offer, nor is CV LandCo obligated to sell any lots under the right of first offer within any specific timeframe or at all. See "Risk Factors—Risks Relating to Our Organization and Structure—We may not receive the expected benefits of our relationship with CV LandCo."

        Our large land portfolio is located throughout our target markets in Southern and Northern California. Under JBREC's Housing Cycle Risk Index, which measures the health of individual housing markets based on the performance of 24 market fundamentals related to supply, demand and affordability, each of the markets in which we have purchased land received an overall housing market fundamentals grade between D and F in 2008 and then received between B- and A in 2012. See "Market Opportunity." As conditions in these markets improve, we expect the market value of our existing land portfolio and our revenues to increase; however, these improvements may also increase land prices and competition in our target markets, which could make it more difficult to purchase additional land at attractive prices in these markets in the future. See "Risk Factors—Risks Related to Our Business—Our long-term growth depends upon our ability to identify and acquire land parcels for residential build out at competitive prices."

  Favorable Relationship with CV LandCo Provides Significant Benefits

        Our relationship with CV LandCo provides us with a strong pipeline of land at low risk, while enabling us to be selective and opportunistic in pursuing land acquisition opportunities from third parties. In addition to the lots under option from CV LandCo, we have preferred access under the right of first offer to substantially all lots in CV LandCo's current and future portfolio of land suitable for development as for-sale homes. Although our relationship with CV LandCo gives rise to certain conflicts of interest (as described under "Risk Factors—Risks Related to Our Organization and Structure—As a result of our relationship with CV LandCo, conflicts of interest may arise with respect to any transactions involving, or with, CV LandCo or its affiliates"), we believe that it provides us with numerous benefits. We have the ability to refer investment opportunities to CV LandCo that we determine are not immediately appropriate for us due to their risk profile or otherwise, but that we believe could be attractive in the future under the terms of the right of first offer. CV LandCo has historically invested in land with longer investment horizons and higher risk profiles. As such, we are able to consider a wide range of acquisition opportunities. However, CV LandCo is not obligated, and may decline, to acquire properties that we refer to it, and is not obligated to sell any of the parcels that it owns or controls within a specific timeframe or at all. Due to our ongoing access to a strong land portfolio to support our future growth and margins, we believe we are able to be discerning and disciplined in land acquisitions.

  Geographic Focus on Markets Poised for Strong Growth

        Although the California housing industry experienced some of the greatest distress and sharpest price declines during the recent economic downturn, we believe it is in the early stages of a longer term recovery. Our land portfolio is concentrated in California markets that have generally experienced stronger improvement in home prices than the broader U.S. markets over the past few quarters. In addition, according to JBREC, home prices for our nine primary markets are expected to increase by an average of 12.6% in 2013, which exceeds the forecasted national average increase for 2013 of 9.1% but is still well below the recent peak in home prices. See "Market Opportunity." If home prices in our target markets do not increase as we expect, our geographic concentration could materially and adversely affect us.

  Strong Margin Profile

        We have achieved strong margins by combining our management team's discipline and proficiency in land acquisition and development and repositioning expertise, which we believe enable us to consider and pursue parcels that may present complex entitlement and similar development issues. We believe that these strengths, combined with our management team's strict operating discipline with a focus on achieving efficiencies and managing construction costs, contribute to our strong margin profile. In our industry it is not uncommon, particularly during a recovery cycle, for land buyers to acquire lots at prices that are above a market value range in anticipation of their future appreciation. Historically, we generally have not acquired lots at prices that we believe are above market value range. Consistent with this approach, we believe that our existing options with CV LandCo and unrelated third parties are priced at their estimated market values. We further believe that the options were entered into during the early stages of a market recovery. Based on the foregoing, we believe the options with CV LandCo and third parties should enable us to maintain our existing margin structure assuming modest increases in housing prices and construction costs in our markets. In addition, through our right of first offer from CV LandCo, we expect to continue to have preferred access to a substantial amount of desirable land at favorable prices and low risk because CV LandCo must offer land to us at a 10% discount to CV LandCo's good faith estimate of the then-current market price. If these beliefs and expectations prove to be incorrect, our future margins may fall short of our expectations. See "Risk Factors—Risks Related to Our Business—The homebuilding industry is cyclical and is recovering from a prolonged downturn. A recurrence of such downturn in the homebuilding industry or other adverse changes in general and economic conditions could, among other things, reduce the demand for homes and, as a result, have a material adverse effect on us" and "—We may be unable to maintain our historical margins." For the year ended December 31, 2012 and the six months ended June 30, 2013, our adjusted gross margin was 28.4% and 26.5%, respectively, and our EBITDA margin was 16.2% and 14.7%, respectively. See "Summary—Summary Historical Financial and Operating Data" for a reconciliation of adjusted gross margin to gross margin and EBITDA to net income.

  Compelling and Flexible Product Portfolio

        In coastal urban infill and suburban residential communities, we offer a variety of products, including townhomes, condominiums, single family detached homes and mixed use projects. Our wide array of product offerings within urban and suburban California communities enables us to consider a wide range of land acquisition opportunities and to cater to a diverse group of homebuyers. We focus on delivering high quality homes with superior value as evidenced by our high customer satisfaction ratings and low warranty claim experience. Our flexible product line enables us to meet the various needs in each of our markets and gives us the opportunity to enhance margins while creating a balanced portfolio. We believe that this approach has led to our high margins and enables us to better serve a wide range of buyers, adapt quickly to changing market conditions and optimize performance and returns while strategically reducing portfolio risk.

  Highly Experienced Leadership Team

        We benefit from the leadership of a highly experienced management team with a demonstrated track record of success in the homebuilding industry. Our management team possesses a deep knowledge of local California markets and has completed projects in 100 cities on the California coast and has entitled land parcels in over 220 communities with more than 22,850 homes valued at $9.0 billion.

Our Business Strategy

        Our business strategy is focused on leveraging our expertise to identify and reposition underutilized real estate for the construction of desirable residential housing in supply constrained coastal urban infill and high demand suburban locations in Southern and Northern California. Our strategy includes:

  Continue to Reposition Underutilized Real Estate in Supply Constrained, Coastal Urban Infill California Markets

        We believe there are significant opportunities to continue to employ our operating model within California's coastal urban infill markets based on the limited land supply available for new homes in these markets and the substantial amount of underutilized real estate that can be repositioned for residential use. Acquiring these sites at attractive prices relative to their estimated repositioned value enables us to create highly desirable new housing properties in established residential communities that have limited vacant land available for new housing. We intend to continue to leverage our management's expertise to develop well located, new residential housing within established coastal urban infill markets in California.

  Pursue Differentiated Residential Projects in High Demand Suburban California Markets

        We believe that the most attractive suburban areas were overdeveloped in the 1990s and early 2000s, that the homes built during these periods have now been absorbed and that new land supply is limited absent entitling or converting such land. These areas are generally characterized by favorable demographic and economic dynamics such as highly rated schools and proximity to major highway infrastructure and employment centers. Although there is a significant volume of lots available in suburban markets, there are very few land acquisition opportunities in the desirable locations within these suburban markets that do not require entitling or repositioning or are not priced above market. In order to facilitate the application of our urban expertise to the suburban markets, in 2010 CV Former Parent hired the President of Standard Pacific's Inland Empire Division, August Belmont, to head the Suburban Division. Since 2010, our management team has been acquiring assets in suburban communities that they believe represent attractive margin and return opportunities. In the suburban markets, we utilize our entitlement expertise to identify and redesign underutilized residential and certain other real estate into higher value residential projects.

  Expand Our Land Portfolio

        Following this offering, we will have preferred access to CV LandCo's extensive portfolio of real estate through our right of first offer. In addition, we intend to continue to leverage our management team's experience working with land sellers, brokers, financial institutions, municipal governments and other builders to acquire desirable land and continue to utilize options to purchase land actively to maintain low risk and low capital requirements. We believe this track record of acquiring land provides us with access to a potentially long pipeline of desirable projects with reduced risk, while positioning us to capitalize on the strong recovery we expect in our target markets in California.

  Capitalize on Our Product Flexibility to Pursue Broad Range of Land Acquisitions

        We design, build and sell unique, eco-friendly homes featuring cutting edge designs to a variety of purchasers, from entry level buyers to "move-up" buyers (i.e., existing homeowners looking for larger or better located homes) and affluent buyers seeking luxury residences. Our construction expertise across our diverse product offerings enables us to pursue a wide array of land acquisition opportunities and to tailor the type of residence we construct to the property, location and community to generate greater returns. We are not constrained by a particular design, model or product, which we believe enables us to be more innovative and creative in designing our communities and more responsive to the various interests and objectives of those in our target areas.

  Manage Costs Effectively to Drive Margins

        We provide high quality residences at attractive prices by combining our land acquisition and entitlement expertise with an efficient homebuilding organization that is highly focused on delivering superior value while containing costs. We decentralize our operations where detailed knowledge of local market conditions is critical, such as governmental processing, land development and sales and marketing, but we centralize the control of other areas such as budgeting, purchasing, accounting and the approval of land acquisitions. We have also made significant investments in systems and infrastructure to operate our business efficiently and to support the planned future growth of our company as a result of executing our expansion strategy. We intend to continue to operate a lean and efficient infrastructure, with a particular focus on cost control, which we believe positions us to maximize profitability and generate attractive returns for our investors without compromising product quality.

  Leverage Our Strong Financial Position to Capitalize on Market Recovery

        We believe our strong balance sheet and operational flexibility position us well to take advantage of expected growth opportunities in the California housing market. As of June 30, 2013, on a pro forma basis after giving effect to this offering and the use of proceeds thereof, we had $             million of unrestricted cash, approximately $             million of availability under our secured revolving credit facility, and no outstanding debt. We believe this strong financial position will provide us with the ability to capitalize on our growth initiatives and the anticipated market recovery.

Our Relationship with CV LandCo

        From our inception through the Formation Transactions, the homebuilding operations of our company and the land investment activities of CV LandCo have been conducted by our management team under the ownership of CV Former Parent. As part of the Formation Transactions, CV Homebuilder will separate from CV Former Parent and CV LandCo, and CV LandCo will continue to be owned by our Sponsors and certain members of our management. Following this offering and the Formation Transactions, we will employ all of the officers and substantially all of the employees currently employed by CV Former Parent and CV LandCo, and we will conduct land sourcing and acquisition activities and homebuilding operations as an independent public entity. CV LandCo will hire a limited number of new employees but will not compete with us in acquiring parcels suitable for development as for-sale homes.

        We expect to benefit from what we believe are favorable contractual arrangements with CV LandCo. Under these arrangements, we hold options to acquire 2,276 lots from CV LandCo at attractive fixed prices. We will also have preferred access to an additional 4,506 lots held by CV LandCo, and all of the future lots it acquires that are suitable for development as for-sale homes, at a 10% discount to then-current market prices under a right of first offer. We can refer potential land investments to CV LandCo that we determine are not immediately appropriate for us and that we would otherwise forego due to their risk profile or otherwise, but that we believe could be attractive in the future under the terms of the right of first offer. CV LandCo has historically invested in projects with longer investment horizons and higher risk profiles. Any parcels that we refer to CV LandCo and that CV LandCo decides to acquire will be subject to the right of first offer. This unique relationship provides us with access to a long pipeline of desirable projects with reduced risk, while positioning us to capitalize on the strong recovery we expect in our target markets in California.

        Our future growth depends significantly on our ability to acquire desirable land parcels from CV LandCo, including under the existing options and the right of first offer with CV LandCo. If CV LandCo does not acquire and sell (either to us or third parties) land parcels in the volumes that we expect, its ability to service its indebtedness may be impaired, which could in turn adversely affect CV LandCo's operating flexibility and growth. As a result, we may rely more heavily on third parties for land acquisitions and would not benefit from the favorable pricing under the right of first offer with CV LandCo to the extent that we currently expect. This could adversely affect our margins, growth and ability to implement our strategic plan. See "Risk Factors—Risk Factors Related to Our Business—We may be unable to maintain our historical margins" and "—Risks Related to Our Organization and Structure—We may not receive the expected benefits of our relationship with CV LandCo," "—CV LandCo is highly leveraged. The shares of our common stock held by our major non-public stockholders will be pledged in support of guarantees of debt and other obligations of CV LandCo, which could give rise to conflicts of interest and subject us to potential changes of control" and —"In the event of a default by CV LandCo under its senior term loan facility, the lender may foreclose on the properties under option from CV LandCo."

Option Properties

        In July 2013, CV Homebuilder entered into a series of agreements with CV LandCo granting us options to acquire up to an aggregate of 2,276 coastal urban infill and suburban lots which are owned or controlled by CV LandCo in three tranches, with a single option covering each tranche. While we are not obligated to purchase any lots under option, we currently expect to have the resources to purchase the lots from CV LandCo that our independent directors approve after due diligence is complete before such options expire. The aggregate exercise price of the options with CV LandCo is approximately $353 million (subject to customary adjustments). We intend to use the net proceeds from this offering, together with cash on hand and available borrowings under our revolving credit facility, primarily to acquire land, which may include lots under option from CV LandCo; however, these funds will be insufficient to purchase all lots under option from CV LandCo. For a discussion of our ability and expectations to fund our land acquisitions, including the exercise of options with unrelated third parties and CV LandCo, see "Use of Proceeds" and "Risk Factors—Risks Related to Our Business—Difficulty in obtaining sufficient capital could result in an inability to acquire land for our development or increased costs and delays in the completion of our projects." Together with the 582 lots we owned prior to entering into these options, the 1,386 lots under option from unrelated third parties and the 2,276 lots under option from CV LandCo (to the extent we exercise the applicable options) will comprise the initial foundation of our land portfolio and growth. In the aggregate, we expect that these lots will be adequate to supply our homebuilding operations for at least four years.

        See "Risk Factors—Risks Related to Our Organization and Structure—As a result of our relationship with CV LandCo, conflicts of interest may arise with respect to any transactions involving, or with, CV LandCo or its affiliates," "—We may be unable to maintain our historical margins" and "—We may not receive the expected benefits of our relationship with CV LandCo," and "Certain Relationships and Related Party Transactions—Agreements with CV LandCo—Option Agreements."

Right of First Offer

        With respect to the remaining properties in the existing and future land portfolio of CV LandCo that are not subject to the options described above (or that are subject to an option agreement with CV LandCo that we determine not to exercise), we have preferred access through a right of first offer from CV LandCo on all land suitable for development as for-sale homes. We are not obligated to purchase any lots under the right of first offer, nor is CV LandCo obligated to sell any lots under the right of first offer within any specific timeframe or at all. CV LandCo currently owns or controls 4,506 such lots that are not subject to the options, all of which have been sourced by our management team.

        Upon a determination by CV LandCo to sell a parcel and approval by its independent directors, CV LandCo will offer the parcel (or, at CV LandCo's election, the equity interests of a subsidiary that holds such parcel) to us at a 10% discount to CV LandCo's good faith estimate of the then-current market price, approved by CV LandCo's independent directors and based on a range of factors that CV LandCo may deem relevant, including the status of the parcel, prevailing market conditions, third party appraisals and valuations and other analyses conducted by the management of CV LandCo. Although CV LandCo may elect to utilize independent appraisals in determining CV LandCo's good faith estimate of the market price, no independent appraisal will be required. If we decline the offer, CV LandCo will be permitted to sell the parcel or equity interests to unrelated third parties within twelve months of the original offer at a price not less than 105% of the original offer price made to us.

Land Sourcing and Acquisition

        Following this offering and the Formation Transactions, we can refer potential land investment opportunities to CV LandCo that we determine are not immediately appropriate for us and that we would otherwise forego at that time. In general, our team may decline to pursue certain opportunities that present an extended timeline or higher risk profile due to particularly complex entitlement, environmental, encumbrance or other issues. Subject to the approval of our committee of independent directors, if we believe that an opportunity would be attractive on a risk adjusted basis at some time in the future, we can refer the opportunity to CV LandCo to consider for investment. CV LandCo historically has invested in projects with longer investment horizons and higher risk profiles. CV LandCo's acquisition of, or investment in, any parcels referred by us will require the approval of its independent directors.

        All parcels for development as for-sale homes referred by us and acquired by CV LandCo will become subject to the right of first offer. Other than projects acquired pursuant to the options or subject to the right of first offer at the time of this offering, we expect to acquire or option a substantial majority of our future projects directly from third parties rather than referring them to CV LandCo and subsequently acquiring them under the right of first offer.

Boards of Directors, Management and Employees

        Messrs. Atkins, Buckland, Kissick, Lukas, Rosenthal and Reese, each of whom is a member of our Board of Directors, are also members of the Board of Directors of CV LandCo. Our committee of independent directors, which initially will consist of Messrs. Goldberg and Parks and a third independent director, will approve the feasibility of each option property, purchases under the option agreements and the right of first offer and the referral of land investment opportunities to CV LandCo as well as fees for services we provide under the Support Services Agreement. Following this offering and the Formation Transactions, we will employ all of the officers and substantially all of the employees currently employed by CV LandCo and us, and CV LandCo will hire a limited number of new employees.

Support Services

        We will provide a broad range of operational and administrative services to support CV LandCo, including certain services relating to CV LandCo's management of all parcels subject to the right of first offer under a support services agreement between us and CV LandCo (the "Support Services Agreement") for a monthly fee of $75,000. The fees that we receive in exchange for such services will not be contingent upon or otherwise relate to whether we purchase any land from CV LandCo under our right of first offer. All fees paid under the Support Services Agreement will be reviewed and approved from time to time and at least annually to be commensurate with the cost of the resources that we are expending to provide the services, and any appropriate adjustments will be negotiated in good faith, by our committee of independent directors and by the independent directors of CV LandCo.

Outside Business Activities of CV LandCo

        CV LandCo currently owns and in the future may acquire industrial, commercial, retail, apartments or other parcels that may constitute portions of broader residential projects but are not suitable for us to acquire. These parcels are not subject to the right of first offer. However, under the Right of First Offer Agreement, CV LandCo is not permitted to acquire or option any parcels suitable to be developed as for-sale homes that are not referred to it by us, and CV LandCo is required to refer to us any such investment opportunities that it is presented by third parties.

Conflicts of Interest

        Our relationship with CV LandCo could give rise to a number of actual, perceived or potential conflicts of interest, including the following:

  •
  Except for our independent directors and the independent directors of CV LandCo, each member of our board of directors is also a member of the board of directors of CV LandCo;

  •
  Our Sponsors, Messrs. Atkins and Buckland and certain other members of our management team own substantially all of the outstanding equity interests of CV LandCo;

  •
  The determination of market price under the right of first offer is made by CV LandCo and approved by its independent directors; and

  •
  Our amended and restated certificate of incorporation (our "charter") will limit the extent to which our officers and directors who are also officers, directors, employees or affiliates of CV LandCo will be liable to us or our stockholders for breach of fiduciary duty with respect to matters affecting both CV LandCo and us.

        See "Risk Factors—Risks Related to Our Organization and Structure—As a result of our relationship with CV LandCo, conflicts of interest may arise with respect to any transactions involving, or with, CV LandCo or its affiliates" and "—We may not receive the expected benefits of our relationship with CV LandCo" and "Certain Relationships and Related Party Transactions."

Formation Transactions

        Prior to this offering and the Formation Transactions, the homebuilding operations of our company and the land investment activities of CV LandCo and us have been conducted by our management team under the ownership of CV Former Parent. We currently conduct our business and operations through CV Homebuilder. In the Formation Transactions, CV Former Parent will form a holding company ("CV Homebuilder HoldCo"), which will hold all of the membership interests in CV Homebuilder, and CV Former Parent will distribute all of its interests in CV Homebuilder HoldCo to its existing members, including Ares, Imperial, certain members of our management and our board (collectively, the "Members") and entities affiliated with Blackstone/GSO Capital Solutions Fund LP and Blackstone/GSO Capital Solutions Overseas Master Fund L.P., as lenders (together "GSO") under the $125 million senior secured term loan facility of CV LandCo. Following the distribution, the Members and/or their affiliates will, through a series of transactions, directly or indirectly own all of the Company's outstanding shares that are not sold in this offering. The membership interests in CV Former Parent will separately be held by the members of CV Former Parent and/or their affiliates. Investors in this offering will not hold interests in CV Former Parent. City Ventures will control the business and affairs, and will consolidate the financial results, of CV Homebuilder HoldCo and its subsidiaries. See "Organizational Structure" for further details.

        The following chart summarizes our legal entity structure and the relative ownership of voting and economic interests following the Formation Transactions, this offering and the application of the net proceeds from this offering. This chart is provided for illustrative purposes only and does not purport to represent all legal entities owned or controlled by us.

 Our Sponsors

        Ares Management LLC ("Ares Management") is a global alternative asset manager and SEC registered investment adviser with approximately $66 billion of total committed capital under management and approximately 700 employees as of July 1, 2013. The firm has the ability to invest in all levels of a company's capital structure—from senior debt to common equity. The firm's investment activities are managed by dedicated teams in its Private Equity, Private Debt, Capital Markets and Commercial Real Estate investment platforms.

        The Ares Management Private Equity Group pursues majority or shared control investments, principally in middle market companies with strong business franchises and in situations where its capital can serve as a catalyst for growth. Ares Management's senior principals collectively possess an average of approximately 20 years of experience in leveraged finance, private equity, distressed debt, commercial real estate, investment banking and capital markets and are backed by a large team of highly disciplined professionals. We believe Ares is a key strategic partner, providing access to acquisition opportunities within our markets as well as a wide range of knowledge in all aspects of capital markets, real estate finance and operations.

        Imperial Capital Group, LLC ("Imperial Capital"), founded in 1997, is a financial services holding company servicing institutional investors and corporate clients through its principal operating subsidiaries in the United States and Europe. Through its subsidiaries, Imperial Capital provides institutional sales and trading services, a wide range of investment banking advisory, capital markets and restructuring services, proprietary institutional investment research, and investment management services to private investment partnerships. Globally, Imperial Capital has over 230 employees located in Los Angeles, New York, London, San Francisco, Minneapolis, Boston, Chicago and McLean, Virginia. We believe Imperial Capital is also a key strategic partner, providing superior advisory services, capital markets insight and investment ideas.

Summary Risk Factors

        An investment in the shares of our common stock involves risks. You should consider carefully the risks discussed below and described more fully along with other risks under "Risk Factors" in this prospectus before investing in our common stock.

  •
  Our long-term growth depends upon our ability to identify and acquire desirable land parcels for residential build out at competitive prices.

  •
  We may be unable to secure entitlements necessary to develop our land within expected timeframes or at all.

  •
  The homebuilding industry is cyclical and is recovering from a prolonged downturn. A recurrence of such downturn in the homebuilding industry or other adverse changes in general and economic conditions could, among other things, reduce the demand for homes and, as a result, have a material adverse effect on us.

  •
  An oversupply of homes in our markets could decrease the value of our homes and reduce our profitability.

  •
  The accumulation or release of shadow inventory in our markets could reduce demand for our homes, which could have a material adverse effect on us.

  •
  The terms and availability of mortgage financing for our homebuyers can affect the demand for and the ability to complete the purchase of a home, which could materially and adversely affect us.

  •
  Our geographic concentration could materially and adversely affect us.

  •
  We may not be able to compete effectively against our competitors in the homebuilding industry.

  •
  We may be unable to maintain our historical margins.

  •
  Difficulty in obtaining sufficient capital could result in an inability to acquire land for our development or increased costs and delays in the completion of our development projects.

  •
  We may not experience the success with our suburban properties that we have previously experienced in our coastal urban infill markets.

  •
  Increases in our cancellation rate could have a negative impact on our home sales revenue and homebuilding margins.

  •
  Interest rate increases or changes in federal lending programs, such as a reduction in the conforming loan amount, or other regulations could lower demand for our homes, which could materially and adversely affect us.

  •
  Any increase in unemployment or underemployment may lead to an increase in the number of loan delinquencies and property repossessions and have an adverse impact on us.

  •
  Any limitation on, or reduction or elimination of, tax benefits associated with owning a home would have an adverse effect upon the demand for our home products, which could be material to our business.

  •
  Failure to manage land acquisitions and development and construction processes could result in significant cost overruns or errors in valuing land parcels.

  •
  We face potentially substantial risk with respect to the management of our land portfolio, particularly during periods of fluctuating demand and/or inventory.

  •
  If the market value of our land portfolio decreases, our results of operations could be adversely affected by impairments and write downs.

  •
  We have a limited operating history and we may not be able to operate our business successfully.

  •
  We depend on key personnel.

  •
  Our Sponsors hold a significant equity interest in us and their interests may not be aligned with yours. Conflicts of interest may arise with respect to any transactions involving, or with, any Sponsor or their respective affiliates.

  •
  Our directors who have relationships with the Sponsors may have conflicts of interest with respect to matters involving our company.

  •
  Following the offering and the Formation Transactions, our Sponsors and members of our management will hold substantially all of the equity interests of CV LandCo and will benefit from the profits that CV LandCo achieves from sales of land to us, including with proceeds from this offering.

  •
  As a result of our relationship with CV LandCo, conflicts of interest may arise with respect to any transactions involving, or with, CV LandCo or its affiliates.

  •
  We may not receive the expected benefits of our relationship with CV LandCo.

  •
  CV LandCo is highly leveraged. The shares of our common stock held by our major non-public stockholders will be pledged in support of guarantees of debt and other obligations of CV LandCo, which could give rise to conflicts of interest and subject us to potential changes of control.

  •
  In the event of a default by CV LandCo under its senior term loan facility, the lender may foreclose on the properties under option or the right of first offer from CV LandCo.

  •
  Our future debt could adversely affect our business, prospects, liquidity, results of operations or financial condition.

  •
  Restrictive covenants in the agreements governing our revolving credit facility and other future indebtedness may restrict our ability to pursue our business strategies.

  •
  We may require additional capital in the future and may not be able to secure adequate funds on terms acceptable to us.

  •
  There is currently no public market for shares of our common stock, a trading market for our common stock may never develop following this offering and our common stock prices may be volatile and could decline substantially following this offering.

  •
  The offering price per share of our common stock offered under this prospectus may not accurately reflect the value of your investment.

Our Offices

        Our principal executive offices are located at 1900 Quail Street, Newport Beach, California 92660. Our main telephone number is (949) 258-7555. Our internet website is www.cityventures.com. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

Implications of Being an Emerging Growth Company

        We are an "emerging growth company," as defined in the Jumpstart Our Business Startups Act of 2012 (the "JOBS Act"), and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These provisions include, among other matters:

  •
  an exemption to provide fewer years of financial statements and other financial data in an initial public offering registration statement;

  •
  an exemption from the auditor attestation requirement in the assessment of the emerging growth company's internal control over financial reporting;

  •
  an exemption from new or revised financial accounting standards until they would apply to private companies and from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation;

  •
  reduced disclosure about the emerging growth company's executive compensation arrangements; and

  •
  no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements.

        We have determined to opt out of the exemption from compliance with new or revised financial accounting standards. Our decision to opt out of this exemption is irrevocable.

        We have elected to adopt the reduced disclosure requirements available to emerging growth companies. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold, or may contemplate holding, equity interests. In addition, it is possible that some investors will find our common stock less attractive as a result of our elections, which may cause a less active trading market for our common stock and more volatility in our stock price.

        We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

 The Offering

Common stock offered by us	shares
Common stock to be outstanding immediately following this offering	shares(1)
Underwriters' option	Option to purchase up to additional shares.
Use of proceeds

We expect to receive net proceeds from this offering of approximately $            million (assuming an initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting the underwriting discount and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering, together with cash on hand and available borrowings under our revolving credit facility, primarily to acquire land, which may include exercising options with CV LandCo and unrelated third parties, acquiring land in other transactions with third parties or any combination of the foregoing. We also intend to fund development and construction costs. Although we currently expect to have the resources to exercise the options for (i) the lots under option from CV LandCo that our independent directors approve after due diligence is complete and (ii) the lots under option from unrelated third parties, we are not obligated to, and may determine not to, purchase some or all of these lots. The options with unrelated third parties have an aggregate exercise price of approximately $102 million (subject to customary adjustments) and those with fixed outside closing dates range from July 2013 to August 2016 and the options with CV LandCo have an aggregate exercise price of approximately $353 million (subject to customary adjustments) and expiration dates ranging from December 2013 to September 2014. See "Our Business—Land Portfolio." The net proceeds from this offering will be insufficient to purchase all lots under option. To purchase any portion of the lots under option with CV LandCo and unrelated third parties not funded with the sources listed above and operating cash flow, we expect to seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financings and/or securities offerings to fund some or all of these purchases. We have not entered into any agreements to obtain such additional capital, and the availability of such capital on favorable terms or at all may be limited. See "Risk Factors—Risks Related to Our Business—Difficulty in obtaining sufficient capital could result in an inability to acquire land for our development or increased costs and delays in the completion of our projects." To the extent we apply proceeds from the offering to acquire land under option (or otherwise)

from CV LandCo, the equityholders of CV LandCo may derive a benefit from any profits received by CV LandCo. See "Risk Factors—Risks Related to our Organization and Structure—Following the offering and the Formation Transactions, our Sponsors and members of our management will hold substantially all of the equity interests of CV LandCo and will benefit from the profits that CV LandCo achieves from sales of land to us, including with proceeds from this offering."

Dividend policy

We currently intend to retain our future earnings, if any, to finance the development and expansion of our business and, therefore, do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial condition, capital requirements, restrictions contained in any financing instruments and under Delaware law, and such other factors as our board of directors deems relevant. See "Dividend Policy."

Proposed New York Stock Exchange symbol	We have applied to list our common stock on the New York Stock Exchange under the symbol "CTYV."
Risk factors	Investing in our common stock involves a high degree of risk. For a discussion of factors you should consider in making an investment, see "Risk Factors" beginning on page 20 of this prospectus.

(1)
Excludes: (i) equity grants covering shares whose aggregate value is equal to $22,035,000 to be granted to certain members of our management team, certain other officers, employees and consultants and our director nominees upon the completion of this offering pursuant to our 2013 Stock Incentive Plan; and (ii) 5,250,000 shares of our common stock reserved for future issuance under our 2013 Stock Incentive Plan. The number of shares covered by the grants described in (i) above will depend on the price at which the shares are sold to the public in this offering.

        Unless the context otherwise requires, the information in this prospectus assumes that:

  •
  the Formation Transactions have been completed,

  •
  the option agreements, the Right of First Offer Agreement and the Support Services Agreement have been executed,

  •
  the shares of our common stock to be sold in this offering are sold at $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, and

  •
  the underwriters' option to purchase additional shares is not exercised.

 Summary Historical Financial and Operating Data

        The following table presents summary historical financial and operating data of CV Homebuilder. City Ventures was formed on April 30, 2013 to serve as a holding company for our business. City Ventures has not commenced operations and has nominal assets or liabilities. In order to facilitate this offering, we will consummate the Formation Transactions in which City Ventures will become the successor to CV Homebuilder for accounting purposes. See "Organizational Structure."

        The following summary historical financial data for CV Homebuilder as of December 31, 2012 and 2011 and for the years then ended have been derived from CV Homebuilder's consolidated historical financial statements audited by Deloitte & Touche, LLP, an independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus. The following summary historical financial data for CV Homebuilder as of June 30, 2013 and for the six months ended June 30, 2013 and 2012 have been derived from CV Homebuilder's unaudited consolidated interim financial statements, which are included elsewhere in this prospectus.

        The unaudited pro forma statements of income data for the year ended December 31, 2012 and the six months ended June 30, 2013 present our results of operations giving pro forma effect to the Formation Transactions as if such transactions occurred on January 1, 2012.

        You should read the following summary historical financial and operating data in conjunction with CV Homebuilder's consolidated historical financial statements and the related notes, "Capitalization," "Selected Historical Financial and Operating Data," "Unaudited Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus.

	Year Ended December 31,		Six Months Ended June 30,
($ in thousands)	2012	2011	2013		2012
Statements of Income Data:
Revenue:
Home sales	$96,458	$45,242	$67,727		$44,390
Costs and expenses:
Cost of home sales	70,072	32,724	51,297		31,969
Sales and marketing	5,069	3,359	3,338		2,504
General and administrative	6,925	4,453	4,805		3,108
Other (income) expense, net	34	160	(61)		(13)

Total expenses	82,100	40,696	59,379		37,568

Net income	$14,358	$4,546	$8,348		$6,822

Pro Forma Statements of Income Data (unaudited):
Income tax expense(1)	$5,423	$1,498	$3,179		$2,969

Net income	$8,135	$2,248	$4,769		$3,853

Net income per share

Weighted average shares used in unaudited pro forma per share amounts(2)

Other Financial and Operating Data (unaudited):
Gross margin	$26,386	$12,518	$16,430		$12,421
Gross margin %	27.4%	27.7%	24.3	%(5)	28.0%
Adjusted gross margin(3)	$27,396	$13,139	$17,924		$12,901
Adjusted gross margin %(3)	28.4%	29.0%	26.5	%(5)	29.1%
EBITDA(4)	$15,666	$5,338	$9,976		$7,389
EBITDA margin %(4)	16.2%	11.8%	14.7	%(5)	16.6%
Active communities at end of period	11	9	13		11
Selling communities at end of period	7	9	7		8
Average number of selling communities during period	7	7	7		8
Net home sales orders	187	144	150		96
Home closings	202	103	127		97
Average sales price of homes closed	$478	$439	$533		$458
Backlog at end of period (value)	$19,387	$26,058	$33,189		$25,057
Backlog at end of period (homes)	39	54	62		53
Average sales price of homes in backlog	$497	$483	$535		$473

        The following balance sheet data as of June 30, 2013 is presented (i) on an actual basis, (ii) on a pro forma basis to give effect to the Formation Transactions as described under "Unaudited Pro Forma Financial Information" and (iii) on a pro forma as adjusted basis to give effect to this offering, assuming an initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us.

	As of June 30, 2013
($ in thousands)	Actual	Pro Forma	Pro Forma As Adjusted
	(unaudited)	(unaudited)	(unaudited)
Balance Sheet Data:
Cash and cash equivalents, excluding restricted cash	$108,294	$107,895	$
Real estate inventory	$121,606	$121,606	$
Total assets	$250,024	$249,625	$
Debt	$2,175	$2,175	$
Member's/Stockholders' equity(6)	$225,692	$222,114	$

(1)
Represents estimated tax expense to reflect our change from a limited liability company to a corporation using a combined tax rate of 40% per annum based on a statutory effective Federal tax rate of 34.2% per annum and California State tax rate, net of Federal tax benefit of 5.8% per annum.

(2)
Weighted average number of shares equals the number of shares (i) issued upon consummation of the Formation Transactions and (ii) sold in this offering.

(3)
Adjusted gross margin is not a U.S. generally accepted accounting principles ("GAAP") measure and is used by management in evaluating operating performance. For a description of adjusted gross margin, the reasons management believes adjusted gross margin is useful to investors and the limitations associated with adjusted gross margin, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures—Adjusted Gross Margin."

The following table sets forth a reconciliation of adjusted gross margin to gross margin, which is the GAAP financial measure that management believes to be most directly comparable:

	Year Ended December 31,		Six Months Ended June 30,
($ in thousands)	2012	2011	2013	2012
Home sales	$96,458	$45,242	$67,727	$44,390
Cost of home sales	70,072	32,724	51,297	31,969

Gross margin	26,386	12,518	16,430	12,421
Add: interest expense in cost of home sales(a)	1,010	621	1,494	480

Adjusted gross margin	$27,396	$13,139	$17,924	$12,901

Gross margin %	27.4%	27.7%	24.3%	28.0%

Adjusted gross margin %	28.4%	29.0%	26.5%	29.1%

(a)
We capitalize interest to real estate inventory. This capitalized interest is included in cost of home sales as related inventory is sold. We expense interest when our borrowings exceed qualifying assets. Qualifying assets represent real estate projects that are actively under development.
(4)
EBITDA is a non-GAAP financial measure used by management in evaluating operating performance. For a description of EBITDA, the reasons management believes EBITDA is useful to investors and the limitations associated with EBITDA, see "Management's Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Measures—EBITDA."

  The following table reconciles EBITDA to net income, which is the most directly comparable GAAP financial measure:

	Year Ended December 31,		Six Months Ended June 30,
($ in thousands)	2012	2011	2013	2012
			(unaudited)
Net income(a)	$14,358	$4,546	$8,348	$6,822
Interest expense in cost of home sales(b)	1,010	621	1,494	480
Taxes	22	44	—	—
Depreciation and amortization	276	127	134	87

EBITDA	$15,666	$5,338	$9,976	$7,389

EBITDA margin %	16.2%	11.8%	14.7%	16.6%

(a)
Prior to this offering, we have been a limited liability company that is taxed as a partnership for income tax purposes and as such have not generally been subject to income taxation. Following this offering, we will operate and be taxed as a corporation. See "Management's Discussion & Analysis of Financial Condition and Results of Operations—Factors Affecting Comparability—Income Taxes."

(b)
We capitalize interest to real estate inventory. This capitalized interest is included in cost of home sales as related inventory is sold. We expense interest when our borrowings exceed qualifying assets. Qualifying assets represent real estate projects that are actively under development.
(5)
Each of our gross margin percentage, adjusted gross margin percentage and EBITDA margin percentage for the six months ended June 30, 2013 was less than the six months ended June 30, 2012 primarily due to a change in product mix resulting from a greater portion of home sales during 2013 at two of our communities with higher site development costs and at lower price points. These communities with higher site development costs and homes at lower price points have sold out in 2013 and are not expected to further impact our margins in the future. In the foreseeable future we expect to have a higher portion of home sales at higher price points as a result of the introduction of new product at communities with higher square footage homes with corresponding higher average sales prices. As such, in the next six to twelve months we expect our gross margin percentage, adjusted gross margin percentage and EBITDA margin percentage to return to historical levels. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

(6)
Prior to the Formation Transactions, equity was member's equity. Following the Formation Transactions, equity will be stockholders' equity.

RISK FACTORS

        An investment in our common stock involves a high degree of risk and should be considered highly speculative. Before making an investment decision, you should carefully consider the following risk factors, which address the material risks concerning our business and an investment in our common stock, together with the other information contained in this prospectus. If any of the risks discussed in this prospectus occur, our business, prospects, liquidity, results of operations and financial condition could be materially and adversely affected, in which case the trading price of our common stock could decline significantly and you could lose all or a part of your investment. Some statements in this prospectus, including statements in the following risk factors, constitute forward-looking statements. Please refer to the section entitled "Cautionary Note Concerning Forward-Looking Statements."

Risks Related to Our Business

         Our long-term growth depends upon our ability to identify and acquire desirable land parcels for residential build out at competitive prices.

        Our future growth depends upon our ability to identify and acquire or option (including by acquiring options) desirable land parcels for entitlement and development of our projects at attractive prices and with terms that meet our underwriting criteria. We are primarily focused on supply constrained coastal urban infill and high demand, suburban areas in California. The land portfolio of our coastal urban infill operations is comprised of underutilized, primarily non-residential, industrial, commercial and municipal real estate that we acquire at attractive prices relative to its estimated repositioned value. Our ability to acquire land parcels for new projects at prices that will allow us to be profitable may be adversely affected by changes in the general availability of desirable land parcels, the willingness of land sellers to sell land parcels at reasonable prices, competition for available land parcels, availability of financing to acquire land parcels, zoning regulations, environmental requirements and other market conditions.

        We have a right of first offer on substantially all of the lots in CV LandCo's current and future land portfolio (excluding lots subject to our option agreements with CV LandCo). However, CV LandCo is under no obligation, and may decline, to acquire properties that we refer to it. Furthermore, CV LandCo is not obligated to sell any of the parcels that it owns or controls within any specific timeframe or at all. Under the Support Services Agreement, we will provide a broad range of operational and administrative services to support CV LandCo, including certain services relating to CV LandCo's management of all parcels subject to the right of first offer; however, there can be no assurances that CV LandCo will offer its parcels for sale to us on our expected timeframe or at all.

        If the supply of land parcels appropriate for development in our core markets is limited because of these factors, or for any other reason, our ability to grow could be significantly limited, and the number of homes that we build and sell could decline. Additionally, our ability to begin new projects could be impacted if we elect not to purchase land parcels. Our failure to acquire properties (including by electing not to purchase land under option contracts) on our expected timeframe and on budget, could have a material adverse effect on our home sales revenue, profitability and other results of operations.

         We may be unable to secure the entitlements necessary to develop our land efficiently and within expected timeframes or at all.

        Our business depends on our ability to entitle the land in our portfolio that we acquire or option from third parties or option from CV LandCo. Our differentiated focus on repositioning underutilized real estate for residential use enables us to acquire land at attractive prices relative to its estimated repositioned value; however, in order to realize such estimated repositioned value and continue to generate our high gross margins and returns on assets, we must secure entitlements successfully and efficiently. Before we may begin constructing our homes, we are required to obtain entitlements and approvals from multiple and overlapping regulatory jurisdictions and governmental authorities. The entitlement process often involves a large amount of discretion at the local government level and may take up to several years to complete. Obtaining all of the necessary entitlements to develop a parcel of land is often difficult and may present unexpected obstacles and delays. The entitlement process is often prolonged and can be particularly difficult in our target markets in California. Entitlements may be opposed or challenged by local governments, neighboring property owners or other interested parties, which could result in delays in land development and construction, cause us to incur substantial costs, or prohibit or restrict our land development and homebuilding activity in certain areas in which we operate. In particular, obtaining environmental permits may be more difficult, expensive and time consuming for us relative to our peers due to our repositioning strategy and willingness to acquire or option land with certain environmental issues. Land that is under the right of first offer with CV LandCo will be subject to the same risks and obstacles in obtaining entitlements. We may elect, subject to the approval of our independent directors, to seek entitlements for land that CV LandCo holds subject to the right of first offer; however, CV LandCo is not obligated to seek or reimburse us for such entitlements and we cannot assure you that we will acquire all lots that we have entitled.

        We attempt, when possible, to minimize the foregoing risks by entering into option agreements with third parties for land (rather than purchasing the land outright) and then obtaining the entitlements during such option period; however, if we are unable to obtain the entitlements in a cost effective or timely manner or at all, the costs and timing of our projects could be adversely affected, our margins may be reduced (primarily as a result of forfeiture of deposits and certain costs), and there could be a material adverse effect on our business, prospects, liquidity, results of operations and financial condition.

         The homebuilding industry is cyclical and is recovering from a prolonged downturn. A recurrence of such downturn in the homebuilding industry or other adverse changes in general and economic conditions could, among other things, reduce the demand for homes and, as a result, have a material adverse effect on us.

        The homebuilding industry is cyclical and is highly sensitive to changes in general economic conditions such as levels of employment, consumer confidence and income, availability of financing for acquisitions, construction and permanent mortgages, interest rate levels, inflation and demand for housing. Since early 2006 and until recently, the U.S. housing market was negatively impacted by declining consumer confidence, restrictive mortgage standards and large supplies of foreclosures, resales and new homes, among other factors. When combined with a prolonged economic downturn, high unemployment levels, increases in the rate of inflation and uncertainty in the U.S. economy, these conditions contributed to decreased demand for housing, declining sales prices and increasing pricing pressure. It is unclear whether the government's legislative and administrative measures aimed at restoring liquidity to the credit markets and providing relief to homeowners facing foreclosure have helped, or will help, to stabilize prices and home values effectively, or restore consumer confidence and increase demand in the home building industry. In addition, any adverse changes in these conditions may be more prevalent or concentrated in particular regions or localities in which we operate and may reduce demand and depress prices for our homes or cause our customers to cancel their agreements to purchase our homes. Although the housing markets in the United States and in California and general economic conditions have shown signs of recovery, we cannot predict whether or for how long the housing market will continue to improve or the recovery will continue, nor can we provide assurance that should the recovery not continue, our responses, or the government's attempts to address the poor economic conditions will be successful. Any recovery could be adversely affected by numerous factors and fall short of the expectations set forth in, the JBREC market study included in this prospectus. In the event that these adverse economic and business trends recur, we could experience declines in the market value of our land portfolio and demand for our homes, which could have a material adverse effect on our business, prospects, liquidity, results of operations and financial condition.

        In addition, certain of our buyers, including "move-up" and luxury buyers, often purchase homes subject to contingencies related to the sale of their existing homes. The difficulties facing these buyers in selling their homes during recessionary periods may adversely affect our sales. Moreover, during such periods, we may need to reduce our sales prices and offer greater incentives to homebuyers to compete for sales that may result in reduced margins.

         An oversupply of homes in our markets could decrease the value of our homes and reduce our profitability.

        Following a prolonged downturn, the housing markets in the United States and California have shown signs of recovery in recent periods, and we believe this recovery is widely expected to continue for the foreseeable future. Largely in response to this expectation, homebuilding and development activity has increased, as a result of which an oversupply of new homes may develop relative to demand. An excess of supply over demand for new homes may require us to lower the prices of our homes to meet demand. If such decrease in demand for new homes is not accompanied by reductions, or the ability to prevent increases, in the costs of materials and labor, the value of our land portfolio may decrease. In addition to reducing our profit directly from home sales, a decrease in demand for new homes would make it more difficult for us to recover the full cost of previously purchased land, and could lead to significant further reductions in the value of our land portfolio.

         The accumulation or release of shadow inventory in our markets could reduce demand for our homes, which could have a material adverse effect on us.

        The health of the residential homebuilding industry may be significantly affected by "shadow inventory" levels. "Shadow inventory" refers to the number of homes with a mortgage that are in some form of distress but that have not yet been listed for sale. Shadow inventory can amass when lenders put properties that have been foreclosed or forfeited to lenders on the market gradually, rather than all at once, or delay the foreclosure process. They may choose to do so because of regulations and foreclosure moratoriums, because of the additional costs and resources required to process and sell foreclosed properties, or because they want to avoid depressing housing prices further by putting many distressed properties up for sale at the same time. Large investors have also purchased and hold certain levels of shadow inventory. If lenders or other real estate purchasers were to release a significant amount of shadow inventory in our markets, median home prices and demand for our homes could decline, which could have a material adverse effect on our business, prospects, liquidity, results of operations and financial condition.

         The terms and availability of mortgage financing for our homebuyers can affect the demand for and the ability to complete the purchase of a home, which could materially and adversely affect us.

        Our business depends on the ability of our potential homebuyers to obtain financing for the purchase of their homes. Since 2009, the U.S. residential mortgage market as a whole has experienced significant instability due to, among other things, defaults on subprime and other loans, resulting in the declining market value of such loans. In light of these developments, lenders, investors, regulators and other third parties questioned the adequacy of lending standards and other credit requirements for several loan programs made available to borrowers in recent years. This has led to tightened credit requirements and an increase in indemnity claims for mortgages. Deterioration in credit quality among subprime and other nonconforming loans has caused most lenders to eliminate or limit subprime mortgages and most other loan products that do not conform to Federal National Mortgage Association ("Fannie Mae"), Federal Home Loan Mortgage Corporation ("Freddie Mac"), Federal Housing Administration (the "FHA") or Veterans Administration (the "VA") standards, including FHA/VA eligible loans or jumbo loans (which meet conforming underwriting guidelines other than loan size), which are important to sales in some of our California markets and our "move-up" homebuyers and increased the qualifications needed to obtain mortgage loans. If an appraisal values a home at less than the purchase price, the potential homebuyer may need to provide a greater down payment in order to meet the lender's requirement or our selling price may need to be reduced. In addition, the decrease in availability of condominium financing and minimum credit score benchmarks has reduced opportunity for those purchasers. Many of our homebuyers must sell their existing homes in order to buy a home from us. Fewer loan products and tighter loan qualifications, in turn, make it more difficult for a borrower to finance the purchase of our homes and some homebuyers of existing homes from our "move-up" or luxury buyers' existing homes. Although we believe the housing market has recently shown signs of improvement, these developments have delayed and may continue to delay any further improvement in the housing market. If our potential homebuyers or the buyers of our homebuyers' existing homes cannot obtain suitable financing, our business, prospects, liquidity, results of operations and financial condition could be materially and adversely affected.

         Our geographic concentration could materially and adversely affect us.

        Our business strategy is focused on the design, construction and sale of innovative, eco-friendly and desirable townhomes, condominiums, single-family detached homes and mixed use projects in coastal California generally from Santa Barbara to San Diego and the San Francisco Peninsula through Silicon Valley and the East Bay. We focus on repositioning underutilized real estate into residential housing in supply constrained coastal urban infill areas as well as high demand suburban locations in Southern and Northern California. Because our operations are concentrated in these areas, a prolonged economic downturn or adverse changes in economic conditions in any of these areas within California could have a material adverse effect on our business, prospects, liquidity, results of operations and financial condition, and a disproportionately greater impact on us than other homebuilders with more diversified geographical operations. During the downturn from 2008 to 2010, land values, the demand for new homes and home prices declined substantially in California. In addition, the state of California has experienced severe budget shortfalls, has raised taxes to offset its deficit and may consider further increases in taxes and fees to address budget-related issues in the future. If these conditions in California persist or worsen, it could cause demand and prices for our homes to decrease and/or our building times and costs to increase, which could have a material adverse effect on our business, prospects, liquidity, results of operations and financial condition. Further, if the current improvement in buyer demand for new homes in California does not continue or begins to reverse, home prices could stagnate or decline, which could have a material adverse effect on us.

         We may not be able to compete effectively against our competitors in the homebuilding industry.

        Competition in the homebuilding industry is intense, and there are relatively low barriers to entry, particularly in our suburban markets. Our primary competition in the coastal urban infill markets is from small, local developers and homebuilders, who may have strong local expertise and relationships with local governments, contractors and vendors. In our target suburban markets, we face competition from both large national and regional homebuilding companies, some of whom have significantly greater resources and longer operating histories than us, and smaller local homebuilders. Increased competition in any of our markets could hurt our business, as it could prevent us from acquiring desirable land parcels on which to build homes or make such acquisitions more expensive, increase costs of raw materials and skilled labor, and lead to pricing pressures on our homes that may adversely impact our margins and revenues. An oversupply of homes available for sale and the heavy discounting of home prices by some of our competitors could adversely affect demand for our homes and the results of our operations. Increased competition could require us to further increase our selling incentives and/or reduce our sales prices. If we are unable to compete effectively in our markets, our business, prospects, liquidity, results of operations and financial condition could be materially and adversely affected.

         We may be unable to maintain our historical margins.

        We and our predecessor companies acquired most of our land at attractive prices during the recent economic recession, and we are now selling our homes during a period of economic upswing and rising prices. We also have acquired lots or entered into options from CV LandCo and unrelated third parties representing a significant portion of the land that will comprise the foundation of our near-term growth at prices that we believe are competitive within market ranges. In July 2013, we entered into a series of contracts providing us with options to acquire up to an aggregate 2,276 lots from CV LandCo and two of its subsidiaries. The aggregate exercise price of these options is approximately $353 million (subject to customary adjustments). Under the right of first offer with CV LandCo with respect to other lots that CV LandCo holds now and in the future, we will continue to benefit from favorable pricing terms. As a result of the foregoing, we have historically achieved, and, assuming modest increases in housing prices and construction costs, expect to be in a position to continue to achieve, strong gross margins. However, there can be no assurance that we will maintain our historical margins. If the recovery that many of our target markets are experiencing continues, and if housing prices and construction costs increase at a higher rate than we expect, we may face additional competition for the properties that we pursue and may be forced to pay higher prices for these properties. In addition, over time, we expect to acquire or option more land from third parties other than CV LandCo, which means that we will not have the benefit of favorable pricing terms with respect to an increasing percentage of parcels we acquire. This may cause our margins to decline, which could materially and adversely affect our financial condition and cause the trading price of our common stock to drop.

         Difficulty in obtaining sufficient capital could result in an inability to acquire land for our development or increased costs and delays in the completion of our development projects.

        The homebuilding industry is capital-intensive and homebuilders need sufficient funds to cover significant upfront expenditures in order to acquire land parcels, secure entitlements and begin development. Although we utilize option agreements when possible to acquire land, the total deposit amounts required under these agreements may be significant. We intend to use the net proceeds from this offering, together with cash on hand and available borrowings under our revolving credit facility, primarily to acquire land, which may include exercising options for (i) the lots under option from CV LandCo that our independent directors approve after due diligence is complete and/or (ii) the lots under option from unrelated third parties and by acquiring land in other transactions with third parties or any combination of the foregoing. However, these funds will be insufficient to purchase all lots currently under option agreements. To exercise the options for all lots under option and to otherwise acquire land from CV LandCo or third parties, we expect to seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financings and/or securities offerings. We have not entered into any agreements to obtain such additional capital. If we seek to raise capital through equity financings, including the issuance of additional shares of our common stock or the issuance of preferred stock, equity or debt securities convertible into common stock, such issuances could cause the market value of our common stock to decline and could result in dilution of your shares. See "—Risks Related to this Offering and Ownership of our Common Stock—Future Sales of our Common Stock or other securities convertible into our common stock could cause the market value of our common stock to decline and could result in dilution of your shares." The availability of borrowed funds, especially for land acquisition and construction financing, may be greatly reduced nationally, and lenders may demand that increased amounts of equity be invested in a project by borrowers in connection with both new loans and the extension of existing loans. The credit and capital markets have recently experienced significant volatility. If we are required to seek additional financing to fund our operations, continued volatility in these markets may restrict our flexibility to access such financing on acceptable terms or at all. If we are not successful in obtaining sufficient capital to fund our planned capital and other expenditures, we may be unable to acquire land, secure entitlements or develop housing. In addition, if we cannot obtain additional financing to fund the purchase of land under our option contracts or purchase contracts, we may incur contractual penalties and fees and may be unable to complete acquisitions (which would force us to forfeit deposits and certain costs). Any difficulty in obtaining sufficient capital for planned development expenditures could also cause project delays and result in cost increases. Any one or more of the foregoing events could have a material adverse effect on our business, prospects, liquidity, results of operations and financial condition.

         We may not experience the success with our suburban properties that we have previously experienced in our coastal urban infill markets.

        The suburban markets in Southern and Northern California are more cyclical than coastal urban infill markets and experienced major development prior to the recent housing downturn. Housing and land prices generally declined more significantly in these markets than in coastal urban infill markets during the downturn. Although approximately one-third of the lots that we own or control under option are in suburban markets, none of the nine projects we have completed or the 13 projects under development or for sale are in the suburban markets. Although we have retained knowledgeable and experienced personnel dedicated to the suburban markets, and we have a pipeline of suburban properties, there can be no assurance that our management team will be as successful in the suburban markets as they have been to date in the coastal urban infill markets. In addition, because suburban markets are more cyclical, our suburban land position may be more vulnerable to another housing downturn than our urban pipeline. Any of the foregoing could prevent us from developing our projects and/or selling our homes in the suburban markets as quickly and efficiently as we expect, achieving the margins we have historically experienced or increasing our portfolio risk, which could have a negative impact on our business, prospects, liquidity, results of operations and financial condition.

         Increases in our cancellation rate could have a negative impact on our home sales revenue and homebuilding margins.

        Our backlog reflects agreements of sale we have entered into with our homebuyers and received deposits for homes that have not yet been closed. In some cases, however, homebuyers may terminate their existing agreement of sale with us for their home in order to negotiate for a lower price or because they cannot, or will not, complete the purchase. This may be due to a variety of factors, including prices for new homes declining, competitors increasing their use of sale incentives, declining or slowing appreciation in the market value of homes, increasing interest rates, the availability of mortgage financing diminishing, homebuyers' inability to sell their existing homes or a downturn in local or regional economies or in the national or global economy. The cancellation rate of buyers for our projects who contracted to buy a home but did not ultimately consummate the purchase (as a percentage of overall orders) was approximately 31.0% and 39.5% during the year ended December 31, 2012 and 2011, respectively. Our cancellation rate during the six months ended June 30, 2013 and 2012 was approximately 13.8% and 35.6%, respectively. We believe our cancellation rate has been historically generally higher than that of our peers, primarily because after entering into a sales agreement with a homebuyer we generally have not renegotiated price or other terms. Home order cancellations negatively impact the number of closed homes, net home sales orders, home sales revenue and results of operations, as well as the number of homes in backlog. Upon a home order cancellation, we remarket the home and, in some limited circumstances, retain any deposits. Due to a clause in our sales contracts making a home purchase contingent upon the homebuyer's ability to obtain suitable financing, the actual amount in deposits we are able to retain is generally very small. Even if we retain the deposit, this amount may not cover the additional costs involved in remarketing the homes and carrying higher inventory. If the current industry recovery does not continue or a decline in economic conditions occurs, or if mortgage financing becomes less available, more homebuyers may cancel their agreements of sale with us. An increase in the level of our home order cancellations could have a negative impact on our business, prospects, liquidity, results of operations and financial condition.

         Interest rate increases or changes in federal lending programs, such as a reduction in the conforming loan amount, or other regulations could lower demand for our homes, which could materially and adversely affect us.

        Most purchasers of our homes finance their acquisitions with mortgage financing. Rising interest rates, decreased availability of mortgage financing or of certain mortgage programs, reduction in the current maximum conforming loan amount as established by the Federal Housing Finance Agency, higher down payment requirements or increased monthly mortgage costs may lead to reduced demand for our homes and mortgage loans. Although mortgage interest rates have been low during recent periods, the difficulty of obtaining mortgage loans has likely reduced the effect that low interest rates would otherwise have had upon home sales. Any increase in interest rates can hinder our ability to realize our backlog because our home purchase contracts provide customers with a financing contingency. Financing contingencies allow customers to cancel their home purchase contracts in the event that they cannot arrange for adequate financing. As a result, rising interest rates can decrease our home sales and mortgage originations. Any of these factors could have a material adverse effect on our business, prospects, liquidity, results of operations and financial condition.

        In addition, as a result of the turbulence in the credit markets and mortgage finance industry, the federal government has taken on a significant role in supporting mortgage lending through its conservatorship of Fannie Mae and Freddie Mac, both of which purchase home mortgages and mortgage-backed securities originated by mortgage lenders, and its insurance of mortgages originated by lenders through the FHA and the VA. The availability and affordability of mortgage loans, including consumer interest rates for such loans and maximum conforming loan amount, could be adversely affected by a curtailment or cessation of the federal government's mortgage-related programs or policies. The FHA may continue to impose stricter loan qualification standards, reduce the conforming loan amount, raise minimum down payment requirements, impose higher mortgage insurance premiums and other costs, and/or limit the number of mortgages it insures. Due to growing federal budget deficits, the U.S. Treasury may not be able to continue supporting the mortgage-related activities of Fannie Mae, Freddie Mac, the FHA and the VA at present levels, or it may revise significantly the federal government's participation in and support of the residential mortgage market. Because the availability of Fannie Mae, Freddie Mac, FHA- and VA-backed mortgage financing is an important factor in marketing and selling many of our homes, any limitations, restrictions or changes in the availability of such government-backed financing could reduce our home sales, which could have a material adverse effect on our business, prospects, liquidity, results of operations and financial condition.

        Furthermore, in July 2010, the Dodd-Frank Wall Street Reform and Consumer Protection Act ("Dodd-Frank") was signed into law. This legislation provides for a number of new requirements relating to residential mortgages and mortgage lending practices, many of which are to be developed further by implementing rules. Pursuant to its authority granted under Dodd-Frank, in January 2013 the Federal Consumer Financial Protection Bureau proposed regulations that would impose minimum qualifications for mortgage borrowers. These regulations could make it more difficult for some potential buyers to finance home purchases, which could in turn have an adverse effect on our future revenues and earnings. Rules to be implemented in the future may include, among others, minimum standards for mortgages and lender practices in making mortgages, limitations on certain fees and incentive arrangements, retention of credit risk and remedies for borrowers in foreclosure proceedings. The effect of such provisions on lending institutions will depend on the rules that are ultimately enacted. However, these requirements, if and when implemented, are expected to reduce the availability of loans to borrowers and/or increase the costs to borrowers to obtain such loans. Any such reduction could result in a decline of our home sales, which could materially and adversely affect us.

         Any increase in unemployment or underemployment may lead to an increase in the number of loan delinquencies and property repossessions and have an adverse impact on us.

        As of June 2013, the unemployment rate in the state of California, where we conduct all of our business, was 8.5%, which was higher than the 7.6% unemployment rate in the United States, according to the U.S. Bureau of Labor Statistics. People who are not employed or are underemployed or are concerned about the loss of their jobs are less likely to purchase new homes, may be forced to try to sell the homes they own and may face difficulties in making required mortgage payments. Therefore, any increase in unemployment or underemployment may lead to an increase in the number of loan delinquencies and property repossessions and have an adverse impact on us both by reducing demand for the homes we build and by increasing the supply of homes for sale. In view of the concentration of our operations and land portfolio, we may be particularly susceptible to adverse economic conditions, including the unemployment rate, in California.

         Any limitation on, or reduction or elimination of, tax benefits associated with owning a home would have an adverse effect upon the demand for our home products, which could be material to our business.

        Changes in federal income tax laws may affect demand for new homes. Increases in real estate taxes and other local government fees, such as those imposed on developers to fund schools, open space, road improvements, and/or provide low and moderate income housing, could increase our costs and have an adverse effect on our operations. Current tax laws generally permit significant expenses associated with owning a home, primarily mortgage interest expense and real estate taxes, to be deducted for the purpose of calculating an individual's federal, and in many cases, state, taxable income. As part of the American Taxpayer Relief Act of 2012, enacted on January 1, 2013, beginning in 2013 certain taxpayers will have their itemized deductions limited. Such limits will increase the after-tax cost of owning a home, which is likely to affect adversely the demand for homes we build and could reduce the prices for which we can sell homes, particularly in higher priced projects. In addition, various proposals have been publicly discussed to limit mortgage interest deductions and to limit the exclusion of gain from the sale of a principal residence, with regard to people with incomes above specified levels. If such proposals were enacted without offsetting provisions, the after-tax cost of owning a new home would increase for many of our potential customers. Enactment of any such proposal may have an adverse effect on the homebuilding industry in general, as the loss or reduction of homeowner tax deductions could decrease the demand for new homes.

         Failure to manage land acquisitions and development and construction processes could result in significant cost overruns or errors in valuing land parcels.

        We currently own and intend to continue to acquire or option land parcels for replacement and expansion of land portfolio within our current and any new markets and are therefore dependent on our ability to process a very large number of transactions (which include, among other things, evaluating the site purchase, entitling the site, designing the layout of the development, sourcing materials and sub-contractors and managing contractual commitments) efficiently and accurately. Following this offering and the Formation Transactions, we expect certain of our employees will also perform certain of these functions for CV LandCo under the terms of the Support Services Agreement. Among other things, errors by employees, failure to comply with regulatory requirements and conduct of business rules, failings or inadequacies in internal control processes, equipment failures, natural disasters or the failure of external systems, including those of our suppliers or counterparties, could result in significant cost overruns, errors in valuing land parcels and operational losses, any of which could adversely affect our business, financial condition and operating results and our relationships with our customers.

         We face potentially substantial risk with respect to the management of our land portfolio, particularly during periods of fluctuating demand and/or inventory.

        The risks inherent in purchasing, entitling, holding, repositioning and developing land parcels for new homes are substantial and increase as consumer demand for housing decreases. In particular, our strategy of repositioning non-residential properties for residential development often entails a more complex entitlement process than that for residential parcels. As a result, we may incur substantial costs to purchase, develop and entitle land parcels for which we ultimately fail to obtain entitlements and on which homes cannot be built and sold at a profit. The market value of land parcels, building lots and housing inventories can fluctuate significantly as a result of changing market conditions, and the prices at which we purchase the land in our portfolio and the measures we employ to manage land portfolio risk may not be adequate to insulate our operations from a severe drop in land portfolio values. Although we utilize option agreements when possible to help manage these risks, options to purchase land on terms or in quantities acceptable to us may not be available in the future. When market conditions are such that land values are not appreciating, existing option agreements may become less desirable, at which time we may elect to forego deposits and pre-acquisition costs and terminate the agreements. In addition, land portfolio carrying costs can be significant and can result in losses in a poorly performing project or market. In the event that any of the foregoing occurs, we may have to sell homes at significantly lower margins or at a loss, if we are able to sell them at all. This could have a material adverse effect on our business, prospects, liquidity, results of operations and financial condition.

         If the market value of our land portfolio decreases, our results of operations could be adversely affected by impairments and write downs.

        The market value of our land and housing inventories depends on market conditions. We acquire land for replacement of land portfolio and expansion within our current markets. There is an inherent risk that the value of the land owned by us may decline after purchase. The valuation of property is inherently subjective and based on the individual characteristics of each property. We may have acquired options on or bought and developed land at a cost we will not be able to recover fully or on which we cannot build and sell homes profitably. In addition, our deposits for lots controlled under option or similar contracts may be put at risk. Factors such as changes in regulatory requirements and applicable laws (including in relation to building regulations, taxation and planning), political conditions, the condition of financial markets, both local and national economic conditions, the financial condition of customers, potentially adverse tax consequences, and interest and inflation rate fluctuations subject valuations to uncertainty. Moreover, all valuations are made on the basis of assumptions that may not prove to reflect economic or demographic reality. If housing demand decreases below what we anticipated when we acquired our land portfolio, our profitability may be materially and adversely affected and we may not be able to recover our costs when we sell and build houses.

        If the adverse economic conditions in the United States in recent years (including increasing amounts of home and land portfolio entering certain U.S. markets from foreclosure sales or short sales) return, the market value of our land portfolio may be negatively impacted and we may be required to write down the book value of our real estate assets in accordance with GAAP. Write downs and impairments may be material and have an adverse effect (and any further write downs may also have a material adverse effect) on our business, prospects, liquidity, results of operations and financial condition. We regularly review the value of our land holdings and continue to review our holdings on a periodic basis. Material write downs and impairments in the value of our land portfolio may be required, and we may in the future sell land or homes at a loss, which could adversely affect our business, prospects, liquidity, results of operations and financial condition.

         The estimates, forecasts and projections relating to our markets prepared by JBREC are based upon numerous assumptions and may not prove to be accurate.

        This prospectus contains estimates, forecasts and projections relating to our primary markets that were prepared for us for use in connection with this offering by JBREC, a real estate consulting firm. See "Market Opportunity." The estimates, forecasts and projections relate to, among other things, home value indices, payroll employment growth, median household income, housing permits and household formation. No assurance can be given that these estimates are, or that the forecasts and projections will prove to be, accurate. These estimates, forecasts and projections are based on data (including third-party data), significant assumptions, proprietary methodologies and the experience and judgment of JBREC. No assurance can be given regarding the accuracy or appropriateness of the assumptions and judgments made, or the methodologies used, by JBREC. The application of alternative assumptions, judgments or methodologies could result in materially less favorable estimates, forecasts and projections than those contained in this prospectus. Other real estate experts have different views regarding these forecasts and projections that may be more positive or negative, including in terms of the timing, magnitude and direction of future changes.

        The forecasts and projections are forward-looking statements and involve risks and uncertainties that may cause actual results to be materially different from the projections. JBREC has made these forecasts and projections based on studying the historical and current performance of the residential housing market and applying JBREC's qualitative knowledge about the residential housing market. The future is difficult to predict, particularly given that the economy and housing markets can be cyclical, subject to changing consumer and market psychology, geo-political events, and governmental policies related to mortgage regulations and interest rates. There will usually be differences between projected and actual outcomes, because events and circumstances frequently do not occur as expected, and the differences may be material. Accordingly, the forecasts and projections included in this prospectus might not occur or might occur to a different extent or at a different time. For the foregoing reasons, neither we nor JBREC can provide any assurance that the estimates, forecasts and projections, including third-party data, contained in this prospectus are accurate, actual outcomes may vary significantly from those contained or implied by the forecasts and projections, and you should not place undue reliance on these estimates, forecasts and projections. Except as required by law, we are not obligated to, and do not intend to, update the statements in this prospectus to conform to actual outcomes or changes in our or JBREC's expectations.

         Our business and results of operations are dependent on the availability and skill of subcontractors.

        Substantially all of our construction work, including selecting and obtaining raw materials, is done by third party subcontractors, while we generally act as the general contractor. Accordingly, the timing and quality of our construction depend on the availability, financial viability and skill of our subcontractors. While we anticipate being able to obtain sufficient materials and reliable subcontractors during times of material shortages and believe that our relationships with subcontractors are good, we do not have long-term contractual commitments with any subcontractors, and there can be no assurance that skilled subcontractors will continue to be available at reasonable rates and in the areas in which we conduct our operations. Although most of the work is performed by non-unionized workers, certain of the subcontractors engaged by us are represented by labor unions or are subject to collective bargaining arrangements. A strike or other work stoppage involving any of our subcontractors could also make it difficult for us to retain subcontractors for our construction work. In addition, union activity could result in higher costs to retain our subcontractors. The inability to contract with skilled subcontractors at reasonable costs on a timely basis could have a material adverse effect on our business, prospects, liquidity, results of operations and financial condition.

        In addition, despite our quality control efforts, we may discover that our subcontractors were engaging in improper construction practices or installing defective materials in our homes. In the event that we encounter these issues, we, generally through our subcontractors, repair the homes in accordance with our new home warranty and as required by law. We establish warranty reserves based on market practices, our historical experiences, and our judgment of the qualitative risks associated with the types of homes built. However, the cost of satisfying our warranty and other legal obligations in these instances may be significantly higher than our warranty reserves, and we may be unable to recover the cost of repair from such subcontractors. Regardless of the steps we take, we can in some instances be subject to fines or other penalties, and our reputation may be injured.

         New and existing laws and regulations or other governmental actions may increase our expenses, limit the number of homes that we can build or delay completion of our projects.

        We are subject to extensive and complex local, state, federal and other laws, statutes, ordinances, rules and regulations concerning zoning, development, building design, construction, health and safety, environmental and similar matters which impose, among other things, restrictive zoning and density requirements, the result of which is to limit the number of homes that can be built within the boundaries of a particular area. Typically we are required to obtain permits, entitlements and approvals from local authorities to commence and carry out residential development or home construction. Even though our interests are generally aligned with key decision makers in our markets, these permits, entitlements and approvals may be opposed or challenged by local governments, neighboring property owners or other interested parties, which may cause such projects be subjected to periodic delays, changes in use, less intensive development or elimination of development in certain specific areas due to government regulations. Local governments may delay projects by failing to issue permits or provide inspections or certificates of occupancy in a timely manner. Local governments also have broad discretion regarding the imposition of development fees and exactions for projects in their jurisdiction. Projects for which we have received land use and development entitlements or approvals may still require a variety of other governmental approvals and permits during the development process and can also be impacted adversely by unforeseen health, safety and welfare issues, which can further delay these projects or prevent their development. Our obligation to comply with the laws and regulations under which we operate, and our need to ensure that our associates, subcontractors and other agents comply with these laws and regulations, could result in delays in construction and land development, cause us to incur substantial costs and prohibit or restrict land development and homebuilding activity in certain areas in which we operate. Deterioration in our relationships with and budget reductions by state and local governmental agencies may increase the time it takes to obtain required approvals and therefore may increase the delays we could encounter. As a result, home sales could decline and costs increase, which could have a material adverse effect on our business, prospects, liquidity, results of operations and financial condition.

         California and the cities and counties within California in which we operate may adopt slow growth initiatives reducing our ability or increasing our costs to build in these areas, which could harm our future sales and earnings.

        California and the cities and counties in California in which we operate have in the past approved, or approved for inclusion on their ballot, various "slow growth" or "no growth" initiatives and other ballot measures that could negatively impact the land we own as well as the availability of additional land and building opportunities within those localities. We may be subject to periodic delays or may be precluded entirely from developing in certain projects due to these initiatives and similar building moratoriums that could be implemented in the future. Although these initiatives have not historically had a material effect on our business, any implementation of slow or no growth measures could increase the cost of land and reduce our ability to build and sell homes in the affected markets and would create additional costs and administrative requirements, which in turn could harm our future sales and earnings.

         We are subject to environmental laws and regulations, which may increase our costs, limit the areas in which we can build homes and delay completion of our projects.

        We are subject to a variety of local, state, federal and other laws, statutes, ordinances, rules and regulations concerning the environment. The particular environmental laws and regulations that apply to any given homebuilding site vary according to multiple factors, including the site's location, its environmental conditions and the present and former uses of the site, as well as adjoining properties. Unlike other homebuilders who may decline to pursue a parcel with any environmental issues, based on our repositioning expertise and strategy we may pursue such acquisitions, which may heighten the associated compliance risks to us. We conduct an environmental investigation prior to purchasing any land and work with government officials to develop an approved remediation plan prior to closing. However, these processes can add time and expense to the approvals process, and there can be no assurance that we will obtain the approvals we need to develop the properties. We may be required to further investigate, remove and clean up the presence or release of hazardous or toxic substances or other contaminants and may be held liable to a governmental entity for fines and penalties or to a governmental entity or other third parties for damages in connection with the contamination. This process may result in delays, cause us to incur substantial compliance, defense and other costs and prohibit or severely restrict homebuilding activity. In addition, in those cases where regulated wetlands are present or an endangered or threatened species is involved, environmental rules and regulations can result in the restriction or elimination of development in identified environmentally sensitive areas. From time to time, the United States Environmental Protection Agency (the "EPA") and similar federal, state or local agencies review homebuilders' compliance with environmental laws and may levy fines and penalties for failure to strictly comply with applicable environmental laws and regulations or impose additional requirements for future compliance as a result of past failures. Any such actions taken with respect to us may increase our costs. Further, we expect that increasingly stringent requirements will be imposed on homebuilders in the future. Environmental laws and regulations can also have an adverse impact on the availability and price of certain raw materials such as lumber. California is especially susceptible to restrictive government regulations and environmental laws. Although we are not aware of any material environmental claims or liabilities relating to our properties or our operations, material claims or liabilities may arise in the future, and remediation of any such claims or liabilities may not be completed in a cost effective or timely manner or at all. As a result, the costs and timing of our projects could be adversely affected, our margins may be reduced, and there could be a material adverse effect on our business, prospectus, liquidity, results of operations and financial condition.

         Because real estate investments are relatively illiquid, our ability to sell one or more properties promptly for reasonable prices in response to changing economic, financial and investment conditions may be limited and we may be forced to hold non-income producing properties for extended periods of time.

        Real estate investments are relatively difficult to sell quickly. Therefore, our ability to sell our properties promptly in response to changing economic, financial and investment conditions is limited and we may be forced to hold non-income producing assets for an extended period of time. We cannot predict whether we will be able to sell any property for the price, or on the terms, that we set or whether any price or other terms offered by a prospective homebuyer would be acceptable to us. In addition, we cannot predict the length of time needed to find a willing homebuyer and to close on the sale of a property.

         If we are unable to develop our projects successfully or within expected timeframes, our results of operations could be adversely affected.

        Before a project generates any revenues, time and material expenditures are required to acquire land, obtain entitlements and development approvals and construct significant portions of project infrastructure, amenities, model homes and sales facilities. We may experience delays with respect to any of these stages of the development process. For example, the process for obtaining entitlements varies across our target markets and over time, and may present unexpected obstacles and delays. A decline in our ability to develop and market our projects successfully and to generate positive cash flow from these operations in a timely manner could have a material adverse effect on our business, prospects, liquidity, results of operations and financial condition and on our ability to service our debt and to meet our working capital requirements.

         We may be unable to recover land purchase and property development costs on our expected timeframe or at all if the rate at which we build and sell homes decreases.

        We incur many costs even before we begin to build homes in a particular project. These include costs of preparing land and installing roads, sewers and other utilities, professional fees as well as taxes and other costs related to ownership of the land on which we plan to build homes. Our ability to recover these costs within our expected timeframe or at all is dependent on the rate at which we are able to build and sell our homes. A reduction in this rate could delay our receipt of revenues, negatively affect our operating cash flows and extend the length of time it takes us to recover such costs. In addition, a reduction in the rate of sales could force us to reduce our sales prices, which would further impair our ability to recover costs. As a result of this impact on our liquidity position, we may be unable to acquire and develop land consistent with our growth plans. Any of the foregoing could have a material adverse effect on our business, prospects, liquidity, results of operations and financial condition.

         Adverse weather and geological conditions may increase costs, cause project delays and reduce consumer demand for housing, all of which could materially and adversely affect us.

        As a homebuilder, we are subject to numerous risks, many of which are beyond our management's control, such as droughts, floods, wildfires, landslides, soil subsidence, earthquakes and other weather-related and geologic events which could damage projects, cause delays in completion of projects, or reduce consumer demand for housing, and shortages in labor or raw materials, which could delay project completion and cause increases in the prices for labor or raw materials, thereby affecting our sales and profitability. Our current market, California, has historically experienced significant earthquake activity and seasonal wildfires. In addition to damaging our projects directly and the risks previously mentioned, earthquakes, wildfires or other geologic events could damage roads and highways providing access to those projects, thereby adversely affecting our ability to market homes in those areas and possibly increasing the costs of completion.

        There are some risks of loss for which we may be unable to purchase insurance coverage. For example, losses associated with landslides, earthquakes and other geologic events may not be insurable and other losses, such as those arising from terrorism, may not be economically insurable. A sizeable uninsured loss could materially and adversely affect our business, prospects, liquidity, results of operations and financial condition.

         We may suffer uninsured losses or suffer material losses in excess of insurance limits.

        We could suffer physical damage to property and liabilities resulting in losses that may not be fully compensated by insurance. In addition, certain types of risks, such as personal injury claims, may be, or may become in the future, either uninsurable or not economically insurable, or may not be currently or in the future covered by our insurance policies. Should an uninsured loss or a loss in excess of insured limits occur, we could sustain financial loss or lose capital invested in the affected property as well as anticipated future income from that property. In addition, we could be liable to repair damage or meet liabilities caused by uninsured risks. We may be liable for any debt or other financial obligations related to affected property. Material losses or liabilities in excess of insurance proceeds may occur in the future.

        In the United States, and in California in particular, the coverage offered and the availability of general liability insurance for construction defects is currently limited and costly. We typically obtain insurance for ourselves and our subcontractors; however, we may be unable to obtain such insurance on acceptable terms or at all. This could materially and adversely affect our business, prospects, liquidity, results of operations and financial condition.

         Classification of employees of independent contractors as employees of the Company could increase our employee-related liabilities, which could materially and adversely affect us.

        Several other homebuilders have received inquiries from regulatory agencies concerning whether homebuilders using contractors should be deemed to be employers of such contractors' employees under certain circumstances. Although contractors are independent of the homebuilders that contract with them under normal management practices and the terms of trade contracts and subcontracts within the homebuilding industry, if regulatory agencies reclassify the employees of contractors as employees of homebuilders, we could be responsible for wage, hour and other employment-related liabilities of our contractors.

         Labor and raw material shortages and price fluctuations could delay or increase the cost of home construction, which could materially and adversely affect us.

        The homebuilding industry experiences serious labor and raw material shortages from time to time, including shortages in qualified tradespeople, and supplies of insulation, drywall, cement, steel and lumber. These labor and raw material shortages can be more severe during periods of strong demand for housing or during periods where the regions in which we operate experience natural disasters that have a significant impact on existing residential and commercial structures. The cost of labor and raw materials may also be adversely affected during periods of shortage or high inflation. During the recent economic downturn, a large number of qualified tradespeople went out of business or otherwise exited the market. A reduction in available tradespeople will likely exacerbate labor shortages when demand for new housing increases. Shortages and price increases could cause delays in and increase our costs of home construction, which we generally are unable to pass on such increases in construction costs to customers who have already entered into purchase contracts, because such contracts generally fix the price of the homes at the time the contracts are signed, which may be well in advance of the construction of the home. Sustained increases in construction costs may, over time, erode our margins, particularly if pricing competition restricts our ability to pass on any additional costs of materials or labor, thereby decreasing our margins and in turn could have a material adverse effect on our business, prospects, liquidity, results of operations and financial condition.

         Utility shortages or price increases could have an adverse impact on operations.

        Certain areas in California, including those in our core markets, have experienced power shortages, including mandatory periods without electrical power, as well as significant increases in utility costs. We may incur additional costs and may not be able to complete construction on a timely basis if such power shortages and utility rate increases continue. In addition, power shortages and rate increases may adversely affect the local economies in which we operate, which may reduce demand for housing in our markets. Our operations may be adversely impacted if further rate increases and/or power shortages occur.

         A major health and safety incident relating to our business could be costly in terms of potential liabilities and reputational damage.

        Building sites are inherently dangerous, and operating in the homebuilding industry poses certain inherent health and safety risks. Due to health and safety regulatory requirements and the number of projects we work on, health and safety performance is critical to the success of all areas of our business. Any failure in health and safety performance may result in penalties for non-compliance with relevant regulatory requirements, and a failure that results in a major or significant health and safety incident is likely to be costly in terms of potential liabilities incurred as a result. Such a failure could generate significant negative publicity and have a corresponding impact on our reputation, our relationships with relevant regulatory agencies or governmental authorities, and our ability to win new business, which in turn could have a material adverse effect on our business, prospects, liquidity, results of operations and financial condition.

         We may be unable to obtain letters of credit and surety bonds for the development of our housing projects.

        We are often required to provide surety bonds or letters of credit to governmental authorities and others to ensure the completion of our projects under our construction contracts, development agreements and other arrangements. As a result of market conditions, surety providers have been reluctant to issue new bonds and some providers are requesting credit enhancements (such as cash deposits or letters of credit) in order to maintain existing bonds or to issue new bonds. Our ability to obtain additional surety bonds and letters of credit primarily depends on, among other things, our credit rating, capitalization, working capital, past performance and certain external factors, including the capacity of the markets for such bonds. If we are unable to obtain required bonds in the future for our projects, or if we are required to provide credit enhancements with respect to our current or future bonds, our business, prospects, liquidity, results of operations and financial condition could be materially and adversely affected.

         Poor relations with the residents of our projects could negatively impact sales, which could cause our revenues or results of operations to decline.

        Residents of projects we develop rely on us to resolve issues or disputes that may arise in connection with the operation or development of their projects. Efforts made by us to resolve these issues or disputes could be deemed unsatisfactory by the affected residents and subsequent actions by these residents could adversely affect sales or our reputation. In addition, we could be required to make material expenditures related to the settlement of such issues or disputes or to modify our projects development plans, which could materially and adversely affect our business, prospects, liquidity, results of operations and financial condition.

         We are subject to product liability and warranty claims arising in the ordinary course of business.

        As a homebuilder, we are subject to construction defect, product liability and home warranty claims arising in the ordinary course of business. Although we maintain general liability insurance that covers our subcontractors in each of our markets and generally seek to require our subcontractors and design professionals to indemnify us for some portion of the liabilities arising from their work, there can be no assurance that these insurance rights and indemnities will be collectable or adequate to cover any or all construction defect and warranty claims for which we may be liable. For example, we are generally responsible for applicable deductible amounts and certain claims may not be covered by insurance or may exceed applicable coverage limits, and one or more of our insurance carriers could become insolvent. To the extent that we pursue indemnity for any claim that, for the foregoing reasons is partially or entirely uninsured, we may have difficulty enforcing such indemnity because the pursuit of such indemnity may be cost prohibitive and our subcontractors may have limited assets from which to recover. Additionally, although we have limited product liability or warranty claims to date, in the event that we determine to obtain product liability insurance, the availability and coverage offered by such insurance may be limited and costly. There can be no assurance that coverage will not be further restricted, become more costly or even be available. Furthermore, any product liability or warranty claims made against us, whether or not they are viable, may lead to negative publicity, which could impact our reputation and our home sales.

        In addition, California is one of the most highly regulated and litigious jurisdictions in the United States and imposes a ten year, strict liability tail on many construction liability claims. As a result, our potential losses and expenses due to litigation, new laws and regulations may be greater than those of our competitors who have few or no California operations.

         Our business is seasonal.

        We typically experience the highest new home order activity in spring and summer, although this activity is also highly dependent on the number of active selling communities, timing of new project openings and other market factors. Since it typically takes six to nine months to construct a new home, we close more homes in the second half of the year as spring and summer home orders convert to home closings. Weather-related problems may occur in the late winter and early spring, delaying starts or closings or increasing costs and reducing profitability. In addition, delays in opening new projects or new sections of existing communities could adversely affect our home sales and revenues. Expenses are not incurred and recognized evenly throughout the year. As a result of these factors, our quarterly operating results may be uneven and may be marked by lower revenues and earnings in some quarters than in others.

         Our quarterly operating results are subject to fluctuation.

        Our quarterly operating results may fluctuate in ways that we do not believe reflect the long-term trend of our future financial performance. These events include, but are not limited to:

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  difficulties in obtaining necessary entitlements to develop land;

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  adverse changes in home price stability, home affordability and housing demand;

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  adverse changes in the general availability of land, the willingness of land sellers to sell land at competitive prices, competition for available land, availability of financing to acquire land, zoning, regulations that limit these or other factors;

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  increases in the cost of building materials and subcontracted labor;

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  fluctuations in our product mix;

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  fluctuations in interest rates, which could adversely affect our ability, or the ability of homebuyers, to obtain financing on favorable terms or at all; and

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  adverse changes in cancellation rates.

        As a result of these and other factors, some of which may be beyond our control, in future periods our operating results may be below the expectations of public market analysts and investors. In this event, the trading price of our common stock could fall.

         Changes in accounting rules, assumptions and/or judgments could materially and adversely affect us.

        Accounting rules and interpretations for certain aspects of our operations are highly complex and involve significant assumptions and judgment. These complexities could lead to a delay in the preparation and dissemination of our financial statements. Furthermore, changes in accounting rules and interpretations or in our accounting assumptions and/or judgments, such as asset impairments, could significantly impact our financial statements. In some cases, we could be required to apply a new or revised standard retroactively, resulting in restating prior period financial statements. Any of these circumstances could have a material adverse effect on our business, prospects, liquidity, results of operations and financial condition.

         We may become subject to litigation, which could materially and adversely affect us.

        In the future we may become subject to litigation, including claims relating to our operations, security offerings and otherwise in the ordinary course of business. Some of these claims may result in significant defense costs and potentially significant judgments against us, some of which are not, or cannot be, insured against. We generally intend to defend ourselves vigorously. However, we cannot be certain of the ultimate outcomes of any claims that may arise in the future. Resolution of these types of matters against us may result in our having to pay significant fines, judgments, or settlements, which, if uninsured, or if the fines, judgments or settlements exceed insured levels, could adversely impact our earnings and cash flows, thereby materially and adversely affecting us. Certain litigation or the resolution of certain litigation may affect the availability or cost of some of our insurance coverage, which could materially and adversely impact us, expose us to increased risks that would be uninsured, and materially and adversely impact our ability to attract directors and officers.

         An information systems interruption or breach in security could adversely affect us.

        We rely on fully integrated accounting, financial and operational management information systems to conduct our operations. Any disruption in these systems could adversely affect our ability to conduct our business. These systems are provided and maintained by third party "cloud-based" service providers. We are, of necessity, dependent on the security systems of these providers. Accidental or willful security breaches or other unauthorized access by third parties to our information systems or the systems of our cloud-based service providers or the existence of computer viruses in our or their data or software could expose us to a risk of information loss and misappropriation of proprietary and confidential information. Any theft or misuse of this information could result in, among other things, unfavorable publicity, damage to our reputation, difficulty in marketing our products, allegations by our customers that we have not performed our contractual obligations, litigation by affected parties and possible financial obligations for liabilities and damages related to the theft or misuse of this information, any of which could have a material adverse effect on our business, prospects, liquidity, results of operations and financial condition. Since the techniques used to obtain unauthorized access or to sabotage systems change frequently and are often not recognized until launched against a target, we and our third party service providers may be unable to anticipate these techniques or to implement adequate preventative measures.

         Inflation could adversely affect our business and financial results.

        Inflation could adversely affect us by increasing the costs of land, raw materials and labor needed to operate our business. We may be unable to offset any such increases in costs with corresponding higher sales prices for our homes in order to maintain satisfactory margins, particularly if the market develops an oversupply of homes relative to demand. Inflation may also accompany higher interests rates, which could adversely impact potential customers' ability to obtain financing on favorable terms, thereby decreasing demand for our homes. If we are unable to raise the prices of our homes to offset the increasing costs of our operations, our margins could decrease. Inflation may also raise our costs of capital and decrease our purchasing power, making it more difficult to maintain sufficient funds to operate our business.

         Acts of war or terrorism may seriously harm our business.

        Acts of war, any outbreak or escalation of hostilities between the United States and any foreign power or acts of terrorism may cause disruption to the U.S. economy, or the local economies of the markets in which we operate, cause shortages of building materials, increase costs associated with obtaining building materials, result in building code changes that could increase costs of construction, affect job growth and consumer confidence, or cause economic changes that we cannot anticipate, all of which could reduce demand for our homes, increase the number of cancellations of existing contracts and adversely impact our business, prospects, liquidity, results of operations and financial condition.

Risks Related to Our Organization and Structure

         We have a limited operating history and we may not be able to operate our business successfully.

        CV Former Parent and its subsidiaries commenced operations in 2009 and began homebuilding operations in 2010. Given our limited operating history, you will have little historical information upon which to evaluate our prospects, including our ability to acquire and develop desirable land parcels and construct and market our homes. In addition, we cannot assure you that our past experience will be sufficient to enable us to operate our business successfully or implement our operating policies and business strategies as described in this prospectus. Furthermore, we may not be able to generate sufficient operating cash flows to pay our operating expenses or service our indebtedness. You should not rely upon the past performance of our management team, as past performance may not be indicative of our future results.

         We depend on key personnel.

        Our success depends to a significant degree upon the efforts, skill and reputations of certain key personnel including, but not limited to, Craig Atkins, our Chairman, Mark Buckland, our Chief Executive Officer, Herb Gardner, President of our Homebuilding Group and August Belmont, President of our Suburban Division. Each of these key personnel is integral to the implementation of our growth strategy and would be difficult to replace. Although upon completion of this offering the existing employment and consulting agreements with certain of our executive officers will be terminated and we will enter into new employment and consulting agreements with such executive officers, there is no guarantee that these executives will remain with us. If we were to lose any of our key personnel, including Messrs. Atkins, Buckland, Gardner and Belmont, our ability to execute our growth strategy through the acquisition and entitlement of land could be harmed and our operating results could suffer. Our ability to retain our key personnel or to attract suitable replacements should any members of our management team leave is dependent on the competitive nature of the employment market. The loss of services from key personnel or a limitation in their availability could materially and adversely impact our business, prospects, liquidity, results of operations and financial condition. Further, such a loss could be negatively perceived in the capital markets. We have not obtained key man life insurance that would provide us with proceeds in the event of death or disability of any of our key personnel.

         Our Sponsors hold a significant equity interest in us and their interests may not be aligned with yours. Conflicts of interest may arise with respect to any transactions involving, or with, any Sponsor or their respective affiliates.

        Upon the completion of this offering, CV Holdings 1 and CV Holdings 2 will beneficially own an aggregate of              shares of our common stock, which will represent            % of our common stock outstanding immediately after this offering, or             shares of our common stock, which will represent            % of our common stock if the underwriters exercise their option to purchase additional shares in full (in each case, based upon the midpoint of the price range set forth on the cover page of this prospectus and assuming this offering closes on                    , 2013). See "Principal Stockholders." There

are no arrangements under the partnership agreements of CV Holdings 1 and CV Holdings 2 with respect to the voting, disposition or transfer of shares of our common stock and we will not be a "controlled company" within the meaning of the corporate governance rules of the New York Stock Exchange; however, the Sponsors will collectively hold a majority of the equity interests of the general partners of each of CV Holdings 1 and CV Holdings 2 and will collectively hold        % of the equity interests in CV Holdings 1 and        % of the equity interests in CV Holdings 2. For so long as CV Holdings 1 and CV Holdings 2 continue to beneficially own a controlling stake in us, collectively they will have the power to elect all of our directors, to remove any of our directors with or without cause and to approve any action requiring the majority approval of our stockholders. Because our board of directors is divided into three staggered classes, CV Holdings 1 and CV Holdings 2 and, indirectly, our Sponsors, may be able to influence or control our affairs and policies even after CV Holdings 1 and CV Holdings 2 cease to own a majority of our common stock during the period in which their nominees complete their terms as members of our board, but in any event no longer than would be permitted under applicable law and the New York Stock Exchange listing requirements. Subject to their fiduciary duties, the directors nominated by CV Holdings 1 and CV Holdings 2 and, indirectly, our Sponsors, have the authority to cause us, subject to the terms of the agreements that govern our indebtedness, to issue additional stock, implement stock repurchase programs, declare dividends, pay advisory fees and make other decisions, and they may have an interest in our doing so.

        The interests of the Sponsors could conflict in material respects with those of our public stockholders. For example, the Sponsors could cause us to make acquisitions that increase the amount of our indebtedness or sell revenue-generating assets. Moreover, the Sponsors are in the business of making investments in companies and may from time to time acquire and hold interests in businesses that compete directly or indirectly with us. The Sponsors may also pursue acquisition opportunities that may be complementary to our business, and as a result, those acquisition opportunities may not be available to us. Furthermore, due to the concentration of voting power among the Sponsors, they could influence or prevent a change of control or other business combination or any other transaction that requires the approval of stockholders, regardless of whether or not other stockholders believe that such transaction is in their best interests.

         Our directors who have relationships with the Sponsors may have conflicts of interest with respect to matters involving our company.

        Following this offering, four of the nine members of our board of directors will be affiliated with the Sponsors. These persons will have fiduciary duties to us and in addition will have duties to the Sponsors. In addition, our charter will provide that, to the fullest extent permitted by law, no officer or director of ours who is also an officer, director, employee or other affiliate of the Sponsors or an officer, director or employee of an affiliate of the Sponsors will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to the Sponsors or affiliates of the Sponsors instead of us, or does not communicate information regarding a corporate opportunity to us that such person or affiliate has directed to the Sponsors or their affiliates. As a result, there may be transactions outside the scope of the Right of First Offer Agreement or the Support Services Agreement between CV LandCo and us that could present actual or perceived conflicts of interest with respect to matters affecting both us and the Sponsors. In addition, as a result of the Sponsors' indirect ownership interest, conflicts of interest could arise with respect to transactions involving business dealings between us and the Sponsors or their affiliates, including potential business transactions, potential acquisitions of businesses or properties, the issuance of additional securities, our payment of dividends and other matters.

         As a result of our relationship with CV LandCo, conflicts of interest may arise with respect to any transactions involving, or with, CV LandCo or its affiliates.

        Except for our independent directors, each member of our board of directors is also a member of the board of directors of CV LandCo. These persons will have fiduciary duties to us and will also have duties to CV LandCo. In addition, our Sponsors, Messrs. Atkins and Buckland and certain other members of our management team own substantially all of the outstanding equity interests of CV LandCo. The Support Services Agreement requires that transactions and fees for services we perform be approved by our independent directors and the independent directors of CV LandCo. In addition, the Right of First Offer Agreement requires CV LandCo to refer to us land opportunities for development as for-sale homes that it is presented by third parties. Other than as required under the Right of First Offer Agreement or the Support Services Agreement, our charter will provide that, to the fullest extent permitted by law, no officer or director of ours who is also an officer, director, employee or other affiliate of CV LandCo or an officer, director or employee of an affiliate of CV LandCo will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to CV LandCo or their affiliates instead of us, or does not communicate information regarding a corporate opportunity to us that such person or affiliate has directed to CV LandCo or their affiliates. As a result, such circumstances could present actual or perceived conflicts of interest with respect to matters affecting both CV LandCo and us, whose interests, in some circumstances, may be adverse to ours. As a result of our relationship with CV LandCo, there may be transactions outside the scope of the Right of First Offer Agreement or the Support Services Agreement between CV LandCo and us that could present an actual or perceived conflict of interest. Furthermore, due to their commitments to the business of CV LandCo, the directors of CV LandCo, including Messrs. Atkins and Buckland, will not devote all of their professional time to our business.

        Under the Right of First Offer Agreement with CV LandCo, CV LandCo may acquire parcels identified and referred to CV LandCo by us, and, pursuant to the terms of the right of first offer applicable to each such parcel, offer the parcel to us at a 10% discount to CV LandCo's good faith estimate of the then-current market price, approved by CV LandCo's independent directors and based on the status of the parcel, prevailing market conditions and other factors that CV LandCo may deem relevant. Although CV LandCo may elect to utilize independent appraisals in determining CV LandCo's good faith estimate of the market price, no independent appraisal will be required. In lieu of the sale by CV LandCo of any parcel, CV LandCo may elect to offer to sell to us all of the equity interests of its subsidiary that holds such parcel. CV LandCo is under no obligation to buy any property we refer to it; if CV LandCo buys a property, CV LandCo is under no obligation to sell the property (or equity interests). In addition, we may elect, subject to the approval of our independent directors, to seek entitlements for land that CV LandCo holds subject to the right of first offer; however, CV LandCo is not obligated to seek or reimburse as for such entitlements and we cannot assure you that we will acquire all lots that we have entitled. Although any referrals of parcels to CV LandCo and our acceptance or rejection of an offer or reoffer to purchase a parcel or equity interests, as applicable, pursuant to our right of first offer must be separately approved by our committee of independent directors and the independent directors of CV LandCo; our election to seek entitlements for land subject to the right of first offer must be separately approved by our committee of independent directors; and, if applicable, prior to any sale of equity interests, the applicable subsidiary shall transfer to an affiliate of such subsidiary any assets and liabilities other than such parcel, this relationship may cause actual or perceived conflicts of interests on the part of Messrs. Atkins or Buckland, or those members of our board of directors affiliated with our Sponsors. See "Certain Relationships and Related Party Transactions—Agreements with CV LandCo."

         Following the offering and the Formation Transactions, our Sponsors and members of our management will hold substantially all of the equity interests of CV LandCo and will benefit from the profits that CV LandCo achieves from sales of land to us, including with proceeds from this offering.

        Substantially all of the land parcels that we have acquired and expect to acquire in the future from CV LandCo, including under the option agreements and right of first offer, were acquired by CV LandCo and its subsidiaries during a period in which the California housing market was beginning to recover from a severe downturn. As such, we believe the prices at which these parcels were initially acquired were low relative to current and expected future values. During the period in which these parcels have been under the common control of CV Former Parent, their transfer to us has been at their historical cost. Following this offering and the Formation Transactions, we expect to acquire (i) parcels from CV LandCo that our independent directors approve after their due diligence is complete pursuant to the option agreements with CV LandCo and (ii) parcels from CV LandCo pursuant to the Right of First Offer Agreement at premiums to their initial acquisition prices, which premiums may be substantial. The options with CV LandCo have an aggregate exercise price of $353 million. If we were to purchase all lots currently under option from CV LandCo (including a portion of such lots from the application of net proceeds from this offering), we estimate that CV LandCo would receive as much as approximately $170 million in net profits. CV LandCo is required to use the proceeds it receives from any sales of land to us to repay its indebtedness, which would provide a benefit to its equityholders. These equityholders include the Members of CV Holdings 1 and CV Holdings 2, including our Sponsors, Messrs. Atkins and Buckland and other members of our management. Any such sales will be subject to the approval of our independent directors and the independent directors of CV LandCo, and any sales under the right of first offer will be at a 10% discount to the then-prevailing market price, as determined by CV LandCo and subject to the approval of CV LandCo's independent directors; however, the independent directors of CV LandCo owe no fiduciary duty to us or our shareholders, and the equity positions of our Sponsors and members of our management in CV LandCo and their interests in the profits of CV LandCo could present actual or perceived conflicts of interest.

         We may not receive the expected benefits of our relationship with CV LandCo.

        Although we expect to acquire or option a substantial majority of our future projects directly from third parties (other than projects acquired pursuant to the options or subject to the right of first offer at the time of this offering), our future growth will depend significantly on our ability to benefit from the acquisition of desirable land parcels from CV LandCo. Pursuant to the Right of First Offer Agreement, if we decline to acquire a land parcel that we decide is not immediately appropriate for us, subject to the approval of a committee of our independent directors we will be able to refer that parcel to CV LandCo for its own acquisition. Under the terms of the right of first offer applicable to each such parcel acquired by CV LandCo, CV LandCo will offer the parcel (or at CV LandCo's election, the equity interests of a subsidiary that holds such parcel) to us at a 10% discount to CV LandCo's good faith estimate of the then-current market price, approved by CV LandCo's independent directors and based on the status of the parcel, prevailing market conditions and other factors that CV LandCo may deem relevant. Although CV LandCo may elect to utilize independent appraisals in determining CV LandCo's good faith estimate of the market price, no independent appraisal will be required. The determination to accept or decline the offer will be made by our committee of independent directors. If we decline the offer, CV LandCo will be permitted to sell the parcel or equity interests to unrelated third parties at not less than 105% of the original offer price to us within twelve months of the original offer without reoffering it to us. CV LandCo's acquisition of any parcels referred by us will be subject to the approval of its independent directors. CV LandCo may decline to pursue, or may otherwise fail to acquire, projects referred by us. CV LandCo is not obligated to sell parcels that it acquires within any specific timeframe or at all. Although the Right of First Offer Agreement will provide that CV LandCo may sell a parcel to a third party only at a price not less than 105% of the original offer price to us, CV LandCo's original offer to us may be at a price that we believe is too high. In addition, if CV LandCo does not acquire and sell (either to us or third parties) land parcels in the volumes that we expect, its ability to service its indebtedness may be impaired, which could in turn adversely affect CV LandCo's operating flexibility and growth. As a result we may need to rely more heavily on third parties for land acquisitions and would not benefit from the favorable pricing under the right of first offer to the extent that we currently expect. We cannot assure you that we will be able to purchase land from third parties on as favorable terms as we currently receive from CV LandCo. We will also provide operational and administrative services to support CV LandCo, including certain services relating to CV LandCo's management of land subject to the right of first offer. The fees that we receive in exchange for such services will not be contingent upon or otherwise relate to whether we purchase any land from CV LandCo under the right of first offer. Although our independent directors will regularly review the fees that we receive in exchange for such services, there may be periods in which such fees are insufficient to cover the resources that we devote to performing such services. All of the foregoing could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations, including our margins. See "Certain Relationships and Related Party Transactions—Agreements with CV LandCo."

         CV LandCo is highly leveraged. The shares of our common stock held by our major non-public stockholders will be pledged in support of guarantees of debt and other obligations of CV LandCo, which could give rise to conflicts of interest and subject us to potential changes of control.

        As of June 30, 2013, CV LandCo had $399.2 million aggregate principal amount outstanding of long-term indebtedness consisting of $125 million aggregate principal amount under a senior secured term loan facility with GSO; $25.4 million aggregate principal amount of notes that are generally non-recourse to CV LandCo; $125 million aggregate principal amount of senior unsecured subordinated term loans that are either backstopped through standby letters of credit obtained by affiliates of the Sponsors or borrowed (directly or by participation) from affiliates of the Sponsors and Mr. Atkins; and approximately $123.8 million aggregate principal amount of subordinated notes held by affiliates of the Sponsors and Mr. Atkins. CV LandCo's equity capitalization is significantly less than the total amount of its outstanding indebtedness. We expect that CV LandCo's primary source of funding to service its indebtedness and operating costs will be sales of land to us and third parties.

        Following the Formation Transactions, CV Holdings 1 and CV Holdings 2, the entities through which our existing owners will hold their interests in us, will guarantee the obligations of CV LandCo under its senior secured term loans with GSO and all of the shares of our common stock held by such entities will be pledged to secure the guarantees. Distributions of the proceeds from a sale of our common stock held by CV Holdings 1 or CV Holdings 2 (other than tax distributions) will be limited under the terms of such guarantees. However, CV Holdings 1 or CV Holdings 2 will be permitted to make distributions of the proceeds from a sale of our common stock held by it if it obtains the consent of the requisite holders of the outstanding principal amount of the most senior CV LandCo debt then outstanding. CV Holdings 2 will also guarantee the obligations of CV LandCo under the senior unsecured subordinated term loans and the subordinated member notes. Under its guarantee of CV LandCo's obligations under the subordinated member notes, CV Holdings 2 will agree to pledge all of the shares of our common stock held by it as security for its guaranteed obligations after the senior secured term loans have been repaid. Since our Sponsors, Messrs. Atkins and Buckland and certain other members of our management team hold substantially all of the outstanding equity interests of each of CV Holdings 1, CV Holdings 2 and CV LandCo, they could be incentivized to sell shares of our common stock for purposes of such repayment. Moreover, if CV LandCo were to default in its obligations under the senior secured term loans, GSO could proceed against the guarantees and foreclose on the pledged shares, which could cause a change in control of us or result in the transfer of a significant portion of our common stock, which could be a controlling position. As a result there could be significant selling pressure on our common stock, which could cause the market price of our common stock to decrease.

        The terms of our revolving credit facility provide that certain change of control events constitute an event of default thereunder. Foreclosure on the pledged shares resulting in a change of control of us would constitute an event of default, which would likely permit the lenders under the revolving credit facility to declare all amounts outstanding thereunder immediately due and payable. See "—Risks Related to Our Indebtedness—Restrictive Covenants in the agreements governing our revolving credit facility and other future indebtedness may restrict our ability to pursue our business strategies." In addition, since a significant portion of the subordinated member notes are held by affiliates of the Sponsors, a foreclosure on the pledged shares by the holders of the subordinated member notes would cause the relative indirect ownership of our common stock by members of our management to decrease.

        Any of the foregoing would materially and adversely affect our business and financial condition, and could cause the trading price of our common stock to decline. See "Certain Relationships and Related Party Transactions—Pledges of CV Stock Under CV LandCo Debt Obligations."

         In the event of a default by CV LandCo under its senior secured term loan facility, the lender may foreclose on the properties under option or the right of first offer from CV LandCo.

        The option properties and the properties under the right of first offer with CV LandCo are part of the collateral securing its senior secured term loan facility. Under the terms of the option agreements with CV LandCo, upon our exercise of any option from CV LandCo each such option property must be transferred free and clear from any encumbrances. In addition, under the terms of the Right of First Offer Agreement, upon our acceptance of any offer to purchase any property (or equity interests), each such property under the right of first offer must be transferred free and clear from any encumbrances. However, in the event that CV LandCo defaults under its senior secured term loan facility and the lenders thereunder foreclose on any option property or any property under the right of first offer, we will be unable to exercise our option from CV LandCo with respect to such option property or such property will no longer be subject to our right of first offer, respectively. As a result, we may be forced to rely more heavily on third parties for land acquisitions and would not benefit from our relationship with CV LandCo to the extent that we currently expect, which could have a material adverse effect on our business, prospects, liquidity, financial condition and results of operations.

         Certain anti-takeover defenses under our governing documents and other instruments and under applicable state law may limit the ability of a third party to acquire control of us.

        Our charter and bylaws and Delaware law contain provisions that may delay or prevent a transaction or a change in control of our company that might involve a premium paid for shares of our common stock or otherwise be in the best interests of our stockholders, which could adversely affect the market price of our common stock. Certain of these provisions are described below.

        Selected provisions of our charter and bylaws.    Our charter and/or bylaws contain anti-takeover provisions that:

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  authorize our board of directors, without further action by the stockholders, to issue up to                 shares of preferred stock in one or more series, and with respect to each series, to fix the number of shares constituting that series and establish the rights, powers, preferences and other terms of that series, which may have the effect of delaying, deferring or preventing a change in control without further action by the stockholders, even where stockholders are offered a premium for their shares. This could also include the establishment of a stockholder rights plan, which could make a takeover more difficult and expensive;

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  require that actions to be taken by our stockholders may be taken only at an annual or special meeting of our stockholders and not by written consent until such time that neither (a) the

    Sponsors, collectively, nor (b) CV Holdings 1 and CV Holdings 2, collectively, at the time of the offering beneficially own at least a majority of our outstanding common stock;

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  specify that, except as otherwise required by law, special meetings of our stockholders can be called only by our board of directors, the chairman of our board of directors or our chief executive officer;

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  establish advance notice procedures for stockholders to submit nominations of candidates for election to our board of directors and other proposals to be brought before a stockholders meeting;

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  provide that our bylaws may be amended by our board of directors without stockholder approval;

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  provide that only our directors may establish the size of our board of directors by action of our board, subject to a minimum of three members;

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  classify the board of directors into three classes, with the classes to be as nearly equal in number as possible, and with only one third of the directors to be elected each year for a three year term;

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  provide that vacancies on our board of directors or newly created directorships resulting from an increase in the number of our directors may be filled only by a majority of directors then in office, even though less than a quorum;

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  provide that our directors may be removed from office with or without cause for so long as either (a) the Sponsors, collectively, or (b) CV Holdings 1 and CV Holdings 2, collectively, beneficially own shares of our common stock representing at least a majority of the votes that would be entitled to be cast on such action;

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  prohibit us from engaging in certain business combinations with any "interested stockholder" unless specified conditions are satisfied as described below under "—Selected provisions of Delaware law;" and

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  do not give the holders of our common stock cumulative voting rights with respect to the election of directors, which means that holders of less than a majority of our common stock will not be able to elect director candidates. Accordingly, the holders of a majority of the shares of our common stock, present in person or by proxy, will be able to elect all of the members of our board of directors. Upon completion of this offering, CV Holdings 1 and CV Holdings 2 will collectively beneficially own approximately        % of our common stock outstanding immediately after this offering. Although there are no arrangements between CV Holdings 1 and CV Holdings 2 with respect to voting shares of our common stock, they may be able to exercise significant influence over the outcome of stockholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our charter or bylaws and the approval of mergers and other significant corporate transactions.

        Selected provisions of Delaware law.    We intend to elect in our charter not to be subject to Section 203 of the Delaware General Corporation Law the ("DGCL"), an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation's voting stock for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203. Nevertheless, our charter will contain provisions that have the same effect as Section 203 of the DGCL, except that they provide that our Sponsors and their respective affiliates and transferees will not be deemed to be "interested stockholders," and accordingly will not be subject to such provisions so long as CV Holdings 1 and CV Holdings 2 and their Members at the time of this offering collectively own less than 50% of our outstanding common stock. For more information, please see the section titled "Description of Capital Stock."

        Revolving credit facility.    Under our revolving credit facility, a change of control would be an event of default, which could compel a third party acquirer to obtain a facility to refinance any outstanding indebtedness under our revolving credit facility. This change of control provision may also delay or diminish the value of an acquisition by a third party.

        The existence of the foregoing provisions and anti-takeover measures could limit the price that investors might be willing to pay in the future for shares of our common stock. They could also deter potential acquirers of our company, thereby reducing the likelihood that you could receive a premium for your common stock in an acquisition.

         The obligations associated with being a public company will require significant resources and management attention.

        As a public company with listed equity securities, we will need to comply with new laws, regulations and requirements, including the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), certain corporate governance provisions of the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), related regulations of the Securities and Exchange Commission (the "SEC") and requirements of the New York Stock Exchange, with which we were not required to comply as a private company. The Exchange Act requires that we file annual, quarterly and current reports with respect to our business and financial condition. The Sarbanes-Oxley Act requires, among other things, that we establish and maintain effective internal controls and procedures for financial reporting.

        Section 404 of the Sarbanes-Oxley Act requires our management and independent auditors to report annually on the effectiveness of our internal control over financial reporting. However, we are an emerging growth company and, so for as long as we continue to be an emerging growth company, we intend to take advantage of certain exemptions from various reporting requirements applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404. Once we are no longer an emerging growth company or, if prior to such date, we opt to no longer take advantage of the applicable exemption, we will be required to include an opinion from our independent auditors on the effectiveness of our internal control over financial reporting.

        These reporting and other obligations will place significant demands on our management, administrative, operational and accounting resources and will cause us to incur significant legal, accounting and other expenses that we have not incurred as a private company. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing and the costs we incur for such purposes may strain our resources. We expect these rules and regulations to increase our legal and financial compliance costs, divert management's attention to ensure compliance and to make some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. We may need to upgrade our systems or create new systems, implement additional financial and management controls, reporting systems and procedures, create or outsource an internal audit function, and hire additional accounting and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to maintain effective internal control over financial reporting could have a material adverse effect on our business, prospects, liquidity, results of operations and financial condition. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of our common stock, fines, sanctions and other regulatory action.

         If we fail to implement and maintain an effective system of internal controls, we may not be able to determine our financial results accurately or prevent fraud, which could cause our stockholders to lose confidence in our financial results and materially and adversely affect us.

        Effective internal controls over financial reporting are necessary for us to provide reliable financial reports and effectively prevent fraud. We may in the future discover areas of our internal controls that need improvement. We cannot be certain that we will be successful in implementing or maintaining adequate internal control over our financial reporting and financial processes. Furthermore, as we grow our business, our internal controls will become more complex, and we will require significantly more resources to ensure our internal controls remain effective. Additionally, the existence of any material weakness or significant deficiency would require management to devote significant time and incur significant expense to remediate any such material weaknesses or significant deficiencies and management may not be able to remediate any such material weaknesses or significant deficiencies in a timely manner. The existence of any material weakness in our internal control over financial reporting could also result in errors in our financial statements that could require us to restate our financial statements, cause us to fail to meet our reporting obligations and cause stockholders to lose confidence in our reported financial information, all of which could materially and adversely affect us.

         We are an emerging growth company and, as a result of the reduced disclosure and governance requirements applicable to emerging growth companies, our common stock may be less attractive to investors.

        We are an emerging growth company and we are eligible to take advantage of certain exemptions from various reporting requirements applicable to other public companies but not to emerging growth companies, including, but not limited to, a requirement to present only two years of audited financial statements, an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act, reduced disclosure about executive compensation arrangements pursuant to the rules applicable to smaller reporting companies and no requirement to seek non-binding advisory votes on executive compensation or golden parachute arrangements. We have elected to adopt these reduced disclosure requirements. We could be an emerging growth company until the last day of the fiscal year following the fifth anniversary of the completion of this offering, although a variety of circumstances could cause us to lose that status earlier. We cannot predict if investors will find our common stock less attractive as a result of our taking advantage of these exemptions. If some investors find our common stock less attractive as a result of our choices, there may be a less active trading market for our common stock and our stock price may be more volatile.

        In addition, Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act of 1933, as amended (the "Securities Act") for complying with new or revised financial accounting standards. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. However, we have determined to opt out of such extended transition period and, as a result, we will comply with new or revised financial accounting standards on the relevant dates on which adoption of such standards is required for companies that are not "emerging growth companies." Section 107 of the JOBS Act provides that our decision to opt out of the extended transition period for complying with new or revised financial accounting standards is irrevocable.

Risks Related to Our Indebtedness

         Our future debt could adversely affect our business, prospects, liquidity, results of operations or financial condition.

        As of June 30, 2013, after giving pro forma effect to the Formation Transactions, we would not have any indebtedness outstanding under our secured revolving credit facility and, subject to compliance with a borrowing base, we would have had the entire $100 million available for borrowing thereunder. In connection with, and contingent upon, this offering, we expect to replace and refinance the existing secured revolving credit facility with a new unsecured revolving credit facility, which we expect to be undrawn upon the completion of this offering. We expect to have $150 million available for borrowing under the new revolving credit facility upon the closing of this offering, and the ability to increase such amounts to $250 million upon satisfaction of certain terms and conditions. Following this offering we expect to draw significant amounts under our revolving credit facility to fund our homebuilding operations, including the acquisition of land, which may include exercising our options with CV LandCo or unrelated third parties, acquiring land in other transactions with third parties or any combination thereof, and for other general corporate purposes. In accordance with our growth strategy, we intend to pursue additional debt financing opportunistically to help fund the growth of our business, subject to market and other conditions. Our future incurrence of substantial debt could have important consequences for the holders of our common stock, including:

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  making it more difficult for us to satisfy our obligations with respect to our debt or to our trade or other creditors;

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  increasing our vulnerability to adverse economic or industry conditions;

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  limiting our ability to obtain additional financing to fund capital expenditures and acquisitions, particularly when the availability of financing in the capital markets is limited;

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  requiring a substantial portion of our cash flows from operations and the proceeds of this offering for the payment of interest on our debt and reducing our ability to use our cash flows and the proceeds of this offering to fund working capital, capital expenditures, acquisitions and general corporate requirements;

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  limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

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  placing us at a competitive disadvantage to less leveraged competitors.

        We cannot assure you that our business will generate sufficient cash flow from operations or that future borrowings will be available to us through capital markets financings or under our revolving credit facility or otherwise in an amount sufficient to enable us to pay our future indebtedness, or to fund our other liquidity needs. We may need to refinance all or a portion of our indebtedness, on or before its maturity. We cannot assure you that we will be able to refinance any of our indebtedness on commercially reasonable terms or at all. If we cannot service our future indebtedness, we may have to take actions such as selling assets, seeking additional debt or equity or reducing or delaying capital expenditures, strategic acquisitions, investments and alliances. We cannot assure you that any such actions, if necessary, could be effected on commercially reasonable terms or at all, or on terms that would be advantageous to our stockholders or on terms that would not require us to breach the terms and conditions of our existing or future debt agreements.

         Restrictive covenants in the agreements governing our revolving credit facility and other future indebtedness may restrict our ability to pursue our business strategies.

        The agreement governing our secured revolving credit facility limits, and/or the terms of any future indebtedness, including the replacement unsecured revolving credit facility, may limit, our ability, among other things, to:

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  incur or guarantee additional indebtedness;

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  make certain investments;

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  pay dividends or make distributions on our capital stock;

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  sell assets, including capital stock of restricted subsidiaries;

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  agree to payment restrictions affecting our restricted subsidiaries;

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  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets;

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  enter into transactions with our affiliates;

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  incur liens; and

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  designate any of our subsidiaries as unrestricted subsidiaries.

        These restrictions could also limit our ability to plan for or react to market conditions, meet capital needs or make acquisitions or otherwise restrict our activities or business plans.

        Our secured revolving credit facility contains financial covenants requiring us to maintain liquid assets of not less than $10 million, a fixed charge coverage ratio (EBITDA to interest) of not less than 2: 1, a tangible net worth of not less than $50 million, a ratio of total debt to net worth of not greater than 1.25: 1, a ratio of land assets to tangible net worth not greater than 1.5: 1 and bonding obligations in an aggregate amount not exceeding $25 million. The secured revolving credit facility also contains certain customary negative covenants, including with respect to incurrence of debt, investments, dividends and other restricted payments, asset sales, and affiliate transactions. We currently expect that the replacement unsecured revolving credit facility will contain financial covenants requiring us to maintain a fixed charge coverage ratio (EBITDA to interest) of not less than 1.50: 1, a ratio of total debt to net worth of not greater than 55% and a ratio of land assets to tangible net worth not greater than 1.25: 1. It will also contain similar customary negative covenants and will be guaranteed by each of our existing and future subsidiaries. If we fail to meet or satisfy any of these covenants in our debt agreements or any similar covenants applicable to any of our future indebtedness, we would be in default under these agreements, which could result in a cross-default under other debt agreements, and our lenders could elect to declare outstanding amounts due and payable, terminate their commitments, require the posting of additional collateral and enforce their respective interests against existing collateral. A default also could limit significantly our financing alternatives, which could cause us to curtail our investment activities and/or dispose of assets when we otherwise would not choose to do so. If we default on any of our debt agreements, it could have a material adverse effect on our business, prospects, liquidity, results of operations and financial condition.

        Following the Formation Transactions, CV Holdings 1 and CV Holdings 2, the entities through which our existing owners will hold their interests in us, will guarantee the obligations of CV LandCo under its senior secured term loans with GSO and all of the shares of our common stock held by such entities will be pledged to secure the guarantees. If CV LandCo were to default in its obligations under the senior secured term loans, GSO could proceed against the guarantees and foreclose on the pledged shares, which could cause a change in control of us or result in the transfer of a significant portion of our common stock, which could be a controlling position. The terms of our revolving credit facility provide that certain change of control events constitute an event of default thereunder. Foreclosure on the pledged shares resulting in a change of control of us would constitute an event of default, which would likely permit the lenders under the revolving credit facility to declare outstanding thereunder immediately due and payable. See "—Risks Related to Our Indebtedness—Restrictive covenants in the agreements governing our revolving credit facility and other future indebtedness may restrict our ability to pursue our business strategies." In addition, as discussed above, any such default could result in, among others, a cross-default under other debt agreements, could limit significantly our financing alternatives and have a material adverse effect on our business, prospects, liquidity, results of operations and financial condition. See "—Risks Related to Our Organization and Structure—CV LandCo is highly leveraged. The shares of our common stock held by our major non-public stockholders will be pledged in support of guarantees of debt and other obligations of CV LandCo, which could give rise to conflicts of interest and subject us to potential changes of control."

         We may require additional capital in the future and may not be able to secure adequate funds on terms acceptable to us.

        The expansion and development of our business may require significant capital, which we may be unable to obtain, to fund our capital expenditures and operating expenses, including working capital needs. During 2012 and 2011, we made capital expenditures for land, development and construction of $64.0 million and $44.0 million, respectively, and we estimate that our capital expenditures for 2013 will be approximately $360 million, consisting primarily of the acquisition of land, including the lots under option agreements with CV LandCo that our independent directors approve after due diligence is complete and unrelated third parties, in other transactions with third parties, or any combination of the foregoing. Capital expenditures for 2012 and 2011 do not include capital expenditures at CV LandCo. The aggregate purchase prices of the lots under option from unrelated third parties and CV LandCo are approximately $102 million and $353 million, respectively. We expect to have the resources to exercise the options to purchase all of these lots prior to their outside closing dates, which range from July 2013 to August 2016 (in the case of options from unrelated third parties with fixed closing dates) and from December 2013 to September 2014 (in the case of options from CV LandCo).

        During the next twelve months, we expect to fund our cash requirements with existing cash and cash equivalents, cash flow from operations (including sales of our homes and land), borrowings under our revolving credit facility and the net proceeds from this offering. Although we expect these funds will cover a majority of our land acquisition and development costs during this period, those funds will be insufficient to cover the aggregate purchase price of the lots under option from unrelated third parties and CV LandCo. To fund the balance of these costs, both in the next twelve months and over the terms of the options that we may exercise in future periods, we expect to seek additional sources of capital, which may include one or a combination of common and preferred equity, secured and unsecured corporate level debt and other long-term indebtedness. Further, our capital requirements may vary materially from those currently planned if, for example, our revenues do not reach expected levels or we have to incur unforeseen capital expenditures and make investments to maintain our competitive position. If this is the case, we also may require additional financing sooner than anticipated or we may have to delay or abandon some or all of our development and expansion plans or otherwise forego market opportunities.

        To a large extent, our cash flow generation ability is subject to general economic, financial, competitive, legislative and regulatory factors and other factors that are beyond our control. We cannot assure you that our business will generate cash flow from operations in an amount sufficient to enable us to fund our liquidity needs. As a result, we may need to refinance all or a portion of our debt, on or before its maturity, or obtain additional equity or debt financing. We cannot assure you that we will be able to do so on favorable terms, if at all. Any inability to generate sufficient cash flow, refinance our debt or incur additional debt on favorable terms could adversely affect our financial condition and could cause us to be unable to service our debt and may delay or prevent the expansion of our business.

         Interest expense on debt we incur may limit our cash available to fund our growth strategies.

        As part of our financing strategy, we may incur a significant amount of additional debt. Our current debt has, and any additional debt we subsequently incur may have, a floating rate of interest. Higher interest rates could increase debt service requirements on our current floating rate debt and on any floating rate debt we subsequently incur, and could reduce funds available for operations, future business opportunities or other purposes. If we need to repay existing debt during periods of rising interest rates, we could be required to refinance our then-existing debt on unfavorable terms or liquidate one or more of our assets to repay such debt at times which may not permit realization of the maximum return on such assets and could result in a loss. The occurrence of either such event or both could materially and adversely affect our cash flows and results of operations.

Risks Related to this Offering and Ownership of Our Common Stock

         There is currently no public market for shares of our common stock, a trading market for our common stock may never develop following this offering and our common stock prices may be volatile and could decline substantially following this offering.

        Prior to this offering there has been no market for shares of our common stock. Although we have applied to list our common stock on the New York Stock Exchange under the symbol "CTYV," an active trading market for the shares of our common stock may never develop or if one develops, it may not be sustained following this offering. Accordingly, no assurance can be given as to the following:

  •
  the likelihood that an active trading market for shares of our common stock will develop or be sustained;

  •
  the liquidity of any such market;

  •
  the ability of our stockholders to sell their shares of common stock; or

  •
  the price that our stockholders may obtain for their common stock.

        If an active market does not develop or is not maintained, the market price of our common stock may decline and you may not be able to sell your shares. Even if an active trading market develops for our common stock subsequent to this offering, the market price of our common stock may be highly volatile and subject to wide fluctuations. Our financial performance, government regulatory action, tax laws, interest rates and market conditions in general could have a significant impact on the future market price of our common stock.

        Some of the factors that could negatively affect or result in fluctuations in the market price of our common stock include:

  •
  actual or anticipated variations in our quarterly operating results;

  •
  changes in market valuations of similar companies;

  •
  adverse market reaction to the level of our indebtedness;

  •
  additions or departures of key personnel;

  •
  actions by stockholders;

  •
  speculation in the press or investment community;

  •
  general market, economic and political conditions, including an economic slowdown or dislocation in the global credit markets;

  •
  our operating performance and the performance of other similar companies;

  •
  changes in accounting principles; and

  •
  passage of legislation or other regulatory developments that adversely affect us or the homebuilding industry.

         The offering price per share of our common stock offered under this prospectus may not accurately reflect the value of your investment.

        Prior to this offering there has been no market for our common stock. The offering price per share of our common stock offered by this prospectus was negotiated among us and the underwriters. Factors considered in determining this price include:

  •
  the history and prospects of companies whose principal business is the entitlement and development of land, and the design, construction and sale of residential real estate;

  •
  prior offerings of those companies;

  •
  our prospects for acquiring land parcels for development at attractive values;

  •
  our capital structure;

  •
  an assessment of our management and its experience in acquiring, entitling and developing land parcels and designing, constructing and selling homes;

  •
  general conditions of the securities markets at the time of this offering; and

  •
  other factors we deemed relevant.

        The offering price may not accurately reflect the value of our common stock and may not be realized upon any subsequent disposition of the shares.

         If you purchase common stock in this offering, you will experience immediate dilution.

        The offering price of our common stock is higher than the net tangible book value per share of our common stock outstanding upon the completion of this offering. Accordingly, if you purchase common stock in this offering, you will experience immediate dilution of approximately $            in the net tangible book value per share of our common stock, based upon the midpoint of the price range set forth on the cover page of this prospectus. This means that investors that purchase shares of our common stock in this offering will pay a price per share that exceeds the per share net tangible book value of our assets. See "Dilution."

         We have broad discretion to use the offering proceeds and our investment of those proceeds may not yield a favorable return.

        Our management has broad discretion to spend the proceeds from this offering in ways with which you may not agree. The failure of our management to apply these funds effectively could result in unfavorable returns. This could harm our business and could cause the price of our common stock to decline.

         We do not intend to pay dividends on our common stock for the foreseeable future.

        We currently intend to retain our future earnings, if any, to finance the development and expansion of our business and, therefore, do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial condition, and capital requirements, as well as restrictions contained in our financing instruments and under Delaware law, and such other factors as our board of directors deems relevant. In addition, the terms of any future debt agreements may preclude us from paying dividends. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them.

         Future sales of our common stock or other securities convertible into our common stock could cause the market value of our common stock to decline and could result in dilution of your shares.

        Our board of directors is authorized, without your approval, to cause us to issue additional shares of our common stock or to raise capital through the issuance of preferred stock, equity or debt securities convertible into common stock, options, warrants and other rights, on terms and for consideration as our board of directors in its sole discretion may determine. Sales of substantial amounts of our common stock could cause the market price of our common stock to decrease significantly. We cannot predict the effect, if any, of future sales of our common stock, or the availability of our common stock for future sales, on the value of our common stock. In addition, upon

consummation of this offering, CV Holdings 1 and CV Holdings 2 will beneficially own        % of our common stock and if they direct or cause a sale of a substantial amount of our common stock or another large stockholder or otherwise sells a substantial amount of our common stock, or the perception that such sales could occur, may adversely affect the market price of our common stock.

        We are offering             shares of our common stock as described in this prospectus (excluding the underwriters' option to purchase up to an additional              shares). Upon the completion of this offering, the members of our management team, other officers, employees and consultants and our director nominees will receive equity grants covering shares whose aggregate value at the time of the completion of this offering is equal to $22,035,000. The number of shares covered by the grants described above will depend on the price at which the shares are sold to the public in this offering. Further, immediately following the completion of this offering, CV Holdings 1 and CV Holdings 2 will beneficially own an aggregate of             shares of our common stock, which will represent        % of our common stock outstanding immediately after this offering, or            shares of our common stock, which will represent        % of our common stock if the underwriters exercise their option to purchase additional shares in full (in each case, based upon the midpoint of the price range set forth on the cover page of this prospectus and assuming this offering closes on                    , 2013). See "Principal Stockholders." In connection with this offering, we, our officers and directors, CV Holdings 1 and CV Holdings 2 and holders of substantially all of the economic interest in CV Holdings 1 and CV Holdings 2 have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of the representatives of the underwriters, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock, subject to certain exceptions. The representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. If the restrictions under the lock-up agreements are waived, shares of our common stock may become available for resale into the market, subject to applicable law, which could reduce the market price for our common stock.

        In connection with this offering, we intend to file a registration statement on Form S-8 to register the total number of shares of our common stock that may be issued under our 2013 Stock Incentive Plan, including the shares of restricted stock and restricted stock units to be granted to the members of our management team, other officers and employees and our director nominees, as well as the options to purchase shares of our common stock to be granted to the members of our management team, in each case upon the completion of this offering pursuant to our 2013 Stock Incentive Plan.

         Future offerings of debt securities, which would rank senior to our common stock upon our bankruptcy or liquidation, and future offerings of equity securities that may be senior to our common stock for the purposes of dividend and liquidating distributions, may adversely affect the market price of our common stock.

        In the future, we may attempt to increase our capital resources by making offerings of debt securities or additional offerings of equity securities. Upon bankruptcy or liquidation, holders of our debt securities and shares of preferred stock and lenders with respect to other borrowings will receive a distribution of our available assets prior to the holders of our common stock. Additional equity offerings may dilute the holdings of our existing stockholders or reduce the market price of our common stock, or both. Our preferred stock, if issued, could have a preference on liquidating distributions or a preference on dividend payments or both that could limit our ability to make a dividend distribution to the holders of our common stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control. As a result, we cannot predict or estimate the amount, timing or nature of our future offerings, and purchasers of our common stock in this offering bear the risk of our future offerings reducing the market price of our common stock and diluting their ownership interest in our company.

         The issuance of shares of preferred stock could delay or prevent a change in control of us.

        Our board of directors has the authority to cause us to issue, without any further action by the stockholders, up to                         shares of preferred stock in one or more series, and with respect to each series, to fix the number of shares constituting that series and establish the rights, powers, preferences and other terms of that series, including dividend rights, voting rights, rights and terms of redemption, redemption prices or prices and liquidation preferences of such series. The issuance of shares of preferred stock may have the effect of delaying, deferring or preventing a change in control of us without further action by the stockholders, even where stockholders are offered a premium for their shares. The issuance of shares of preferred stock with voting and conversion rights may adversely affect the voting power of the holders of our common stock, including the loss of voting control. We have no present plans to issue any shares of preferred stock.

         If securities analysts do not publish research or reports about our company, or if they issue unfavorable commentary about us or our industry or downgrade our common stock, the price of our common stock could decline.

        The trading market for our common stock will depend in part on the research and reports that third party securities analysts publish about our company and our industry. One or more analysts could downgrade our common stock or issue other negative commentary about our company or our industry. In addition, we may be unable or slow to attract research coverage. Alternatively, if one or more of these analysts cease coverage of our company, we could lose visibility in the market. As a result of one or more of these factors, the trading price of our common stock could decline and cause you to lose all or a portion of your investment.

         Non-U.S. holders may be subject to United States federal income tax on gain realized on the sale or disposition of shares of our common stock.

        Because of our anticipated holdings in United States real property interests following the completion of our formation transactions, we believe we will be and will remain a "United States real property holding corporation" for United States federal income tax purposes. As a result, a non-U.S. holder (as defined in "Material U.S. Federal Tax Considerations to Non-U.S. Holders") generally will be subject to United States federal income tax on any gain realized on a sale or disposition of shares of our common stock, and a purchaser of the stock generally will be required to withhold and remit to the Internal Revenue Service (the "IRS") 10% of the purchase price, unless our common stock is regularly traded on an established securities market (such as the New York Stock Exchange) and such non-U.S. holder did not actually or constructively hold more than 5% of our common stock at any time during the shorter of (a) the five-year period preceding the date of the sale or disposition and (b) the non-U.S. holder's holding period in such stock. A non-U.S. holder also will be required to file a United States federal income tax return for any taxable year in which it realizes a gain from the disposition of our common stock that is subject to United States federal income tax.

        We anticipate that our common stock will be regularly traded on an established securities market following this offering. However, no assurance can be given in this regard and no assurance can be given that our common stock will remain regularly traded in the future. Non-U.S. holders should consult their own tax advisors concerning the consequences of disposing of shares of our common stock.

CAUTIONARY NOTE CONCERNING FORWARD-LOOKING STATEMENTS

        Various statements contained in this prospectus, including those that express a belief, expectation or intention, as well as those that are not statements of historical fact, are forward-looking statements. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. Our forward-looking statements are generally accompanied by words such as "estimate," "project," "predict," "believe," "expect," "intend," "anticipate," "potential," "plan," "goal" or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this prospectus speak only as of the date of this prospectus, and we disclaim any obligation to update these statements unless required by law, and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events, including those set forth in the JBREC market study. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. The following factors, among others, may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements, and actual market trends to differ from our expectations, expressed or implied by these forward-looking statements:

  •
  availability of land to acquire and our ability to acquire such land on favorable terms or at all;

  •
  economic changes either nationally or in the markets in which we operate, including declines in employment, volatility of mortgage interest rates and inflation;

  •
  a slowdown in the homebuilding industry;

  •
  continued or increased disruption in the terms or availability of mortgage financing or the number of foreclosures in the market;

  •
  the degree and nature of our competition;

  •
  increases in taxes or government fees;

  •
  availability, terms and deployment of capital;

  •
  declines in the market value of our land portfolio;

  •
  our future operating results and financial condition;

  •
  our business operations;

  •
  changes in our business and investment strategy;

  •
  changes in, or the failure or inability to comply with, governmental laws and regulations;

  •
  the timing of receipt of regulatory approvals and the opening of projects;

  •
  an inability to develop our projects successfully or within expected timeframes;

  •
  delays in land development or home construction resulting from natural disasters, adverse weather conditions or other events outside our control;

  •
  uninsured losses in excess of insurance limits;

  •
  shortages of or increased prices for labor, land or raw materials used in housing construction;

  •
  the cost and availability of insurance and surety bonds;

  •
  poor relations with the residents of our projects;

  •
  future litigation, arbitration or other claims;

  •
  availability of qualified personnel and third party contractors or our ability to retain our key personnel;

  •
  our relationships, and actual and potential conflicts of interest, with our Sponsors and CV LandCo;

  •
  our leverage and future debt service obligations;

  •
  continued volatility and uncertainty in the credit markets and broader financial markets;

  •
  other risks and uncertainties inherent in our business; and

  •
  additional factors discussed under the sections captioned "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Our Business."

 ORGANIZATIONAL STRUCTURE

        Prior to this offering and the Formation Transactions, the homebuilding operations of our company and the land investment activities of CV LandCo and us have been conducted by our management team under the ownership of CV Former Parent. We currently conduct our business and operations through CV Homebuilder. The membership interests in CV Former Parent will continue to be held by the members of CV Former Parent and their affiliates.

        City Ventures is a newly formed Delaware corporation and the issuer in this offering. Prior to the completion of this offering, CV Former Parent and its Members, CV Intermediate Holdings, an affiliate of Ares, CV Homebuilder HoldCo Sub, a newly formed Delaware corporation, and CV Homebuilder HoldCo, a newly formed Delaware limited liability company and a subsidiary of City Ventures that, following the transactions described below, will act as the direct holding company for our business, will enter into the following transactions:

  •
  CV Former Parent will contribute all of its interests in CV Homebuilder to CV Homebuilder HoldCo in exchange for all of the equity interests in CV Homebuilder HoldCo;

  •
  Certain affiliates of Ares (the "CV Intermediate Holdings Investors"), which indirectly own membership interests in CV Former Parent through CV Intermediate Holdings, will contribute all of their respective interests in CV Intermediate Holdings to City Ventures in exchange for shares of City Ventures (and following this transaction, CV Intermediate Holdings will be a subsidiary of City Ventures);

  •
  CV Former Parent will distribute all of its interests in CV Homebuilder HoldCo pro rata to CV Intermediate Holdings and the other Members;

  •
  through a series of steps, City Ventures will contribute 1% of its interest in CV Homebuilder HoldCo to CV Homebuilder HoldCo Sub; and

  •
  each of the Members and/or their affiliates (other than the CV Intermediate Holdings Investors) will exchange all of their respective interests in CV Homebuilder HoldCo for shares of City Ventures.

        Immediately following the completion of this offering, each of the Members and/or their affiliates will contribute all of their shares in City Ventures to two newly formed holding vehicles (CV Holdings 1 and CV Holdings 2). CV Holdings 1 will provide the non-Ares Members with greater control over the business and affairs of the Company. CV Holdings 2 will preserve the Members' existing ownership structure with respect to a portion of the Company's outstanding common stock. See "Partnership Agreements of CV Holdings 1 and CV Holdings 2."

        Upon completion of the Formation Transactions, this offering and the application of the net proceeds from this offering:

  •
  CV Holdings 1, which will be formed as a series Delaware limited partnership, will hold an aggregate of                 shares of our common stock, representing        % of our combined voting power (or        % if the underwriters exercise their option to purchase additional shares in full); and

  •
  CV Holdings 2, which will be formed as a series Delaware limited partnership, will hold an aggregate of             shares of our common stock, representing 49% of our voting power (or        % if the underwriters exercise their option to purchase additional shares in full).

        The following chart summarizes our legal entity structure and the relative ownership of voting interests following the Formation Transactions, this offering and the application of the net proceeds from this offering. This chart is provided for illustrative purposes only and does not purport to represent all legal entities owned or controlled by us:

        CV Holdings 1 and CV Holdings 2 have not engaged in any business or other activities, except for certain aspects of the Formation Transactions, and following the Formation Transactions will have no assets other than shares of the Company's common stock and no liabilities or commitments other than with respect to the guarantees described below. The membership interests in the general partners of CV Holdings 1 and CV Holdings 2 will initially be owned solely by the Members and cannot be transferred except with the consent of the applicable partnership's general partner. Imperial and certain members of our management and our board will own approximately 51% of the voting interests in CV

1 GP, the general partner of CV Holdings 1, which, following the issuance and sale of our shares to investors in this offering, will own the remaining portion of the Company's outstanding shares that are not owned by CV Holdings 2 or investors in this offering. Ares will own the remaining 49% of the voting interests in CV 1 GP. Ares will own approximately 65% of the voting interests in CV 2 GP, the general partner of CV Holdings 2, which will own 49% of the Company's outstanding shares following this offering. Imperial and certain members of our management and our board will own the remaining 35% of the voting interests in CV 2 GP. See "Partnership Agreements of CV Holdings 1 and CV Holdings 2."

        CV LandCo's long term indebtedness was $399.2 million as of June 30, 2013, consisting of $125 million aggregate principal amount under a senior secured term loan facility with GSO; $25.4 million aggregate principal amount of notes that are generally non-recourse to CV LandCo; $125 million aggregate principal amount of senior unsecured subordinated term loans that are either backstopped through standby letters of credit obtained by affiliates of the Sponsors or borrowed (directly or by participation) from affiliates of the Sponsors and Mr. Atkins; and approximately $123.8 million aggregate principal amount of subordinated notes held by affiliates of the Sponsors and Mr. Atkins.

        Prior to the Formation Transactions, the obligations of CV LandCo under the senior secured term loans are secured by, among other things, a pledge of the common interests in CV Homebuilder. We are not an obligor, and we do not provide credit support in respect of any of CV LandCo's indebtedness. In connection with the Formation Transactions, CV LandCo and its affiliates are expected to amend the terms of the $125 million senior secured term loan facility with GSO, as a result of which CV Holdings 1 and CV Holdings 2 will guarantee the obligations of CV LandCo under the senior secured term loan facility and all of the shares of our common stock held by such entities will be pledged to secure the guarantees. Distributions of the proceeds from a sale of our common stock held by CV Holdings 1 or CV Holdings 2 (other than tax distributions) will be limited under the terms of such guarantees. However, CV Holdings 1 or CV Holdings 2 will be permitted to make distributions of the proceeds from a sale of our common stock held by it if it obtains the consent of the requisite holders of the outstanding principal amount of the most senior CV LandCo debt then outstanding. CV Holdings 2 will also guarantee the obligations of CV LandCo under the senior unsecured subordinated term loans and the subordinated member notes. Under its guarantee of CV LandCo's obligations under the subordinated member notes, CV Holdings 2 will agree to pledge all of the shares of our common stock held by it as security for its guaranteed obligations after the senior secured term loans have been repaid. See "Risk Factors—Risks Related to Our Organization and Structure—CV LandCo is highly leveraged. The shares of our common stock held by our major non-public stockholders will be pledged in support of guarantees of debt and other obligations of CV LandCo, which could give rise to conflicts of interest and subject us to potential changes of control" and "Certain Relationships and Related Party Transactions."

USE OF PROCEEDS

        We expect to receive net proceeds from this offering of approximately $             million (assuming an initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus), after deducting the underwriting discount and estimated offering expenses payable by us.

        We intend to use the net proceeds from this offering, together with cash on hand and available borrowings under our revolving credit facility, primarily to acquire land, which may include exercising options with CV LandCo or unrelated third parties, acquiring land in other transactions with third parties or any combination of the foregoing. We also intend to fund development and construction costs. Although we currently expect to have the resources to exercise the options to purchase (i) the lots under option from CV LandCo that our independent directors approve after their due diligence is complete and (ii) the lots under option from unrelated third parties, we are not obligated to, and may determine not to, purchase some or all of these lots. The options with unrelated third parties have an aggregate exercise price of approximately $102 million (subject to customary adjustments) and those with fixed outside closing dates range from July 2013 to August 2016. The options with CV LandCo are in three tranches; the first tranche has an aggregate exercise price of approximately $112 million (subject to customary adjustments) and an expiration date of December 2013, the second tranche has an aggregate exercise price of approximately $120.6 million (subject to customary adjustments) and an expiration date of March 31, 2014 and the third tranche has an exercise price of approximately $120.4 million (subject to customary adjustments) and an expiration date of September 2014. See "Our Business—Land Portfolio."

        The net proceeds from this offering will be insufficient to purchase all lots under option. Upon completion of the offering, we expect to have approximately $     million of cash on hand and $150 million of availability under our revolving credit facility. To purchase any portion of the lots under option with CV LandCo and unrelated third parties not funded with the sources listed above and operating cash flow, we expect to seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financings and/or securities offerings, to fund some or all of these purchases. We have not entered into any agreements to obtain such additional capital, and the availability of such capital on favorable terms or at all may be limited. See "Risk Factors—Risks Related to Our Business—Difficulty in obtaining sufficient capital could result in an inability to acquire land for our development or increased costs and delays in the completion of our projects." To the extent we apply proceeds from the offering to acquire land under option (or otherwise) from CV LandCo, the equityholders of CV LandCo may derive a benefit from any profits received by CV LandCo. Assuming all net proceeds from this offering are used to purchase land under option from CV LandCo and not to fund development and construction costs or to purchase land under option from unrelated third parties or acquire land in other transactions with third parties, we estimate that the maximum amount of profits to CV LandCo will be approximately $66 million. See "Risk Factors—Risks Related to our Organization and Structure—Following the offering and the Formation Transactions, our Sponsors and members of our management will hold substantially all of the equity interests of CV LandCo and will benefit from the profits that CV LandCo achieves from sales of land to us, including with proceeds from this offering."

        Each $1.00 increase (decrease) in the assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the net proceeds to us from this offering by approximately $             million, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us. We may also increase or decrease the number of shares we are offering. An increase of             shares in the number of shares offered by us, together with a concomitant $1.00 increase in the assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover

page of this prospectus, would increase the net proceeds to us from this offering by approximately $             million, after deducting the underwriting discount and estimated offering expenses payable by us. Conversely, a decrease of             shares in the number of shares offered by us, together with a concomitant $1.00 decrease in the assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would decrease the net proceeds to us from this offering by approximately $             million, after deducting the underwriting discount and estimated offering expenses payable by us. The as adjusted information discussed above is illustrative only and will be adjusted based on the actual public offering price and other terms of this offering determined at pricing.

 CAPITALIZATION

        The following table sets forth our capitalization as of June 30, 2013 (i) on an actual basis, (ii) on a pro forma basis to give effect to the completion of the Formation Transactions as described under "Unaudited Pro Forma Financial Information" and (iii) on a pro forma as adjusted basis to give effect to this offering and the application of the net proceeds thereof, assuming an initial public offering price of $            per share, the midpoint of the price range set forth on the cover page of this prospectus, after deducting the underwriting discount and estimated offering expenses payable by us. This table should be read in conjunction with the sections captioned "Use of Proceeds," "Unaudited Pro Forma Financial Information," "Selected Historical Financial and Operating Data" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" and CV Homebuilder's consolidated historical financial statements and related notes thereto included elsewhere in this prospectus.

	As of June 30, 2013
($ in thousands, except share and per share amounts)	Actual	Pro Forma	Pro Forma As Adjusted(1)
	(unaudited)	(unaudited)	(unaudited)
Cash and cash equivalents	$108,294	$107,895	$

Debt(2)	$2,175	2,175
Equity:
Member's equity	225,692	—
Stockholders' equity	—	222,114
Common stock, $0.01 par value per share, no shares authorized and no shares issued and outstanding, actual; 1,000 shares authorized and 1,000 shares issued and outstanding, pro forma; shares authorized and shares issued and outstanding, pro forma as adjusted	—	—
Additional paid-in capital	—	—

Total equity	225,692	222,114

Total capitalization	$227,867	$224,289	$

(1)
A $1.00 decrease or increase in the assumed initial public offering price would result in approximately a $             million decrease or increase in the pro forma as adjusted amounts of each of (i) cash and cash equivalents, (ii) additional paid-in capital, (iii) total equity, and (iv) total capitalization, assuming the total number of shares offered by us remains the same and after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us.

(2)
In connection with this offering we expect to replace and refinance the existing secured revolving credit facility with a new revolving credit facility, which we expect will be undrawn upon the completion of this offering. However, there can be no assurance that we will complete this financing.

 DILUTION

        Purchasers of shares of our common stock in this offering will incur an immediate and substantial dilution in net tangible book value per share of their shares of our common stock from the assumed initial public offering price, based upon the midpoint of the price range set forth on the cover page of this prospectus.

        The difference between the per share offering price paid by purchasers of our common stock in this offering and the pro forma net tangible book value per share of our common stock after this offering constitutes the dilution to purchasers in this offering. Net tangible book value per share is determined by dividing our net tangible book value, which is our total tangible assets less total liabilities, by the number of outstanding shares of our common stock.

        As of June 30, 2013, our net tangible book value was approximately $            , or $            per share of our common stock. After giving effect to the Formation Transactions, the sale of shares of our common stock in this offering at an assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, the receipt by us of the net proceeds from this offering and the deduction of the underwriting discount and estimated offering expenses payable by us, our pro forma net tangible book value as of June 30, 2013 would have been approximately $            , or $            per share of our common stock. This amount represents an immediate increase in net tangible book value of approximately $            per share of our common stock to our existing stockholders and an immediate dilution in net tangible book value of approximately $            per share of our common stock, or approximately        %, to purchasers in this offering.

        The following table illustrates the dilution to purchasers in this offering on a per share basis:

Assumed initial public offering price per share		$
Net tangible book value per share as of June 30, 2013	$
Pro forma increase in net tangible book value per share attributable to purchasers in this offering
Pro forma net tangible book value per share immediately after this offering

Dilution in pro forma net tangible book value per share to purchasers in this offering		$

        Dilution is determined by subtracting pro forma net tangible book value per share after this offering from the initial public offering price per share.

        Each $1.00 increase (decrease) in the assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase (decrease) the pro forma net tangible book value per share immediately after this offering by $            per share and the dilution in pro forma net tangible book value per share to purchasers in this offering by $            per share, assuming the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discount and estimated offering expenses payable by us in connection of this offering.

        We may also increase or decrease the number of shares we are offering. An increase of             shares in the number of shares of our common stock offered by us, together with a concomitant $1.00 increase in the assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would increase the pro forma net tangible book value per share immediately after this offering and the dilution in pro forma net tangible book value per share to purchasers in this offering by $            and $            , respectively, after deducting the underwriting discount and estimated offering expenses payable by us. Conversely, a

decrease of             shares in the number of shares of our common stock offered by us, together with a concomitant $1.00 decrease in the assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus, would decrease the pro forma net tangible book value per share immediately after this offering and the dilution in pro forma net tangible book value per share to purchasers in this offering by $            and $            , respectively, after deducting the underwriting discount and estimated offering expenses payable by us.

        The following table sets forth, as of June 30, 2013, on the pro forma basis as described above, the differences between the number of shares of our common stock purchased from us, the total consideration paid to us and the average price per share paid to us by existing stockholders and by purchasers in this offering after giving effect to the Formation Transactions, before deducting the underwriting discount and estimated offering expenses payable by us, at an assumed initial public offering price of $            per share, which is the midpoint of the price range set forth on the cover page of this prospectus.

				Total Consideration
	Shares Purchased
							Average Price Per Share
	Number	Percent		Amount	Percent
Existing stockholders			%	$		%	$
Purchasers in this offering

Total		100%		$	100%		$

        If the underwriters' options to purchase additional shares are exercised in full, the following will occur:

  •
  the number of shares of our common stock held by purchasers in this offering will increase to              shares, or approximately        % of the total number of shares of our common stock outstanding; and

  •
  the pro forma net tangible book value per share will be the same amounts as described above and the immediate dilution experienced by purchasers in this offering will be the same amounts as described above.

 DIVIDEND POLICY

        We currently intend to retain our future earnings, if any, to finance the development and expansion of our business and, therefore, do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial conditions, capital requirements, restrictions contained in any financing instruments and such other factors as our board of directors deems relevant. Accordingly, you may need to sell your shares of our common stock to realize a return on your investment, and you may not be able to sell your shares at or above the price you paid for them. See "Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock—We do not intend to pay dividends on our common stock for the foreseeable future."

 UNAUDITED PRO FORMA FINANCIAL INFORMATION

        The unaudited pro forma balance sheet data as of June 30, 2013 presents our consolidated financial position giving pro forma effect to the Formation Transactions as if such transactions occurred on June 30, 2013.

        The unaudited pro forma statements of income data for the year ended December 31, 2012 and the three months ended June 30, 2013 present our results of operations giving pro forma effect to the Formation Transactions as if such transactions occurred on January 1, 2012.

        You should read the following unaudited pro forma financial information in conjunction with CV Homebuilder's consolidated historical financial statements and the related notes, "Organizational Structure," "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus. All pro forma adjustments and their underlying assumptions are described more fully in the notes to our unaudited pro forma statements of operations and unaudited pro forma balance sheet.

        The unaudited pro forma financial information is included for informational purposes only and does not purport to reflect our results of operations or financial position had the Formation Transactions occurred on the dates assumed. The unaudited pro forma financial information also does not project our results of operations or financial position for any future period or date.

	City Ventures Communities, LLC	City Ventures, Inc.			Pro Forma
($ in thousands)	As of June 30, 2013	As June 14, 2013	Pro Forma Adjustments		As of June 30, 2013
Pro Forma Balance Sheet
ASSETS
Cash	$108,294	$1	$(400)	(2)(3)	$107,895
Real estate inventory	121,606	—	—		121,606
Escrow and other receivables	12,483	—	—		12,483
Other	7,641	—	—		7,641

Total assets	250,024	1	(400)		249,625

LIABILITIES AND EQUITY
Liabilities:
Debt	$2,175	$—	$—		$2,175
Accounts payable	16,988	—	—		16,988
Accrued expenses and other liabilities	5,169	—	3,179	(4)	8,348

Total liabilities	24,332	—	3,179		27,511

Equity:
Member's equity	225,692		(225,692	)(1)	—
Stockholders' equity	—	1	222,113	(1)(2)(3)(4)	222,114

Total equity	225,692	1	(3,579)		222,114

Total liabilities and equity	$250,024	$1	$(400)		$249,625

	City Ventures Communities, LLC	City Ventures, Inc.			Pro Forma
($ in thousands)	Year Ended December 31, 2012		Pro Forma Adjustments(5)		Year Ended December 31, 2012
Pro Forma Statements of Income
Revenues:
Home Sales	$96,458	$—	$—		$96,458
Costs and Expenses:
Cost of Home Sales	70,072	—	—		70,072
Sales and Marketing	5,069	—	—		5,069
General and Administrative	6,925	—	1,700	(3)	8,625
Other expense (income), net	34	—	(900	)(2)	(866)
Income tax expense	—	—	5,423	(4)	5,423

Total costs and expenses	82,100	—	6,223		88,323

Net Income (loss)	$14,358	—	$(6,223)		$8,135

($ in thousands)	Six Months ended June 30, 2013		Pro Forma Adjustments(5)		Six Months ended June 30, 2013
Revenues:
Home Sales	$67,727	$—	$—		$67,727
Costs and Expenses:
Cost of Home Sales	51,297	—	—		51,297
Sales and Marketing	3,338	—	—		3,338
General and Administrative	4,805	—	850	(3)	5,655
Other expense (income), net	(61)	—	(450	)(2)	(511)
Income tax expenses	—	—	3,179	(4)	3,179

Total costs and expenses	59,379	—	3,579		62,958

Net Income (loss)	$8,348	$—	$(3,579)		$4,769

(1)
Reclassification of Member's equity.

(2)
Represents the $75,000 monthly fee we would receive pursuant to the Support Services Agreement. See "Certain Relationships and Related Party Transactions—Agreements with CV LandCo—Support Services Agreement."

(3)
Additional annual compensation of approximately $1.7 million we will incur upon the absorption of all of the employees currently employed by CV Former Parent by us.

(4)
Represents estimated tax expense to reflect our change from a limited liability company to a corporation using a combined rate of 40% per annum based on a statutory effective Federal tax rate of 34.2% per annum and California state tax rate, net of Federal tax benefit of 5.8% per annum.

(5)
The following additional expenses are not reflected in the pro forma statements of income: (a) a nonrecurring charge of approximately $1.8 million of compensation expense for the unvested profits interests Series A-2 Units that will vest upon the consummation of this offering; (b) grants of shares of restricted stock to members of our management and non-employee independent directors, that will vest if we meet certain performance goals and would result in additional compensation (see "Compensation of Our Directors and Executive Officers—Compensation of Our Executive Officers—Post-IPO Employment Agreements" and "—Director Compensation") and (c) an estimated incurrence of an additional $0.7 million to $1.0 million in general and administrative expenses during the year ended December 31, 2013.

 SELECTED HISTORICAL FINANCIAL AND OPERATING DATA

        The following table presents selected historical financial and operating data of CV Homebuilder. City Ventures was formed on April 30, 2013 to serve as a holding company for our business. City Ventures has not commenced operations and has nominal assets and no liabilities. In order to facilitate this offering, we will consummate the Formation Transactions in which City Ventures will become the successor to CV Homebuilder for accounting purposes. See "Organizational Structure."

        The following selected historical financial data for CV Homebuilder as of December 31, 2012 and 2011 and for the years then ended have been derived from CV Homebuilder's consolidated historical financial statements audited by Deloitte & Touche, LLP, an independent registered public accounting firm, whose report with respect thereto is included elsewhere in this prospectus.

        You should read the following selected historical financial and operating data in conjunction with CV Homebuilder's consolidated historical financial statements and the related notes, "Capitalization," "Unaudited Pro Forma Financial Information" and "Management's Discussion and Analysis of Financial Condition and Results of Operations," which are included elsewhere in this prospectus. The following selected historical financial data for CV Homebuilder as of June 30, 2013 and 2012 and for the six months ended have been derived from CV Homebuilder's unaudited consolidated interim financial statements, which are included elsewhere in this prospectus.

	Year Ended December 31,		Six Months Ended June 30,
($ in thousands)	2012	2011	2013	2012
Statements of Income Data:
Revenue:
Home sales	$96,458	$45,242	$67,727	$44,390
Costs and expenses:
Cost of home sales	70,072	32,724	51,297	31,969
Sales and marketing	5,069	3,359	3,338	2,504
General and administrative	6,925	4,453	4,805	3,108
Other (income) expense, net	34	160	(61)	(13)

Total expenses	82,100	40,696	59,379	37,568

Net income	$14,358	$4,546	$8,348	$6,822

Other Financial and Operating Data (unaudited):
Gross margin	$26,386	$12,518	$16,430	$12,421
Gross margin %	27.4%	27.7%	24.3%	28.0%
Active communities at end of period	11	9	13	11
Selling communities at end of period	7	9	7	8
Average number of selling communities during period	7	7	7	8
Net home sales orders	187	144	150	96
Home closings	202	103	127	97
Average sales price of homes closed	$478	$439	$533	$458
Backlog at end of period (value)	$19,387	$26,058	$33,189	$25,057
Backlog at end of period (homes)	39	54	62	53
Average sales price of homes in backlog	$497	$483	$535	$473

	As of December 31,		As of June 30,
($ in thousands)	2012	2011	2013	2012
Balance Sheet Data:
Cash and cash equivalents, excluding restricted cash	$22,088	$19,575	$108,294	$17,763
Real estate inventory	$115,258	$88,126	$121,606	$94,046
Total assets	$143,331	$114,756	$250,024	$118,243
Debt	$48,511	$32,931	$2,175	$32,189
Member's equity	$80,750	$71,500	$225,692	$75,716

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        You should read the following in conjunction with the sections of this prospectus entitled "Risk Factors," "Cautionary Note Concerning Forward-Looking Statements," "Selected Historical Financial and Operating Data" and "Our Business" and our historical financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements reflecting current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled "Risk Factors" and elsewhere in this prospectus.

Business Overview

        We are a rapidly-growing California homebuilder focused on repositioning underutilized real estate into residential housing in supply constrained coastal urban infill areas, as well as high demand suburban locations. We target communities in Southern and Northern California with favorable demographics and limited land available for new housing, and then work closely with local housing and governmental agencies to entitle and develop these sites into desirable new attached and detached homes. Investments in us and our predecessor entities by Imperial in 2009 and by Ares in 2010 and 2011 have enabled us to accelerate the development of our business and fund our team's pursuit of desirable land acquisition opportunities resulting from the recent residential real estate downturn. Our strategic land position consists of 8,750 lots, consisting of 582 lots that we own, 3,662 lots that we control under option and 4,506 lots to which, following the consummation of this offering and the Formation Transactions, we will have preferred access under our right of first offer from CV LandCo.

        Prior to this offering and the Formation Transactions, the homebuilding operations of our company and the land investment activities of CV LandCo and us have been conducted by our management under the ownership of CV Former Parent. CV LandCo has historically invested, and will continue to invest, in land with longer investment horizons and higher risk profiles. CV LandCo generally invests in land for long-term appreciation and does not develop such land as for-sale homes. We acquire land that we believe we can develop and sell as for-sale homes over a shorter horizon. As such, we and CV LandCo have significantly different cost structures and liquidity profiles. We and CV LandCo also have separate and distinct capital structures. As a result of the foregoing, our operating results have historically been and in the future will be substantially different from those of CV LandCo.

  Land Acquisition

        Since 2009, the land investment and acquisition activities of CV LandCo and us have been conducted by CV Former Parent's subsidiaries, including us, which began purchasing land at attractive prices during a period in which the California housing market was beginning to recover from a severe downturn. All of these acquisitions have been conducted and overseen by our management team.

        In anticipation of this offering and to augment our pre-existing land inventory, in March 2013 we acquired an additional 201 lots from CV LandCo and its affiliates. In June 2013, we entered into option agreements to purchase an aggregate 1,386 lots from unrelated third parties. In July 2013, CV Homebuilder entered into a series of agreements providing us with fixed price options to acquire up to an aggregate 2,276 lots which are owned or controlled by CV LandCo and three of its subsidiaries. These lots controlled under option include both coastal urban infill and suburban lots. See "Risk Factors—Risks Related to Our Organization and Structure—As a result of our relationship with CV LandCo, conflicts of interest may arise with respect to transactions involving, or with, CV LandCo and its affiliates" and "—We may not realize the expected benefits of our relationship with CV LandCo" and "Certain Relationships and Related Party Transactions—Option Agreements with CV LandCo." In addition to the 582 lots we previously owned and the 1,386 lots under option from unrelated third parties, these 2,276 lots (to the extent we exercise the applicable options) will comprise the initial foundation of our land portfolio and growth. In the aggregate, we expect that these lots will be adequate to supply our homebuilding operations for at least four years.

        Substantially all of the land parcels that we have acquired and expect to acquire in the future from CV LandCo, including under the option agreements and right of first offer, were acquired by CV LandCo and its subsidiaries during a period in which the California housing market was beginning to recover from a severe downturn. As such, we believe the prices at which these parcels were initially acquired were low relative to current and expected future values. During the period in which these parcels have been under the common control of CV Former Parent, their transfer to us has been at their historical cost. Following this offering and the Formation Transactions, we expect to acquire (i) parcels from CV LandCo that our independent directors approve after their due diligence is complete pursuant to the option agreements with CV LandCo and (ii) parcels from CV LandCo pursuant to the Right of First Offer Agreement at premiums to their initial acquisition prices, which premiums may be substantial. The options with CV LandCo have an aggregate exercise price of $353 million. If we were to purchase all lots currently under option from CV LandCo (including a portion of such lots from the application of net proceeds from this offering), we estimate that CV LandCo would receive as much as approximately $170 million in net profits. CV LandCo is required to use the proceeds it receives from sales of land to us to repay its indebtedness, which would provide a benefit to its equityholders. These equityholders include the Members of CV Holdings 1 and CV Holdings 2, including our Sponsors, Messrs. Atkins and Buckland and other members of our management. See "Risk Factors—Following the offering and the Formation Transactions, our Sponsors and members of our management will hold substantially all of the equity interests of CV LandCo and will benefit from the profits that CV LandCo achieves from sales of land to us, including the proceeds from this offering."

        Following this offering and the Formation Transactions, we will source and acquire or option (including by acquiring options) land both from CV LandCo and from third parties. Under the Right of First Offer Agreement, we will be able to refer to CV LandCo to consider for acquisition certain parcels that, while desirable, present an extended timeline or higher risk profile due to particularly complex entitlement, environmental, encumbrance or other issues, and, as such, are not appropriate for acquisition by us at that time. However, CV LandCo is not obligated, and may decline, to acquire properties that we refer to it, and is not obligated to sell any of the parcels that it owns or controls within a specific timeframe or at all. Under the Support Services Agreement, we will also provide a broad range of operational and administrative services to CV LandCo, including certain services relating to CV LandCo's management of all parcels subject to the right of first offer now or in the future in exchange for a fee equal to $75,000 per month.

        Under the Right of First Offer Agreement, we have a right of first offer on substantially all lots in CV LandCo's current and future portfolio of land suitable for development as for-sale homes. CV LandCo currently owns or controls 4,506 lots subject to the right of first offer. CV LandCo will offer parcels (or, at CV LandCo's election, the equity interests of a subsidiary that holds such parcels) to us under the right of first offer at a 10% discount to CV LandCo's good faith estimate of the then-current market price, approved by CV LandCo's independent directors and based on a range of factors that CV LandCo may deem relevant, including the status of the parcel, prevailing market conditions, third party appraisals and valuations and other analyses conducted by the management of CV LandCo. Although CV LandCo may elect to utilize independent appraisals in determining CV LandCo's good faith estimate of the market price, no independent appraisal will be required. If we accept the offer, we and CV LandCo will negotiate in good faith the timing and other terms of the acquisition, subject to approval of our independent directors. If we decline the offer, CV LandCo will be permitted to sell the parcel or equity interests to unrelated third parties at not less than 105% of the original offer price to us within twelve months of the original offer without reoffering it to us. For further information about the Right of First Offer Agreement and the Support Services Agreement and our relationship with CV LandCo, see "Our Business—Land Acquisition and Entitlement—Land Acquisition—Our Relationship with CV LandCo" and "Risk Factors—Risks Related to Our Organization and Structure—As a result of our relationship with CV LandCo, conflicts of interest may arise with respect to any transactions involving, or with, CV LandCo or its affiliates" and "—We may not receive the expected benefits of our relationship with CV LandCo" and "Certain Relationships and Related Party Transactions—Agreements with CV LandCo."

        In our industry it is not uncommon, particularly during a recovery cycle, for land buyers to acquire lots at prices that are above a market value range in anticipation of their future appreciation. Historically, we generally have not acquired lots at prices that we believe are above market range. Consistent with this approach, we believe that our existing options with CV LandCo and unrelated third parties are priced at their estimated market values. We further believe that the options were entered into during the early stages of a market recovery. Based on the foregoing, we believe the options with CV LandCo and third parties should enable us to maintain our existing margin structure assuming modest increases in housing prices and construction costs in our markets. In addition, through our right of first offer from CV LandCo, we expect to continue to have preferred access to a substantial amount of desirable land at favorable prices and low risk because CV LandCo must offer land to us at a 10% discount to CV LandCo's good faith estimate of the then-current market price. If these beliefs and expectations prove to be incorrect, our future margins may fall short of our expectations. See "Risk Factors—Risks Related to Our Business—The homebuilding industry is cyclical and is recovering from a prolonged downturn. A recurrence of such downturn in the homebuilding industry or other adverse changes in general and economic conditions could, among other things, reduce the demand for homes and, as a result, have a material adverse effect on us" and "—We may be unable to maintain our historical margins."

        Other than projects acquired pursuant to the options with CV LandCo and subject to the right of first offer at the time of this offering, we expect to acquire or option a substantial majority of our future projects from third parties directly rather than referring them to CV LandCo and then acquiring them under the right of first offer.

  Homebuilding and Development

        We commenced homebuilding operations in October 2009 in our coastal urban infill markets. We have commenced development on and/or are actively selling homes in 13 coastal urban infill projects, representing approximately 728 homes, and we have completed nine coastal urban infill projects, representing 270 homes. To date our homebuilding and development operations have consisted almost exclusively of coastal urban infill projects. Our suburban operations have consisted of land acquisition activities conducted by our management team under CV Former Parent to establish a strong suburban land position. Our coastal urban infill projects are generally characterized by smaller lot counts and higher lot values compared to our suburban parcels. We expect that the coastal urban infill projects that we acquire will typically have a shorter development timeline than our suburban parcels.

        Within our selling communities, we design, build and sell desirable, eco-friendly homes to a variety of purchasers, from entry level buyers to "move-up" buyers (i.e., existing homeowners looking for larger or better located homes) and affluent buyers seeking luxury residences. Our construction expertise across a diverse product offering, including townhomes, condominiums, single family detached homes and mixed use projects, enables us to pursue a wide array of land acquisition opportunities and to tailor the type of residence we construct to the property, location and community to generate greater returns. We build homes across a variety of price points, ranging from approximately $250,000 to $2.5 million, and home sizes ranging from approximately 1,000 to 6,000 square feet, with a focus on homes at price points and sizes ranging from $400,000 to $1.5 million and 1,500 to 4,000 square feet, respectively.

        We have derived substantially all of our historical revenues from our coastal urban infill projects. We expect to continue to derive a large majority of our revenues for the foreseeable future from coastal urban infill projects, but we expect that the portion of our revenues derived from suburban projects will generally increase over that period. We also expect that coastal urban infill projects will represent the large majority of our projects for the foreseeable future; however, because our suburban parcels typically have higher lot counts than our coastal urban infill projects, we expect the number of suburban lots to be high in proportion to the number of suburban projects.

        At June 30, 2013, we had 13 active communities, which are communities that are under construction and/or selling, compared to 11 active communities at June 30, 2012. We expect to have 16 active communities at December 31, 2013. Of our 13 active communities at June 30, 2013, 5 were offering homes for sale and 2 projects were sold out. At June 30, 2013 we had 90 homes (exclusive of model homes) under various stages of construction but not under sales contract and had 25 completed but unsold homes.

Recent Results and Outlook

        During the year ended December 31, 2012 and the six months ended June 30, 2013, the overall housing market continued to show signs of improvement largely driven by increasing consumer confidence levels related to the homebuilding industry, continued strong housing affordability based on historical metrics, decreasing home inventory levels in many markets, and more positive consumer sentiment for the overall economy. Individual markets continue to experience varying results as local economic and employment situations strongly influence the local market demand and home buying abilities. However, most of our markets have exhibited positive indicators of a sustainable recovery. We improved on numerous key operating metrics during the six months ended June 30, 2013 and the year ended December 31, 2012 as compared to the six months ended June 30, 2012 and the year ended December 31, 2011, respectively, including increased net home sales orders, average sales prices, home sales revenue and backlog value. Adjusted gross margin for June 30, 2013, was less than the six months ended June 30, 2012, due to a change in product mix and 38% of total home closings at two communities with higher costs.

        Although we focus on maintaining our strong gross margins, we generally allow the market to dictate order growth within a selling community. Home sales revenue was $96.5 million for the year ended December 31, 2012, representing an increase of $51.2 million, or 113.2%, when compared to the prior year, due to a 96.1% increase in the number of homes closed from 103 to 202 and an increase in the average sales price of homes closed from $439,000 to $478,000, representing an increase of $39,000, or 8.9% from the prior period. We experienced a 29.9% increase in net home sales orders from 144 to 187, a 25.6% decrease in backlog value from $26.1 million to $19.4 million due to a decrease in backlog homes from 54 to 39 for the year ended December 31, 2012, as compared to the prior year. The decrease in backlog homes of 15 was driven by a disproportionate increase of 96.1% for home closings compared to the 29.9% increase in net home sales orders during the year ended December 31, 2012 as compared to the previous year. The decrease in backlog homes was primarily attributable to our ability to time construction more closely with home sales, compared to 2011, in which we began construction on and sold homes later in the year and did not close these homes until 2012.

        Home sales revenue was $67.7 million for the six months ended June 30, 2013, representing an increase of $23.3 million, or 52.6%, when compared to the same period in the prior year, due to a 30.9% increase in the number of homes closed from 97 to 127 for the six months ended June 30, 2013 and an increase in the average sales price of homes closed from $458,000 to $533,000, representing an increase of $76,000, or 16.5% from the same period in the prior year. We experienced a 56.3% increase in net home sales orders from 96 to 150, a 32.5% increase in backlog value from $25.1 million to $33.2 million due to an increase in backlog homes from 53 to 62 for the six months ended June 30, 2013, as compared to the same period in the prior year. The increase in backlog homes of 9 was driven by a 56.3% increase in net home sales orders during the six months ended June 30, 2013 as compared to the same period in the prior year.

History

        CV Former Parent was formed on January 15, 2009 and commenced homebuilding operations in October 2009. Our initial operations were funded with equity investments of $16.5 million by members of our management team and Imperial. Ares invested $65 million in CV Former Parent on June 29, 2010, $35 million on December 6, 2010 and $25 million on March 11, 2011. After the initial Ares investment, we consolidated our homebuilding operations under CV Homebuilder, which was formed on August 18, 2010, with an equity contribution of cash and property of $67.5 million from CV Former Parent and its affiliates. In May 12, 2011, we obtained a $75 million secured revolving credit facility, which was increased to $100 million in October 2012, the proceeds of which were used to develop land and construct homes for sale. On March 29, 2013, CV Former Parent made an additional equity investment of $137.5 million in CV Homebuilder, funded with borrowings under unsecured term loans of CV Former Parent. See "Certain Relationships and Related Party Transactions." We used approximately $46 million of the net proceeds of the investment to pay down outstanding amounts under the secured revolving credit facility.

Key Factors Affecting Our Results of Operations

  Length of Time / Costs for Obtaining Entitlements

        We typically must secure entitlements to parcels that we option or acquire prior to our commencement of any land development or homebuilding activities. The entitlement process requires that we satisfy all conditions and restrictions imposed in connection with various federal, state, county and municipal governmental approvals, including, among other things, construction of infrastructure improvements, payment of impact fees—for conditions such as parks and traffic mitigation—and restrictions on permitted uses of the land. We actively work with the community, regulatory agencies, and legislative bodies at all levels of government in an effort to obtain necessary entitlements. Obtaining all of the necessary entitlements to develop a parcel of land is often difficult, costly and may take several years, or more, to complete. Delays and unexpected expense requirements in connection with the entitlement process could increase our costs and delay sales in a particular period. Our inability to obtain entitlements on particular parcels could require us to write down those assets and record a corresponding impairment charge.

  Housing Supply and Demand

        The primary factors affecting new home sales are home price stability, home affordability, and housing demand. Housing supply may affect both new home prices and the demand for new homes. When the supply of new homes exceeds new home demand, new home prices may generally be expected to decline. Home foreclosures also cause the inventory of existing homes to increase, which may add additional downward price pressure on home prices. Declining new home prices may result in diminished new home demand as buyers postpone a new home purchase until they are comfortable that stable price levels have been reached. During these periods we may seek to acquire land. The converse is also true. When new home demand exceeds new home supply, new home prices may generally be expected to increase, and rising new home prices may result in increased new home demand as buyers become confident in home prices and accelerate their timing of a new home purchase. During these periods we may seek to sell land.

  Changes in Price and Availability of Land

        Our sourcing and acquisition activity is affected by changes in the general availability of land, the willingness of land sellers to sell land at competitive prices, competition for available land, availability of financing to acquire land, zoning, regulations that limit housing density, and other market conditions. If the supply of land appropriate for development of communities is limited because of these or other factors, we may acquire and develop fewer projects and we may pay higher prices for the parcels we acquire. To the extent that we are unable to acquire land at competitive prices, or at all, our home sales revenue, margins and other results of operations could decline.

  Costs of Building Materials and Labor

        We generally contract for our materials and labor at a fixed price for the anticipated construction period of our homes. This allows us to mitigate the risks associated with increases in building materials and labor costs between the time construction begins on a home and the time it is closed. Increases in the cost of building materials and subcontracted labor may reduce gross margins to the extent that market conditions prevent the recovery of increased costs through higher home sales prices. Typically, the raw materials and most of the components used in our business are readily available in the United States. In addition, the majority of our raw materials are supplied to us by our subcontractors, which is included in the price of our contract with such contractors. Most of the raw materials necessary for our subcontractors are standard items carried by major suppliers. However, a rapid increase in the number of homes started could cause shortages in the availability of such materials or in the price of services, which could cause delays in the closing of homes under construction. Substantially all of our construction work is done by third party subcontractors, most of whom are non-unionized. Any union activity could increase our costs in retaining subcontractors. More generally, our costs could increase if skilled subcontractors do not continue to be available at reasonable rates in our markets. During our operating history, both materials and labor costs have remained relatively low and have not materially affected our gross margins; however, a significant increase in any such costs could adversely affect our margins. We continue to monitor the supply markets to achieve the best prices available.

  Changes in Product Mix

        We build homes across a variety of price points, ranging from approximately $250,000 to $2.5 million, and home sizes ranging from approximately 1,000 to 6,000 square feet, with a focus on homes at price points and sizes ranging from $400,000 to $1.5 million and 1,500 to 4,000 square feet, respectively. This enables us to adjust readily to changing consumer preferences and affordability and general economic conditions. If we build a greater portion of homes at lower price points during a particular period or in a particular community, on a relative basis we may achieve higher net home sales orders and closings but lower overall sales and margins for the period or community. The converse is also true, with higher price points potentially yielding higher sales and margins, with lower net home sales orders and closings. During the six months ended June 30, 2013, we sold a larger portion of homes in two older communities with higher site development costs and at lower price points than we have typically sold, which reduced our margins relative to prior periods. These communities with higher site development costs and homes at lower price points have sold out in 2013 and are not expected to further impact our margins in the future. In the foreseeable future we expect to sell a higher portion of homes at higher price points as a result of the introduction of new product at communities with higher square footage homes with corresponding higher average sale prices. As such we expect our margins to return to historical levels in the next six to twelve months.

  Availability of Mortgage Financing; Applicable Interest Rates

        Since many customers use long-term mortgage financing to purchase homes, the availability of mortgage loans and level of underwriting standards significantly affect the availability of such loans.

During the recent downturn mortgage financing was severely limited. Although we believe the residential mortgage market has recently shown signs of improvement, limited loan products and strict underwriting standards continue to make financing difficult for many prospective homebuyers. This can affect demand for our homes and our sales and profitability.

  Inflation

        Our homebuilding operations can be adversely impacted by inflation, primarily from higher land, financing, labor, material and construction costs. In addition, inflation can lead to higher mortgage rates, which significantly affect the affordability of mortgage financing to homebuyers. Although we attempt to pass on cost increases to customers through increased prices, when weak housing market conditions exist, we are often unable to offset cost increases with higher selling prices.

  Seasonality

        Historically, the homebuilding industry experiences seasonal fluctuations in quarterly operating results and capital requirements. We typically experience the highest new home order activity in spring and summer, although this activity is also highly dependent on the number of active selling communities, timing of new project openings and other market factors. Since it typically takes six to nine months to construct a new home, we close more homes in the second half of the year as spring and summer home orders convert to home closings. Because of this seasonality, home starts, construction costs and related cash outflows have historically been highest in the second and third quarters, and the majority of cash receipts from home closings occur during the second half of the year. We expect this seasonal pattern to continue over the long-term, although it may be affected by volatility in the homebuilding industry.

  Cancellations

        The cancellation rate of buyers for our projects who contracted to buy a home but did not ultimately consummate the purchase (as a percentage of overall orders) was approximately 31.0% and 39.5% during the year ended December 31, 2012 and 2011. Our cancellation rate during the six months ended June 30, 2013 and 2012 was approximately 13.8% and 35.6%, respectively. Upon a home order cancellation, we remarket the home and, in some limited circumstances, retain any deposits. Cancellations are typically due to the buyer's inability to fund the purchase or attempt to renegotiate price or other provisions of the contract. We have historically experienced higher cancellation rates compared to our peers because after entering into a sales agreement with a homebuyer, we generally have not renegotiated price or other terms. However, this has also helped us to maintain our gross margins. In addition, to manage our cancellation rate, we generally seek to pre-qualify buyers with third party lenders prior to contracting with them.

Factors Affecting Comparability

        Our historical results of operations for the periods presented may not be comparable with prior periods or to our results of operations in the future for the reasons discussed below.

  Cost Structure

        Our cost structure will be affected by the Formation Transactions and the offering, following which we need to comply with laws, regulations, and requirements, and pay the associated expenses, as a public company, including certain provisions of the Sarbanes-Oxley Act and related Securities and Exchange Commission regulations, and the requirements of the New York Stock Exchange if our common stock is approved for listing. Compliance with the requirements of being a public company will require us to increase our operating expenses in order to pay our employees, legal counsel, and accountants to assist us in, among other things, external reporting, instituting, and monitoring a more comprehensive compliance and board governance function, establishing and maintaining internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act, and preparing and distributing periodic public reports in compliance with our obligations under the federal securities laws. We may need to hire additional employees to perform this compliance and reporting function. In addition, being a public company will make it more expensive for us to obtain director and officer liability insurance. We estimate that incremental annual public company costs will be between $1 million and $2 million.

        Historically, our general and administrative expenses have included compensation and related costs of CV Former Parent's management and employees allocated to our operations. Following the Formation Transactions, we will employ directly all of these members of management and substantially all of these employees, which we expect will increase our general and administrative expenses by approximately $2 million annually. In addition, under the Support Services Agreement we will provide a broad range of administrative and operational services to CV LandCo's management in exchange for a monthly fee. We may need to hire additional employees to perform these services; however, we expect any additional costs for providing these services to be offset by the fees under the Support Services Agreement.

  Income Taxes

        CV Homebuilder, whose financial statements are included elsewhere in this prospectus, is a limited liability company, which is treated as a partnership for income tax purposes and is subject to certain minimal taxes and fees. These minimal taxes and fees are included in other expense, net. Accordingly, no provision for federal or state corporate income taxes has been provided because taxable income has been passed through to equity holders of CV Former Parent. As a result of and assuming completion of this offering and the Formation Transactions, we will be a corporation and subject to corporate-level taxes, and our future income taxes will be dependent upon our future taxable income. In addition, our net income in future periods will reflect such taxes.

Components of Results of Operations

        We refer to our financial statement line items in the explanation of our period over period changes in results of operations. Below are general definitions of what those line items include and represent.

        Home Sales.    Home sales are recognized when all conditions of the sale contract governing the sale of a home are met, including satisfaction of escrow instructions, closing of the home, title passage, receipt of appropriate consideration and reasonable assurance of collection of associated receivables, if any.

        Cost of Home Sales.    Cost of home sales is recognized in the period when the related home sales revenues are recognized. Cost of home sales includes the cost of land, land development, home construction, capitalized interest, indirect cost of construction, estimated warranty costs, real estate taxes and direct overhead costs incurred during development and home construction that benefit the entire project (such as sales offices, model homes and furniture and signage), and is recorded after the consummation of the purchases of the home.

        Sales and Marketing.    Sales and marketing expense is comprised of direct selling expenses, including internal and external commissions, related sales and marketing expenses, such as advertising and model home and sales office operating costs and is recorded in the period incurred.

        General and Administrative.    General and administrative expenses represent corporate overhead expenses such as salaries, bonuses, benefits, equity compensation, office expenses, outside professional services, insurance and travel expenses and are recorded in the period incurred.

        Other Expense, Net.    Other expense, net, consists of interest income, deposit forfeitures (including pre-acquisition costs on projects where we determine continuation of the project is not probable), certain business taxes and other miscellaneous income and expense.

Non-GAAP Measures

        In addition to the results reported in accordance with GAAP, we have provided information in this prospectus relating to "adjusted gross margin" and "EBITDA."

  Adjusted Gross Margin

        We define adjusted gross margin as gross margin excluding interest expense in the cost of home sales. Adjusted gross margin is a non-GAAP financial measure. We use adjusted gross margin information as a supplemental measure when evaluating our operating performance. We believe this information is meaningful, because it isolates the impact that leverage and non-cash impairment and forfeiture of deposits and other costs associated with internal feasibility reviews have on gross margin. However, because adjusted gross margin information excludes interest expense and impairment and forfeiture of deposits and other costs associated with internal feasibility reviews, all of which have real economic effects and could materially impact our results, the utility of adjusted gross margin information as a measure of our operating performance is limited. In addition, other companies may not calculate gross margin information in the same manner that we do. Accordingly, adjusted gross margin information should be considered only as a supplement to gross margin information as a measure of our performance.

  EBITDA

        We define EBITDA as net income (loss) before interest expense in cost of home sales, income taxes and depreciation and amortization. Management believes that the presentation of EBITDA provides useful information to investors regarding our results of operations because it assists both investors and management in analyzing and benchmarking the performance and value of our business. EBITDA provides an indicator of general economic performance that is not affected by fluctuations in interest rates or effective tax rates, or levels of depreciation or amortization. Accordingly, our management believes that this measurement is useful for comparing general operating performance from period to period. Furthermore, the agreement governing our secured revolving credit facility contain covenants and other tests based on metrics similar to EBITDA. Based on conditions existing at the time of calculation, the calculation of EBITDA for the indebtedness covenants may, in the future, including any debt agreement governing any facility that we may obtain to replace the existing secured revolving credit facility, include items (including items deemed non-recurring or unusual and certain pro forma cost savings) that are different from those that are currently reflected in the presentation of EBITDA in this prospectus. Other companies may define EBITDA differently and, as a result, our measure of EBITDA may not be directly comparable to EBITDA of other companies. Although we use EBITDA as a financial measure to assess the performance of our business, the use of EBITDA is limited because it does not include certain material costs, such as interest and taxes, necessary to operate our business. EBITDA should be considered in addition to, and not as a substitute for, net income in accordance with GAAP as a measure of performance. Our presentation of EBITDA and EBITDA should not be construed as an indication that our future results will be unaffected by unusual or nonrecurring items. Our EBITDA is limited as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

  •
  they do not reflect every cash expenditure, future requirements for capital expenditures or contractual commitments, including for the purchase of land;

  •
  they do not reflect the significant interest expense or the cash requirements necessary to service interest or principal payments on our debt;

  •
  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced or require improvements in the future, and EBITDA does not reflect any cash requirements for such replacements or improvements;

  •
  it is not adjusted for all non-cash income or expense items that are reflected in our statements of cash flows;

  •
  it does not reflect the impact of earnings or charges resulting from matters we consider not to be indicative of our ongoing operations;

  •
  it does not reflect limitations on our costs related to transferring earnings from our subsidiaries to us; and

  •
  other companies in our industry may calculate it differently than we do, limiting its usefulness as a comparative measure.

        Because of these limitations, our EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business or as a measure of cash that will be available to us to meet our obligations. We compensate for these limitations by using our EBITDA along with other comparative tools, together with GAAP measurements, to assist in the evaluation of operating performance. These GAAP measurements include operating income (loss), net income (loss), cash flows from operations and cash flow data. We have significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in our EBITDA.

        EBITDA is not intended as an alternative to net income (loss) as an indicator of our operating performance, as an alternative to any other measure of performance in conformity with GAAP or as an alternative to cash flow provided by operating activities as a measure of liquidity. You should therefore not place undue reliance on our EBITDA or ratios calculated using this measure. Our GAAP-based measures can be found in our consolidated financial statements and related notes included elsewhere in this prospectus.

Results of Operations

	Year Ended December 31,		Six Months Ended June 30,
($ in thousands)	2012	2011	2013	2012
Statements of Income Data:
Revenue:
Home sales	$96,458	$45,242	$67,727	$44,390
Costs and expenses:
Cost of home sales	70,072	32,724	51,297	31,969
Sales and marketing	5,069	3,359	3,338	2,504
General and administrative	6,925	4,453	4,805	3,108
Other (income) expense, net	34	160	(61)	(13)

Total costs and expenses	82,100	40,696	59,379	37,568

Net income	$14,358	$4,546	$8,348	$6,822

Other Financial Data:
Gross margin	$26,386	$12,518	$16,430	$12,421
Gross margin %	27.4%	27.7%	24.3%	28.0%
EBITDA(1)	$15,666	$5,338	$9,976	$7,389
EBITDA margin %(1)	16.2%	11.8%	14.7%	16.6%

(1)
EBITDA is a non-GAAP financial measure used by management in evaluating operating performance. For a full description of EBITDA, see "—Non-GAAP Measures—EBITDA."

The following table sets forth a reconciliation of net income to EBITDA:

	Year Ended December 31,		Six Months Ended June 30,
($ in thousands)	2012	2011	2013	2012
			(unaudited)
Net income	$14,358	$4,546	$8,348	$6,822
Interest expense in cost of home sales	1,010	621	1,494	480
Taxes	22	44	—	—
Depreciation and amortization	276	127	134	87

EBITDA	$15,666	$5,338	$9,976	$7,389

EBITDA margin %	16.2%	11.8%	14.7%	16.6%

Six Months Ended June 30, 2013 compared to Six Months Ended June 30, 2012

  Revenue:

  Home Sales and Homes Closed

	Six Months Ended June 30,		Increase (Decrease)
($ in thousands)	2013	2012	Amount	%
Homes closed	127	97	30	30.9%
Home sales	$67,727	$44,390	$23,338	52.6%
Average sales price of homes closed	$533	$458	$76	16.5%

        Home closings increased by 30 or 30.9% to 127 during the six months ended June 30, 2013 from 97 units during the six months ended June 30, 2012. The increase in homes closed was driven by several new communities which began to close homes during the second quarter of 2013 as well as the continuing improvement of the overall California residential real estate market which is driving up the demand for homes.

        Home sales increased $23.3 million, or 52.6%, to $67.7 million for the six months ended June 30, 2013 from $44.4 million for the six months ended June 30, 2012. The increase in sales was primarily attributable to: (1) an increase in number of homes closed to 127 for the six months ended June 30, 2013 from 97 for the six months ended June 30, 2012 and (2) an increase in average sales price of approximately $76,000 per unit to $533,000 for the six months ended June 30, 2013. The increase in the average sales price of homes closed was attributable to a change in product mix primarily driven by the closings at two new higher priced communities for the six months ended June 30, 2013.

  Net Home Sales Orders and Backlog

	Six Months Ended June 30,		Increase (Decrease)
($ in thousands)	2013	2012	Amount	%
Net home sales orders	150	96	54	56.3
Cancellation rate	13.8%	35.6%	(21.8)%	(61.2)%
Active communities at end of period	13	11	2	18.2%
Average number of selling communities during period	7	8	(1)	(12.5)%
Selling communities at end of period	7	8	(1)	(12.5)%
Backlog at end of period (dollar value)	$33,189	$25,057	$8,132	32.5%
Backlog at end of period (homes)	62	53	9	17.0%
Average sales price of homes in backlog	$535	$473	$62	13.1%

        Net home sales orders increased by 54, or 56.3% to 150 homes for the six months ended June 30, 2013 from 96 homes for the six months ended June 30, 2012. Our cancellation rate of buyers who contracted to buy a home but did not close escrow (as a percentage of overall orders) was approximately 13.8% for the six months ended June 30, 2013 compared to 35.6% for the six months ended June 30, 2012. This decrease in the cancellation rate was due to the overall housing market improvement which led to buyers not renegotiating prices. An increase in our average sales per active selling community together with the decrease in the cancellation rate led to our net order growth for the six months ended June 30, 2013. The number of our selling communities decreased by one community from eight for the six months ended June 30, 2012 to seven for the six months ended June 30, 2013, primarily due to the completion of two selling communities during the normal course of business and the timing of new community openings coming to market. We expect to open 10 selling communities in 2013. The increase in net new home orders positively impacted our number of homes in backlog, which are homes we expect to close in future periods.

        Backlog reflects the number of homes, net of cancellations experienced during the period, for which we have entered into a sales contract with a customer but for which we have not yet closed the home. Homes in backlog are generally closed within three to six months, although we may experience cancellations of sales contracts prior to closing. The increase in backlog homes of 9 as of June 30, 2013 compared to June 30, 2012 was driven by the increase in net home sales orders during the six months ended June 30, 2013 as compared to the six months ended June 30, 2012. The dollar value of backlog increased $8.1 million, or 32.5%, to $33.2 million as of June 30, 2013 from $25.1 million as of June 30, 2012. This increase in dollar amount of backlog reflects both the increase in the number of homes in backlog and the average sales price of homes in backlog as of June 30, 2013. We experienced an increase in the average sales price of homes in backlog of $62,000, or 13.1%, to approximately $535,000 as of June 30, 2013 compared to $473,000 as of June 30, 2012 due to the introduction of new product at two new communities with a shift to larger square footage homes with corresponding higher average sales prices than in the 2012 period. The increase in the dollar amount of backlog of homes sold but not closed as described above generally results in an increase in operating revenues in subsequent periods.

  Gross Margin

        The following table sets forth a reconciliation between our gross margin and our adjusted gross margin. Adjusted gross margin is a non-GAAP financial measure calculated based on gross margin, excluding impairments and interest expense in cost of homes sales. See "—Non-GAAP Measures—Adjusted Gross Margin."

	Six Months Ended June 30,
($ in thousands)	2013	%	2012	%
Home sales	$67,727	100.0%	$44,390	100.0%
Cost of home sales	51,297	75.7%	31,969	72.0%

Gross margin	16,430	24.3%	12,421	28.0%
Add: interest in cost of sales	1,494	2.2%	480	1.1%

Adjusted gross margin	$17,924	26.5%	$12,901	29.1%

Gross margin %	24.3%		28.0%

Adjusted gross margin %	26.5%		29.1%

        Gross margin represents home sales revenue less cost of home sales. Our gross margin percentage was 24.3% for the six months ended June 30, 2013 compared to 28.0% for the six months ended June 30, 2012. The decrease in our gross margin percentage was due to a change in product mix and primarily related to sales during 2013 at two of our communities with higher site development costs. Excluding interest in cost of home sales, adjusted gross margin percentage was 26.5% for the six months ended June 30, 2013, compared to 29.1% for the six months ended June 30, 2012.

  Costs and Expenses:

	Six Months Ended June 30,		Increase (Decrease)		Percentage of Home Sales Revenue
($ in thousands)	2013	2012	Amount	%	2013	2012
Cost of home sales	$51,297	$31,969	$19,328	60.5%	75.7%	72.0%
Sales and marketing	$3,338	$2,504	$834	33.3%	4.9%	5.6%
General and administrative	$4,805	$3,108	$1,697	54.6%	7.1%	7.0%
Other (income) expense, net	$(61)	$(13)	$48	369.8%	(0.1)%	(0.0)%

        Cost of Home Sales.    Cost of home sales increased $19.3 million, or 60.5%, to $51.3 million for the six months ended June 30, 2013 from $32.0 million for the six months ended June 30, 2012. The increase in cost of home sales was primarily due to additional closings and a change in product mix as described above in the section entitled "—Gross Margin."

        Sales and Marketing.    Sales and marketing expenses increased $0.8 million, or 33.3%, to $3.3 million for the six months ended June 30, 2103 from $2.5 million for the six months ended June 30, 2012. The increase in sales and marketing expenses was primarily attributable to the increase in the number of homes closed for the six months ended June 30, 2013 compared to the same period in the prior year. Sales and marketing expenses were 4.9% of overall home sales revenue for the six months ended June 30, 2013 and 5.6% for the six months ended June 30, 2012. The decrease in these expenses as a percentage of home sales revenue is due to our ability to leverage these expenses over our increasing revenue.

        General and Administrative.    General and administrative expenses increased by $1.7 million, or 54.6% for the six months ended June 30, 2013, to $4.8 million compared to $3.1 million for the same period in 2012. The increases in these expenses were primarily attributable to (1) increased salaries, bonuses, and benefit expenses, due largely to an increase in headcount resulting from the increase in home sales orders and higher incentive compensation directly tied to our improved operational results and (2) increase in professional fees related to the Company's proposed initial public offering. Our general and administrative expenses as a percentage of home sales revenue were 7.1% for the six months ended June 30, 2013 and 7.0% for the six months ended June 30, 2012. We expect that our general and administrative expenses as a percentage of home sales revenue will decrease in the near future as our increase in home closings from growth in our community count generates increased home sales revenue.

        Other (Income) Expense, Net.    For the six months ended June 30, 2013 other income increase by $48,000 to $61,000 from $13,000 for the six months ended June 30, 2012.

  Capitalized Interest

        Capitalized interest, which was incurred principally to finance land acquisitions, land development and home construction, totaled $1.2 million for both the six months ended June 30, 2013 and 2012, all of which was capitalized to real estate inventory.

  Lots Owned and Controlled

        The table below summarizes our lots owned and controlled under option as of the dates presented:

	As of June 30,		Increase (Decrease)
	2013	2012	Amount	%
Lots owned	590	485	105	21.6%
Lots controlled	1,386	1,214	172	14.2%

Total	1,976	1,699	277	16.3%

        Owned or controlled lots as of June 30, 2013 increased 16.3% to 1,976 from 1,699 as of June 30, 2012. The increase of 277 owned or controlled lots was primarily due to (i) the addition of 1,386 controlled lots under option from unrelated third parties during the second quarter of 2013, (ii) the transfer of 586 controlled lots, at their carrying cost of $3.8 million, which was paid in cash in December 2012, by CV Homebuilder to CV LandCo and (iii) 464 controlled lots that we elected not to pursue. We currently expect to open sales locations at ten new communities in 2013 in the following cities (counties): Camarillo (Ventura County), Ventura (Ventura County), Covina (Los Angeles County), Glendora (Los Angeles County), Pasadena (Los Angeles County), Garden Grove (Orange County), Santa Ana (Orange County), Morgan Hill (Santa Clara County), Encinitas (San Diego County).

        As of June 30, 2013, we owned 590 lots, including 201 lots that we acquired from CV LandCo and its affiliates in anticipation of this offering and to augment our land portfolio. We now control or have access to an additional 8,168 lots, including 3,662 lots under option agreements we entered into with third parties and CV LandCo in June and July 2013 and 4,506 lots subject to our right of first offer from CV LandCo.

Year Ended December 31, 2012 compared to Year Ended December 31, 2011

  Revenue:

  Home Sales and Homes Closed

	Year Ended December 31,		Increase (Decrease)
($ in thousands)	2012	2011	Amount	%
Homes closed	202	103	99	96.1%
Home sales	$96,458	$45,242	$51,216	113.2%
Average sales price of homes closed	$478	$439	$39	8.9%

        Home closings increased by 99, or 96.1%, to 202 during the year ended December 31, 2012 from 103 during the year ended December 31, 2011. The increase in new home closings was primarily attributable to the increase in net home sales orders due to the increase in the average number of selling communities.

        Home sales increased $51.2 million, or 113.2%, to $96.5 million for the year ended December 31, 2012 from $45.2 million for the year ended December 31, 2011. The increase was primarily attributable to: (1) an increase in homes closed to 202 for the year ended December 31, 2012 from 103 for the year ended December 31, 2011, and (2) an increase in average sales price of $39,000 per home to $478,000 for the year ended December 31, 2012 from $439,000 for the year ended December 31, 2011. The increase in the average sales price of homes closed was attributable to a change in product mix to higher priced projects selling in the year ended December 31, 2012, which included an increase in the number of homes closed.

  Net Home Sales Orders and Backlog

	Year Ended December 31,		Increase (Decrease)
($ in thousands)	2012	2011	Amount	%
Net home sales orders	187	144	43	29.9%
Cancellation rate	31.0%	39.5%	(8.5)%	(21.5)%
Active communities at end of period	11	9	2	22.2%
Average number of selling communities during period	7	7	0	0%
Selling communities at end of period	7	9	(2)	(22.2)%
Backlog at end of period (value)	$19,387	$26,058	$(6,671)	(25.6)%
Backlog at end of period (homes)	39	54	(15)	(27.8)%
Average sales price of homes in backlog	$497	$483	$14	0.7%

        Net home sales orders for the year ended December 31, 2012 increased 29.9% to 187, compared to 144 during the same period in 2011. In 2012, we generally waited longer in the project cycle to sell new homes, compared to prior periods. This transition caused a temporary delay in our sales cycle. We expect net home sales order growth to increase over the near term. Our cancellation rate of buyers for our projects who contracted to buy a home but did not ultimately consummate the purchase (as a percentage of overall orders) was approximately 31.0% for the year ended December 31, 2012 as compared to 39.5% for the year ended December 31, 2011. While an increase in net home sales orders results in higher backlog, this increase is more than offset by higher home closings that resulted in an overall lower number of homes in backlog.

        Backlog reflects the number of homes, net of cancellations experienced during the period, for which we have entered into a sales contract with a customer but for which we have not yet closed the home. Homes in backlog are generally closed within three to six months, although we may experience cancellations of sales contracts prior to closing. The decrease in backlog homes of 15 was driven by a disproportionate increase of 96.1% for home closings compared to the 29.9% increase in net home sales orders during the year ended December 31, 2012 as compared to the previous year. The decrease in backlog homes was primarily attributable to our ability to time construction more closely with home sales, compared to 2011, in which we began construction on and sold homes later in the year and did not close these homes until 2012. The value of backlog decreased $6.7 million, or 25.6%, to $19.4 million for the year ended December 31, 2012 from $26.1 million for year ended December 31, 2011. We experienced an increase in the average sales price of homes in backlog of approximately $14,000, or 0.7%, to approximately $497,000 as of December 31, 2012 compared to approximately $483,000 as of December 31, 2011 due to the transition to higher priced homes in the 2012 period. The increase in the value of backlog of homes sold but not closed as described above generally results in an increase in operating revenues in subsequent periods.

  Gross Margin

        The following table sets forth a reconciliation between our gross margin and our adjusted gross margin. Adjusted gross margin is a non-GAAP financial measure calculated based on gross margin, excluding impairments and interest expense in cost of home sales. See "—Non-GAAP Measures—Adjusted Gross Margin."

	Year Ended December 31,
($ in thousands)	2012	%	2011	%
Home sales	$96,458	100.0%	$45,242	100.0%
Cost of home sales	70,072	72.6%	32,724	72.3%

Gross margin	26,386	27.4%	12,518	27.7%
Add: interest expense in cost of home sales	1,010	1.0%	621	1.4%

Adjusted gross margin	$27,396	28.4%	$13,139	29.0%

Gross margin %	27.4%		27.7%

Adjusted gross margin %	28.4%		29.0%

        Gross margin represents home sales revenue less cost of home sales. Our gross margin percentage remained essentially flat at 27.4% for the year ended December 31, 2012 as compared to 27.7% for the year ended December 31, 2011.

  Costs and Expenses:

	Year Ended December 31,		Increase (Decrease)		Percentage of Home Sales Revenue
($ in thousands)	2012	2011	Amount	%	2012	2011
Cost of home sales	$70,072	$32,724	$37,348	114.1%	72.6%	72.3%
Sales and marketing	$5,069	$3,359	$1,710	50.9%	5.3%	7.4%
General and administrative	$6,925	$4,453	$2,472	55.5%	7.2%	9.8%
Other expenses, net	$34	$160	$(126)	(78.8)%	0%	0.4%

        Cost of Home Sales.    Cost of home sales increased $37.3 million, or 114.1%, to $70.1 million for the year ended December 31, 2012 from $32.7 million for the year ended December 31, 2011. The increase was primarily due to a 96.1% increase in the number of homes closed and the product mix of homes closed from new projects in the 2012 period.

        Sales and Marketing.    Sales and marketing expense increased $1.7 million, or 50.9%, to $5.1 million for the year ended December 31, 2012 from $3.4 million for the year ended December 31, 2011. The increase in sales and marketing expenses was primarily attributable to a 96.1% increase in the number of homes closed for the year ended December 31, 2012 compared to the prior year. Sales and marketing expenses were 5.3% and 7.4% of home sales revenue for the year ended December 31, 2012 and 2011, respectively.

        General and Administrative.    General and administrative expenses increased $2.5 million, or 55.5%, to $6.9 million for the year ended December 31, 2012 from $4.5 million for the year ended December 31, 2011. The increase was primarily attributable to an increase of $1.7 million in our employee salaries and benefit expenses, due primarily to an increase in (i) headcount resulting from a 96.1% increase in the number of homes closed, and (ii) incentive compensation resulting from an increase in net income, for the year ended December 31, 2012 compared to the prior year. Our general and administrative expenses as a percentage of home sales revenue were 7.2% and 9.8% for the year ended December 31, 2012 and 2011, respectively.

        Other Expense, Net.    Other expense, net, decreased $0.1 million, to $34,000 for the year ended December 31, 2012 from $0.2 million for the year ended December 31, 2011.

  Capitalized Interest

        Capitalized interest, which was incurred principally to finance land acquisitions, land development and home construction, totaled $2.6 million (including debt origination costs) and $1.6 million for the year ended December 31, 2012 and 2011, respectively, all of which was capitalized to real estate inventory. The increase in interest incurred during the year ended December 31, 2012 as compared to the year ended December 31, 2011 was primarily attributable to our increase in outstanding debt, and the increase in the number of active projects and the growth in our real estate inventory.

  Lots Owned or Controlled

        The table below summarizes our lots owned or controlled under option as of the dates presented:

	Year Ended December 31,		Increase (Decrease)
	2012	2011	Amount	%
Lots owned	514	521	(7)	(1.3)%
Lots controlled under option	0	712	(712)	(100.0)%

Total	514	1,233	719	(58.3)%

        Owned or controlled lots as of December 31, 2012 decreased 58.3% to 514 from 1,233 as of December 31, 2011. The decrease in lots owned or controlled from 2011 was primarily due to the transfer of controlled lots by CV Homebuilder to CV LandCo in connection with a financing transaction. We plan to open sales locations in 2013 in the following cities (counties): Camarillo—two projects (Ventura County), Ventura (Ventura County), Azusa (Los Angeles County), Covina (Los Angeles County), Downey (Los Angeles County), Glendora (Los Angeles County), Pasadena (Los Angeles County), County), Garden Grove (Orange County), and Morgan Hill (Santa Clara County).

Liquidity and Capital Resources

  Overview

        Our principal uses of capital are operating expenses, land purchases, land development, home construction and the payment of liabilities incurred in the ordinary course of business. Historically we have used funds generated by operations, direct and indirect equity contributions from CV Former Parent and the Sponsors, and available borrowings under our secured revolving credit facility to meet our short-term working capital requirements.

        Following this offering, we expect both our cash flows and liquidity needs to increase significantly with our expected growth in both land acquisition and development and home sales. In addition, as a result of the Formation Transactions:

  •
  we will have increased cash outlays and capital requirements due to direct land acquisitions that we will undertake, including with respect to the lots under option agreements with CV LandCo and acquisitions from unrelated third parties, and

  •
  CV Former Parent will no longer provide financing support for our operations.

        We therefore will rely on our ability to finance our operations by generating operating cash flows, borrowings under our secured revolving credit facility or accessing the term loan or debt and equity capital markets as part of our ongoing strategy, to provide us with the financial flexibility to access capital on attractive terms. We also rely on our ability to obtain performance, payment and completion surety bonds, and letters of credit to finance our projects.

        Cash flows for each of our projects depend on their stage in the development cycle, and can differ materially from reported earnings. Early stages of development or expansion require significant cash outlays for land acquisitions, land improvement, permits, entitlements, and construction of model homes, roads, utilities, general landscaping and other amenities. Because these costs are a component of our inventory and are not recognized in our statement of operations until a home or parcel is sold, we incur significant cash outlays prior to our recognition of earnings. In the later stages of project development, cash inflows may significantly exceed earnings reported for financial statement purposes, as the cash outflow associated with home construction and land development was previously incurred. We are currently acquiring and developing lots to maintain and grow our lot supply. Accordingly, site improvements comprise a significant portion of our spending in the early stage of the overall project development. As demand for new homes improves and we continue to expand our business, we expect that cash outlays for land purchases and land development to expand our lot inventory will exceed our cash generated by operations. In the year ended December 31, 2012, we sold 202 homes for $96.5 million, made capital expenditures for land, development and construction of $64.0 million, and started construction on 321 homes. We estimate that our capital expenditures for 2013 will be approximately $360 million. This estimate includes capital expenditures related to the acquisition of lots under option from CV LandCo.

        We intend to use the net proceeds from this offering, together with cash on hand and available borrowings under our revolving credit facility, primarily to acquire land, which may include exercising options with CV LandCo and unrelated third parties, acquiring land in other transactions with third parties or any combination of the foregoing. We also intend to fund development and construction costs. Although we are not obligated to purchase any lots under option, we currently expect to have the resources to purchase (i) the lots under option from CV LandCo that our independent directors approve after their due diligence is complete and (ii) the lots under option from unrelated third parties before such options expire. The options with CV LandCo are in three tranches; the first tranche has an aggregate exercise price of approximately $112 million (subject to customary adjustments) and an expiration date of December 2013, the second tranche has an aggregate exercise price of approximately $120.6 million (subject to customary adjustments) and an expiration date of March 31, 2014 and the third tranche has an exercise price of approximately $120.4 million (subject to customary adjustments) and an expiration date of September 2014. The aggregate exercise price of the options with CV LandCo is approximately $353 million. The aggregate exercise price of the lots under option from unrelated third parties is approximately $102 million (subject to customary adjustments), and those with fixed outside closing dates of the options with unrelated third parties range from July 2013 to August 2016. See "Our Business—Land Portfolio." The net proceeds from this offering will be insufficient to purchase all lots under option. To purchase any portion of the lots under option with CV LandCo and unrelated third parties not funded with the sources listed above and operating cash flows, we expect to seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financings and/or securities offerings, to fund some or all of these purchases. See "Use of Proceeds." We have not entered into any agreements to obtain such additional capital, and the availability of such capital on favorable terms or at all may be limited. See "Risk Factors—Difficulty in obtaining sufficient capital could result in an inability to acquire land for our development or increased costs and delays in the completion of our projects." If we seek to raise capital through equity financings, including the issuance of additional shares of our common stock or the issuance of preferred stock, equity or debt securities convertible into common stock, such issuances could cause the market value of our common stock to decline and could result in dilution of your shares. See "—Risks Related to this Offering and Ownership of our Common Stock—Future Sales of our Common Stock or other securities convertible into our common stock could cause the market value of our common stock to decline and could result in dilution of your shares." Although we expect the acquisition of lots under option from CV LandCo will represent a significant portion of our capital expenditures for the foreseeable future, the acquisition of such lots is not otherwise expected to materially affect our operating results or liquidity profile.

        As of June 30, 2013, we had $108.3 million of cash and cash equivalents, which represents an $86.2 million increase from December 31, 2012, primarily as a result of a capital contribution of $137.5 million made to us by CV Former Parent offset by a payoff of our outstanding balance on our senior secured revolving credit facility of approximately $46.4 million and net cash used in operations of $3.8 million during the six months ended June 30, 2013.

  Revolving Credit Facility

        Existing Secured Revolving Credit Facility.    As of December 31, 2012, we were party to a secured revolving credit facility which has a maximum loan commitment of $100 million. Our secured revolving credit facility has a maturity date of June 1, 2014. We may borrow under our secured revolving credit facility in the ordinary course of business to fund our operations, including our land development and homebuilding activities. Interest on our secured revolving credit facility is paid monthly at a rate based on LIBOR, subject to a minimum interest rate floor of 5.0%. We amended our secured revolving credit facility in October 2012 to, among other things; increase the maximum amount that can be borrowed thereunder from $75 million to $100 million, extend the maturity, and increased the advance rates on sold and unsold homes under construction. As of June 30, 2013, there was no outstanding principal balance, the interest rate was 5.0% per annum and we had approximately $100 million of availability under our secured revolving credit facility.

        The secured revolving credit facility contains financial covenants requiring us to maintain liquid assets of not less than $10 million, a fixed charge coverage ratio (EBITDA to interest) of not less than 2: 1, a tangible net worth of not less than $50 million, a ratio of total debt to net worth of not greater than 1.25: 1, a ratio of land assets to tangible net worth not greater than 1.5: 1 and bonding obligations in an aggregate amount not exceeding $25 million. The secured revolving credit facility also contains certain customary negative covenants, including with respect to incurrence of debt, investments, dividends and other restricted payments, asset sales, and affiliate transactions. As of December 31, 2012 we were in compliance with all of these covenants.

        In March 2013, CV Former Parent contributed $137.5 million to the common equity of CV Homebuilder. We used approximately $46 million of the net proceeds of the investment to pay down outstanding amounts under the secured revolving credit facility.

        New Revolving Credit Facility.    In connection with this offering, we expect to replace and refinance the existing secured revolving credit facility with a new unsecured revolving credit facility, which we expect will be undrawn upon the completion of this offering. Our new revolving credit facility is expected to have a maximum loan commitment of $150 million, which may be increased in certain circumstances and upon certain agreed upon terms and conditions to $250 million. We expect to be able to borrow under our new revolving credit facility in the ordinary course of business to fund our operations, including our land development and homebuilding activities. Interest on our new revolving credit facility will be paid monthly at a rate based on LIBOR plus an applicable LIBOR margin for interest periods of one, two or three months. The new revolving credit facility is expected to be guaranteed by each of our existing and future wholly owned homebuilding subsidiaries.

        The new revolving credit facility is expected to contain financial covenants requiring us to maintain a fixed charge coverage ratio (EBITDA to interest) of not less than 1.50: 1, a ratio of total debt to net worth of not greater than 55% and a ratio of land assets to tangible net worth not greater than 1.25: 1. The new revolving credit facility also is expected to contain certain customary negative covenants, including with respect to incurrence of debt, investments, dividends and other restricted payments, asset sales, and affiliate transactions. There can be no assurance that we will complete this financing or on the terms set forth above. This description does not purport to be complete and is qualified in its entirety by reference to the provisions of the documents entered into in connection with the new revolving credit facility.

        During the next twelve months, we expect to fund our cash requirements with existing cash and cash equivalents, cash flow from operations (including sales of our homes and land), borrowings under our revolving credit facility and the net proceeds from this offering. Although we expect these funds will cover a majority of our liquidity needs during this period, in order to execute our 2014 growth plans, we expect to seek financing for a portion of our future land acquisitions and developments with the most favorable source of capital available to us at the time of the transaction, which may include one or a combination of common and preferred equity, secured and unsecured corporate level debt and other long-term indebtedness. We intend to maintain adequate liquidity and balance sheet strength, and we will continue to evaluate opportunities to access the term loan and capital markets as they become available.

Cash Flows

  Six Months Ended June 30, 2013 compared to Six Months Ended June 30, 2012

        Net cash used in operating activities was $3.8 million in the first six months of 2013 compared to $2.1 million provided by operating activities in the first six months of 2012. This increase in cash used was primarily a result of (1) an increase in escrow receivable of $8 million in 2013 as compared to an increase of $2.1 million in 2012, which was primarily driven by the increase in homes closed during the second quarter 2013, (2) an increase in due to affiliates of $0.1 million in 2013 compared to a decrease of $2.9 million in 2012, (3) an increase of $6.8 million in prepaid expenses and other assets in the first six months of 2013 compared to an increase of $0.1 million for the first six months of 2012 due primarily to capitalized costs related our proposed initial public offering, offset by (4) consolidated net income of $8.3 million in the first six months of 2013 compared to a consolidated net income of $6.8 million in the first six months of 2012, (5) an increase in accounts payable of $7.0 million in the first six months of 2013 as compared to a decrease of $0.7 million in the first six months of 2012 due primarily to operating expenses related to our continued growth, and (6) an increase of $1.2 million in accrued expenses for 2013 compared to an increase of $0.5 million in 2012.

        Net cash used in investing activities was negligible in the six months ended June 30, 2013 compared to $0.4 million used to acquire property and equipment during the six months ended June 30, 2012.

        Net cash provided by financing activities was $90.1 million in the first six months of 2013 compared to $3.5 million used in the first six months of 2012. The change was primarily a result of (1) a member contribution of $137.5 million in the first six months of 2013 as compared to none for the same period in 2012, offset by (2) repayments of debt of $46.4 million in the first six months of 2013 as compared to a net decrease in debt of $0.8 million in the first six months of 2012 and (3) a tax distributions to members of $1.0 million in the first six months of 2013 compared to distributions of $2.6 million in the first six months of 2012.

  Year Ended December 31, 2012 compared to Year Ended December 31, 2011

        For the year ended December 31, 2012 as compared to the year ended December 31, 2011:

        Net cash used in operating activities decreased $6.6 million in 2012 from a use of $22.4 million in 2011. This decrease was primarily a result of (1) an increase in real estate inventories of $26.1 million in 2012 as compared to an increase of $30.2 million in 2011, which was primarily driven by the increase in land, land development and homes under construction and was offset by the increase in home closings in 2012 as compared to 2011 and (2) a consolidated net income of $14.4 million in 2012 compared to a consolidated net income of $4.5 million in 2011, which was offset by (3) an increase of due from affiliates of $3.5 million compared to a decrease of $1.6 million in 2011 and (4) an increase of accounts payable of $1.5 million as compared to $6.1 million in 2011 due primarily to operating expenses related to our continued growth.

        Net cash used in investing activities was $0.5 million in 2012 as compared to $0.5 million in 2011.

        Net cash provided by financing activities decreased to $9.6 million in 2012 from $24.7 million in 2011 period. The decrease was primarily a result of (1) a decrease in net proceeds from debt of $15.4 million in 2012 as compared to a net proceeds from debt of $29.0 million in 2011 and (2) an increase in tax distributions to members of $5.2 million in 2012 compared to distributions of $2.8 million in 2011.

Contractual Obligations and Off-Balance Sheet Arrangements

        We acquire, either from third parties or CV LandCo and its affiliates, land parcels pursuant to purchase agreements or option contracts. The option contracts that we generally enter into with third parties require us to pay non-refundable deposits after a due diligence period, which can vary by transaction, and give us the right (but not the obligation) to acquire the land typically at fixed prices. We typically wait until the completion of entitlements to exercise options. If we do not secure entitlements and do not complete the purchase of the property, the majority of the contracts permit the seller to keep the non-refundable deposit. In a majority of transactions, we are required to purchase all of the land involved at one time. In a limited number of transactions with unrelated third parties, a portion of the consideration that we pay for the land may be in the form of a share of the profits of a project after we receive an agreed upon level of profits from the project, or we may enter into a partnership whereby a land owner contributes some or all of the land value to the partnership and receives an agreed upon level of profits from the project. We generally have the right at our discretion to terminate our obligations under both purchase or option contracts by forfeiting our cash deposit with no further financial responsibility to the land seller. As of December 31, 2012, we had no non-refundable cash deposits pertaining to option or purchase contracts for lots. We expect to have significant non-refundable cash deposits in the future, including under our option contracts with CV LandCo. See "Our Business—Land Acquisition and Entitlement—Land Acquisition—Relationship with CV LandCo."

        Our utilization of option contracts to purchase land is dependent on, among other things, the availability of land sellers willing to enter into option contracts, the availability of capital to financial intermediaries to finance the development of land, general housing market conditions, and local market dynamics.

  Contractual Obligations Table

        The following table summarizes our future estimated cash payments under existing contractual obligations as of December 31, 2012, including estimated cash payments due by period.

	Payments Due by Period
($ in thousands) Contractual Obligations:	Total	Less Than 1 Year	1 - 3 Years	4 - 5 Years	After 5 Years
Long-term debt principal payments(1)	$49,005	$0	$46,405	$2,600	$—
Estimated interest expense	3,287	2,320	967	—	—
Operating leases(2)	459	136	294	29	—

Total	$52,751	$2,456	$47,666	$2,629	$—

(1)
Long-term debt represents our secured revolving credit facility and our acquisition and development loans. A majority of the contractual maturities of the debt is in the one to three years category; however, many of the homebuilding inventories securing the loans are expected to be sold in less time and consequently repayment will be required earlier than schedule. In March 2013, we repaid all outstanding amounts under our secured revolving credit facility. For a more detailed description of our long-term debt, please see note 7 of the notes to our consolidated financial statements included elsewhere in this prospectus.

(2)
For a more detailed description of our operating leases, please see note 13 of the notes to our consolidated financial statements included elsewhere in this prospectus.

        We obtain surety bonds in the normal course of business to ensure completion of certain infrastructure improvements of our projects. As of December 31, 2012 and 2011, we had outstanding surety bonds totaling $20.4 million and $11.6 million, respectively with respect to which we estimate remaining costs to complete of $13.1 million and $8.7 million, respectively. The beneficiaries of the bonds are primarily various municipalities. In the unlikely event that any such surety bond issued by third parties are called because the required improvements are not completed, we could be obligated to reimburse the issuer of the bond.

        We are not a party to any off balance sheet arrangements.

Critical Accounting Policies

        Our financial statements have been prepared in accordance with GAAP. The preparation of these financial statements requires our management to make estimates and judgments that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of costs and expenses during the reporting period. On an ongoing basis, our management evaluates its estimates and judgments, including those which impact our most critical accounting policies. Our management bases its estimates and judgments on historical experience and on various other factors that we believe to be reasonable under the circumstances. Actual results may differ from our estimates under different assumptions or conditions. Our management believes that the following accounting policies are among the most important to the portrayal of our financial condition and results of operations and require among the most difficult, subjective or complex judgments:

  Real Estate Inventories and Cost of Home Sales

        Real estate inventory consists of land, land under development, homes under construction, completed homes, and model homes and is stated at cost, net of impairment charges. Direct carrying costs, including interest, property taxes, related development costs, and field construction supervision are capitalized as incurred. Direct construction costs are specifically identified and allocated to homes while other common costs, such as land, land improvements, and carrying costs, are allocated to homes within a community based upon their anticipated relative sales or fair values.

        Cost of sales is recognized in the period when the related home sales revenues are recognized. Cost of sales is recorded based upon total estimated costs to be allocated to each home within a community. Certain direct building costs are specifically identified and allocated to homes while other common costs, such as land, land development, and carrying costs, are allocated to homes within a community based upon their anticipated relative sales or fair value. Any changes to the estimated costs are allocated to the remaining unclosed lots and homes within their respective community.

  Impairment of Real Estate Inventories

        We review all of our projects for indicators of impairment at least on a quarterly basis or whenever events or circumstances indicate the carrying amount of the asset may not be recoverable. For the six month periods ended June 30, 2013 and 2012, we evaluated 18 and 14 projects, respectively. For the years ended December 31, 2012 and 2011, we evaluated 16 and 14 projects, respectively. In each case, we evaluated all projects owned. Indicators of impairment include, but are not limited to, significant decreases in local housing market values and selling prices of comparable homes, significant decreases in gross margins and sales absorption, costs in excess of budget, significant adverse change in legal factors or business climate, significant change in intended use, and current-period losses combined with a history of losses or a forecast of continuing losses.

        If there are indications of impairment, we perform a detailed budget and cash flow review of our real estate assets to determine whether the estimated remaining undiscounted future cash flows of the project are more or less than the asset's carrying value. When estimating undiscounted cash flows of a project, we make various assumptions, including: (i) expected sales prices and sales incentives to be offered, including the number of homes available, pricing and incentives being offered by us or other builders in other communities, and future sales price adjustments based on market and economic trends; (ii) expected sales pace and cancellation rates based on local housing market conditions, competition and historical trends; (iii) costs incurred to date and expected to be incurred including, but not limited to, land and land development costs, home construction costs, interest costs, indirect construction and overhead costs, and selling and marketing costs; (iv) alternative product offerings that may be offered that could have an impact on sales pace, sales price and/or building costs; and (v) alternative uses for the property. If the undiscounted cash flows are more than the asset's carrying value, no impairment adjustment is required. However, if the undiscounted cash flows are less than the asset's carrying value, the asset is deemed potentially impaired and additional analysis is performed.

        If a real estate asset is deemed potentially impaired, a discounted cash flow analysis is performed to determine the impairment amount. We determine the impairment amount by utilizing expected present value methods, such as discounted cash flow analysis, to estimate fair value and accordingly the impairment loss. In addition, we consider local housing market conditions such as selling prices of comparable homes in other communities. The difference between the estimated lower fair value of the assets and the higher carrying amount of the asset is the impairment loss we would recognize. Key inputs to the expected present value methods would include assumptions about the timing and probability of cash flows as well as estimates around the discount rate. The discount rate would reflect estimates of our risk, timing, and uncertainty of those cash flows. Such rate would typically be obtained by utilizing a quoted borrowing rate from our lenders in consideration of the borrowing rate utilized by our competitors. Assumptions to key inputs contain an inherent amount of uncertainty. Deviation of assumptions from historical results could cause the Company to under or overestimate the impairment amounts. An overestimation of impairment amounts would result in lower than expected reported earnings for the reporting period while an underestimation of impairment amounts could result in higher than expected earnings for the reporting period. Additionally, the fair value of the real estate assets could be negatively affected by the macroeconomic environment such as increases in mortgage interest rates, increases to the regional unemployment rates, or changes in local regulations such as zoning ordinances, that would limit the number or type of structures that we could build.

        After completion and review of both internal and external data for indicators of impairment, including undiscounted cash flow analysis, we determined that the expected undiscounted cash flows for our real estate assets exceeded the carrying amounts by 11% to 67%. Consequently, no impairments related to our real estate inventories have been recognized.

  Revenue Recognition

        Sales and Profit Recognition.    Revenue and profits from home sales are recognized using the full accrual method when title has passed to the buyer, the collectibility of the sales price is reasonably assured, the required minimum cash down payment has been received and we have no continuing involvement with the property.

        In accordance with Accounting Standards Codification ("ASC") 360, Property, Plant, and Equipment, revenues from sales are recorded and a profit is recognized when the respective homes are closed. Sales are closed when all conditions of escrow are met, including closing of the home or other real estate asset, title passage, appropriate consideration is received and collection of associated receivables, if any, is reasonably assured. Home sales incentives are a reduction of revenues when the respective home is closed. When it is determined that the earnings process is not complete, the sale and the related profit are deferred for recognition in future periods. The profit we record is based on the calculation of cost of home sales, which is dependent on our allocation of costs, as described in more detail above in the section entitled "—Real Estate Inventories and Cost of Home Sales."

  Warranty Reserves

        Estimated future direct warranty costs are accrued and charged to cost of home sales in the period when the related home sales revenues are recognized. Amounts accrued are based upon judgment by management and its knowledge of historical experience rates. Accrued warranty costs are included in other liabilities in the accompanying consolidated balance sheets. We assess the adequacy of our warranty accrual on a quarterly basis and adjust the amounts recorded if necessary.

  Variable Interest Entities

        We enter into purchase and option agreements for the purchase of real estate as part of the normal course of business. These purchase and option agreements enable us to acquire properties at one or multiple future dates at pre-determined prices. We believe these acquisition structures reduce our financial risk associated with real estate acquisitions and holdings and allow us to better maximize our cash position.

        Based on the provisions of the relevant accounting guidance, we concluded that when we enter into a purchase agreement to acquire real estate from an entity, a variable interest entity ("VIE") may be created. We evaluate all option and purchase agreements for real estate to determine whether they are a VIE. The applicable accounting guidance requires that for each VIE, we assess whether we are the primary beneficiary and, if we are, we consolidate the VIE in our consolidated financial statements and would reflect such assets and liabilities as "Real estate inventories not owned."

        In order to determine if we are the primary beneficiary, we must first assess whether we have the ability to control the activities of the VIE that most significantly impact its economic performance. Such activities include, but are not limited to, the ability to determine the budget and scope of land development work, if any; the ability to control financing decisions for the VIE; the ability to acquire additional land into the VIE or dispose of the land in the VIE not under contract with us; and the ability to change or amend the existing option contract with the VIE. If we are not determined to control such activities, we are not considered the primary beneficiary of the VIE. If we have the ability to control such activities, we will continue our analysis by determining if we are also expected to absorb a potentially significant amount of the VIE's losses or, if no party absorbs the majority of such losses, if we will benefit from a potentially significant amount of the VIE's expected gains.

        In substantially all cases, creditors of the entities with which we have option agreements have no recourse against us and the maximum exposure to loss on the applicable option or purchase agreements is limited to non-refundable option deposits and any capitalized pre-acquisition costs. Some of our option or purchase deposits may be refundable to us if certain contractual conditions are not performed by the party selling the lots.

        As a result of the option agreements with subsidiaries of CV LandCo, we believe that CV LandCo and one of these subsidiaries could potentially be a VIE. Although we have determined that we are not deemed to be the primary beneficiary of any potential VIE, we will have to reevaluate each such determination on a regular basis. Based on those evaluations, in the future we may determine that we are the primary beneficiary and may need to consolidate the applicable VIE. At this time, we cannot determine the impact of such consolidation on our financial condition, results of operation or liquidity; however, any such impact could be significant.

  Sales and Marketing Expense

        Sales and marketing expense incurred to sell projects are capitalized if they are reasonably expected to be recovered from the sale of the project or from incidental operations and are incurred for tangible assets that are used directly through the selling period to aid in the sale of the project or services that have been performed to obtain regulatory approval of sales. All other selling expenses and other marketing costs are expensed in the period incurred.

Implications of Being an Emerging Growth Company

        We are an emerging growth company and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. These provisions include:

  •
  a requirement to present only two years of audited financial statements and only two years of related Management's Discussion and Analysis of Financial Condition and Results of Operations included in an initial public offering registration statement;

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  an exemption to provide less than five years of selected financial data in an initial public offering registration statement;

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  an exemption from the auditor attestation requirement of Section 404 of the Sarbanes-Oxley Act in the assessment of the emerging growth company's internal control over financial reporting;

  •
  an exemption from the adoption of new or revised financial accounting standards until they would apply to private companies; and

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  an exemption from compliance with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer.

        We have determined to opt out of the exemption from compliance with new or revised financial accounting standards. As a result, we will comply with new or revised financial accounting standards on the relevant dates on which adoption of such standards is required for companies that are not "emerging growth companies." Our decision to opt out of this exemption is irrevocable.

        We have elected to adopt the reduced disclosure requirements described above. As a result of these elections, the information that we provide in this prospectus may be different than the information you may receive from other public companies in which you hold equity interests. In addition, it is possible that some investors will find our common stock less attractive as a result of our elections, which may cause a less active trading market for our common stock and more volatility in our stock price.

        We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of this offering, (b) in which we have total annual gross revenue of at least $1.0 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period.

Related Party Transactions

        See "Certain Relationships and Related Party Transactions" for a description of our transactions with related parties.

Recently Issued Accounting Standards

        In May 2011, the Financial Accounting Standards Board ("FASB") issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs ("ASU 2011-04"). ASU 2011-04 amends ASC 820, Fair Value Measurements ("ASC 820"), providing a consistent definition and measurement of fair value, as well as similar disclosure requirements between GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles, clarifies the application of existing fair value measurement and expands the ASC 820 disclosure requirements, particularly for Level 3 fair value measurements. Our adoption of these provisions of ASU 2011-04 on January 1, 2012 did not have an impact on our consolidated financial statements.

        In December 2011, the FASB issued ASU 2011-11, "Disclosures About Offsetting Assets and Liabilities", which enhanced disclosure requirements about the nature of an entity's right to offset any related arrangements associated with its financial instruments and derivative instruments. The new guidance requires the disclosure of the gross amounts subject to rights of set-off, amounts offset in accordance with the accounting standards followed, and the related net exposure. The new guidance will be effective for us beginning January 1, 2013. We will conform presentation when this guidance becomes effective, and do not expect the change to have a material impact on the presentation of our consolidated financial statements.

        In December 2011, the FASB issued ASU 2011-12, "Comprehensive Income (Topic 220)", which amended the deferral date of presentation of comprehensive income as outlined in ASU 2011-05. ASU 2011-05, "Presentation of Comprehensive Income", requires the presentation of comprehensive income in either (i) a continuous statement of comprehensive income or (ii) two separate, but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in member's equity. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 should be applied retrospectively, beginning after December 15, 2011, with early adoption permitted. The adoption of ASU 2011-05 did not have any effect on our consolidated financial statements or disclosures because net income equals comprehensive income.

Quantitative and Qualitative Disclosures About Interest Rate Risk

        We are exposed to market risks related to fluctuations in interest rates on our outstanding variable rate debt. We did not utilize swaps, forward or option contracts on interest rates or commodities, or other types of derivative financial instruments as of or during the year ended December 31, 2012. We have not entered into and currently do not hold derivatives for trading or speculative purposes. Many of the statements contained in this section are forward looking and should be read in conjunction with our disclosures under the heading "Cautionary Note Concerning Forward-Looking Statements."

        The table below details the principal amount and the average interest rates for the outstanding debt for each category based upon the expected maturity or disposition dates. The fair value of our variable rate debt, which consists of our secured revolving credit facility and our acquisition and development loans, is based on quoted market prices for the same or similar instruments as of December 31, 2012. In March 2013, we repaid all outstanding amounts under our secured revolving credit facility.

	Expected Maturity Date
	December 31,
								Estimated Fair Value
($ in thousands) Liabilities:	2012	2013	2014	2015	2016	Thereafter	Total
Variable rate debt(1)	$—	$—	$46,405	$—	$2,600	$—	$49,005	$49,005
Average interest rate	0.0%	0.0%	5.0%	0.0%	6.5%	0.0%	5.1%	5.1%

(1)
Contractual maturities of the variable rate debt are in 2014 and 2016; however, the assets securing the loans are expected to be sold before the loan matures and consequently repayment will be required at that time. For a more detailed description of our long-term debt, please see note 7 of the notes to our consolidated financial statements included elsewhere in this prospectus.

        Based on the current interest rate management policies we have in place with respect to our outstanding debt, we do not believe that the future interest rate risks related to the above debt will have a material adverse impact on our financial position, results of operations or liquidity.

 MARKET OPPORTUNITY

        Unless otherwise indicated, market data, estimates and forecasts are derived from a market study prepared for us in connection with this offering by JBREC based on the most recent data available as of June 2013. Founded in 2001, JBREC is an independent research provider and consulting firm focused on the housing industry. The following information contains forward-looking statements which are subject to uncertainty and you should review "Cautionary Note Concerning Forward-Looking Statements."

National Housing Market

        The U.S. housing market continues to improve from the cyclical low points reached during the 2008 - 2009 national recession. Between the 2005 market peak and 2011, new single-family housing sales declined 76%, according to data compiled by the U.S. Census Bureau (the "Census Bureau"), and median home prices declined 34%, as measured by the S&P Case-Shiller Index. In 2011, some U.S. markets showed early indications of recovery as a result of an improving macroeconomic backdrop and strong housing affordability. In the twelve months ended April 30, 2013, homebuilding permits increased 36%, according to the Census Bureau, and the median single-family home price increased 11% year-over-year, according to data compiled by the National Association of Realtors. According to the Census Bureau, growth in new home sales outpaced growth in existing home sales over the same period, increasing 29% versus 10% for existing homes.

        Strong housing markets have historically been associated with favorable affordability, a healthy domestic economy, positive demographic trends such as population growth and household formation, falling mortgage rates, increases in renters that qualify as homebuyers, and locally based dynamics such as higher housing demand relative to housing supply. Many markets across the United States are experiencing a number of these positive trends. Relative to long-term historical averages, data compiled by the U.S. Bureau of Labor Statistics (the "BLS") and the Census Bureau shows that the U.S. economy is creating more jobs than homebuilding permits issued and the inventory of resale and new unsold homes is low compared to recent periods. Affordability is near its best level in more than 30 years, as measured by the ratio of homeownership costs to household income.

        Despite recent momentum, the U.S. housing market has not fully recovered from the 2008 - 2009 recession as consumer confidence remains below average levels, mortgage underwriting standards have tightened, and the number of delinquent mortgages remains elevated relative to historical averages. Additionally, real estate is a local industry and not all markets exhibit the same trends.

        The U.S. housing market is in the beginning of phase three of a three-phase supply-constrained housing recovery, as described below:

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  Phase 1—job growth begins.

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  Phase 2—price appreciation occurs among low-priced homes in foreclosure, increasing resale prices to the point where purchasing a new home provides a good value compared to purchasing an existing home. Reduced resale inventory and great affordability fuel a surge in demand for new homes during this recovery.

  •
  Phase 3—strong demand and limited supply lead to considerable price appreciation in land-constrained markets, and a resurgence in construction activity in markets with sufficient land supplies. Price appreciation allows discretionary buyers to sell their existing homes and potentially purchase a new home.

        While conditions are improving, significant future growth is required to return to pre-recession housing market conditions.

  •
  Construction starts, as measured by the Census Bureau through April 2013, were at 1,017,000 units per year. This represents 53% of a recovery to a level of 1.5 million annual starts, which is comparable to housing starts in 2000, a year that is reflective of a more stable market. Permits issued through April 2013 are more than twice the level of the low of 478,000 annual starts in April 2009.

  •
  Existing home sales, as measured by the National Association of Realtors, were at 4,970,000 annualized transactions through April 2013. This is in line with what JBREC estimates to be a stable level based on the ratio of existing home sales activity per household during the late 1980s and 1990s, when the housing market was in a more balanced environment and many economic variables were near historical averages. Existing home sales had fallen to an annualized rate of 3,300,000 transactions in July 2010.

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  New home sales were at 454,000 annualized transactions through April 2013, as measured by the Census Bureau, representing 34% of a recovery to a level of 800,000 annual transactions. JBREC estimates this to be a stable level based on new home sales activity during the late 1990s, when the housing market was in a more balanced environment and many economic variables were near historical averages. New home sales had fallen to 273,000 annualized transactions in February 2011.

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  Home affordability for the nation as measured by the Burns Affordability Index reached its most favorable levels during the housing downturn, as prices and mortgage rates declined. JBREC believes that a combination of rising prices and mortgage rates is likely to increase the cost of housing relative to incomes of U.S. homebuyers over the next five years, bringing affordability measures closer to the historical median level measured from 1981 to 2012.

        Demand.    Job growth is the most important factor for a healthy housing market. While year-over-year job growth is once again positive after significant losses from 2008 through 2010, recent growth has moderated amidst fiscal uncertainty. Additionally, the rate of job growth in economic recoveries has slowed over the last 30 years, primarily as a result of the aging U.S. labor force, productivity improvements and globalization. JBREC forecasts that job growth will grow at a 1.4% average annual rate from 2013 through 2017, remaining consistent through 2016, and slowing in 2017. By the end of 2014, the national economy is expected to have recovered all of the 7.7 million jobs lost between 2008 and 2010.

        According to data compiled by the Census Bureau and the BLS, the current average employment growth to homebuilding permit ratio for the country is 2.3. A balanced ratio in a stable market is 1.2 to 1.3. This ratio has been above a stable market ratio for several quarters, due to a rise in employment growth coupled with historically low homebuilding permit levels. Eventually, the relative excess job growth to homebuilding permit growth should lead to improving consumer confidence and new home sales, which will in turn drive increased construction activity.

        Household formations are expected to average 1.36 million per year through 2017, based on population growth averaging 0.9% per year and headship rates (the percentages of people in an age group that head a household) returning to levels that are more consistent with historical trends by 2025. The reduction in headship rates for nearly all age groups from 2000 to 2010 was caused primarily by the economic distress in the late 2000s. Immigration is expected to add to the household and population growth as well, occurring at approximately 0.3% per year, and mostly concentrated in the 20 to 40 year old demographic.

        A lack of inventory is currently limiting sales activity in the existing home market, but sales are expected to grow through 2016, in part due to continued investor activity. After decreasing to 4.1 million transactions in 2008 from a peak of nearly 7.1 million transactions three years prior, existing home sales transactions are currently nearly 5.0 million according to the National Association of Realtors, hampered by a large decrease in the supply of homes on the market. JBREC forecasts that sales will rise to 5.5 million transactions in 2016, which would be slightly higher than the sales activity in 2001, and will decline in 2017 when rates are assumed to exceed 5.5% and the economy is assumed to slow. The share of sales that were for investment purposes rose to 30% in the first quarter of 2013, which was the highest rate on record, according to DataQuick. An elevated share of distressed sales is expected to keep investor activity above normal levels in the near term. Many investors are converting distressed inventory to rentals for a long-term hold, which is aiding the recovery process by removing marginal inventory that otherwise depresses prices.

        The projected slow but steady job growth should support absorption of the rising new home supply, which is coming off historical lows. New single-family home sales transactions reached a trough in 2011 at 306,000 homes sold, according to the Census Bureau, and are forecasted to rise steadily to 810,000 sales in 2016—a level last reached in pre-boom 1997 and slightly higher than in 2007. The new home market currently has only 155,000 units of completed supply as of April 2013, which is near the lowest level in more than 30 years, and JBREC expects construction levels to increase as the price of housing rebounds.

        Supply.    JBREC forecasts measurable improvement in new residential construction activity. Activity should steadily increase through 2016 at a rate that slightly exceeds the recoveries in past regional downturns, such as those in Houston in the late-1980s and Southern California in the late-1990s. With prices rising, and certain submarkets stabilized, homebuilder demand for lots is increasing substantially.

        Minimal entitlement processing occurred during the housing downturn, so the supply of finished, or even approved, lots is currently limited. As such, a lag in the delivery of new lot supply is expected, especially in markets with prolonged approvals processes, such as California.

        The number of existing homes available for sale (not including "shadow inventory," which is the number of homes subject to a mortgage that are in some form of distress but that are not currently for sale) remains very low but is starting to trend up. As of April 30, 2013, there were 4.2 months of inventory supply on the market, which is below the peak level and below the average of 7.2 months of supply over the past 30 years, according to the National Association of Realtors.

        There is no excess of vacant homes in the United States as a whole. The vacant housing inventory had accumulated as investors and second-home buyers purchased homes for profit and personal use, and again as the severe recession significantly reduced household formations. As household growth outpaces construction, the excess vacancy has cleared, although this will vary by local market.

        While the number of homes entering the foreclosure process is declining, the overall volume is still quite high relative to historical levels. According to the Mortgage Bankers Association, approximately 10.8% of all mortgages were delinquent as of first quarter 2013—nearly twice the pre-2008 level. The shadow inventory is still substantial, based on estimates by JBREC. This supply is likely to be sold or liquidated over the next several years. JBREC believes that banks will dispose of many of these distressed loans through either short sales or foreclosures and will do so at a moderate rate so as to limit the downward pressure on home prices resulting from the liquidation. However, there is a risk that banks will change their philosophy and will instead decide to dispose of these distressed loans at a more rapid pace.

        The media has made much of the distress in the market, focusing on the homes that are in some form of delinquency or foreclosure. However, only 9% of the total housing units in the United States are in some sort of distress; the remaining 91% are not, according to estimates by JBREC.

        Affordability.    Affordability in the existing home market is at historically favorable levels nationally, looking back over the last 30 years. The ratio of annual housing costs (which are mortgage payments plus a portion of the down payment) for the median-priced resale home to the median household income is near an all-time low, dating back to 1981. Due to rising mortgage rates coupled with expected home price appreciation, affordability conditions nationally are expected to weaken gradually in the coming years, reaching their historical median levels in 2016. While affordability conditions vary by market, most markets have experienced their most favorable historical affordability during this cycle.

        Home values are trending up, and the combination of historically low mortgage rates, a declining percentage of distressed sales, and low inventory levels are expected to drive rising home values. JBREC estimates national home values appreciated by approximately 5.2% during the twelve months ended April 30, 2013, and forecasts national appreciation of 9.1% in 2013 and 7.6% in 2014, slowing to 0.8% by 2017. Many factors can influence this outlook. Purchases by the Federal Reserve of mortgage-backed securities cause JBREC to believe that the Federal Reserve is seeking to encourage an increase in home prices.

        Increasing home price appreciation will likely be supported by low mortgage rates, which remain historically favorable, and are expected to remain low in the near term due to low inflation and global economic uncertainty. JBREC projects that average 30-year fixed mortgage rates will rise gradually to 5.7% by 2017, as increasing inflation and an improving economy drive rates higher after this period of particularly low inflation. However, as interest rates can change quickly, this expectation may not materialize.

        Expected Trends.    Strong price appreciation may occur over the near term due to the following factors:

  •
  Demand—demand is growing much faster than the new home supply being added to the market, which is helping to reduce the excess existing supply in the market. With a lower level of excess supply, JBREC expects prices will rise, as there will be multiple buyers for every house on the market for sale.

  •
  Affordability—the most favorable affordability in decades will make it easier for buyers to pay higher prices for homes.

  •
  Investment—hard assets, such as real estate assets, are broadly considered an inflation hedge, and many investors will focus on inflation once the current deflation concerns subside. International investors sense an attractive opportunity to buy U.S. real estate, due in part to a weak U.S. dollar. Also, large institutional investors as well as local investment groups see an opportunity to buy homes at below replacement cost or below the historical price/income ratio, and have been driving prices up.

        While the fundamentals are in place for a recovery in the housing market, there are a number of factors that are slowing or could slow the recovery, including the following:

  •
  The market is experiencing a low level of activity from entry-level buyers due to a lack of savings, challenges with back-end debt-to-income ratios and credit, and uncertainty about the housing market and the economy.

  •
  Fewer current homeowners are purchasing homes due to the high loan-to-value ratios of their existing loans.

  •
  The economy could still experience slow and volatile growth in the years to come, and even a recession. Recessions caused by excess leverage, such as the recent recession, usually resolve over many years and the path is typically volatile.

  •
  A large number of mortgaged homes will continue to go through the foreclosure process and will be sold under duress.

  •
  Mortgage rates could rise.

  •
  The implementation of qualified mortgage and qualified residential mortgage rules proposed in the Dodd Frank Wall Street Reform and Consumer Protection Act could make mortgages more difficult to obtain. The recent "qualified mortgage" definition required a 43% or lower backend debt-to-income ratio, which is generally more accommodative than the definition in the early 1990s.

  •
  Development and building costs are rising, which could negatively impact homebuilder margins.

        In addition, the government deficit is substantial, and the United States may be subject to further credit rating downgrades until political leadership develops and executes a plan to address the deficit. A lack of fiscal accountability could cause U.S. economic problems for years to come.

        Conclusion.    In summary, although housing is a risky asset class, JBREC believes the outlook for the housing market is favorable as a result of several factors, including the following:

  •
  Demand is strong. According to data derived from the Census Bureau and the BLS, the number of adults finding employment is exceeding new home supply by a ratio of 2.3 to 1.

  •
  Supply is low. Resale inventory is below the historical average months of supply, new home inventory is near an all-time low, and new construction is below historical averages, according to the National Association of Realtors and the Census Bureau.

  •
  Affordability is historically favorable. With mortgage rates around 4.5% according to Freddie Mac, and home prices in many markets back to levels last seen in 2003 as measured by a variety of indices, including the Burns Home Value Index, homeownership is an attractive financial option.

        JBREC forecasts that the excesses of the recent downturn will clear and that home prices and construction will increase for the foreseeable future.

California Housing Market

        The following table provides a summary of actual economic data from the Census Bureau and the BLS, as well as JBREC's forecasts, for our nine primary California markets from the most recent data available as of June 2013. These California markets exhibited strong job growth in relation to permit activity in 2012; in aggregate, the job growth to permit ratio was twice the national average. These markets also feature low levels of resale home supply (listings) in relation to resale sales activity; the aggregate of 2.4 months of supply as of April 30, 2013 was lower than the national average. Supply constraints in the California markets are likely to lead to elevated home value appreciation relative to national averages.

		Data (Twelve Months Ended April 30, 2013)
Market	Forecasted 2013 Home Value Appreciation*	Job Growth	Total Permits	Job Growth / Permit Ratio	Months of Resale Supply
Los Angeles	9.0%	76,500	12,246	6.2	2.6
Orange County	13.3%	26,900	7,049	3.8	2.1
San Diego	14.0%	25,100	6,390	3.9	2.5
Riverside-San Bernardino	14.0%	18,400	6,916	2.7	2.8
Ventura	13.6%	4,800	578	8.3	2.9
Santa Barbara	12.3%	5,000	295	16.9	4.5
San Francisco	13.8%	28,000	5,113	5.5	2.7
Oakland	8.5%	15,300	5,485	2.8	1.4
San Jose	15.1%	23,900	6,478	3.7	1.8

Total/Wtd. Avg.	12.6%	223,900	50,550	4.1	2.4

U.S. Total	9.1%	2,115,000	1,017,000	2.4	5.2

*
Source: Burns Home Value Index as of May 2013

Los Angeles, California Housing Market Overview

        The Los Angeles metropolitan division is a part of a single Metropolitan Statistical Area ("MSA") consisting of Los Angeles and Orange Counties together; the Los Angeles division represents Los Angeles County only. This county has nearly 10.1 million people and 3.3 million households according to the Census Bureau, making it the most populous county in the entire nation, representing slightly less than 30% of the state population and about 3% of the population of the entire nation. Owing to its size, the Los Angeles market has a wide diversity of submarkets and demographics, which make it critical for builders and developers to understand the local consumer. Redevelopment opportunities are abundant, and a large percentage of new homebuilding activity will likely occur in either infill locations close to job growth or in more distant areas where land is available for traditional single-family detached home development. Los Angeles has a high rate of immigrant growth and non-family growth, and both groups are more accepting of higher-density housing.

        The housing fundamentals of Los Angeles County have shown considerable improvement in recent years, which is a positive sign for home price appreciation in this market, indicating a recovery from the recession of the last few years. The improvement in the overall fundamentals is the result of improving job growth and declining distressed sales, in combination with low construction levels in the recession. The affordability fundamentals are strong, with prices on average having fallen to levels consistent with prices in 2004 at the same time that mortgage rates are at a historically low level of approximately 4.5%. The current affordability conditions provide an attractive buying opportunity.

        As measured by the BLS, there are more than 3.9 million non-farm payroll jobs in Los Angeles County, and employment growth is once again positive after job losses in 2008 through 2010. The metropolitan division lost 349,700 jobs (8.5%) from the 2007 peak before adding 24,600 jobs (0.7% growth) in 2011 and 67,200 jobs (1.8% growth) in 2012. During the twelve months ended April 30, 2013, 76,500 jobs were added (2.0% growth). The recent recession resulted in fewer losses than the 433,900 jobs lost in the downturn of 1991 to 1994, which had fallen upon a smaller population. JBREC projects job growth ranging from 75,200 to 79,600 jobs (1.9% to 2.0% growth) per year for 2013 to 2016, with growth slowing to 30,000 jobs (0.7% growth) in 2017.

        Although the area is well-known for its entertainment industry, employment in Los Angeles County is distributed over many industries and sectors. According to the BLS, the largest employment sector is Trade, Transportation and Utilities (19.2% of jobs), followed by the high-paying Professional and Business Services (14.9%), Government (14.3%), and Educational and Health Services (14.3%). Los Angeles County is home to such Fortune 500 companies as The Walt Disney Company, DIRECTV, Occidental Petroleum Corporation and Edison International, as well as headquarters for the U.S. subsidiaries of automobile companies Toyota Motor Corporation and Isuzu Motors Limited. The city and county governments are also major employers, as is the educational system. The ports of Los Angeles and Long Beach handle one-fourth of all container traffic coming into the United States, making the complex the largest port in the country and the third-largest in the world.

        According to Moody's Analytics, Los Angeles County lost a little less than one percent of its population in the three years from 2005 through 2007, but has added 306,000 people from 2008 through April 2013 (3.1% cumulative growth). JBREC assumes population growth averaging 99,600 people (1.0% growth) per year through 2017, with household growth averaging approximately 43,000 households (1.3% growth) over the same time period.

        As measured by Moody's Analytics, the median household income in Los Angeles County as of April 2013 was $53,822, having declined modestly since 2008 when it peaked at $55,537. Despite a slight decline in incomes since 2008, JBREC assumes stronger growth, averaging 2.3% growth per year from 2014 through 2017.

        According to DataQuick, existing home sales in Los Angeles County are rising steadily after declining in 2010 and 2011. In the twelve months ended April 30, 2013, existing home sales for the area increased to 81,761, up 39% from the trough of the market in 2008. Current existing home sales levels are still below the peak levels that topped 127,000 transactions in both 2003 and 2004. Home prices have turned around in Los Angeles County. In a classic business cycle, the median existing single-family detached home price declined by 44% between 2007 and 2009, representing the withdrawal of generous lending that had made high prices possible and led to many distressed sales. As of April 2013, the median price for existing single-family detached home prices was $415,000, up from $324,106 in 2011, and slightly above the 2004 median price level of $410,000.

        As measured by DataQuick, new home sales activity for the twelve months ended April 30, 2013 rose from trough levels in 2011, but remains low in comparison to history in this market. New home sales transactions totaled 4,305 for the twelve months ended April 30, 2013, up from 3,822 in 2011, but still short of the peak at 12,370 in 2006. The median new home price is once again rising after declining from the peak level in 2007. As of April 2013, the median new home price was $420,500, down 16% from its peak of $502,867 in 2007. The median new home price can be heavily influenced by the mix of home types being sold at any given time in this broad region. As a result, resale home prices are a better indication of market trends.

        Home values in Los Angeles County are poised for positive growth through 2017, according to the Burns Home Value Index. JBREC forecasts home values to rise by 9.0% in 2013, with later annual appreciation from 8.6% to 2.9% through 2016 and a possible trailing off in 2017.

        While the mix of new housing construction in this county has historically been a fairly balanced split between attached homes and single-family detached homes, the market is becoming a more attached dominated market as the availability of land for detached housing is diminished. JBREC forecasts that much of the growth in the housing inventory through 2017 will be for multifamily units, but single-family construction is also expected to rebound from trough levels during the downturn in housing. According to the Census Bureau, single-family homebuilding permits had fallen to 2,268 units in 2009 as construction slowed, but rose to 2,920 over the twelve months ended April 30, 2013. Single-family homebuilding permits are expected to account for approximately one-fourth of the total residential construction activity from 2013 through 2017, rising to as high as 5,700 permits expected for 2016. In contrast, multi-family permits totaled 9,326 over the twelve months ended April 30, 2013 and are projected to rise to 15,000 by 2016.

        Current demand is greater than the new supply being added to the market. According to the Census Bureau and the BLS, recent job growth in the twelve months ended April 30, 2013 was almost six times the number of homebuilding permits issued in that same time; the employment growth to homebuilding permit ratio in April 2013 was 6.2. This ratio is expected to remain between three and five through 2016, indicating solid demand for housing.

        Resale listings in Los Angeles County are low and declining, which could lead to more competitiveness and increasing prices in the resale market. Through April 2013, the county had 17,480 homes listed on the market, which represented a 36% decline from one year prior and an almost 50% drop from 2010. By comparison, listings exceeded 50,000 homes on the market in much of 2007 and 2008. The current level of listings translates to a relatively low 2.6 months of supply, based on existing home sales activity over the most recent twelve months. A 6.0 month supply is considered equilibrium for most markets. The current inventory level is below the level of more than 11 to 12 months of supply years ago, when listings had peaked.

        Pre-foreclosure notices are declining in Los Angeles County, according to data compiled by RealtyTrac. This is a positive sign for home prices, as pre-foreclosure notices are an indicator of future distress. In the twelve months ended March 31, 2013, approximately 35,580 notices were issued, representing a 38% decline from one year prior and a 68% decline from the peak in 2009.

        While the number of homes falling into pre-foreclosure is declining, there is a moderate level of potential distressed homes that are not yet on the market and may limit upward movement for home prices. As of March 31, 2013, JBREC estimated the shadow inventory at 58,800 homes, or about 7.0 months of supply. This is approximately three times the low level of listings that are currently on the market. JBREC believes that most shadow inventory homes will gradually become distressed sales over the next few years, and the pace of distressed sales will be slow enough that home prices will not be significantly negatively affected.

        When comparing the monthly costs of owning the median-priced home with the median household income, affordability conditions are strong in relation to history in the Los Angeles metropolitan division. Affordability conditions as of April 2013 were good but slightly worse than 2012. JBREC forecasts affordability conditions in Los Angeles County will continue to weaken through 2017 as home prices and mortgage rates are expected to rise, but affordability conditions are likely to remain near the region's historical median.

        In summary, the housing fundamentals in Los Angeles are strong. The recent solid job growth is positive for housing demand in this market, particularly as job growth significantly outpaces the supply of new homes being added to the market. Low levels of existing home listings are creating a more competitive resale market, which should influence future home price appreciation. Additionally, the combination of prices that are down from peak levels and low mortgage rates means that affordability is strong for the buyer, suggesting a coming cyclic rebound in the form of increased construction activity and rising home prices.

Orange County, California Housing Market Overview

        Orange County, California, also referred to as the Santa Ana-Anaheim-Irvine metropolitan division, is a part of a single MSA which consists of Los Angeles and Orange Counties together. According to the Census Bureau, Orange County has nearly 3.1 million people and 1.0 million households, making it the third-most populous county in California. Considered to be a set of suburban commuter cities several decades ago, Orange County now has its own vibrant economy and employment centers, and has developed into a mature community and culture independent of the larger Los Angeles County to its north. Because of its coastal location and its status as an expanding employment center, Orange County is a "first choice" region within the greater Southern California real estate market. Cities such as Irvine and Santa Ana are focused on growth, and represent opportunities for infill housing and redevelopment.

        The housing fundamentals of Orange County have shown considerable improvement in recent years, which is a positive sign for home price appreciation in this market, indicating a recovery from the recession of the last few years. The improvement in the overall fundamentals is the result of improving job growth, low supply, strong affordability, and the turning of the business cycle. The affordability fundamentals are strong, with prices having bottomed at levels last seen in 2003 and 2004, as measured by DataQuick, at the same time that low mortgage rates are now at 4.5%. The combination of prices being below peak and historically low mortgage rates provide an attractive buying opportunity.

        According to the BLS, there are over 1.4 million non-farm payroll jobs in Orange County, and employment growth was positive in 2011 and 2012 after job losses in 2007 through 2010. The metropolitan division lost 165,200 jobs (10.9%) from the 2006 peak before adding 52,200 jobs (3.4% annual growth) from 2011 through April 2013. JBREC assumes job growth ranging from 27,600 to 33,500 jobs (1.9% to 2.4% growth) per year for 2013 to 2016, with growth slowing to 8,600 jobs (0.6% growth) in 2017. Although the area is well-known for its vacation destinations such as Disneyland and Knott's Berry Farm, employment in Orange County is distributed over many industries and sectors. According to data compiled by the BLS, the largest employment sector is the high-paying Professional and Business Services (18.0% of jobs), followed by the Trade, Transportation & Utilities (17.2%) sector. Leisure and Hospitality (13.0%), Educational and Health Services (12.0%), Manufacturing (11.2%) and Government (10.7%) follow in size. While The Walt Disney Company is indeed the county's largest employer, the next three places are held by the University of California, Irvine; St. Joseph Health; and The Boeing Company. The headquarters of several Fortune 500 companies are in Orange County, including Ingram Micro Inc. and

First American Financial Corporation in Santa Ana, Western Digital Corporation in Lake Forest, and Pacific Life Insurance Company in Newport Beach. The city of Irvine is the home of Allergan, Inc., Broadcom Corporation, Standard Pacific Corp. and Gateway, Inc. The Asia-based automobile and electronics companies Mazda Motor Corporation, Toshiba Corporation, Toyota Motor Corporation, Samsung Electronics Co., Ltd., Kia Motors Corp., Mitsubishi Motors Corporation and Hyundai Motor Company all have subsidiaries with regional or national headquarters in Orange County.

        According to Moody's Analytics, while Orange County lost 0.4% of its population in 2005 and 2006, it has gained population every year since then, adding a total of 174,100 people (5.9%) from 2007 through April 2013. JBREC assumes population growth averaging 31,500 people (1.0% growth) per year through 2017, with household growth averaging approximately 13,600 (1.3% growth) per year over the same time period.

        As of April 2013, as measured by Moody's Analytics, the median household income in Orange County was $71,942, having peaked in 2008 at $76,181. Notably, Orange County median household income is above the corresponding figure of $53,822 for Los Angeles County, showing the prevalence of higher income jobs, many of them professional, in Orange County. JBREC assumes continued increases in income, averaging 3.0% growth per year from 2014 through 2017.

        Existing home sales in Orange County are rising after dipping in 2011. According to DataQuick, in the twelve months ended April 30, 2013, existing home sales for the area increased to 34,469, up 47% from the trough of 2007. Current existing home sales levels are still below the peak level of 52,000 in 2003. Home prices have turned around in Orange County. The median existing single-family detached home price declined 31% between 2007 and 2009, due in part to a shift in sales activity away from the higher price points and a loss in value. The strength of the Orange County economy is demonstrated by the fact that this decline was less than the corresponding drop of 41% in Los Angeles County. As of April 30, 2013, the median price for existing single-family detached homes was $595,000, up from $479,691 in 2011 and slightly above the 2004 median price level of $570,000, but still below the median price for 2005.

        According to data compiled by DataQuick, new home sales activity as of April 2013 has risen from the trough levels of 2009, but remains low for this market. New home sales transactions totaled 2,432 for the twelve months ended April 30, 2013. JBREC expects the new home sales volume to gradually increase to 5,100 transactions in 2016 and then tapering to 4,200 sales in 2017. The median new home price is once again rising after declining from the peak level in 2005. As of April 30, 2013, the median new home price was $696,000, which is up 11.7% from April 2012, but still down slightly from its peak of $706,500 in 2005. The median new home price can be heavily influenced by the mix of home types being sold at any given time, and should not be relied upon as the only indicator of market trends

        Home values in Orange County are poised for positive growth through 2017. JBREC forecasts resale home values to rise by 13.7% in 2013, with later annual appreciation from 12.2% to 3.9% through 2016 and a possible trailing off in 2017.

        According to data compiled by the Census Bureau, homebuilding permit activity in Orange County continues to increase from its lowest levels in decades, with the mix of permits issued gradually moving toward multi-family housing as the county "fills up" and available land for single-family development slowly declines. While JBREC forecasts that much of the growth in the housing inventory through 2017 will be for multifamily units, single-family construction is also expected to rebound from trough levels during the downturn in housing. Single-family homebuilding permits had fallen to 1,330 units in 2008, but rose to 2,923 over the twelve months ended April 30, 2013. Single-family homebuilding permits are expected to account for roughly two-fifths of the total residential construction activity from 2013 through 2017, rising to as high as 5,500 permits in 2016. In contrast, multifamily permits totaled 4,126 for the twelve months ended April 30, 2013 and are projected to rise to 6,500 by 2016. The potential exists for a significant increase in homebuilding permit activity in Orange County over the next decade due to a number of large, restructured investments such as: Heritage Fields at the former El Toro Marine Corps Air Station; the former Tustin Marine Corps Air Station; Baker Ranch; Rancho Mission Viejo; and the Irvine Ranch.

        Current demand is greater than the new supply being added to the market. According to the Census Bureau and the BLS, recent job growth in the twelve months ended April 30, 2013 was significantly higher than the number of homebuilding permits issued in that same time; the employment growth to homebuilding permit ratio as of April 2013 was 3.8. That ratio is expected to decline to 2.3 by 2016 as permit activity increases.

        Resale listings in Orange County are low according to the local multiple listings service, which could lead to more competitiveness and increasing prices in the resale market. As of April 2013, the county had 5,980 homes listed on the market, which represented a 31% decline from one year prior and a 51% drop from 2010. By comparison, listings exceeded 17,000 homes on the market in some months of 2007. The listings level as of April 30, 2013 translates to a low 2.1 months of supply, based on existing home sales activity over the most recent twelve months. A 6.0 month supply is considered equilibrium for most markets. The current inventory level is below the peak level of 8.9 months of supply in 2008.

        Pre-foreclosure notices are declining in Orange County according to data compiled by RealtyTrac, which is a positive sign for home prices, as pre-foreclosure notices are an indicator of future distress. In the twelve months ended March 31, 2013, approximately 10,206 notices were issued, representing a 31% decline from one year prior and a 68% decline from the peak in 2009.

        While the number of homes falling into pre-foreclosure is declining, there is a moderate level of potentially distressed homes that are not yet on the market and may limit upward movement for home prices. As of March 31, 2013, JBREC estimated the shadow inventory at 15,400, or about 5.0 months of supply. The current shadow inventory is approximately two times the low level of listings that are currently on the market. JBREC believes that most shadow inventory homes will gradually become distressed sales over the next few years, and the pace of distressed sales will be slow enough that home prices will not be significantly negatively affected.

        When comparing the monthly costs of owning the median-priced home with the median household income, affordability conditions are approaching the historical median affordability conditions in the Orange County metropolitan division. JBREC forecasts affordability conditions in Orange County will weaken further through 2017 as home prices and mortgage rates rise.

        In summary, the housing fundamentals in Orange County are solid. Job growth is positive for housing demand in this market, particularly as job growth outpaces the supply of new homes being added to the market. Low levels of existing home listings are creating a more competitive resale market, which should influence future home price appreciation. Prices are at low levels not seen since 2003-2004, in a time when mortgage rates are also low by historical standards. The combination of low prices and low mortgage rates in a county of high-income jobs suggests a rebound in the form of rising construction activity and home prices.

San Diego, California Housing Market Overview

        The San Diego-Carlsbad-San Marcos, California MSA consists of San Diego County. According to the Census Bureau, San Diego is the second-most populous county in the State of California, with nearly 3.2 million people and more than 1.1 million households, which is slightly larger than neighboring Orange County. The coastal county is known for its defense/military bases, high-tech industry, and tourism, as well as manufacturing and research. According to JBREC, the majority of demand for housing is generated by growth in the region's diverse economy, but San Diego has also attracted certain affluent second-home buyers and retirees for quality of life reasons. The San Diego market is supply-constrained, particularly in recent years, with a lack of land zoned for traditional single-family detached homes resulting in an increase in the share of infill, attached housing.

        The housing fundamentals in San Diego are improving, which is a positive sign for price appreciation in this market. The John Burns Real Estate Consulting Housing Cycle Risk Index measures the health of the housing market based on the performance of 24 market fundamentals in relation to their own history, and has historically been a one- to three-year leading indicator for home price appreciation. The overall housing market fundamentals grade has improved since 2008, as the demand, supply and affordability fundamentals have all improved in this market. The risk of a substantial oversupply of residential lots and homes in this MSA are reduced relative to most other markets in the country due to a difficult entitlement process in which it can take several years to convert a raw property into entitled and finished residential lots.

        According to data compiled by the BLS, San Diego has a payroll employment level of nearly 1.3 million workers, and job growth is returning to the market after witnessing a decrease in employment of 6.6% between 2008 and 2010. On a percentage basis, the San Diego metropolitan area experienced the smallest decrease in employment of the Southern California metropolitan areas. JBREC assumes solid job growth in the near term, with an average of nearly 30,400 jobs added per year through 2017, or 2.3% average annual growth. By 2017, job growth is expected to slow to 1.0%.

        Defense/military has a large presence in San Diego's employment, including the largest naval fleet in the world. The county is also home to a large number of research and manufacturing businesses, particularly in the wireless and biotechnology sectors, and is home to two Fortune 500 companies (QUALCOMM Incorporated and Sempra Energy). According to the BLS, the Government employment sector is the county's largest, accounting for 18.2% of employment. The Professional and Business Services sector is nearly equal in size, accounting for 17.2% of jobs, and is generally considered to be a high-income employment sector. The Trade, Transportation and Utilities sector comprises 16.1% of employment. Compared to the nation, San Diego has a higher concentration of jobs in the Professional and Business Services, Leisure and Hospitality, and Government sectors.

        Population and household growth in San Diego have rebounded after slowing in the early- to mid-2000s, according to data compiled by Moody's Analytics. From 2008 to 2012, population growth averaged 39,400 people (1.3%) per year and household growth averaged 12,500 (1.2%) per year. JBREC assumes continued population growth of nearly 49,300 people per year (1.5% average annual growth) and household growth that averages nearly 17,700 households per year (1.6% average annual growth through 2017).

        According to Moody's Analytics, the median household income in San Diego as of April 2013 was $60,820, which is higher than the national average. After peaking above $63,500 in 2008, the median household income in San Diego declined in 2009 and 2010. Incomes are rising once again, and JBREC assumes average annual growth of 1.7% from 2013 through 2017.

        San Diego's existing home sales are improving. According to data compiled by DataQuick, in the twelve months ended April 30, 2013, sales had reached 39,184 transactions, representing an increase of more than 47% from the 2007 market trough of 26,715. The federal and state tax credits, as well as increased levels of distressed sales, helped to boost sales in 2008 and 2009. Sales slowed in 2010 and 2011 as the tax credits began to expire and the number of homes on the market began to decline, but sales are rising once again. According to DataQuick, resale prices had experienced strong appreciation from the late 1990s through 2005, but remained essentially flat in 2006 and decreased from 2007 through 2009. The median price in San Diego declined 38% from the peak in 2005 to the trough in 2009, due in part to a shift in sales activity away from the higher price points and a loss in value.

        As measured by DataQuick, San Diego's new home sales activity is beginning to slowly increase from trough levels in 2011, but the increase is expected to accelerate as both demand and supply return to the market. New home sales totaled 3,519 in the twelve months ended April 30, 2013, and JBREC forecasts continued growth to 6,000 transactions in 2016, which is still low in comparison to historical levels for this market. While the median new home price is down from the peak level in 2004, new home prices should not be relied upon as the only indicator of market trends, as they can be heavily influenced by the mix of home types being sold at any given time. Resale home prices are a more reliable indication of market trends.

        Home values in the San Diego MSA are rebounding, and are poised for positive growth through 2017, according to the Burns Home Value Index. The index shows that San Diego home values appreciated 14% year-over-year as of May 2013, following six years of declining values from 2006 through 2011. JBREC forecasts home values to rise nearly 14% in 2013, with annual appreciation trailing off to 1.3% in 2017.

        According to the Census Bureau, homebuilding permit activity in San Diego is rising from its lowest levels in decades, but is currently at less than one-third of the highest level during the early 2000s. The trough of the market for construction activity occurred in 2009 at just under 3,000 total homebuilding permits, which was less than 7% of the peak permit level in the county in 1986. During the twelve months ended April 30, 2013, San Diego issued 6,390 homebuilding permits, which is much lower than the demand generated by the recent improvement in employment growth. Over the 30-year period from 1983 through 2012, 52% of the homebuilding permits issued were for single-family homes. During the twelve months ended April 30, 2013, 39% of the homebuilding permits issued were for single-family homes. This shift was due to a lack of land zoned for traditional single-family detached homes and a resulting increase in the share of infill attached housing.

        Current demand is greater than the new supply being added to the market, with recent job growth in the twelve months ended April 30, 2013 significantly higher than the number of homebuilding permits issued in that same time, as measured by the Census Bureau and the BLS. The employment growth to homebuilding permit ratio was 3.9 as of April 2013 as compared to the 1.3 average employment growth to homebuilding permit ratio for the market from 1981 through 2012.

        Resale listings in San Diego remain low, causing the resale market to become more competitive and leading to increases in prices. Through April 30, 2012, San Diego had 8,100 homes listed on the market, which represented a decline of 29% from the prior year. In late 2006 and again in late 2007, listings surpassed 22,000 homes on the market. The level of listings as of April 30, 2012 equated to 2.5 months of supply, based on existing home sales activity over the prior twelve months. This represents a significant decrease from the more than nine months of supply in 2008.

        In addition to the decline in listings, pre-foreclosure notices have been trending downward according to RealtyTrac. This is a positive sign for home prices in the San Diego market, as pre-foreclosure notices are an indicator of future home sales that will be distressed sales. In the twelve months ended March 31, 2013, just over 12,000 pre-foreclosure notices had been issued, representing a 38% decline from the prior year and a 69% decline from the peak in 2009.

        While the level of future distressed home sales is generally declining, there remains a moderate level of distressed homes that are not yet on the market that will act to limit rapid appreciation of home prices. As of March 31, 2013, the shadow inventory amounted to approximately 17,900 homes, or 5.0 months of supply. This is approximately two times the level of listings that are currently on the market. JBREC believes that most shadow inventory homes in San Diego will gradually become distressed sales over the next few years, and the pace of distressed sales will be slow enough that home prices will not be significantly negatively affected.

        When comparing the monthly costs of owning the median-priced home with the median household income through April 30, 2013, affordability in San Diego is much better than the area's historical median dating back to 1981. Affordability conditions in 2012 were at their best level since late 1999.

        In summary, San Diego's housing fundamentals are solid. Job growth exceeds the area's new construction levels, and listings are on the decline. As the fundamentals that drive the San Diego housing market reflect a more stable environment, the market is on track to return to solid price appreciation and rising construction in the near-term.

Riverside-San Bernardino, California Housing Market Overview

        The Riverside-San Bernardino MSA, often referred to as California's Inland Empire, is composed of Riverside and San Bernardino counties, located inland of Southern California's coastal region. With more than 4.3 million people and 1.3 million households as measured by the Census Bureau, the metropolitan area represents a significant portion of the Southern California demographics. While maintaining its own economy, the Riverside-San Bernardino metropolitan area is considered a "bedroom" community because it provides a significant number of employees to businesses in the neighboring coastal counties of Los Angeles, Orange and San Diego. The housing recovery in the Inland Empire is likely to lag that of Southern California's coastal markets, but solid fundamentals are in place to support a recovery in this market. Because of the relative availability of land for traditional single-family detached lots, the Inland Empire will continue to be an important market for new single-family detached homebuilding activity in the greater Southern California region for years to come. The market also possesses opportunities for repositioning in older, established areas that are gentrifying.

        The Inland Empire's housing fundamentals are continuing to improve, which bodes well for future price appreciation in this market over the next one to three years. The John Burns Real Estate Consulting Housing Cycle Risk Index overall housing market fundamentals grade for the region has improved since 2008 as a result of improving fundamentals across the board. The improvement in the supply fundamentals is due to low permit levels and declining listings. The affordability fundamentals have improved to their most favorable levels in history due to substantial reductions in prices stemming from the recession and low interest rates. The housing demand fundamentals have also strengthened as a result of improvement in job growth and home sales activity.

        According to data compiled by the BLS, Riverside-San Bernardino has a payroll employment level of nearly 1.2 million workers, and job growth is positive once again after the metropolitan area experienced a decrease in employment of 11.6%, representing 147,000 jobs, between 2008 and 2010. Among the Southern California markets, Riverside-San Bernardino experienced the largest overall job loss on a percentage basis during the recession. JBREC assumes job growth ranging from 21,600 to 36,300 (1.7% to 3.2%) per year for 2013 to 2016, with growth slowing to 11,200 jobs (0.9% growth) in 2017.

        The two largest employment sectors in the metropolitan area as measured by the BLS are the Trade, Transportation and Utilities sector (24.5% of total jobs), and the Government sector (19.4% of total jobs). Riverside-San Bernardino has a higher concentration of jobs in these sectors—as well as in the Construction and Leisure and Hospitality sectors—than the nation as a whole. The metropolitan area has a lower overall concentration of jobs in the employment sectors that are considered to be higher-paying.

        Growth has slowed in Riverside-San Bernardino following the boom in housing, but still remains positive. According to data compiled by Moody's Analytics, the average annual population growth from 2008 through 2012 was nearly 56,000 people (1.3%), which was down from average growth levels of 2.9% from 1998 through 2007. Similarly, for the same periods, the household growth slowed to an average of 16,000 households (1.2%) per year following a decade of 2.6% annual growth. JBREC assumes population growth averaging 1.2% and household growth averaging 1.8% per year from 2013 through 2017.

        As of April 2013, the median household income in Riverside-San Bernardino was $54,307 as measured by Moody's Analytics, which is just below the national average. The median income peaked above $57,400 in 2008, and declined in 2009 and 2010. JBREC assumes average growth in the median income of 2.1% per year from 2013 through 2017.

        According to data compiled by DataQuick, existing home sales activity, which declined in recent years following a temporary increase in 2008 and 2009 stimulated by tax credits, increased only slightly during 2012, but is positioned for a rebound. In the twelve months ended April 30, 2013, sales had reached 65,621 transactions, representing a nearly 64% increase from the 2007 market trough of 39,946 transactions. Following the increase in sales activity in 2008 and 2009 referenced above, the existing home sales volume in Riverside-San Bernardino slowed in 2010 and 2011 as the tax credits began to expire and the number of homes on the market began to decline. JBREC forecasts steady improvement to 82,900 transactions in 2016. Resale prices appreciated considerably from 1998 through 2005, but decreased sharply between 2007 and 2009 as the market weakened. The median existing home price declined nearly 58% from 2006 to 2009 as sales activity moved to the lower price points. As sales activity shifts away from distressed sales, JBREC believes that the Riverside-San Bernardino market is poised for strong growth in the median existing home price.

        The new home sales activity in Riverside-San Bernardino is slowly rising from trough levels in 2011 according to DataQuick, but JBREC expects new home sales activity to further increase as both demand and supply return to the market. New home sales totaled 5,714 in the twelve months ended April 30, 2013, and are substantially lower than the 2005 peak of more than 39,600 transactions. JBREC forecasts new home sales to rise to 12,500 in 2016, which remains below this market's historical peak. The median new home price is rising after two years of little to no growth. However, new home prices in this environment of compressed new home sales volume can be heavily influenced by the mix of home types being sold at any given time. As a result, resale home prices are a better indication of housing market trends in the Inland Empire.

        Home values in the Riverside-San Bernardino MSA increased during the twelve months ended May 31, 2013, following five years of declining values, according to the Burns Home Value Index. The index shows that home values in the MSA grew by 3.5% in 2012. JBREC forecasts home values to rise by approximately 14% in both 2013 and 2014, with annual appreciation trailing off to less than 2% in 2017.

        According to the Census Bureau, Riverside-San Bernardino's homebuilding permit activity rose steadily during the twelve months ended April 30, 2013 from a trough in 2011, but was still only approximately one-eighth of the highest level of the mid-2000s. The trough of the market for construction activity occurred in 2011 at 4,736 total homebuilding permits, which was just 9% of the nearly 51,500 homebuilding permits issued in 2004. During the twelve months ended April 30, 2013, Riverside-San Bernardino issued 6,916 homebuilding permits, which is much lower than the demand generated by the recent improvement in employment growth. Over the 30-year period from 1983 through 2012, 80% of the homebuilding permits issued were for single-family homes.

        Current demand is greater than the new supply being added to the market. According to data compiled by the Census Bureau and the BLS, recent job growth in the twelve months ended April 30, 2013 was higher than the number of permits issued during that same period. The employment growth to homebuilding permit ratio as of April 2013 was 2.7, as compared to the 0.9 average ratio for the market from 1983 through 2012. This ratio in this market has historically been below 1.0 due to the fact that a portion of the residents who live in Riverside-San Bernardino work in the neighboring counties.

        Resale listings in Riverside-San Bernardino are very low, causing the resale market to become more competitive and leading to increases in prices. As of April 2013, Riverside-San Bernardino had 15,070 homes listed on the market, which represented a decline of 36% from the prior year. At their peak in 2007, listings surpassed 64,000 homes on the market. The level of listings in April 2013 equated to 2.8 months of supply, based on existing home sales activity during the year, representing a significant drop from the more than 18 months of supply in early 2008.

        In addition to the decline in listings, pre-foreclosure notices generally have been trending downward. Pre-foreclosure notices are an indicator of future home sales that will be distressed sales. According to RealtyTrac, in the twelve months ended March 31, 2013, nearly 30,000 pre-foreclosure notices had been issued, representing a 35% decline from the prior year and a 70% decline from the peak in 2009.

        While the level of future distress is generally declining, there remains a relatively high level of distressed homes that are not yet on the market, which also puts pressure on home prices. JBREC estimates that as of March 31, 2013, shadow inventory amounted to approximately 43,500 homes, or 7.0 months of supply. This is more than two times the level of listings that are currently on the market. JBREC believes most of these shadow inventory homes will gradually become distressed sales over the next few years, and that the pace of distressed sales will be slow enough that home prices will not be negatively affected.

        When comparing the cost of ownership dating back to 1981 with the median household income, affordability conditions in the Riverside-San Bernardino market reached their historical best level in early 2012. JBREC expects affordability conditions in the Inland Empire to return to their historical median by 2017 as home prices and mortgage rates rise.

        In summary, Riverside-San Bernardino is one of the largest new housing markets in California and has numerous submarkets, all with unique characteristics (similar to the greater Los Angeles MSA). While this housing market has been impacted significantly by the distress of the recent downturn and is likely to lag the neighboring Southern California housing markets in the recovery, the longer term prospects for homebuilders in the Inland Empire are positive due to strong affordability, recent low levels of new supply, availability of land, and returning job growth.

Ventura, California Housing Market Overview

        The Ventura MSA, also referred to as the Oxnard-Thousand Oaks-Ventura MSA, consists of Ventura County. The county is home to more than 845,000 people and more than 275,000 households, according to the Census Bureau. The coastal county has a rich history, while simultaneously providing amenities found in much more urban settings. Although Ventura lives in the large shadow of Los Angeles County to the south, it does have its own economy as well, and household income levels as measured by Moody's Analytics are significantly higher than surrounding metropolitan areas. Limited land supply and a tough land planning and approval environment will continue to restrict the supply of new homes over the next few years. Growth control is prevalent in the county, and some jurisdictions such as the City of Ventura have an "infill first" strategy as part of their general plan.

        The housing fundamentals in Ventura are improving, which is a positive sign for home price appreciation in this market, indicating a recovery from the recession of the last few years. The improvement in the overall fundamentals is the result of improving job growth, low supply and strong affordability. In particular, the supply fundamentals are strong, given the low levels of homebuilding permit activity and resale listings. The combination of prices being below their historical peak and historically low mortgage rates provide a historic buying opportunity, which makes for strong affordability conditions.

        According to data compiled by the BLS, there are nearly 283,000 non-farm payroll jobs in Ventura County, and employment growth has been positive since 2011 after job losses that lasted from 2007 through 2010. The metropolitan area lost 25,000 jobs (8.4%) from the 2007 peak before adding 7,700 jobs (2.8% growth) in 2011 through April 2013. JBREC assumes job growth ranging from 5,800 to 6,000 jobs (2.0% to 2.1% growth) per year for 2013 to 2016, with growth slowing to 1,900 jobs (0.6% growth) in 2017.

        The largest employment sector is Trade, Transportation and Utilities (19.4% of jobs), followed by the Government (15.8%) sector and the Professional & Business Services (12.8%) sector. The Education and Health Services sector comprises an additional 12.6% of jobs in the MSA, which is lower than the national average for these sectors. The Fortune 500 pharmaceutical company Amgen Inc. is headquartered in Thousand Oaks.

        The Ventura MSA showed a slowing in population growth and household growth in the mid-2000s according to Moody's Analytics, but has rebounded, adding an estimated 8,100 people and 3,600 households in 2012. JBREC assumes population growth averaging 9,200 people (1.1% growth) per year through 2017, with household growth averaging approximately 4,300 (1.5% growth) per year over the same time period.

        As measured by Moody's Analytics, the median household income in Ventura County as of April 2013 was $72,954, having peaked in 2008 at $76,888. Notably, Ventura's median household income is above the median income for Los Angeles County, showing the prevalence of higher-income jobs, many of them professional, in Ventura County. JBREC assumes increasing median incomes, averaging 1.8% growth per year from 2013 through 2017.

        Existing home sales in Ventura as measured by DataQuick are rising after remaining relatively flat in 2010 and 2011. In the twelve months ended April 30, 2013, existing home sales for the area increased to 9,856, up 33% from the trough of 2007. Current existing home sales levels are still well below the peak level of 16,535 in 1988. Home prices are starting to turn around in Ventura, according to DataQuick. The median existing single-family detached home price declined 38% between 2007 and 2009, due in part to a shift in sales activity away from the higher price points and a loss in value. Although substantial, this decline was slightly less than the corresponding drop of 41% in Los Angeles County. As of April 2013, the median price for existing single-family homes was $472,750, up from $396,333 in 2011; prices in April 2013 were above the 2003 median price level of $403,000, but still below the median price for 2004.

        According to data compiled by DataQuick, new home sales activity during the twelve months ended April 30, 2013 has risen from the trough levels of 2011, but remains low for this market. New home sales transactions totaled 424 for the twelve months ended April 30, 2013, below the peak of 2,965 in 2000. JBREC expects the new home sales volume to gradually increase to 1,000 transactions in 2016. The median new home price is starting to slowly increase after declining from the peak level in 2005. As of April 30, 2013, the median new home price was $361,500, which is up 1% from 2011, but still down 48% from its top of $699,000 in 2005. The median new home price can be heavily influenced by the mix of home types being sold at any given time, and therefore should not be relied upon as the only indicator of market trends.

        Home values in Ventura are poised for positive growth through 2017, according to JBREC. JBREC forecasts home values to rise by 13.5% in 2013, with later annual appreciation from 10.2% to 3.0% through 2016 and a possible trailing off in 2017.

        According to the Census Bureau, homebuilding permit activity in Ventura is starting to pick up but remains at low levels. While JBREC forecasts that much of the growth in the housing inventory through 2017 will be for multifamily units, single-family construction is also expected to rebound steadily from current lows. Single-family homebuilding permits had fallen to 204 units in 2009, but rose to 288 over the twelve months ended April 30, 2013. Single-family homebuilding permits are expected to account for roughly one-third of the total residential construction activity from 2013 through 2017, rising to as high as 800 permits for 2016. In contrast, multifamily permits totaled 290 during the twelve months ended April 30, 2013, and JBREC projects them to rise to 1,500 by 2015. Limited available land will keep construction activity below levels from recent decades, but opportunities for multifamily construction are likely to increase in the next several years.

        Current demand is greater than the new supply being added to the market, with recent job growth in the twelve months ended April 30, 2013 more than seven times the number of homebuilding permits issued in that period, according to data compiled by the Census Bureau and the BLS; the employment growth to homebuilding permit ratio as of April 2013 was 8.3. That ratio is expected to decline to 1.1 by 2017 as permit activity increases.

        Resale listings in Ventura are low, which could lead to more competitiveness and increasing prices in the resale market. Through April 2013, the county had 2,361 homes listed on the market, which represented a 31% decline from one year prior and a 52% drop from 2010. By comparison, listings exceeded 7,000 homes on the market in some months of 2007. The current level of listings translates to a low 2.9 months of supply, based on existing home sales activity over the most recent twelve months. A 6.0 month supply is considered equilibrium for most markets. The current inventory level is below the peak level of 11.8 months of supply in 2008.

        Pre-foreclosure notices as measured by RealtyTrac are declining in Ventura, which is a positive sign for home prices, as pre-foreclosure notices are an indicator of future distress. In the twelve months ended March 31, 2013, approximately 3,548 notices were issued, representing a 38% decline from one year prior and a 61% decline from the peak in 2009.

        While the number of homes falling into pre-foreclosure is declining, there is a moderate level of potential distressed homes that are not yet on the market, which may limit upward movement for home prices. As of March 31, 2013, JBREC estimated the shadow inventory at 5,300, or about 5.0 months of supply. This current shadow inventory is nearly two times the low level of listings that are currently on the market. JBREC believes that most shadow inventory homes will gradually become distressed sales over the next few years, and the pace of distressed sales will be slow enough that home prices will not be negatively affected.

        When comparing the monthly costs of owning the median-priced home with the median household income, affordability conditions are better than the historical median affordability conditions in Ventura. JBREC forecasts affordability conditions in Ventura will weaken through 2017 as home prices and mortgage rates are expected to rise.

        In summary, the housing fundamentals in Ventura are improving steadily. Job growth is positive for housing demand in this market, particularly as job growth outpaces the supply of new homes being added to the market. Low levels of existing home listings are creating a more competitive resale market, which should influence future home price appreciation. Prices are at low levels not seen since 2003, at a time when mortgage rates are also low by historical standards. The combination of low prices and low mortgage rates in a county of high-income jobs suggests a rebound in the form of rising construction activity and home prices.

Santa Barbara, California Housing Market Overview

        The Santa Barbara MSA consists of Santa Barbara County, which contains more than 430,000 residents and 146,000 households according to the Census Bureau. Santa Barbara is a desirable location that offers a great lifestyle, bordering on both the ocean and mountains. This coastal market is a tourist destination in the southern part of the county, which is also home to the University of California, Santa Barbara. There is a limited amount of new home development in the metropolitan area, as the market is one of the most difficult counties for entitlement in the state of California. Some infill and redevelopment opportunities exist and are encouraged, in order to meet the demand for housing that is close to employment and transportation. Given that Santa Barbara is also an expensive housing market, infill and redevelopment may provide opportunities for housing that is relatively more affordable to residents in Santa Barbara County.

        The housing fundamentals in Santa Barbara have shown considerable improvement in recent years, which is a positive sign for home price appreciation in this market. The improvement in the overall fundamentals is the result of improving job growth and rising sales activity paired with low listings levels and the lowest homebuilding permit levels in at least 30 years. The affordability fundamentals in Santa Barbara are also improved, and affordability conditions are near their best levels by historical standards, owing to low mortgage rates and lower home prices.

        There are 173,000 non-farm payroll jobs in the Santa Barbara metropolitan area according to the BLS, and employment growth has been positive since 2011 after job losses that lasted from 2008 through 2010. The metropolitan area lost a total of 10,200 jobs (5.9%) from the 2007 peak before adding 1,500 jobs (0.9% growth) in 2011 and 5,000 jobs (3.0% growth) during the twelve months ended April 30, 2013. JBREC assumes job growth ranging from 2,400 to 3,000 jobs (1.4% to 1.7% growth) per year for 2013 to 2016, with growth slowing to 1,200 jobs (0.7% growth) in 2017.

        As measured by the BLS, the largest employment sector in the Santa Barbara MSA is the Government sector, which accounts for approximately 23% of the non-farm payroll jobs in the metropolitan area. The next largest sector is Professional and Business Services sector, which accounts for more than 15% of employment, and is generally considered to be a high-paying employment sector. Relative to the national average, the Santa Barbara metropolitan area has a larger concentration of jobs in these two sectors, as well as in the Leisure and Hospitality sector (13% of employment) and the Information sector (2% of employment).

        Population and household growth has rebounded in the last several years according to Moody's Analytics, following slow rates of growth in the mid-2000s. The metropolitan area added an average of over 3,500 people (0.8% growth) per year from 2008 through 2012, and an average of 1,200 households (0.9% growth) per year for the same time. JBREC assumes population growth averaging nearly 3,800 people (0.9% growth) per year through 2017, with stronger household growth averaging more than 1,800 households (1.2% growth) over the same time period.

        As of April 2013, the median household income in the Santa Barbara metropolitan area was $58,154, as measured by Moody's Analytics. The median household income peaked at nearly $59,500 in 2008, declining in 2009 and 2010. Despite a slight decline in incomes in the first quarter of 2013, JBREC assumes stronger growth, averaging 2.2% growth per year from 2014 through 2017.

        Existing home sales in Santa Barbara showed a sharp increase during the twelve months ended April 31, 2013 according to DataQuick, following lower levels of sales activity that persisted from 2006 through 2011. In the twelve months ended, existing home sales for the area increased 28% from 2011 to 4,096 transactions. JBREC expects existing home sales to increase to 4,700 transactions per year in 2015 and 2016. Existing home prices in the metropolitan area continue to bounce along the bottom. As measured by DataQuick, the median single-family detached home price declined 51% from the peak in 2007 to the trough in 2009, as a result of sales activity shifting to lower price points, as well as a loss of value.

        Santa Barbara has a limited number of new home sales, but the metropolitan area saw transaction activity rise during the twelve months ended April 30, 2013 from low levels in 2010 and 2011. After dropping to 82 transactions in 2010 and 98 transactions in 2011, new home sales in the MSA as measured by DataQuick rose to 282 transactions. JBREC forecasts new home sales activity to average 200 transactions per year from 2013 through 2017. According to DataQuick, the median new home price fluctuates year to year based on the types of new homes being sold, but remains lower than the peak in 2007. The median new home price can be heavily influenced by the mix of home types being sold at any given time in this broad region. As a result, resale home prices are a better indication of market trends, especially given the low level of new homes sales volume in this market.

        Home values in the Santa Barbara MSA are rebounding, and are poised for positive growth through 2017, according to the Burns Home Value Index. The index shows that Santa Barbara home values appreciated 12.3% during the twelve months ended May 31, 2013, following declining values in five out of the previous six years. JBREC forecasts home values to rise more than 12% in 2013 and 11% in 2014, with annual appreciation trailing off to less than 2% in 2017.

        According to the Census Bureau, homebuilding permit activity in the Santa Barbara market remains very low, but JBREC expects homebuilding permit activity to begin to increase in the near term. Only 263 single-family homebuilding permits and 68 multifamily homebuilding permits were issued during the twelve months ended April 30, 2013, which is approximately one-sixth of the most recent peak in 2002 and much lower than previous peak levels in the mid-1980s. JBREC forecasts homebuilding permit activity to gradually climb from more than 400 total units in 2013 to approximately 800 units by 2016. While this represents a noticeable increase from current levels, homebuilding permit activity in the near term is expected to remain low in comparison to this market's history.

        Current demand is greater than the new supply being added to the market. According to data compiled by the Census Bureau and the BLS, recent job growth in the twelve months ended April 30, 2013 significantly higher than the low number of homebuilding permits issued during that same period. The employment growth to homebuilding permit ratio as of April 2013 was 16.9. Historically, the ratio has been closer to 1.3 jobs added for every homebuilding permit issued. While the ratio is expected to decline through 2017 as employment growth moderates and permit activity increases, demand generated by job growth is projected to outpace the supply during this time.

        Resale listings in Santa Barbara remain low, which could lead to more competitiveness and increasing prices in the resale market. Through April 30, 2013, Santa Barbara had 1,520 homes listed on the market, which represented a 4% decline from the prior year. By comparison, listings approached 3,000 homes on the market in mid-2007. The level of listings as of April 30, 2013 translates to 4.5 months of supply, based on existing home sales activity over the most recent twelve months. A 6.0 month supply is considered equilibrium for most markets. The current inventory level is below the level of 11.8 months of supply in July 2008.

        Pre-foreclosure notices as measured by RealtyTrac are once again declining in the Santa Barbara market after flattening in 2011. This is a positive sign for home prices, as pre-foreclosure notices are an indicator of future distress. In the twelve months ended March 31, 2013, approximately 1,506 notices were issued, representing a 37% decline from one year prior and a 57% decline from the peak in 2009.

        While the number of homes falling into pre-foreclosure is declining, there is a moderate level of potentially distressed homes that are not yet on the market and may limit upward movement for home prices. As of March 31, 2013, JBREC estimated the shadow inventory at 2,100 homes, or 6.0 months of supply. This is slightly more than the low level of listings that are currently on the market. JBREC believes that most shadow inventory homes will gradually become distressed sales over the next few years, and the pace of distressed sales will be slow enough that home prices will not be significantly negatively affected.

        Affordability conditions in the Santa Barbara MSA reached their historical high levels in 2012 as measured by the Burns Affordability Index, which compares the monthly costs of owning the median-priced home with the median household income. Affordability during this time was even better than the strong affordability conditions in 1998 and displayed marked improvement from weak affordability conditions in 2005, when affordability conditions were the weakest during this last housing cycle. JBREC forecasts affordability conditions in Santa Barbara will return to levels by 2017 that are more consistent with the area's historical median levels, as home prices and mortgage rates rise.

        In summary, the housing fundamentals in Santa Barbara are improving. Solid job growth is expected to outpace low—but rising—levels of permit activity over the next several years, which is positive for housing demand in this market. Relatively low levels of existing home listings are creating a more competitive resale market, which according to JBREC should influence future home price appreciation.

San Francisco, California Housing Market Overview

        The San Francisco Metropolitan Division consists of three counties: San Francisco, San Mateo and Marin. It is part of the larger San Francisco-Oakland-Hayward MSA, which also includes the East Bay counties of Alameda and Contra Costa. All three counties in the San Francisco Metropolitan Division are affluent and housing there tends to be expensive. Combined, the three counties have a population of more than 1.8 million, according to the Census Bureau. The San Francisco metropolitan division is mature and largely developed in core locations. Limited land supply and a tough land planning and approval environment restrict the supply of new homes. However, the local government has become more pro-growth in recent years, which has allowed for more infill and redevelopment projects to be entitled. Homebuyers typically evaluate opportunities to buy higher-density product closer-in, or commute to outlying locations for relative affordability and detached homes. Like many other markets, the San Francisco metropolitan market experienced a housing correction; however, a major reason for this correction was that San Francisco's economy was still struggling from the technology correction during the early periods of the national housing boom.

        The housing fundamentals of the San Francisco metropolitan division have shown considerable improvement in recent years, based largely on gains in affordability, which is a positive sign for home price appreciation, indicating a recovery from the recession of the last few years. The John Burns Real Estate Consulting Housing Cycle Risk Index measures the health of the housing market based on the performance of 24 market fundamentals in relation to their own history, and has historically been a one- to three-year leading indicator for home price appreciation. The improvement in the overall fundamentals is the result of improving job growth, increasing affordability, and the turning of the business cycle.

        The affordability fundamentals are strong (by San Francisco standards), with prices reset to 2003 and 2004 levels, at the same time that mortgage rates remain low at under 4.5%. The combination of below-peak prices and lower mortgage payments than ever provides an attractive buying opportunity. As a result, properties are now quickly acquired by eager buyers, mostly at higher prices than one year ago and sometimes above their asking prices.

        As measured by the BLS, there are over 1.0 million non-farm payroll jobs in the San Francisco metropolitan division, and employment growth has resumed after job losses in 2009 and 2010. The metropolitan division lost 60,600 jobs (-6.1%) in 2009 and 2010 before adding 80,300 jobs (8.6% growth) from 2011 through April 2013. JBREC assumes job growth ranging from 15,200 to 27,600 jobs (1.4% to 2.8% growth) per year for 2013 to 2016, with growth slowing to 5,400 jobs (0.5% growth) in 2017.

        The strongest sector for employment is the high-paid Professional and Business Services (23.1% of jobs), followed by Trade, Transportation and Utilities (15.0%), Government (13.4%), Leisure & Hospitality (13.4%), and Educational and Health Services (11.4%), according to the BLS. In the city of San Francisco itself, tourism is a major industry. Many companies have their headquarters in San Francisco, including Wells Fargo & Company (one of the five largest employers in the city), UnionBanCal Corporation (parent of Union Bank, N.A.) and the construction firm Bechtel Corporation. Large employers in San Mateo County include Visa, Inc., Genentech, Inc., Oracle Corporation, and Kaiser Permanente. These counties are also home to many smaller companies, often startups, in the biotech and computer/Internet fields, in the spirit of Silicon Valley to the south.

        As measured by Moody's Analytics, the San Francisco metropolitan market lost an estimated 2.2% of its population during the "dot com" recession from 2001 through 2004, but gained population every year since then, adding 100,700 people (5.8% cumulative) from 2007 through 2012. JBREC assumes population growth averaging nearly 14,100 people (0.8% growth) per year through 2017, with household growth averaging approximately 8,580 (1.2% growth) per year over the same time period.

        The median household income in the-three county metropolitan division as of April 2013 was $77,690, just short of its peak of $78,514 in 2008, according to Moody's Analytics. This high level of median household income suggests the prevalence of well-paying professional jobs. JBREC assumes continued increases in income, averaging 1.8% growth per year from 2014 through 2017.

        Existing home sales in the San Francisco metropolitan division rose vigorously during the twelve months ended April 30, 2013 and had been steadily increasing in the three years prior, according to DataQuick. In the twelve months ended April 30, 2013, existing home sales for the area increased to 17,393, up 14.5% year-over-year and up 39% from the trough of 2008. Current existing home sales levels are still below the peak level of 24,979 in 2004. As measured by DataQuick, the median existing single-family detached home price declined by 22% between 2007 and 2011. This was a smaller decline than in many metropolitan areas, thanks to limited supply, a lower price increase early in the decade because of the crash in the technology sector, and an abundance of high-paying jobs. As of April 2013, the median price for existing single-family detached homes was $850,000, up 20% year-over-year. Since the economy remains strong, supply remains low, and mortgage rates are low, prices are likely to rise in the near and medium term.

        According to DataQuick, new home sales activity during the twelve months ended April 30, 2013 rose above the levels of 2011, but there has historically been relatively few new sales compared to the population of this mature and land-constrained metropolitan division. New home sales transactions totaled 1,040 for the twelve months ended April 30, 2013, up from 826 in 2011, but below the peak of 2,516 in 2004, and JBREC expects sales to rise substantially due to several large redevelopments.

        The median new home price continues to strongly rise. According to DataQuick, as of April 30, 2013, the median new home price was $708,000, up 2% year-over-year and an all-time high, even surpassing the boom peak of 2007. The median new home price can be heavily influenced by the mix of home types being sold at any given time in this broad region. As a result, resale home prices are a better indication of market trends, especially given that the new home sales volume in this market is much lower than the existing home sales volume.

        Home values in the San Francisco metropolitan division are poised for positive growth through 2017, according to the Burns Home Value Index. The Burns Home Value Index provides an estimate of home value trends in an MSA, based on an "electronic appraisal" of every home in the market, rather than just the small sample of homes that are actually involved in transactions. JBREC forecasts home values to rise by 14.4% in 2013, with later annual appreciation from 9.6% to 2.1% through 2016 and a possible trailing off in 2017 based on a possible slowing in the macro-economy.

        Because of cultural preference and the lack of buildable land, the mix of new permits has favored multifamily infill housing over single-family homes for the last two decades. JBREC forecasts that this trend will continue through 2017. Single-family construction is also expected to rebound from trough levels during the downturn in housing. According to the Census Bureau, single-family homebuilding permits had fallen to only 349 units in 2010 and 374 units in 2011, but rose to 543 over the twelve months ended April 30, 2013. Single-family homebuilding permits are expected to rise to a range of 1,000 to 1,400 per year through 2017, but remain low given the constraints in this market. Historically more than one-half of the single-family homebuilding permits issued in the metropolitan division have been in San Mateo County, and rose to two-thirds of single-family permits in 2011 and 2012. Multifamily permits totaled 4,570 over the twelve months ended April 30, 2013 and are projected to remain at levels of 2,000 to 4,500 through 2017.

        Current demand is greater than the new supply being added to the market. According to data compiled by the Census Bureau and the BLS, recent job growth in the twelve months ended April 30, 2013 outpaced the number of homebuilding permits issued in that same time by more than five to one. That ratio is expected to remain in the range of three to five through 2016 as permit activity is not expected to dramatically increase.

        Resale listings in the San Francisco metropolitan division remain low, which could lead to more competitiveness and increasing prices in the resale market. Through April 2013, the county had 3,880 homes listed on the market, which represented a 8% decline from one year prior and a 42% drop from 2010. The April 2013 level of listings translates to a low 2.7 months of supply, based on existing home sales activity over the most recent twelve months. A 6.0 month supply is considered equilibrium for most markets.

        The current inventory level is below the peak level of 6.3 months of supply in 2009 and 2010. Even the peak level of inventory was low, indicating the existing home market conditions have historically been tight. It is not surprising, therefore, that both new and existing homes are often quickly purchased when they come to market, whether by investors or by households planning to occupy the residences; sometimes the homes are sold as soon as they are listed, and sometimes they sell at higher prices than had been expected. Again, the governing factor is the lack of supply.

        Pre-foreclosure notices are declining in this metropolitan division, according to RealtyTrac. This is a positive sign for home prices, as pre-foreclosure notices are an indicator of future distress. In the twelve months ended March 31, 2013, approximately 3,500 notices were issued, representing a 43% decline from one year prior and a 62% decline from the peak in 2009.

        While the number of homes falling into pre-foreclosure is declining, there is a moderate level of potential distressed homes that are not yet on the market and may limit upward movement for home prices. JBREC estimated the shadow inventory as of March 31, 2013 at 5,200 homes, or about 3.0 months of supply. The current shadow inventory is slightly more than the level of listings that are currently on the market. JBREC believes that most shadow inventory homes will gradually become distressed sales over the next few years, but the pace of distressed sales will be slow enough that home prices will not be significantly negatively affected.

        When comparing the monthly costs of owning the median-priced home with the median household income, affordability conditions are good in relation to history in the San Francisco metropolitan division. JBREC's estimate of the ownership costs takes into consideration the change in mortgage rates over time, which can significantly impact the monthly payment. JBREC estimates that affordability is currently good, but will weaken through 2017 as home prices and mortgage rates are both expected to rise.

        In summary, the housing fundamentals in the San Francisco metropolitan division are solid, with a recovery underway and the potential for strong price appreciation. There is solid growth of high-income jobs to support demand in an environment of low and constrained supply. In addition, affordability is much better than average for the metropolitan division's history. Limited lot and land supplies and the political environment affecting project approvals are long-term conditions in the Bay Area.

Oakland, California Housing Market Overview

        The Oakland metropolitan division consists of Alameda and Contra Costa counties, and represents a sizeable portion of the greater Bay Area, accounting for more than 2.6 million people and more than 940,000 households, as measured by the Census Bureau. This area, also known as the East Bay, represents a more affordable alternative for homes than the coastal markets in the greater Bay Area. Once the suburban market for San Francisco, Oakland has matured into its own, and also attracts residents who work in Silicon Valley. While the market has its share of entitlement challenges, the Oakland MSA has a significant number of redevelopment and reuse opportunities.

        The housing fundamentals in Oakland are strong and are among the most improved in the Bay Area markets. The improvement in the overall fundamentals grade in recent years has resulted from improvement in all three fundamentals categories: demand, supply and affordability. The demand fundamentals are improving as job growth and home sales activity is rising. The supply fundamentals are strong due to low levels of listings and permits that are low in relation to history. The affordability fundamentals are strong in Oakland, due to recent low mortgage rates and the price declines that have occurred.

        There are nearly 990,000 payroll jobs in the Oakland metropolitan division, as measured by the BLS. Year-over-year employment growth is once again positive, although current employment levels remain below the historical peak established during the 2000s. The market added 15,300 jobs (1.6%) in the twelve months ended April 30, 2013, in addition to the 22,500 jobs (2.4%) gained in the twelve months ended April 30, 2013. Oakland showed employment losses of 99,800 jobs between 2008 and 2010, for a loss of 9.8% from the 2007 peak. Oakland did not experience nearly as many job losses as the other major Bay Area markets in the 'dot com' bust in the early 2000s, losing 31,100 jobs (2.9%) between 2002 and 2004.

        The Oakland market has a diverse employment distribution that closely resembles that of the United States, with some slight variations. According to the BLS, the largest employment sector in the metropolitan division is Trade, Transportation and Utilities, which accounts for 18% of the total payroll jobs. The next-largest sector is the high-paying Professional and Business Services sector, which accounts for more than 17% of jobs in Oakland, and represents a higher concentration of jobs than the rest of the United States in this sector. The Oakland market has a slightly lower concentration of jobs than the rest of the United States in most other sectors, with the exception of Construction. Among the Fortune 500 companies headquartered in the Oakland metropolitan division are Chevron, Safeway and Synnex.

        According to Moody's Analytics, population and household growth has been solid in the Oakland area in recent years, adding an average of nearly 30,000 people (1.2% growth) and more than 10,000 households (1.1% growth) per year between 2007 and 2012. The region experienced slight losses in population and households from 2003 through 2005 in the wake of the job losses around that time. JBREC assumes average population growth of approximately 1.0% and household growth of approximately 1.3% per year through 2017.

        According to data compiled by Moody's Analytics, the median household income in Oakland as of April 30, 2013 was $71,507, which is higher than the national average, but the lowest of the major Bay Area markets. Oakland's median household income peaked at nearly $74,300 in 2008, and then declined slightly in 2009 and 2010. While incomes rose in 2011, they dipped slightly lower in 2012. JBREC assumes income growth that averages 1.5% per year through 2017.

        Oakland's existing home sales volume is rising once again, and sales activity was up nearly 9% in the twelve months ended April 30, 2013 from one year prior, according to DataQuick. Existing home sales hit a trough of 24,396 transactions in 2007, and rose in 2008 and 2009, owing in part to increased levels of distressed sales activity, which further lowered prices. After dipping slightly lower in 2010 and 2011, sales activity is rising once again, with 33,334 transactions in the twelve months ended April 30, 2013. Among the three major Bay Area markets, Oakland has shown the strongest recovery in sales volume in percentage terms. Along with an increase in sales volume, home prices are also beginning to rise, following a notable drop in 2008 and 2009. The median existing home sales price declined a total of 53% in Oakland in those two years, due to a shift away from the highest price points and a loss in value. The Oakland market had a high percentage of distressed sales, which contributed to the decline in the median price.

        Oakland's new home sales activity is also rising from trough levels in 2011. According to DataQuick, the 2,103 new home transactions in 2011 were even lower than new home sales in this market in 1993, which was the previous trough. New home sales in Oakland totaled 3,339 transactions in the twelve months ended April 30, 2013. The Oakland metropolitan division accounted for 56% of the new home sales in the three major Bay Area markets (Oakland, San Francisco and San Jose) during that time, and has historically accounted for 57% of the new home sale among those three markets over the last 20 years. JBREC forecasts new home sales to reach 5,300 transactions in 2016. The median new home price has risen sharply over the last year, but remains below the peak level in 2005. The median new home price can be heavily influenced by the mix of home types being sold at any given time in this broad region. Resale home prices are a better indication of market trends, particularly given that new home sales activity is currently small in comparison to existing home sales.

        Home values in the Oakland metropolitan division are rising rapidly and are poised for positive growth through 2017, according to the Burns Home Value Index. The index shows that Oakland home values increased 8.5% during the twelve months ended May 31, 2013. JBREC forecasts home values to rise more than 9% in 2013, with annual appreciation trailing off to less than 2% in 2017.

        According to the Census Bureau, homebuilding permits are rising in the Oakland metropolitan division, although construction activity remains low in comparison to the peak levels of the mid-1980s and below even the more recent peak during the mid-2000s. Total homebuilding permit issuance in the twelve months ended April 30, 2013 was 5,485 units, which was more than twice the level of the market trough of 2,568 units in 2009. By comparison, the Oakland market averaged more than 10,000 total units per year from 1997 through 2006. The Oakland market had a relatively high percentage of single-family homebuilding permits, accounting for 64% of the total residential construction during the last 30 years. More recently, single-family construction has slowed faster than multi-family construction, and single-family permits accounted for 53% of the total in the twelve months ended April 30, 2013.

        Current demand is greater than the new supply being added to the market. According to data compiled by the Census Bureau and the BLS, recent job growth in the twelve months ended April 30, 2013 was significantly higher than the number of homebuilding permits issued in that same time. The employment growth to homebuilding permit ratio as of April 30, 2013 was 2.8, as compared to the 30-year average for this market of 1.1.

        Oakland's supply of resale listings is low in comparison to sales activity, which could lead to further increases in resale prices in this market as it becomes increasingly competitive. Resale listings in Oakland declined 5% year-over-year to just 3,861 homes on the market as of April 30, 2013. By comparison, listings had topped 16,000 homes six years earlier. The current level of listings equates to a very low 1.4 months of supply, which is below the level of 8.4 months of supply in mid-2008.

        As measured by RealtyTrac, pre-foreclosure notices in Oakland continue to decline, which is a positive sign for home prices in this market. In the twelve months March 31, 2013, approximately 11,000 pre-foreclosure notices had been issued, representing a 45% decline from one year prior and a 68% decline from the peak in 2009.

        While the number of homes falling into the status of pre-foreclosure is declining, there is a relatively high level of potentially distressed homes that are not yet on the market and could limit upward movement for home prices. As of March 31, 2013, the shadow inventory amounted to an estimated 17,000 homes, or 5.0 months of supply, which is significantly higher than the level of listings that are currently on the market. Oakland did exhibit a higher level of distress than the other major Bay Area markets, which contributes to the higher level of shadow inventory. JBREC believes that most shadow inventory homes will gradually become distressed sales over the next few years, and the pace of distressed sales will be slow enough that home prices will not be significantly negatively affected.

        Affordability conditions in Oakland are near their best level since early 1999 when comparing the monthly costs of owning the median-priced home with the median household income dating back to 1981. Oakland's affordability conditions are among the best in the Bay Area, due largely to the greater decline in home prices in this market. JBREC projects that affordability conditions will return to their historical median level by 2015 as home prices and mortgage rates rise.

        In summary, the housing fundamentals in Oakland are strong and improving. Oakland's supply fundamentals are favorable, with historically low homebuilding permit activity and existing home listings that are also low. The foregoing factors are creating a more competitive resale environment, characterized by a shift in the balance of power from buyers to sellers. Job growth is returning, and home sales activity is rising at a time when affordability conditions are among the most favorable this market has seen in more than 30 years.

San Jose, California Housing Market Overview

        The San Jose MSA consists of Santa Clara and San Benito counties. With nearly 1.9 million people and 640,000 households, as measured by the Census Bureau, San Jose is one of the larger markets in the state of California. Widely regarded as a leading technology center, the metropolitan area is home to many of the world's foremost technology companies. The job growth from this South Bay market has a ripple effect on regional housing demand. The mix of housing in San Jose is shifting from a fairly balanced split between attached homes and single-family detached homes to a more attached-dominated market in light of diminished availability of land for detached housing, as well as political and environmental challenges.

        San Jose's housing fundamentals have shown considerable improvement in recent years, which is a positive sign for home price appreciation in this market. The improvement in the overall fundamentals is the result of improving job growth and rising sales activity paired with low homebuilding permit and listings levels. The affordability fundamentals in San Jose have improved from 2005, and affordability conditions are now better than the MSA's historical median. As measured by the BLS, there are more than 920,000 non-farm payroll jobs in the San Jose metropolitan area, and employment growth is once again positive after job losses in 2009 and 2010.

        According to the BLS, the metropolitan area lost 59,800 jobs (6.5%) from the 2008 peak before adding 21,300 jobs (2.5% growth) in 2011 and 23,900 jobs (2.7% growth) during the twelve months ended April 30, 2013. The recent recession resulted in fewer losses than the downturn caused by the "dot com" bust in the early 2000s, when San Jose lost 182,300 jobs between 2001 and 2004, or 17.5% of the market total. JBREC assumes job growth ranging from 17,200 to 26,300 jobs (1.8% to 2.9% growth) per year for 2013 to 2016, with growth slowing to 6,300 jobs (0.6% growth) in 2017.

        Because of its dominance in the technology industry, San Jose has a high concentration of employment in related job sectors when compared to the nation as a whole. Technology and innovation-related employment contribute significantly to the sizeable economy in the MSA. As measured by the BLS, the largest employment sector is the higher-paying Professional and Business Services sector, which accounts for over 20% of the payroll jobs in the metropolitan area. The next largest sector is Manufacturing, which accounts for 17% of the jobs in San Jose—nearly twice the national average. The Information sector, at approximately 6% of all jobs, is three times the concentration of the nation, and is also considered to be a higher-paying sector. Technology companies dominate the Fortune 500 companies in San Jose, which include Hewlett-Packard Company, Apple Inc., Google Inc., SanDisk Corporation and Intel Corporation, among many others. Approximately 41% of the U.S. venture capital investment activity in 2012 took place in Silicon Valley (which also includes the San Francisco market to the north), amounting to nearly $10.9 billion, according to the PricewaterhouseCoopers MoneyTree Report.

        Unlike the years that followed the "dot com" bust in the early 2000s, San Jose has not experienced a drop in population or households in the recent downturn. According to Moody's Analytics, growth has remained strong, with an average of nearly 23,000 people (1.3% growth) added each year from 2007 through 2012, and an average of 8,000 households (1.3% growth) added annually during that time. JBREC assumes population growth averaging 16,200 people (0.8% growth) per year through 2017, with household growth averaging approximately 8,000 households (1.3% growth) over the same time period.

        According to Moody's Analytics, the median household income in the San Jose metropolitan area was $86,371 as of April 30, 2013, which is the highest among the major Bay Area markets, driven by tech jobs. The San Jose median household income peaked above $87,300 in 2008, declining in 2009 and 2010. JBREC assumes continued positive growth, averaging 2.2% growth per year from 2013 through 2017.

        Existing home sales in San Jose are rising after remaining relatively flat in 2010 and 2011. As measured by DataQuick, in the twelve months ended April 30, 2013, existing home sales for the area increased nearly 8% to 19,996 transactions from the trough of the market at 15,130 transactions in 2008. Current existing home sales levels constitute a return to the levels prevalent in the mid-1990s. Home prices also continue to rise in San Jose. The total decline in the median existing single-family detached home price of nearly 37% between 2008 and 2009 was a result of sales activity shifting to lower price points, as well as a loss of value. The median existing single-family detached home price of $720,000 as of April 30, 2013 was on par with the median price in 2006 for this market.

        San Jose's new home sales activity is rising from trough levels in 2011, but remains historically low for this market. According to DataQuick, new home sales transactions totaled 1,550 for the twelve months ended April 30, 2013. The San Jose market has historically accounted for 28% of the new home sales activity among the three major Bay Area markets (San Jose, San Francisco and Oakland) over the last 20 years and, during the twelve months ended April 30, 2013, San Jose made up 26% of the total. The median new home price is once again rising after declining from the peak level in 2007. The median new home price can be heavily influenced by the mix of home types being sold at any given time in this broad region. As a result, resale home prices are a better indication of market trends, especially given that the new home sales volume in this market is considerably lower than the existing home sales volume.

        Home values in the San Jose MSA are rebounding, and are poised for positive growth through 2017, according to the Burns Home Value Index. The index shows that San Jose home values appreciated 15.1% during the twelve months ended May 31, 2013, following five years of declining prices from 2007 through 2011. JBREC forecasts home values to rise nearly 16% in 2013, with annual appreciation trailing off to less than 2% in 2017.

        While the mix of new housing construction in San Jose has historically been a fairly balanced split between attached homes and single-family detached homes, the market is becoming a more attached-dominated market as the availability of land for detached housing is diminished. JBREC forecasts that much of the growth in the housing inventory through 2017 will be for multifamily units, but single-family construction is also expected to rebound from trough levels during the downturn in housing. According to the Census Bureau, single-family homebuilding permits had fallen to 642 units in 2009 as construction slowed, but nearly tripled to 1,742 single-family homebuilding permits over the twelve months ended April 30, 2013. Single-family homebuilding permits are expected to account for approximately one-third of the total residential construction activity from 2013 through 2017, rising to as high as 3,000 permits in 2016.

        Current demand is greater than the new supply being added to the market, with recent job growth in the twelve months ended April 30, 2013 significantly higher than the number of homebuilding permits issued in that same time. According to data compiled by the Census Bureau and the BLS, the employment growth to homebuilding permit ratio as of April 30, 2013 was 3.7. Historically, the ratio has been closer to 1.2 jobs added for every homebuilding permit issued. The ratio is expected to decline through 2017 as employment growth moderates and permit activity increases.

        Resale listings in San Jose remain low, which could lead to more competition and increasing prices in the resale market. As of April 30, 2013, San Jose had 2,990 homes listed on the market, which represented a 29% decline from one year prior. By comparison, listings exceeded 10,000 homes on the market in August 2008. The current level of listings translates to a low 1.8 months of supply, based on existing home sales activity over the most recent twelve months. A 6.0 month supply is considered equilibrium for most markets. The current inventory level is below the level of more than 8.5 months of supply when listings had peaked.

        According to RealtyTrac, pre-foreclosure notices are once again declining in the San Jose market after flattening in 2011. This is a positive sign for home prices, as pre-foreclosure notices are an indicator of future distress. In the twelve months ended March 31, 2013, approximately 4,400 notices were issued, representing a 48% decline from one year prior and a 74% decline from the peak in 2009.

        While the number of homes falling into pre-foreclosure is declining, there is a moderate level of potential distressed homes that are not yet on the market and may limit upward movement for home prices. As of March 31, 2013, JBREC estimated the shadow inventory at 6,700 homes, or 3.0 months of supply. This is nearly two times the low level of listings that are currently on the market. JBREC believes that most shadow inventory homes will gradually become distressed sales over the next few years, and the pace of distressed sales will be slow enough that home prices will not be significantly negatively affected.

        When comparing the monthly costs of owning the median-priced home with the median household income, affordability conditions are strong in relation to history in the San Jose MSA. Affordability conditions at the end of 2011 were at the market's best since 1997. While affordability conditions have weakened slightly since 2011, overall affordability remains favorable (by San Jose standards) in comparison to historical levels. JBREC forecasts affordability conditions in San Jose will weaken further through 2017 as home prices and mortgage rates are expected to rise.

        In summary, the housing fundamentals in San Jose are improving. The combination of recent solid job growth and a high-income employment base are positive for housing demand in this market, particularly as job growth outpaces the supply of new homes being added to the market. Low levels of existing home listings are creating a more competitive resale market, which should influence future home price appreciation.

OUR BUSINESS

        We are a rapidly-growing California homebuilder focused on repositioning underutilized real estate into residential housing in supply constrained coastal urban infill areas, as well as high demand suburban locations. We target communities in Southern and Northern California with favorable demographics and limited land available for new housing, and then work closely with local housing and governmental agencies to entitle and develop these sites into desirable new attached and detached homes. Our differentiated focus on repositioning land in supply constrained urban and high demand suburban markets has enabled us to acquire land at prices that enable us to generate strong margins. We grew our home sales revenue, orders and closings from $45.2 million, 144 homes and 103 homes in 2011 to $96.5 million, 187 homes and 202 homes, respectively, in 2012. During the six months ended June 30, 2013, our home sales revenue, orders and closings were $67.7 million, 150 homes and 127 homes, respectively, compared to $44.4 million, 96 homes and 97 homes, respectively, for the same period in the prior year. For the year ended December 31, 2012 and the six months ended June 30, 2013, we generated adjusted gross margins of 28.4% and 26.5%, respectively, and EBITDA margins of 16.2% and 11.1%, respectively. See "Summary—Summary Historical Financial and Operating Data" for a reconciliation of adjusted gross margin to gross margin and EBITDA to net income.

        The Southern and Northern California coastal urban infill communities that we target are generally from Santa Barbara to San Diego and from the San Francisco peninsula through Silicon Valley and the East Bay, and are highly desirable places to live with limited land supply for new housing. We believe that the homes we build are typically larger, more energy efficient and offer more amenities than the existing resale homes that are primarily available in the housing markets in these geographies. Our focused coastal urban infill strategy includes identifying and repositioning underutilized, primarily non-residential, industrial, commercial and municipal real estate for the construction of new housing that appeals to today's homebuyers as well as to local housing and government officials seeking to improve their communities. We believe there will continue to be significant opportunities to apply our expertise to reposition underutilized land in highly desirable coastal urban infill markets in California.

        We plan to complement our existing coastal urban infill homebuilding operations with development in high demand suburban locations. The limited availability of land for new housing in the coastal markets of Southern and Northern California has prompted significant development activity to move inland over the past two decades towards suburban communities, such as the Inland Empire in Southern California and the areas east and north of the East Bay in Northern California. These markets experienced major development prior to the recent housing downturn, and housing and land prices declined more significantly in these markets during the downturn relative to the coastal markets. We target land in well-located areas of the suburban markets with attractive characteristics including easier access to employment centers, strong transportation infrastructure, higher quality schools, and a limited supply of near-term buildable land available for new homes. While suburban areas in general have more land available for development than coastal urban infill areas, these highly desirable sections of select suburban markets were the first to be developed due to their attractive locations and are now generally land-constrained as well. In these markets, our team leverages our experience in land acquisition and our significant entitlement expertise to identify underutilized real estate for conversion into higher value residential projects. Based on this strategy, our team has begun to establish a strong suburban land position.

        We believe our strategic land portfolio and our relationship with CV LandCo, an entity owned by our Sponsors and certain members of our management team, are significant competitive advantages for us. We own or have access to 8,750 lots, consisting of 582 lots that we own, 2,276 lots under option from CV LandCo, 1,386 lots under option from unrelated third parties and 4,506 lots to which we have preferred access under our right of first offer with CV LandCo. All of these lots are located in our coastal urban infill and suburban California markets, as described below under "Our Competitive

Strengths—Strategic Land Position." Due to our ongoing access to a strong land portfolio to support our future growth and margins, we believe we are able to be discerning and disciplined in land acquisitions. We believe that the combination of our existing land position and our favorable relationship with CV LandCo positions us well to capitalize on the strong recovery we expect in our target markets in California.

        We design, build and sell desirable, eco-friendly homes to a variety of purchasers, from entry level buyers to "move-up" buyers (i.e., existing homeowners looking for larger or better located homes) and affluent buyers seeking luxury residences. Our construction expertise across a diverse product offering, including townhomes, condominiums, single family detached homes and mixed use projects, enables us to pursue a wide array of land acquisition opportunities and to tailor the type of residence we construct to the property, location and community to generate greater returns. We build homes across a variety of price points, ranging from approximately $250,000 to $2.5 million, and home sizes ranging from approximately 1,000 to 6,000 square feet, with a focus on homes at price points and sizes ranging from $400,000 to $1.5 million and 1,500 to 4,000 square feet, respectively. We believe our diversified product expertise enables us to target a broader range of opportunities, enhance our returns and reduce our portfolio risk.

        CV Former Parent was founded by Mark Buckland, our CEO, and Craig Atkins, our Chairman, in January 2009 when the California housing market was beginning to recover from an unprecedented downturn. Messrs. Buckland and Atkins have an average of 25 years of experience repositioning land in coastal urban infill and suburban communities in California into new housing. Backed by Imperial since its inception and by Ares since June 2010, our management team began purchasing land in supply constrained California markets in 2009 at attractive prices and repositioning this land into highly desirable housing.

Our Competitive Strengths

        We believe the following strengths provide us with a significant competitive advantage in implementing our business strategy:

  Land Entitlement and Repositioning Expertise

        We operate in supply constrained urban and high demand suburban communities in Southern and Northern California with a primary focus on our coastal urban infill strategy. Our extensive experience in entitling and converting real estate enables us to develop and market our communities efficiently. The entitlement process can be complex and time-consuming, particularly in California, and can delay development. However, our management team has demonstrated a strong track record of entitling land efficiently and successfully. We believe our coastal urban infill development expertise differentiates us from most other California homebuilders, including our public peers. According to JBREC, because minimal entitlement processing occurred during the housing downturn, the supply of approved and finished lots is presently limited and it is expected there will be a lag in the supply of new lots. This constraint is expected to be particularly acute in markets with a prolonged approval process. Our coastal urban infill strategy is complemented by our suburban strategy targeting high demand suburban locations in California, where we also rely on our entitling expertise.

        Our strategy enables us to build new homes in desirable areas in which the land available to do so is difficult to obtain. We believe that the homes we build are typically larger, more energy efficient and offer more amenities than the existing resale homes in these areas and therefore provide homebuyers with a compelling alternative. As a result, we believe our homes appeal to a wide range of homebuyers, which enhances our ability to convert our land portfolio quickly and profitably to cash, and diversifies our business.

  Robust Land Acquisition Program to Support Future Growth

        Our operating strategy is supported by our robust land acquisition program. In addition to the 8,750 lots we own or to which we have access, we are actively pursuing potential acquisitions of thousands of additional lots. Our regional focus enables our management team to employ a disciplined, hands-on approach in sourcing acquisition opportunities, obtaining land entitlements and delivering high quality homes on budget and on schedule. We believe our management team has the ability to work with local municipalities to consistently deliver high quality homes and to design and build innovative projects that are a proper fit for the particular site and for the surrounding community. Our balance sheet strength and our management team's active land procurement program throughout the downturn provide land brokers and sellers confidence that we can close transactions on a timely basis and with minimal execution risk.

        Our management team's strong understanding of local markets and deep expertise enable us to source and analyze acquisition opportunities that involve fewer competing bidders than widely auctioned land sales. We capitalize on our management team's sourcing, repositioning, entitlement and construction expertise to identify and pursue attractively priced potential developments, and we believe our management team possesses the expertise required to navigate the challenges associated with executing coastal urban infill repositioning and suburban redesigning projects in California. We review our selection of markets based on evolving demographic trends and supply and demand fundamentals, and we target our investments toward markets where we believe we can generate attractive returns.

  Strategic Land Position

        We own or have access to 8,750 lots that our management believes, based on its industry experience, are well-located and in desirable California markets, consisting of 582 lots that we own, 3,662 lots that we control under option and 4,506 lots subject to our right of first offer from CV LandCo. We purchased our owned lots between 2009 and 2012. Of the 3,662 controlled lots, 1,386 lots are under option from unrelated third parties and 2,276 lots are under option from CV LandCo. Although we are not obligated to purchase any lots under option, we currently expect to have the resources to exercise the options for (i) the lots under option from unrelated third parties and (ii) the lots under option from CV LandCo that our independent directors approve after their due diligence is complete before such options expire and to be able to purchase the lots thereunder on or before the applicable outside closing date. The options with unrelated third parties have an aggregate exercise price of approximately $102 million (subject to customary adjustments) and those with fixed outside closing dates range from July 2013 to August 2016 and the options with CV LandCo have an aggregate exercise price of approximately $353 million (subject to customary adjustments) and expiration dates ranging from December 2013 to September 2014. We believe that the purchase prices of these options represent their estimated market values. The net proceeds from this offering will be insufficient to purchase all lots under option. To purchase any portion of the lots under option with CV LandCo and unrelated third parties not funded with the proceeds of the offering and operating cash flow, we expect to seek additional capital in the form of equity or debt financing from a variety of potential sources, including additional bank financings and/or securities offerings to fund some or all of these purchases. See "Our Business—Land Portfolio." We have not entered into any agreements to obtain such additional capital. For a discussion of our ability and expectations to fund our land acquisitions, including the exercise of our option agreements with unrelated third parties and CV LandCo, see "Use of Proceeds" and "Risk Factors—Risks Related to Our Business—Difficulty in obtaining sufficient capital could result in our inability to acquire land for development or increased costs and delays in the completion of our projects." In addition, the right of first offer from CV LandCo provides us with preferred access to 4,506 lots that CV LandCo owns or controls under option in our target markets (and additional lots CV LandCo acquires in the future) at a 10% discount to CV LandCo's good faith estimate of the then-current market price. We are not obligated to purchase any lots under the right of first offer, nor is CV LandCo obligated to sell any lots under the right of first offer within any specific timeframe or at all. See "Risk Factors—Risks Relating to Our Organization and Structure—We may not receive the expected benefits of our relationship with CV LandCo." Because our land portfolio, including the lots held in CV LandCo's portfolio, was acquired after the recent housing downturn, this entire portfolio is unburdened by underperforming assets or other legacy issues.

        Our large land portfolio is located throughout our target markets in Southern and Northern California. Under JBREC's Housing Cycle Risk Index, which measures the health of individual housing markets based on the performance of 24 market fundamentals related to supply, demand and affordability, each of the markets in which we have purchased land received an overall housing market fundamentals grade between D and F in 2008 and then received between B- and A in 2012. See "Market Opportunity." As conditions in these markets improve, we expect the market value of our existing land portfolio and our revenues to increase; however, these improvements may also increase land prices and competition in our target markets, which could make it more difficult to purchase additional land at attractive prices in these markets in the future. See "Risk Factors—Risks Related to Our Business—Our long-term growth depends upon our ability to identify and acquire land parcels for residential build out at competitive prices."

  Favorable Relationship with CV LandCo Provides Significant Benefits

        Our relationship with CV LandCo provides us with a strong pipeline of land at low risk, while enabling us to be selective and opportunistic in pursuing land acquisition opportunities from third parties. In addition to the lots controlled under option from CV LandCo, we have preferred access under the right of first offer to substantially all lots in CV LandCo's current and future portfolio of land suitable for development as for-sale homes. We have the ability to refer investment opportunities to CV LandCo that we determine are not immediately appropriate for us due to their risk profile or otherwise, but that we believe could be attractive in the future under the terms of the right of first offer. CV LandCo has historically invested in land with longer investment horizons and higher risk profiles. This referral arrangement enables us to propose to CV LandCo longer term or more complicated projects that we believe may generate attractive margins, while minimizing the associated risk to us, including risks related to particularly complex entitlements, carrying the properties for extended periods and uncertain project costs. As such, we are able to consider a wide range of acquisition opportunities. However, CV LandCo is not obligated, and may decline, to acquire properties that we refer to it, and is not obligated to sell any of the parcels that it owns or controls within a specific timeframe or at all. As a result of performing the broad range of services to CV LandCo, including certain services relating to CV LandCo's management with respect to such projects under the Support Services Agreement, we will establish a strong familiarity with these projects prior to acquiring them for development. Furthermore, because we have ongoing access to a strong land portfolio to support our future growth and margins, we believe we are able to be discerning and disciplined in land acquisitions that we pursue with third parties.

  Geographic Focus on Markets Poised for Strong Growth

        Although the California housing industry experienced some of the greatest distress and sharpest price declines during the recent economic downturn, we believe it is in the early stages of a longer term recovery. Our land portfolio is concentrated in California markets that have generally experienced stronger improvement in home prices than the broader U.S. markets over the past few quarters. In addition, according to JBREC, home prices for our nine primary markets are expected to increase by an average of 12.6% in 2013, which exceeds the forecasted national average increase for 2013 of 9.1% but is still well below the recent peak in home prices. California markets have also experienced strong growth in sales volume over the last few quarters. We believe that our focused geographic footprint will enable us to capture the benefits of expected increasing home prices and home volumes as the California housing recovery continues and demand for new homes increases.

        We focus on target markets that we believe have strong demand and supply fundamentals. Our target markets in Southern and Northern California are expected to exhibit strong absolute and relative population growth, a key indicator of housing demand. According to JBREC, seven of our nine target markets are expected to experience population growth that equals or exceeds the national average through 2017. In addition, the 2012 average employment growth-to-homebuilding permit ratio for our target markets range from 2.7 to 16.9, which is above the national average ratio of 2.4, according to JBREC. These markets are also characterized by limited supply of housing as the months of resale supply ranged from 1.4 months to 4.5 months as of April 30, 2013, which is below the national average of 5.2 months, according to JBREC. We believe that increasing demand and supply constraints within our target markets create favorable conditions for our growth.

  Strong Margin Profile

        We have achieved our strong margins by combining our management team's discipline and proficiency in land acquisition and development and repositioning expertise, which we believe enable us to consider and pursue parcels that may present complex entitlement and similar development issues. We intend to continue to pursue land acquisition opportunities that we reasonably expect to entitle and develop efficiently, leveraging our management team's core ability to identify and acquire sites at attractive prices. We believe that these strengths, combined with our management team's strict operating discipline with a focus on achieving efficiencies and managing construction costs, contribute to our strong margin profile. In our industry it is not uncommon, particularly during a recovery cycle, for land buyers to acquire lots at prices that are above a market value range in anticipation of their future appreciation. Historically, we generally have not acquired lots at prices that we believe are above market value range. Consistent with this approach, we believe that our existing options with CV LandCo and unrelated third parties are priced at their estimated market values. We further believe that the options were entered into during the early stages of a market recovery. Based on the foregoing, we believe the options with CV LandCo and third parties should enable us to maintain our existing margin structure assuming modest increases in housing prices and construction costs in our markets. In addition, through our right of first offer from CV LandCo, we expect to continue to have preferred access to a substantial amount of desirable land at favorable prices and low risk because CV LandCo must offer land to us at a 10% discount to CV LandCo's good faith estimate of the then-current market price. If these beliefs and expectations prove to be incorrect, our future margins may fall short of our expectations. See "Risk Factors—Risks Related to Our Business—The homebuilding industry is cyclical and is recovering from a prolonged downturn. A recurrence of such downturn in the homebuilding industry or other adverse changes in general and economic conditions could, among other things, reduce the demand for homes and, as a result, have a material adverse effect on us" and "—We may be unable to maintain our historical margins." For the year ended December 31, 2012 and the six months ended June 30, 2013, our adjusted gross margin was 28.4% and 26.5%, respectively, and our EBITDA margin was 16.2% and 14.7%, respectively. See "Summary—Summary Historical Financial and Operating Data" for a reconciliation of adjusted gross margin to gross margin and EBITDA to net income.

  Compelling and Flexible Product Portfolio

        In coastal urban infill and suburban residential communities, we offer a variety of products, including townhomes, condominiums, single family detached homes and mixed use projects. Our wide array of product offerings within urban and suburban California communities enables us to consider a wide range of land acquisition opportunities and to cater to a diverse group of homebuyers. We focus on delivering high quality homes with superior value as evidenced by our high customer satisfaction ratings and low warranty claims experience. For example, in 2012 we won the Gold Nugget Award from the Pacific Coast Builders Conference in "best multi-family community at 15 to 30 units per acre" for our 48 townhomes that comprise the East Beach Collection in Santa Barbara. We believe this breadth of experience differentiates us from many of our competitors who primarily focus on a more narrow range of products.

        Moreover, our flexible product line enables us to meet the various needs in each of our markets and gives us the opportunity to enhance margins while creating a balanced portfolio. We believe that this approach has led to our high margins and enables us to better serve a wide range of buyers, adapt quickly to changing market conditions and optimize performance and returns while strategically reducing portfolio risk.

  Highly Experienced Leadership Team

        We benefit from the leadership of a highly experienced management team with a demonstrated track record of success in the homebuilding industry. Our management team possesses a deep knowledge of local California markets and has completed projects in 100 cities on the California coast and has entitled land parcels in over 220 communities with more than 22,850 homes valued at $9.0 billion. Craig Atkins, our Chairman and co-founder, has more than 25 years of land acquisition and development experience and co-founded O'Donnell/Atkins in 1992. Under Mr. Atkins' supervision as co-CEO, O'Donnell/Atkins became one of California's largest development and redevelopment land brokerage firms, averaging over $1 billion in annual land transactions during the mid-2000's. Mark Buckland, our Chief Executive Officer and co-founder, has more than 25 years of experience in California urban infill housing development. Mr. Buckland has been involved with entitling more than 150 communities totaling more than 17,000 homes, valued at more than $6.7 billion. Prior to co-founding the Company, Mr. Buckland co-founded The Olson Company, a leading developer of urban infill housing.

        Scott Homan, our Chief Financial Officer, has more than 20 years of experience in managing the financial complexities associated with the homebuilding industry, including several years as Vice President of Finance for a division of Lennar Corporation, a publicly-traded homebuilding company. Herb Gardner, the President of our Homebuilding Group, has 25 years of experience managing the building of residential and apartment communities in over 60 municipalities in California. Previously, as the Regional President for The Olson Company, Mr. Gardner closed over 20 communities and 650 homes. August Belmont, the President of our Suburban Division, has 10 years of experience as the President of the Inland Empire division of Standard Pacific Corp., a publicly traded homebuilding company. Under his leadership, this division built over 5,200 homes representing over $2.3 billion of revenue and executed more than 50 land purchases totaling over $1.0 billion in value to become the most profitable among Standard Pacific's 25 geographic divisions.

        We believe that our management team's experience and market knowledge provide us with an important competitive advantage and our success depends to a significant degree upon retaining our management team. See "Risk Factors—Risks Related to our Organization and Structure—We depend on key personnel.".

Our Business Strategy

        Our business strategy is focused on leveraging our expertise to identify and reposition underutilized real estate for the construction of desirable residential housing in supply constrained coastal urban infill and high demand suburban locations in Southern and Northern California. Our strategy includes:

  Continue to Reposition Underutilized Real Estate in Supply Constrained, Coastal Urban Infill California Markets

        We believe there are significant opportunities to continue to employ our operating model within California's coastal urban infill markets based on the limited land supply available for new homes in these markets and the substantial amount of underutilized real estate that can be repositioned for residential use. Acquiring these sites at attractive prices relative to their estimated repositioned value enables us to create highly desirable new housing properties in established residential communities that have limited vacant land available for new housing. These markets are generally characterized by strong long-term demographics, favorable supply and demand dynamics, and a highly complex entitlement and land development processes. Our management team's expertise in the California entitlement process and land development generally enables us to add significant value to the land we purchase. We intend to continue to leverage this expertise to develop well located, new residential housing within established coastal urban infill markets in California. All of our revenue to date has been derived from coastal urban infill projects, and two-thirds of the lots that we own or control under option are urban. We expect for the foreseeable future that a large majority of our revenue will continue to be derived from coastal urban infill projects.

  Pursue Differentiated Residential Projects in High Demand Suburban California Markets

        We believe that the most attractive suburban areas were overdeveloped in the 1990s and early 2000s, that the homes built during these periods have now been absorbed and that new land supply is limited absent entitling or converting such land. These areas are generally characterized by favorable demographic and economic dynamics such as highly rated schools and proximity to major highway infrastructure and employment centers. Although there is a significant volume of lots available in suburban markets, there are very few land acquisition opportunities in the desirable locations within these suburban markets that do not require entitling or repositioning or are not priced above market. We focus on desirable, high demand suburban locations that have a limited supply of current to near-term buildable land available for new homes. In order to facilitate the application of our urban expertise to the suburban markets, in 2010 CV Former Parent hired the President of Standard Pacific's Inland Empire Division, August Belmont, to head the Suburban Division. Since 2010, our management team has been acquiring assets in suburban communities that they believe represent attractive margin and return opportunities. In the suburban markets, we utilize our entitlement expertise to identify and redesign underutilized residential and certain other real estate into higher value residential projects. Our creative suburban homebuilding team identifies opportunities to develop land parcels that require greater innovation and extensive entitlement efforts to realize greater returns.

  Expand Our Land Portfolio

        Following this offering, we will have preferred access to CV LandCo's extensive portfolio of real estate through our right of first offer. In addition, we intend to continue to leverage our management team's extensive experience working with land sellers, brokers, financial institutions, municipal governments and other builders to acquire desirable land and continue to utilize options to purchase land actively to maintain low risk and low capital requirements. We continually and actively monitor a large pipeline of land acquisition opportunities that we believe will be desirable to our future homebuyers. Subject to the approval of our independent directors, we may refer to CV LandCo parcels for investment that, while desirable, we decide are not immediately appropriate for us and that we would otherwise be compelled to forego or hold with higher than usual risk and/or for an extended period. Together with our track record of acquiring land, this unique relationship provides us access to a potentially long pipeline of desirable projects with reduced risk, while positioning us to capitalize on the strong recovery we expect in our target markets in California.

  Capitalize on Our Product Flexibility to Pursue Broad Range of Land Acquisitions

        Within our selling communities, we build homes across a variety of price points, ranging from approximately $250,000 to $2.5 million, and home sizes ranging from approximately 1,000 to 6,000 square feet, with a focus on homes at price points and sizes ranging from $400,000 to $1.5 million and 1,500 to 4,000 square feet, respectively. We design, build and sell unique, eco-friendly homes featuring cutting edge designs to a variety of purchasers, from entry level buyers to "move-up" buyers (i.e., existing homeowners looking for larger or better located homes) and affluent buyers seeking luxury residences. Our construction expertise across our diverse product offerings enables us to pursue a wide array of land acquisition opportunities and to tailor the type of residence we construct to the property, location and community to generate greater returns. We are not constrained by a particular design, model or product, which we believe enables us to be more innovative and creative in designing our communities and more responsive to the various interests and objectives of those in our target areas. For example, the City of Alhambra requested us to propose a development on a site of the former downtown library adjacent to a high school that no longer met the needs of the residents. The site presented a number of construction challenges, and the city had specific use requirements. We worked with the city and developed a project with a variety of housing solutions: modern and stylish townhomes, flats, live/work lofts, which are spaces designed to house a resident and his or her business, and shopkeeper lofts, which are residences attached to storefronts. We expect the project to be fully sold by the fourth quarter of 2013.

  Manage Costs Effectively to Drive Margins

        We provide high quality residences at attractive prices by combining our land acquisition and entitlement expertise with an efficient homebuilding organization that is highly focused on delivering superior value while containing costs. We decentralize our operations where detailed knowledge of local market conditions is critical, such as governmental processing, land development and sales and marketing, but we centralize the control of other areas such as budgeting, purchasing, accounting and the approval of land acquisitions. We have also made significant investments in systems and infrastructure to operate our business efficiently and to support the planned future growth of our company as a result of executing our expansion strategy. We intend to continue to operate a lean and efficient infrastructure, with a particular focus on cost control, which we believe positions us to maximize profitability and generate attractive returns for our investors without compromising product quality.

  Leverage Our Strong Financial Position to Capitalize on Market Recovery

        We believe our strong balance sheet and operational flexibility position us well to take advantage of expected growth opportunities in the California housing market. As of June 30, 2013, on a pro forma basis after giving effect to this offering and the use of proceeds thereof, we had $         million of unrestricted cash, approximately $         million of availability under our secured revolving credit facility, and no outstanding debt. We believe this strong financial position will provide us with the ability to capitalize on our growth initiatives and the anticipated market recovery.

Projects

        The following tables present project information as of June 30, 2013 for each of our completed projects and projects under development or for sale, respectively:

  Completed Projects

($ in thousands, except project revenue in millions)
									Average Home Size (sq. ft.)
					Closings Period	Gross Margin %	Project Revenue	Average Sales Price
Project	City	County	Project Type	Lots
Viscaya	San Diego	San Diego	Single Family Detached	19	Q1 2010 – Q4 2010	33.6%	$14.4	$759	3,919
Dolcetto	Carlsbad	San Diego	Single Family Detached	34	Q3 2010 – Q3 2011	28.5%	21.0	618	3,950
Santa Ana Lofts	Santa Ana	Orange	Townhomes	16	Q1 2011 – Q4 2011	18.1%	5.2	326	1,881
Crosby Villas Collection	Rancho Santa Fe	San Diego	Single Family Detached	6	Q2 2011 – Q1 2012	19.5%	4.1	681	3,182
Sunnyvale Fair Oaks Collection	Sunnyvale	Santa Clara	Townhomes	34	Q4 2011 – Q3 2012	31.3%	18.8	552	1,755
Santa Barbara East Beach Collection	Santa Barbara	Santa Barbara	Townhomes	48	Q3 2011 – Q3 2012	37.8%	22.1	460	1,458
Covina Vintage Collection	Covina	Los Angeles	Townhomes	30	Q3 2011 – Q4 2012	27.1%	8.5	284	1,435
515 S. Brea Blvd.	Brea	Orange	Townhomes, Single Family Detached and Duplex	30	Q4 2011 – Q1 2013	21.2%	12.5	417	1,633
Signal Hill Collection	Signal Hill	Los Angeles	Townhomes	53	Q2 2011 – Q2 2013	15.7%	19.3	363	1,589

Total/Weighted Average				270		27.6%	$125.9	$466	2,088

  Under Development/For Sale Projects

						Closings						Avg. Home Size (sq. ft.)
($ in thousands) Project				Total Lots in Project(1)	Sales Start Date(2)				Back- log	Available for Sale	Avg. Sales Price(3)
	City	County	Project Type			2011	2012	6/30/2013
Alhambra Main Street Collection	Alhambra	Los Angeles	Condominiums, Townhomes	88	Apr-11	9	38	27	5	9	$462	1,386
Ventura Collection	Ventura	Ventura	Single Family Detached	47	Oct-11	0	27	15	5	0	494	2,394
Encinitas Leucadia Collection	Encinitas	San Diego	Single Family Detached	19	Jun-12	0	10	8	1	0	994	3,001
Scotts Valley Town Center Collection	Scotts Valley	Santa Clara	Townhomes	46	Jul-12	0	12	15	19	0	497	1,854
Carlsbad La Costa Collection	Carlsbad	San Diego	Townhomes	53	Sep-12	0	6	26	18	3	481	1,767
Glendora Village Collection	Glendora	Los Angeles	Townhomes	53	Jan-13	0	0	3	2	48	431	1,528
Morgan Hill Monterey Collection	Morgan Hill	Santa Clara	Townhomes, Single Family Detached	43	May-13	0	0	9	6	28	486	1,843
Garden Grove Collection	Garden Grove	Orange	Single Family Detached	56	May-13	0	0	0	6	50	694	2,692
Camarillo Village Commons Collection	Camarillo	Ventura	Townhomes	36	3Q 2013	0	0	0	0	36	472	1,751
Pasadena Ambassador Gardens	Pasadena	Los Angeles	Townhomes	70	3Q 2013	0	0	0	0	70	1,678	2,803
Downey Collection	Downey	Los Angeles	Townhomes	46	3Q 2013	0	0	0	0	46	453	1,929
Covina Citrus Village Collection	Covina	Los Angeles	Townhomes	52	3Q 2013	0	0	0	0	52	385	1,667
Ventura Orchard Collection	Ventura	Ventura	Townhomes, Single Family Detached	119	3Q 2013	0	0	0	0	119	407	2,050

Total/Weighted Average				728		9	93	103	62	461	$601	2,050

(1)
Once a home has been sold, it is no longer an owned or controlled lot and does not appear in the tables listed under "—Land Portfolio."

(2)
2013 sales start dates are estimates and are subject to change.

(3)
Average sales prices are calculated for all lots in the project, including target sales price for available lots assuming modest increases in housing prices and construction costs in our markets. Actual future sales prices may differ from target sales prices.

Land Portfolio

        We own or have access to 8,750 lots strategically located in California, consisting of 582 lots we owned as of July 31, 2013, 3,662 lots we control pursuant to option agreements (including 2,276 lots with respect to which we entered into option agreements with CV LandCo and its affiliates in July 2013), and 4,506 lots which are additional lots in CV LandCo's portfolio subject to the right of first offer. The following tables present certain information with respect to our owned lots, lots that we control pursuant to the option agreements with CV LandCo and CV LandCo's owned and controlled lots to which we have preferred access pursuant to our right of first offer with CV LandCo, respectively:

  Owned Land Portfolio

Project	City	County	Lots
Alhambra 1	Alhambra	Los Angeles	12
Covina 2	Covina	Los Angeles	52
Downey 1	Downey	Los Angeles	46
Glendora 1	Glendora	Los Angeles	50
Pasadena 1	Pasadena	Los Angeles	70
Dana Point 1	Dana Point	Orange	37
Garden Grove 1	Garden Grove	Orange	56
Carlsbad 3	Carlsbad	San Diego	20
Encinitas 1	Encinitas	San Diego	1
Encinitas 2	Encinitas	San Diego	12
Camarillo 1	Camarillo	Ventura	18
Camarillo 2	Camarillo	Ventura	36
Ventura 1	Ventura	Ventura	3
Ventura 2	Ventura	Ventura	119
Morgan Hill 1	Morgan Hill	Santa Clara	32
Scott's Valley 1	Santa Clara	Santa Clara	18

Total			582

  Portfolio of Land Controlled Under Option Agreements with Unrelated Third Parties

Project	City	County	Lots	Outside Closing Date
Covina 6	Covina	Los Angeles	70	June 5, 2016
El Monte 2	El Monte	Los Angeles	66	August 5, 2015
Glendora 4	Glendora	Los Angeles	69	August 19, 2013
San Dimas 1	San Dimas	Los Angeles	58	November 10, 2014
Encinitas 4	Encinitas	San Diego	17	(1)
Escondido 1	Escondido	San Diego	20	July 28, 2013
San Diego 1	San Diego	San Diego	35	August 19, 2016
Vista 1	Vista	San Diego	32	May 10, 2014
Morgan Hill 3	Morgan Hill	Santa Clara	134	August 18, 2013
Morgan Hill 4	Morgan Hill	Santa Clara	55	December 15, 2015
San Jose 1	San Jose	Santa Clara	600	September 12, 2013
San Jose 2	San Jose	Santa Clara	110	(2)
Rohernt Park 1	Rohernt Park	Sonoma	120	(3)

Total			1,386

(1)
180 days after receipt of final approval of tentative tract map.

(2)
The earlier of 12 months after approval of diligence and 5 business days after receipt of final approval of tentative tract map, in each case subject to extension.

(3)
The earlier of 18 months after approval of diligence and 5 business days after receipt of final approval of tentative tract map, in each case subject to extension.

  Portfolio of Land Controlled Under Option Agreements with CV LandCo

Project	City	County	Lots
Tranche 1 (expires on December 31, 2013):
Alhambra 2	Alhambra	Los Angeles	70
Azusa 1	Azusa	Los Angeles	14
Glendora 3	Glendora	Los Angeles	121
Lakewood 1	Lakewood	Los Angeles	72
Santa Ana 2	Santa Ana	Orange	25
Santa Ana 3	Santa Ana	Orange	29
Santa Ana 4	Santa Ana	Orange	17
Yorba Linda 1	Yorba Linda	Orange	56
Yorba Linda 2	Yorba Linda	Orange	18
Wildomar 2	Wildomar	Riverside	156
Morgan Hill 2	Morgan Hill	Santa Clara	42
San Jose 1	San Jose	Santa Clara	13

Total tranche 1			633
Tranche 2 (expires on March 31, 2014)(1):
Bellflower 1	Bellflower	Los Angeles	69
Claremont 1	Claremont	Los Angeles	96
Covina 3	Covina	Los Angeles	72
Pasadena 2	Pasadena	Los Angeles	70
Buena Park 1	Buena Park	Orange	156
Santa Ana 5	Santa Ana	Orange	76
Carlsbad 4	Carlsbad	San Diego	17
Moorpark 1	Moorpark	Ventura	110
Hercules 1	Hercules	Contra Costa	40
Moraga 1	Moraga	Contra Costa	50
Mountain View 1	Mountain View	Santa Clara	28

Total tranche 2			784
Tranche 3 (expires on September 30, 2014)(1):
El Monte 1	El Monte	Los Angeles	77
Long Beach 1	Long Beach	Los Angeles	33
Buena Park 2	Buena Park	Orange	173
Costa Mesa 1	Costa Mesa	Orange	38
Fullerton 1	Fullerton	Orange	288
Riverside 2	Riverside	Riverside	168
Simi 1	Simi Valley	Ventura	57
Mountain View 2	Mountain View	Santa Clara	25

Total tranche 3			859

Total			2,276

(1)
We have the ability to extend the closing of the property sale of the second and third tranches for up to 90 days.

  Right of First Offer Land Portfolio

Project	City	County	Lots
Bellflower 2	Bellflower	Los Angeles	20
Lancaster 1	Lancaster	Los Angeles	746
Palmdale 1	Palmdale	Los Angeles	524
Beaumont 1	Beaumont	Riverside	497
French Valley 1	French Valley	Riverside	84
French Valley 2	French Valley	Riverside	132
Menifee 1	Menifee	Riverside	359
Menifee 2	Menifee	Riverside	542
Moreno Valley 1	Moreno Valley	Riverside	159
Moreno Valley 2	Moreno Valley	Riverside	125
Upland 1	Upland	San Bernardino	130
Victorville 1	Victorville	San Bernardino	111
Victorville 2	Victorville	San Bernardino	80
Victorville 3	Victorville	San Bernardino	294
Victorville 4	Victorville	San Bernardino	122
Thousand Oaks 1	Thousand Oaks	Ventura	300
Goleta 1	Goleta	Santa Barbara	172
San Mateo 1	San Mateo	San Mateo	48
Alameda 1	Alameda	Alameda	34
Concord 1	Concord	Contra Costa	27

Total			4,506

Land Acquisition and Entitlement

  Land Acquisition

  Overview

        Our strategic land position includes 8,750 lots that our management believes, based on its industry experience, are well-located and in desirable California markets, consisting of 582 lots that we own, 3,662 lots that we control under option and 4,506 lots to which we have preferred access under our right of first offer from CV LandCo.

        We focus on acquiring, principally through options, underutilized primarily non-residential, industrial, commercial and municipal real estate in supply constrained coastal urban infill areas in Southern and Northern California for repositioning into new attached and detached homes that appeal to today's homebuyers. We also selectively acquire land for the construction of desirable new homes in well located, high demand suburban areas in California. We review our selection of markets based on evolving demographic trends and supply and demand fundamentals, and we target our investments toward markets where we believe we can generate attractive returns. Once our management identifies a land acquisition opportunity, we generally take the following steps in our land acquisition process to reduce development and market cycle risk:

  •
  review the status of entitlements and other governmental processing, including title reviews;

  •
  complete due diligence on the land parcel prior to committing to the acquisition;

  •
  prepare budgets for all cost categories based on our historical experience and forecasted trends;

  •
  complete environmental and soil reviews and third party studies;

  •
  obtain preliminary architectural and engineering designs;

  •
  utilize options, relationship with CV LandCo and other land investment arrangements; and

  •
  meet with local housing and governmental agencies.

        After we have completed our general acquisition process, our management team presents each land acquisition opportunity to our land committee of our board of directors, which has the authority to review and approve of the acquisition of any land parcel, including purchase price and other terms and conditions.

  Relationship with CV LandCo

        From our inception through the Formation Transactions, the homebuilding operations of our company and the land investment activities of CV LandCo have been conducted by our management team under the ownership of CV Former Parent. As part of the Formation Transactions, CV Homebuilder will separate from CV Former Parent and CV LandCo, and CV LandCo will continue to be owned by our Sponsors and certain members of our management. Following this offering and the Formation Transactions, we will employ all of the officers and substantially all of the employees currently employed by CV Former Parent and CV LandCo, and we will conduct land sourcing and acquisition activities and homebuilding operations as an independent public entity. CV LandCo will hire a limited number of new employees but will not compete with us in acquiring parcels suitable for development as for-sale homes.

        We expect to benefit from what we believe are favorable contractual arrangements with CV LandCo. Under these arrangements, we hold options to acquire 2,276 lots from CV LandCo at attractive fixed prices. We will also have preferred access to an additional 4,506 lots held by CV LandCo, and all of the future lots it acquires that are suitable for development as for-sale homes, at a 10% discount to then-current market prices under a right of first offer. We can refer potential land investments to CV LandCo that we determine are not immediately appropriate for us and that we would otherwise forego due to their risk profile or otherwise, but that we believe could be attractive in the future under terms of the right of first offer. CV LandCo has historically invested in projects with longer investment horizons and higher risk profiles. Any parcels that we refer to CV LandCo and that CV LandCo decides to acquire will be subject to the right of first offer. This unique relationship provides us with access to a long pipeline of desirable projects with reduced risk, while positioning us to capitalize on the strong recovery we expect in our target markets in California.

        Our future growth depends significantly on our ability to acquire desirable land parcels from CV LandCo, including the lots under the existing options from CV LandCo that our independent directors approve after their due diligence is complete and the lots under the right of first offer with CV LandCo. If CV LandCo does not acquire and sell (either to us or third parties) land parcels in the volumes that we expect, its ability to service its indebtedness may be impaired, which could in turn adversely affect CV LandCo's operating flexibility and growth. As a result, we may need to rely more heavily on third parties for land acquisitions and would not benefit from the favorable pricing under the right of first offer with CV LandCo to the extent that we currently expect. This could adversely affect our margins, growth and ability to implement our strategic plan. See "Risk Factors—Risk Factors Related to Our Business—We may be unable to maintain our historical margins" and "Risk Factors—Risks Related to Our Organization and Structure—We may not receive the expected benefits of our relationship with CV LandCo," "—CV LandCo is highly leveraged. The shares of our common stock held by our major non-public stockholders will be pledged in support of guarantees of debt and other obligations of CV LandCo, which could give rise to conflicts of interest and subject us to potential changes of control" and "—In the event of a default by CV LandCo under its senior secured term loan facility, the lender may foreclose on the properties under option from CV LandCo."

        Option Properties.    In July 2013, CV Homebuilder entered into a series of agreements with CV LandCo granting CV Homebuilder options to acquire up to an aggregate of 2,276 coastal urban infill and suburban lots in three tranches, with a single option covering each tranche. The aggregate exercise price of the options with CV LandCo is approximately $353 million (subject to customary adjustments).

        Under these option agreements, in July 2013 CV Homebuilder made a refundable deposit into escrow representing 3% of the aggregate purchase price for each tranche, for an aggregate deposit amount for all tranches of approximately $11 million. During a period following the completion of this offering that varies from 60 to approximately 180 days (depending on the term of the tranche), a committee of our independent directors will review the feasibility of each project within the tranche. We call this period the feasability period. Upon the approval of feasibility by our independent directors with respect to any project (a) owned by CV LandCo, we will make an additional deposit into escrow equal to 16% of the purchase price of that project under option, or (b) controlled under option or purchase contract (but not owned) by CV LandCo, we will make an additional deposit into escrow equal to the actual costs paid by CV LandCo as option consideration or earnest money deposits under the underlying contract, net of the 3% initial deposit, and if CV LandCo subsequently acquires the applicable project prior to the exercise or expiration of CV Homebuilder's option, we will make an additional deposit into escrow equal to 19% of the purchase price of that project, less all amounts previously deposited into escrow with respect to such project.

        Upon such payment, which we refer to as the acceptance payment, all deposits made to date for the applicable project will be released to CV LandCo and become generally non-refundable. We may exercise the option with respect to a tranche at any time following the 30th day after the acceptance payment is made and prior to the expiration date of such option. To exercise the option, we must notify CV LandCo at least five days prior to the proposed closing date. Following exercise of the option, with respect to the lots controlled under option or purchase contract (but not owned) by CV LandCo at the time of exercise, we may make the final payment under such option or purchase contract directly to the underlying third party seller. The option agreements provide for aggregate maximum deposits of approximately $67 million, and aggregate additional purchase consideration of approximately $286 million, subject to customary adjustments. Following execution of the option agreements, we are responsible for, and will bear the ongoing costs of, obtaining any necessary entitlements for properties subject to the options.

        Each tranche has a different expiration date based on our development plans. The first option covers 12 parcels and, if exercised, the related property sale (or assignment of the underlying contract between CV LandCo and the applicable third party seller) would close on or before the December 31, 2013 expiration date. The second option covers 11 parcels and, if exercised, the related property sale or assignment would close on or before the March 31, 2014 expiration date. The third option covers 8 parcels and, if exercised, the related property sale or assignment would close on or before the September 30, 2014 expiration date. We have the ability to extend the closing of each of the second and third tranches for up to 90 days. See "Our Business—Projects—Land Portfolio—Controlled Land Portfolio" for information about the properties contained in each of the tranches.

        During the feasibility period, until the acceptance date for each tranche, our independent directors may remove one or more individual projects from the tranche. Following the acceptance payment, no projects may be removed from a tranche. Following the exercise of the option, in the event of a default by CV LandCo with respect to a particular project, we would be obligated to either proceed with the purchase of the entire tranche or terminate the tranche and claim liquidated damages representing a fraction of the tranche's value.

        In contrast to the terms of the Right of First Offer Agreement, these option agreements only provide for the direct transfer of the land itself and do not include the option to transfer the equity interests of the subsidiary holding such land. See "Our Business—Land Acquisition and Entitlement—Land Acquisition—Our Relationship with CV LandCo—Right of First Offer."

        We intend to use the net proceeds from this offering, together with cash on hand and available borrowings under our revolving credit facility, primarily to acquire land, which may include lots under option from CV LandCo; however, these funds will be insufficient to purchase all lots under option from CV LandCo. For a discussion of our ability and expectations to fund our land acquisitions, including the exercise of our options with unrelated third parties and CV LandCo, see "Use of Proceeds" and "Risk Factors—Risks Related to Our Business—Difficulty in obtaining sufficient capital could result in an inability to acquire land for our development or increased costs and delays in the completion of our projects." Together with the 582 lots we owned prior to entering into these options, the 1,386 lots under option from unrelated third parties and the 2,276 lots under option from CV LandCo (to the extent we exercise the applicable options) will comprise the initial foundation of our land portfolio and growth. In the aggregate, we expect that these lots will be adequate to supply our homebuilding operations for at least four years.

        For risks related to our relationship with CV LandCo, see "Risk Factors—Risks Related to Our Organization and Structure—As a result of our relationship with CV LandCo, conflicts of interest may arise with respect to any transactions involving, or with, CV LandCo or its affiliates," "—We may be unable to maintain our historical margins" and "—We may not receive the expected benefits of our relationship with CV LandCo," and "Certain Relationships and Related Party Transactions—Agreements with CV LandCo—Option Agreements."

        Right of First Offer.    With respect to the remaining properties in the existing and future land portfolio of CV LandCo that are not subject to the options described above or that are subject to an option agreement with CV LandCo that we determine not to exercise, we have preferred access through a right of first offer from CV LandCo on all land suitable for development as for-sale homes. CV LandCo currently owns or controls 4,506 such lots that are not subject to the options, all of which have been sourced by our management team. We believe that CV LandCo values this relationship because it may receive access to land referrals.

        Upon a determination by CV LandCo to sell a parcel and approval by its independent directors, CV LandCo will offer the parcel to us at a 10% discount to CV LandCo's good faith estimate of the then-current market price, approved by CV LandCo's independent directors and based on a range of factors that CV LandCo may reasonably deem relevant, including the status of the parcel, prevailing market conditions, third party appraisals and valuations and other analyses conducted by the management of CV LandCo. In lieu of the sale by CV LandCo of any parcel, CV LandCo may elect to offer to sell to us all of the equity interests of its subsidiary that holds such parcel. In connection with making an offer, CV LandCo will provide us with a summary of its analysis of the fair market value of the parcel or equity interests as applicable; however, CV LandCo will not be required to provide independent appraisals. Our committee of independent directors will make the determination on our behalf whether to accept or decline the offer within ten business days. If we accept the offer, we and CV LandCo will negotiate in good faith the timing and other terms of the acquisition. Prior to completion of such sale, if CV LandCo elects to sell to us all of the equity interests of its subsidiary that holds such parcel, the applicable subsidiary shall transfer to an affiliate of such subsidiary any assets and liabilities other than such parcel. If we decline the offer, CV LandCo will be permitted to sell the parcel or equity interests, as applicable, to unrelated third parties within twelve months of the original offer at a price not less than 105% of the original offer price made to us. If CV LandCo fails to close a sale of a parcel or equity interests, as applicable, to a third party within this twelve month period, the parcel or equity interests again will become subject to the right of first offer.

        Land Sourcing and Acquisition.    Following this offering and the Formation Transactions, we can refer potential investment opportunities to CV LandCo that we determine are not immediately appropriate for us and that we would otherwise forego at that time. In general, our team may decline to pursue certain opportunities that present an extended timeline or higher risk profile due to particularly complex entitlement, environmental, encumbrance or other issues. Subject to the approval of our committee of independent directors, if we believe that an opportunity would be attractive on a risk adjusted basis at some time in the future, we can refer the opportunity to CV LandCo to consider for investment. CV LandCo historically has invested in land with longer investment horizons and higher risk profiles. CV LandCo's investment in any parcels referred by us will require the approval of its independent directors.

        All parcels for development as for-sale homes referred by us and acquired by CV LandCo will become subject to the right of first offer. Other than projects acquired pursuant to the options or subject to the right of first offer at the time of this offering, we expect to acquire or option a substantial majority of our future projects directly from third parties rather than referring them to CV LandCo and subsequently acquiring them under the right of first offer.

        Under the Right of First Offer Agreement, CV LandCo is prohibited from acquiring more than 30% of the aggregate purchase price of all parcels suitable for development as for-sale homes acquired collectively by CV LandCo and by us from third parties during the applicable "measurement period." The "measurement period" is (1) the most recently completed eight fiscal quarters since the completion of this offering, or (2) if eight such quarters have not been completed but at least four have, the number of completed fiscal quarters since the completion of this offering. In addition, CV LandCo will not be permitted to acquire or option any parcels suitable for development as for-sale homes that are not referred to it by us, and CV LandCo is required to refer to us any such opportunities that it is presented by third parties. However, CV LandCo is not restricted from holding or acquiring other land interests.

        Boards of Directors, Management and Employees.    Messrs. Atkins, Buckland, Kissick, Lukas, Rosenthal and Reese, each of whom is a member of our Board of Directors, are also members of the Board of Directors of CV LandCo. Our committee of independent directors, which initially will consist of Messrs. Goldberg and Parks and a third independent director, will approve the feasibility of each option property, purchases under the option agreements and the right of first offer and the referral of land investment opportunities to CV LandCo as well as fees for services we provide under the Support Services Agreement. Following this offering and the Formation Transactions, we will employ all of the officers and substantially all of the employees currently employed by CV LandCo and us, and CV LandCo will hire a limited number of new employees.

        Support Services.    We will provide a broad range of operational and administrative services to support CV LandCo, including certain services relating to CV LandCo's management of all parcels subject to the right of first offer for a monthly fee of $75,000. All fees paid under the Support Services Agreement will be reviewed and approved from time to time and at least annually to be commensurate with the cost of the resources that we are expending to provide the services, and any appropriate adjustments will be negotiated in good faith, by our committee of independent directors and by the independent directors of CV LandCo. The Support Services Agreement shall terminate either upon not less than 90 days' advance written notice by either party or automatically upon the termination of the Right of First Offer Agreement, provided that services in effect at the time of such termination with respect to any Property subject to the right of first offer shall continue until the underlying parcel is sold in accordance with the Right of First Offer Agreement.

        We may elect to seek, subject to the approval of our independent directors, entitlements for land that CV LandCo holds subject to the right of first offer; however, CV LandCo is not obligated to seek or reimburse us for such entitlements.

        Outside Business Activities of CV LandCo.    CV LandCo currently owns and in the future may acquire industrial, commercial, retail, apartments or other parcels that may constitute portions of broader residential projects but are not suitable for us to acquire. These parcels are not subject to the right of first offer. However, under the Right of First Offer Agreement with us, CV LandCo will not be permitted to acquire or option any parcels suitable to be developed as for-sale homes that are not referred to it by us, and CV LandCo is required to refer to us any such investment opportunities that it is presented by third parties.

Conflicts of Interest

        Our relationship with CV LandCo could give rise to a number of actual, perceived or potential conflicts of interest, including:

  •
  except for our independent directors, each member of our board of directors is also a member of the board of directors of CV LandCo;

  •
  our Sponsors, Messrs. Atkins and Buckland and certain other members of our management team own substantially all of the outstanding equity interests of CV LandCo;

  •
  the determination of market price under the right of first offer is made by CV LandCo and approved by its independent directors;

  •
  other than as required under the Right of First Offer Agreement and the Support Services Agreement, our charter will provide that, to the fullest extent permitted by law, no officer or director of ours who is also an officer, director, employee or other affiliate of CV LandCo or an officer, director or employee of an affiliate of CV LandCo will be liable to us or our stockholders for breach of any fiduciary duty by reason of the fact that any such individual directs a corporate opportunity to CV LandCo or their affiliates instead of us, or does not communicate information regarding a corporate opportunity to us that such person or affiliate has directed to CV LandCo or their affiliates; as a result, such circumstances may entail actual or apparent conflicts of interest with respect to matters affecting both CV LandCo and us, whose interests, in some circumstances, may be adverse to ours;

  •
  CV LandCo is under no obligation to buy any property we refer to it;

  •
  if CV LandCo buys a property that we refer to it, CV LandCo is under no obligation to offer to sell the property to us within any specific timeframes or at all; and

  •
  although any referrals of parcels to CV LandCo and our acceptance or rejection of an offer or reoffer to purchase a parcel pursuant to our right of first offer must be separately approved by our committee of independent directors, this relationship may cause actual or perceived conflicts of interests on the part of Messrs. Atkins or Buckland, or those members of our board of directors affiliated with our Sponsors.

        See "Risk Factors—Risks Related to Our Organization and Structure—As a result of our relationship with CV LandCo, conflicts of interest may arise with respect to any transactions involving, or with, CV LandCo or its affiliates" and "—We may not receive the expected benefits of our relationship with CV LandCo," and "Certain Relationships and Related Party Transactions."

  Option Agreements

        We acquire, either from third parties or CV LandCo and its affiliates, land parcels pursuant to purchase agreements or option contracts. The option contracts generally require us to pay non-refundable deposits, which can vary by transaction, and give us the right (but not the obligation) to acquire the land typically at fixed prices. We typically wait until the completion of entitlements to exercise options. If we do not secure entitlements and do not complete the purchase of the property, the majority of the contracts permit the seller to keep the non-refundable deposit. In a majority of transactions, we are required to purchase all of the land involved at one time. In a limited number of transactions with unrelated third parties, a portion of the consideration that we pay for the land may be in the form of a share of the profits of a project after we receive an agreed upon level of profits from the project, or we may enter into a partnership whereby a land owner contributes some or all of the land value to the partnership and receives an agreed upon level of profits from the project. We generally have the right at our discretion to terminate our obligations under both purchase or option contracts by forfeiting our cash deposit with no further financial responsibility to the land seller.

        For a discussion of the option agreements that we will enter into with CV LandCo see "—Land Acquisition—Our Relationship with CV LandCo—Option Properties."

  Entitlement

        We work closely with local governments and regulatory authorities to obtain the requisite entitlements for the land we acquire. The term "entitlement" refers to the set of appropriate governmental and regulatory approvals, licenses and permits required in order to develop land for a particular use. We expect that land we acquire or option directly from third parties will generally require entitlements, which we would typically obtain during the option period.

        Our extensive experience in entitling and converting real estate enables us to develop and market our communities efficiently. According to JBREC, minimal entitlement processing occurred nationally during the housing downturn, resulting in a limited supply of approved and finished lots. The entitlement process in our target California markets is often particularly challenging and highly complex. Consistent with our land acquisition and development strategy, we acquire underutilized land, add value to the land through the entitlement process and convert the land to residential use. We establish cooperative working relationships with regulatory agencies, commissions and legislative bodies at various levels of government in order to secure the entitlements necessary to begin developing our land for residential use. The entitlement process may include general plan amendments, zone changes, environmental impact reports and tentative track map processing. This strategy enables us to acquire land from across a broad spectrum of existing uses, including industrial, commercial and municipal uses.

Project Development

        We typically expend considerable effort in developing a concept for each project, which includes determining the size, style and price range of the homes; the layout of the streets and individual home sites; and the overall project design. After the necessary entitlements and other approvals have been obtained, which may take several years, we improve the land by clearing and grading it; and installing roads, underground utility lines and recreational amenities.

        Each project is managed by a project manager who works with the land acquisition and homebuilding groups and, when required, other in-house and outside professionals such as accountants, engineers, architects and legal counsel. Each project manager is responsible for supervising and coordinating the various developmental steps, such as land approval, land acquisition, entitlements, working drawings and monitoring the progress of work and controlling expenditures, up to and including project permitting. Major decisions regarding each project are made in consultation with members of our management team.

        The most significant variable affecting the timing of our revenue stream, other than housing demand, is the opening of the project for sale, which generally occurs nine to twelve months after receipt of final land and building regulatory approvals. Although our sales and construction activities vary somewhat by season, which can affect the timing of closings, any such seasonal effect is relatively insignificant compared to the effect of the timing of receipt of final regulatory approvals, the opening of the project and the subsequent timing of closings.

        Substantially all of our construction work is performed by subcontractors, while we generally act as the general contractor. We also enter into contracts as needed with design professionals and other service providers who are familiar with local market conditions and requirements. Although we do not have long-term contractual commitments with our subcontractors, suppliers or laborers, we maintain strong and long-standing relationships with many of our subcontractors. We believe that our relationships have been enhanced through both maintaining our schedules and making timely payment to our subcontractors, as a result of which we are able to keep our key subcontractors attentive to our projects.

        Our homebuilding group coordinates subcontracting activities and supervises all aspects of construction work and quality control. One of the ways in which we seek to achieve homebuyer satisfaction is by providing our construction managers with incentive compensation arrangements based upon each homebuyer's satisfaction, as expressed by the homebuyers' responses on post-closing questionnaires.

Homebuilding

        We design, build and sell a wide range of desirable, eco-friendly homes to a variety of purchasers, from entry level buyers to "move-up" buyers (i.e., existing homeowners looking for larger or better located homes) and affluent buyers seeking luxury residences. Our design and construction expertise across a diverse product offering, including townhomes, condominiums, single family detached homes and mixed use projects, enables us to tailor the type of residence we construct to the property, location and community to generate greater returns and target a broader range of opportunities. We build homes across a variety of price points, ranging from approximately $250,000 to $2.5 million, with a focus on homes at price points from $400,000 to $1.5 million, which enables us to adjust readily to changing consumer preferences and affordability. We focus on effectively using space and resources to meet homebuyer and municipality desires and specifications and delivering quality value products. The average sales price of our homes closed was approximately $478,000 and $439,000, respectively, for the year ended December 31, 2012 and December 31, 2011. The average sales price of our homes closed was approximately $533,000 and $458,000, respectively for the six months ended June 30, 2013 and 2012.

        We typically construct homes in phases to manage our cash efficiency and risk. This enables us to use sales from early phases in a project to finance construction costs in later phases. We have the ability for our homebuyers to customize and tailor the home to such homebuyer's specifications because the majority of our homes are sold prior to the start of construction. We offer some of the same basic home designs in similar projects. However, we are developing new designs continuously to replace or augment existing ones to ensure that our homes reflect current consumer tastes. The design of our homes focuses on energy efficiency, sustainability, style, comfort and architectural appeal, and more recently, with solar power and other innovations. For example, through our "Green Key" residences brand, we develop all-electric, solar-powered, sustainable, innovative and energy efficient homes, promoting an eco-friendly lifestyle and delivering tangible operating cost savings through reduced electrical utility bills and eliminated natural gas utility bills. However, the design of our homes is limited by factors such as zoning requirements, building codes and energy efficiency laws. As a result, we contract with a number of architects and other consultants in connection with the design process.

Marketing and Sales

        In connection with the sale and marketing of our homes, we make extensive use of advertising and other promotional activities, including our website (www.cityventures.com), mass-media advertisements, brochures, direct mail and the placement of signboards in the immediate areas of our developments. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

        We sell our homes through our own sales representatives and through independent real estate brokers. Our in-house sales force typically works from sales offices located on each project. Sales representatives assist potential homebuyers by providing them with basic floor plans, price information, development and construction timetables, tours of model homes and the selection of options. Sales personnel are licensed by the applicable real estate bodies in their respective markets, are trained by us and generally have had prior experience selling new homes in the local market. Our personnel, along with subcontracted marketing and design consultants, carefully design exteriors and interiors of each home to coincide with the lifestyles of targeted homebuyers.

        Depending on the nature of the projects, we may build model homes at our projects and have them professionally decorated to display design features. Interior decorations vary among our models and are selected based upon the lifestyles of our targeted homebuyers. Structural changes in design from the model homes are not generally permitted, but homebuyers may select various other optional construction and design amenities. In addition to model homes, customers can gain an understanding of the various design features and options available to them using third party design centers. At each design center, customers can meet with a designer and are shown the standard and upgraded selections available to them.

        We typically sell homes using sales contracts that include cash deposits by the purchasers. Before entering into sales contracts, we pre-qualify our customers. However, purchasers can generally cancel sales if they fail to qualify for financing or under certain other circumstances. Although cancellations can delay the sale of our homes, they have historically not had a material impact on our operating results. The cancellation rate of buyers for our projects who contracted to buy a home but did not ultimately consummate the purchase (as a percentage of overall orders) was approximately 31.0% and 39.5% during the year ended December 31, 2012 and 2011 respectively. Our cancellation rate during the six months ended June 30, 2013 and 2012 was approximately 13.8% and 35.6%, respectively. We typically have been able to resell homes quickly after cancellation, and as of June 30, 2013 we had 25 completed and unsold homes. After entering into sales agreements with respect to our properties, we generally have not renegotiated price or other terms. As a result, we have historically experienced higher cancellation rates than some of our peers; however, this has also enabled us to maintain our gross margins. Cancellation rates are subject to a variety of factors beyond our control such as adverse economic conditions, increases in mortgage interest rates and the inability of homebuyers to obtain financing.

  Customer Financing

        We seek to assist our homebuyers in obtaining financing by arranging with mortgage lenders, such as U.S. Bank and Wells Fargo, to offer qualified buyers a variety of financing options. A majority of our homebuyers utilize long-term mortgage financing to purchase a home and mortgage lenders will usually make loans only to qualified borrowers.

  Quality Control and Customer Service

        We pay particular attention to the product design process and carefully consider quality and choice of materials in order to attempt to eliminate building deficiencies. The quality and workmanship of the subcontractors we employ are monitored and we make regular inspections and evaluations of our subcontractors to seek to ensure that our standards are met.

        We maintain quality control and customer service staff, including a quality manager at every project, whose role includes providing a positive experience for each customer throughout the pre-sale, sale, building, closing and post-closing periods. These employees are also responsible for providing after sales customer service. Our quality and service initiatives include taking customers on a comprehensive tour of their home prior to closing and using customer survey results to improve our standards of quality and customer satisfaction.

  Warranty Program

        We provide a limited one year warranty covering workmanship and materials. In addition, our limited warranty covers certain defined construction defects ranging generally from a minimum of two years up to the period covered by the applicable statute of repose. The limited warranty covering construction defects is transferable to subsequent buyers not under direct contract with us for the remainder of the warranty period (if any) and requires that homebuyers agree to the exclusions from coverage and procedures set forth in the warranty, including the submission of unresolved construction-related disputes to binding arbitration. We establish warranty reserves based on market practices, our historical experiences and our judgment of the qualitative risks associated with the types of homes built. We believe that our reserves are adequate to cover the ultimate resolution of our potential liabilities associated with known and anticipated warranty and construction defect related claims and litigation. We do not have any material outstanding warranty claims, and have paid minimal warranty claims to date.

        We subcontract our homebuilding work to subcontractors who generally provide us with an indemnity and a certificate of insurance prior to receiving payments for their work and, therefore, claims relating to workmanship and materials are generally the primary responsibility of our subcontractors.

        There can be no assurance, however, that the terms and limitations of the limited warranty will be effective against claims made by homebuyers, that we will be able to renew our insurance coverage or renew it at reasonable rates, that we will not be liable for damages, the cost of repairs, and/or the expense of litigation surrounding possible construction defects, soil subsidence or building related claims or that claims will not arise out of uninsurable events or circumstances not covered by insurance and not subject to effective indemnification agreements with our subcontractors.

Owned and Controlled Projects: Case Studies

  Urban Infill Case Study: Ambassador Gardens, Pasadena, California

        Pasadena is a 125-year-old city of approximately 137,000 people and home to the annual Rose Bowl football game and Tournament of Roses Parade. West Pasadena, an upscale enclave in Pasadena is in close proximity to jobs in Pasadena and Downtown Los Angeles, and offers high quality private and parochial school options, local private country clubs, various nearby shopping districts and accessibility to freeways. The surrounding area is generally comprised of relatively large lots, larger homes, higher-end condominiums and a strong historic preservation community.

        Ambassador College in West Pasadena is an approximately 29-acre site on South Orange Grove Avenue in an area historically referred to as "Millionaires' Row." Part of the site includes the Hulett C. Merritt Mansion, a 14,000 square foot property known as "Villa Merritt Ollivier," which was built in 1905 and featured in the opening scene for the television show "The Millionaire" which aired from 1955 to 1960. Ambassador College also served as the campus a four-year liberal arts college from 1947 to 1990. The site includes a 2.1-acre public park as well as historic buildings, with fountains, streams and mature trees throughout the campus, and benefits from a location within one of Pasadena's most desirable neighborhoods. The site is within walking distance of the Old Town Pasadena shopping and entertainment district as well as the Metropolitan Gold Line running to downtown Los Angeles and is easily accessible to the 110, 210 and 134 freeways. Nearby amenities include the Norton Simon Museum of Art, the Rose Bowl, the Pasadena Playhouse, the Huntington Library and Botanical Gardens, and the Huntington Memorial Hospital. A multi-phase development entitlement was approved in 2007.

        In December 2009, we purchased a collection of properties comprising approximately 10 acres within Ambassador College for approximately $7 million after it had fallen out of escrow on multiple occasions over the prior 18 months. At the time of our purchase, the site included expiring partial entitlements for 70 townhomes and condominiums. Following our initial purchase in 2009, we worked with the adjacent neighborhood organizations and the city, and negotiated with multiple owners of adjacent properties and their lenders, to extend the expiring entitlements and execute a final subdivision map. As a result we are building 70 large, luxury homes ranging from 2,500 to 4,000 square feet which are being designed with modern features and historically-inspired elevation styles. We processed building plans through the City of Pasadena's Design Commission and began construction on these units in mid-2012. Our management team's prior experience working in Pasadena was critical to the entitlement process for the site.

        Leveraging our initial experience with the site, in June 2012, we purchased a contiguous 5.73 acre parcel, which together with our initial purchase represents the entirety of developable land within Ambassador College, for approximately $9.5 million. The property purchased in this second phase included partial entitlements for 248 senior housing units. The entitlements for the entire Ambassador Gardens project, including for the second phase property, vested upon the first phase inspection. We anticipate amending the entitlements on the parcel purchased in June 2012 to allow up to 80 additional luxury townhomes and condominiums instead of 248 senior housing units that had been entitled by the former owner. Similar to the 70 units that we began constructing in 2012, these 80 additional residential units will be large, luxury homes ranging from 2,500 to 4,000 square feet and will be designed with modern features and historically-inspired elevation styles.

        We expect to begin selling homes at Ambassador Gardens in mid-2013 at an estimated average price of more than $1,500,000 based on our detailed analyses of comparable housing in the area. We are preserving the landscaping and architectural features of the site including the 14,000 square foot "Villa Merritt Ollivier" and a 6,000 square foot mansion, and also intend to incorporate a 40,000 square foot historic garden as a private amenity for our homebuyers.

  Urban Infill Case Study: The Main Street Collection, Alhambra, California

        Alhambra, California is an incorporated city with a population of over 83,000 located eight miles from the Downtown Los Angeles civic center in the western San Gabriel Valley. The main business district of Alhambra—at the intersection of Main Street and Garfield Avenue—has been a center of commerce since 1895. By the 1950s, it had developed into an upscale focal point in the San Gabriel Valley. Alhambra has experienced numerous waves of new immigrants and an active Chinese business district has developed. This district contains Chinese supermarkets, restaurants, shops, banks, realtors and medical offices. Although there are other nationally-recognized retailers, Alhambra has become a national hub for many Asian-owned bank headquarters. The revitalization of Main Street in Alhambra has led to numerous dining, retail and entertainment establishments.

        The Main Street Library opened in downtown Alhambra in 1912. After many years of operation, the library no longer met the needs of the residents of the City of Alhambra, and the city decided to construct a new 21st Century Library adjacent to City Hall. The City of Alhambra requested that we propose a development on the site of the former downtown Main Street Library. Following a competition with other developers, we were selected to construct a 2.1 acre mixed use community known as "the Main Street Collection."

        The construction of the Main Street Collection was challenging; first we had to build a one acre underground parking garage and then we built in phases a four story construction on the top of the parking garage. We also had to coordinate the construction with the adjacent high school. We worked closely with city staff and the City Council to develop the Main Street Collection, which features a variety of housing solutions, including 26 townhomes, four live/work lofts, 52 flats, six shopkeepers units, 8,340 square feet of retail space and an underground parking structure for residents. We purchased the property from the City of Alhambra for $4.55 million. We expect the Main Street Collection to be fully sold by the fourth quarter of 2013.

  Urban Infill Case Study: Covina Projects, Covina, California

        Covina, California is an incorporated city with a population of 48,000 located 23 miles east of downtown Los Angeles in the heart of the San Gabriel Valley. This stable middle-class community has strong public schools, an active downtown area with several restaurants and shops and access to the Los Angeles Metrolink, but lacks new housing options.

        We purchased our first project in Covina in December 2010. This property was the final phase of a 90 unit townhome project and consisted of 1.4 acres entitled for construction of 30 additional townhomes. The developer of the previous phases was unable to finance its completion and our team was familiar with the market and the city's efforts to promote business and development in the community. Recognizing the potential return at this site and the near-term opportunities that could arise in Covina, we purchased the site for approximately $1.4 million. The project sold out in 2012 and provided a basis for our track record with local government leaders and the community.

        In early 2012, large land developer approached us to acquire its 2.5 acre, 52 unit townhome project less than a half-mile north of our first project in Covina. Working closely with the city, we were able to quantify a number of engineering and permitting challenges and submitted a competitive offer for the property. We acquired this property in March 2012 for $2.5 million and started grading the site in March 2013.

        In the meantime, a family trust brought to market one of two vacant auto dealerships in downtown Covina. These auto dealerships represented the two largest undeveloped properties on Citrus Avenue, the main street in downtown Covina, and their development attracted the close attention of the City Council and the surrounding community. Again, we were able to utilize our local market knowledge and ability to work closely with local decision makers to develop a proposal for an achievable entitlement plan and meet the needs of the community. We completed due diligence on the 3.5 acre property in October 2012 and will pay approximately $4.2 million upon close of escrow, which is scheduled to occur in late 2013. We expect this project to bring as many as 74 new attached townhomes and lofts to downtown Covina.

        Our experience with the local market and relevant cost and government fee models encouraged us to find additional opportunities in this city. We recently secured the controlling position in a bankruptcy sale for several additional properties in the city totaling 8.6 acres, including the second vacant auto dealership. If successful, we will pay approximately $10.7 million for the land. We have also signed a letter of intent to purchase 11 acres of strategically located industrial property in Covina for approximately $14.3 million. Although there can be no assurance that we will complete these acquisitions, we believe that these properties may yield as many as 400 new residential units, or may be developed and sold for other uses.

  Urban Infill Case Study: East Beach Collection, Santa Barbara, California

        The City of Santa Barbara is a coastal tourist destination in the southern part of Santa Barbara County, that is home to the University of California, Santa Barbara and has a population of approximately 90,000. There is a limited amount of new home development in the metropolitan area, as the market is one of the most difficult counties for entitlement in the state of California, according to JBREC. Through our municipal relationships in Santa Barbara County, we were offered an opportunity to step in and complete the Los Portales community, a public/private partnership between the City of Santa Barbara, the Housing Authority of the City of Santa Barbara, the Santa Barbara Arts Foundation and us. We purchased this property from the Santa Barbara Arts Foundation and the Housing Authority of Santa Barbara for $3.75 million in 2010.

        The City of Santa Barbara is proud of its 19th century architectural style and was the first city in the State of California to create an Architectural Board of Review. We worked closely with the city's Architectural Board of Review to create the first all-electric 21st community honoring the city's architectural heritage. At the time of our purchase, the Los Portales entitlements included an Environmental Impact Report for 48 row townhomes on the 1.8 acre property in the City of Santa Barbara. Although difficult, we worked closely with the City of Santa Barbara's Planning Department to redesign the community from the row townhome design to a superior courtyard design, earning a substantial conformance determination for the project while remaining within the existing entitlement framework. Upon approval of the redesign of the community, it was rebranded as "the East Beach Collection" honoring its location near the Pacific Ocean.

        We successfully completed the community in June 2012. The community features direct access to both the Pacific Ocean and the prime downtown State Street area. Both attractions are within a half mile walk of the community. Various boutique restaurants are also located within the area. In 2012, the East Beach Collection won a Gold Nugget Award from the Pacific Coast Builders Conference for "best multi-family community at 15 to 30 units per acre." The Gold Nugget Award represents our excellence and innovation in addressing complex design/build issues. We believe this is the only project of its type and magnitude to be completed in Santa Barbara in recent periods.

  Suburban Case Study: Citrus Heights, Riverside, California

        Citrus Heights is a property overlooking the City of Riverside in the Inland Empire area of Southern California. Riverside is the twelfth largest city in California with a population of over 310,000. The City of Riverside is the county seat and center of Riverside County and is the home of University of California Riverside. Home values in the Riverside metropolitan area are expected to increase by 17.2% in 2014, the highest growth rate of the 261 markets reviewed by the Zillow Home Value Forecast on a national basis. The property is located in an unincorporated area of the county adjacent to the City of Riverside.

        We purchased the property in April 2011 from a bank that had acquired it through foreclosure from a local developer. The purchase structure was all cash with a relatively quick close. We viewed the deal as a distressed sale in an undersupplied area within the Riverside housing market and an opportunity to add significant value through a re-design of the project.

        At the time we acquired the property, the contemplated development plan for Citrus Heights, then known as the Lake Mathews Golf and Country Club Specific Plan, included 295 residential lots with a minimum lot size of 8,500 square feet and a proposed 18-hole golf course on 333 acres. There were a number of significant issues with this original plan, including that the golf course was not financially feasible and required an excessive amount of grading in order to accommodate the residential areas and that the lot sizes were not differentiated.

        After acquiring the property, we worked with the county to revise the original plan in order to address these significant issues. Specifically, our revised plan eliminated the golf course, which enabled us to move some of the residential areas away from the originally contemplated hilly areas that would have required extensive grading. Elimination of the golf course not only created more area for larger residential lots, it reduced traffic count. We were able to use that new traffic count capacity to request more residential lots. Because we stayed within the confines of the approved environmental impact report, we are able to process the redesign through a specific plan amendment rather than a new specific plan which saved considerable time and money.

        As a result of the re-design, we were able to replace the costly golf course with extensive and desirable walking trails and significantly reduce the grading impact of the prior plan. We were also able to add an additional 50 residential lots, each with larger average lot sizes due to the elimination of the golf course. Finally, as part of our re-design, we segmented the property into three distinct planning areas with minimum lot sizes of 8,000 square feet, 10,000 square feet and 12,000 square feet, which will allow us to enter the market with three product types.

        Following our purchase of the property, we were contacted by a family who owned an adjacent 168 acres of land that it wanted to sell. Because this land is most easily accessed through the Citrus Heights property, we were the logical buyer. However, unlike the Citrus Heights property, this land had no entitlements. Accordingly, we entered into a multi-year option agreement with the land owners which we believe has a favorable cost. During the option period, we intend to secure entitlements for another 118 lots which we plan to develop during the second phase of the Citrus Heights project.

Seasonality

        See discussion included in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Our Results of Operations—Seasonality."

Raw Materials

        See discussion included in "Management's Discussion and Analysis of Financial Condition and Results of Operations—Key Factors Affecting Our Results of Operations—Costs of Building Materials and Labor."

Government Regulation and Environmental Matters

        We are subject to numerous local, state, federal and other laws, statutes, ordinances, rules and regulations concerning zoning, development, building design, construction and similar matters which impose restrictive zoning and density requirements, the result of which is to limit the number of homes that can be built within the boundaries of a particular area. Projects that are not entitled may be subjected to periodic delays, changes in use, less intensive development or elimination of development in certain specific areas due to government regulations. We may also be subject to periodic delays or may be precluded entirely from developing in certain projects due to building moratoriums or "slow-growth" or "no-growth" initiatives that could be implemented in the future.

        We are subject to various licensing, registration and filing requirements in connection with the construction, advertisement and sale of homes in our projects. Some states are attempting to make homebuilders responsible for violations of wage and other labor laws by their subcontractors. In order to make it possible for some of our homebuyers to obtain mortgages insured by the FHA or guaranteed by the VA, we must construct the homes they buy in compliance with regulations promulgated by those agencies. These and other applicable laws and regulations are subject to frequent change and can increase construction costs.

        In certain areas, we may be required to provide affordable housing at below market rental or sales prices in order to secure certain approvals. The impact on our business depends on how the various state and local governments in such areas implement their programs for affordable housing. To date these restrictions have not had a material impact on us since we have planned for the requirements.

        Local governments also have broad discretion regarding the imposition of development fees and exactions for projects in their jurisdiction. Projects for which we have received land use and development entitlements or approvals may still require a variety of other governmental approvals and permits during the development process and can also be impacted adversely by unforeseen health, safety and welfare issues, which can further delay these projects or prevent their development.

        We are also subject to a variety of local, state, federal and other laws, statutes, ordinances, rules and regulations concerning the environment. The particular environmental laws and regulations which apply to any given homebuilding site vary according to multiple factors, including the site's location, its environmental conditions and the present and former uses of the site, as well as adjoining properties.

Environmental laws, regulations and conditions may result in delays, may cause us to incur substantial compliance and other costs, and can prohibit or severely restrict homebuilding activity in environmentally sensitive regions or areas. In addition, in those cases where regulated wetlands are present or an endangered or threatened species is involved, environmental laws and regulations can result in the restriction or elimination of development in identified environmentally sensitive areas. From time to time, the EPA and similar federal, state or law agencies review homebuilders' compliance with environmental laws and regulations and may levy fines and penalties for failure to strictly comply with applicable environmental laws and regulations or impose additional requirements for future compliance as a result of past failures. Any such actions taken with respect to us may increase our costs. Further, we expect that increasingly stringent requirements will be imposed on homebuilders in the future. Unlike other homebuilders who may decline to pursue a parcel with any environmental issues, based on our repositioning expertise and strategy we may pursue such acquisitions, which may heighten the associated compliance risks to us. Environmental laws and regulations can also have an adverse impact on the availability and price of certain raw materials such as lumber. California is especially susceptible to restrictive government regulations and environmental laws.

        Under various environmental laws and regulations, current or former owners of real estate, as well as certain other categories of parties, may be required to investigate, remove and clean up hazardous or toxic substances or petroleum products located on, at, under or from a property currently or formerly owned, leased or operated by us, and may be held liable to a governmental entity or to third parties for related damages, including for bodily injury, property damage and natural resource damage and for investigation, removal, clean-up and capping costs incurred by such parties in connection with the contamination. A cap may be installed, a deed restriction may be imposed, or mitigation system may be installed during the construction of a home if a cleanup does not remove all contaminants of concern or to address a naturally occurring condition such as methane. Some buyers may not want to purchase a home whose property is subject to a cap or deed restriction or which contains a mitigation system.

Competition

        Generally, competition in the homebuilding industry is intense, and there are relatively low barriers to entry, particularly in our suburban markets. Due to the limited supply of land in coastal urban infill markets in California and the complexities associated with repositioning available real estate in these markets, the competition we face varies from project to project; however, we do not generally face significant competition from large national homebuilders in these markets. Our primary competition in the coastal urban infill markets is from small, local and regional developers and homebuilders, who may have strong local expertise and relationships with local governments, contractors and vendors. This competition may intensify if the supply of coastal urban infill acquisition opportunities in our target markets declines. In our target suburban markets, we face competition from both large national and regional homebuilding companies, some of whom have significantly greater resources and longer operating histories than us, and smaller local homebuilders. Our competitors may be willing or able to spend more than we for desirable land, and may independently develop land and construct homes that are superior or substantially similar to our products. Increased competition in any of our markets could hurt our business, as it could prevent us from acquiring attractive land parcels on which to build homes or make such acquisitions more expensive, increase costs of raw materials and skilled labor, and lead to pricing pressures on our homes that may adversely impact our margins and revenues. If we are unable to successfully compete, our business, prospects, liquidity, results of operations and financial condition could be materially and adversely affected.

Employees

        As of June 30, 2013, we had 92 employees, 46 of whom were executive, management and administrative personnel, 22 of whom were sales and marketing personnel and 24 of whom were involved in field construction. Although none of our employees are covered by collective bargaining agreements, certain of the subcontractors engaged by us are represented by labor unions or are subject to collective bargaining arrangements. We believe that our relations with our employees and subcontractors are good.

Legal Proceedings

        From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. Litigation is subject to inherent uncertainties and an adverse result in these, or other matters may arise from time to time, that may harm our business. We are not currently involved in any material litigation nor, to our knowledge, is any material litigation threatened against us.

Our Properties/Offices

        Our principal executive offices are located on approximately 10,000 square feet of leased premises at 1900 Quail Street, Newport Beach, California 92660. Our main telephone number is (949) 258-7555. Our internet website is www.cityventures.com. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

 MANAGEMENT

Officers, Directors and Director Nominees

        Upon the completion of this offering, our board of directors will consist of nine directors. Of these nine directors, we believe that three will be considered "independent," with independence being determined in accordance with the listed standards established by the New York Stock Exchange. The listing rules of the New York Stock Exchange generally require that a majority of the members of a listed company's board of directors be independent within specified periods following the closing of an initial public offering. We intend to comply with the independence requirements under the transition rules of the New York Stock Exchange and to have a majority of independent directors within one year of the date of this prospectus. Our board of directors will be divided into three classes upon completion of this offering, Class 1, Class 2 and Class 3, with the classes to be as nearly equal in number as possible. Initially, each class will have three directors. At each annual meeting of our stockholders, one class of directors will be elected for a three year term to succeed the directors of the same class whose terms are then expiring. The initial terms of the Class 1 directors, Class 2 directors and Class 3 directors will expire upon the election and qualification of successor directors at the annual meetings of our stockholders held during the calendar years 2014, 2015 and 2016, respectively. There will be no cumulative voting in the election of directors. Consequently, at each annual meeting, the successors to the directors whose terms are then expiring will be elected by a plurality of the votes cast at the meeting.

        Set forth below are the names, ages and positions of our directors who were appointed on April 30, 2013, and the persons who have agreed to become directors upon the completion of this offering, whom we refer to as our director nominees. Each of our directors who serves as a director on the board of CV Former Parent will continue to serve as a director on the board of CV LandCo (which, as described under "Explanatory Note", refers to CV Former Parent following the completion of this offering and the Formation Transactions). Also set forth below are the names, ages and positions of our officers, all of whom were appointed to their respective positions in June 2013 and July 2013. In connection with this offering and the Formation Transactions, each of our officers that is an officer of CV Former Parent will resign from his office at CV Former Parent.

Name	Age	Class	Position with the Company
Mr. Mark Buckland	52		President, Chief Executive Officer and Director
Mr. Scott Homan	53		Chief Financial Officer
Mr. August Belmont	49		President—Suburban Division
Mr. Herb Gardner	53		President—Homebuilding Group
Mr. Craig Atkins	46		Chairman of our Board of Directors
Mr. John Kissick	71		Director
Mr. Daniel Lukas	42		Director
Mr. Jason Reese	47		Director
Mr. Bennett Rosenthal	49		Director
Mr. Jeffrey Goldberg*	52		Director Nominee
Mr. Michael Parks*	54		Director Nominee

*
This individual has agreed to become a member of our board of directors upon the completion of this offering and is expected to be an independent director.

Biographical Information

        The following is a summary of certain biographical information concerning our directors, our officers and our director nominees.

        Mark Buckland.    Mr. Buckland is our President and Chief Executive Officer and serves as a Director. Mr. Buckland is a co-Founder of CV Former Parent and previously served as President and Director of CV Former Parent since its inception in January 2009, and as Chief Executive Officer since July 2010. At CV Former Parent, Mr. Buckland was responsible for the overall management and direction of CV Former Parent including the establishment and implementation of CV Former Parent's long-range goals, strategies, plans and policies. Prior to joining CV Former Parent, Mr. Buckland held various positions with The Olson Company, a leading developer of for-sale urban housing that he co-founded in 1988, from October 1988 to June 2008 where his responsibilities were similar to those at CV Former Parent. Mr. Buckland's positions at The Olson Company included President, Vice President and Chief Operating Officer. Mr. Buckland graduated cum laude from the University of California at Irvine with a B.S. in both Civil and Environmental Engineering. He received his Masters of Science degree in Civil Engineering—Construction Management from Stanford University and completed the Owner President Management program at Harvard Business School. Mr. Buckland's extensive experience in real estate investments and development in California make him well qualified to serve as a director on our board of directors.

        Scott Homan.    Mr. Homan is our Chief Financial Officer, and previously served as Chief Financial Officer of CV Former Parent since September 2009, where he was responsible for overseeing corporate financing, financial planning and analysis, treasury, tax, budgeting and accounting operations, information technology and investor relations. Prior to joining CV Former Parent, Mr. Homan had comparable duties as Chief Financial Officer of The Olson Company from 1998 to 2009. Previously, Mr. Homan had similar responsibilities as the Vice President of Finance for Greystone—Orange County Division of Lennar Corporation, a publicly traded homebuilder. Mr. Homan received his B.A. in Business Administration—Accounting from California State University, Fullerton.

        August Belmont.    Mr. Belmont is the President of our Suburban Division and previously served as the President of CV Former Parent's suburban division since September 2010. At CV Former Parent, Mr. Belmont was responsible for overseeing its suburban division's land acquisitions and development, entitlement, sales and marketing activities, customer service and homebuilding operations. Prior to joining CV Former Parent, Mr. Belmont served as President of the Inland Empire Division of Standard Pacific Homes from January 2002 to September 2010 and as Division Manager from November 1999 to January 2002 where he performed a similar role. The Inland Empire Division, which Mr. Belmont launched in November 1999, had become the most profitable among the company's 25 geographic divisions by 2005. Mr. Belmont served as Vice President of Land Acquisition from June 1997 to November 1999 and Director of Land Acquisition from November 1996 to June 1997 for Standard Pacific's Orange County Division. Mr. Belmont holds a M.B.A. from the Anderson Graduate School of Business at the University of California, Los Angeles and B.A. in Economics from Georgetown University.

        Herb Gardner.    Mr. Gardner is the President of our Homebuilding Group, and previously served as President of CV Former Parent's Homebuilding Group since its inception in January 2009. At CV Former Parent, Mr. Gardner's responsibilities included oversight of purchasing, sales and marketing activities, customer service and homebuilding operations. From 2005 to 2009, Mr. Gardner served as Regional President for The Olson Company's Central Coast region where he had similar responsibilities. In 1990, Mr. Gardner co-founded his own homebuilding company, Gardner Construction, in Southern California. Mr. Gardner holds a B.S. in Economics from California State University, San Bernardino.

        Craig Atkins.    Mr. Atkins is the Chairman of our board of directors, and is a co-Founder of CV Former Parent. Mr. Atkins previously served as the non-executive Chairman of the board of directors of CV Former Parent since its inception in January 2009. In his capacity as non-executive Chairman at CV Former Parent, Mr. Atkins was primarily responsible for helping to guide the strategic direction and providing mentoring and assistance to CV Former Parent's land acquisition management and personnel. Since 2006, Mr. Atkins has served as President of Wypark Investments, PC ("Wypark"), which is primarily engaged in providing consulting services with respect to sourcing and negotiating the acquisition of land and real estate management and development services. Wypark currently owns commercial and residential real estate and manages residential rental units pursuant to certain management agreements. As President of Wypark, Mr. Atkins's primary responsibilities have included the oversight and management of Wypark and the implementation of Wypark's strategies and goals. Mr. Atkins has provided consulting services to CV Former Parent pursuant to a consulting agreement between CV Former Parent and Wypark. Pursuant to this agreement and in his capacity as a consultant, Mr. Atkins assisted CV Former Parent in identifying land acquisition opportunities and negotiating the acquisition of land. In connection with this offering, the existing consulting agreement between CV Former Parent and Wypark will be terminated and we will enter into a new consulting agreement with Wypark. In addition, in connection with the new consulting agreement, we will enter into a fair competition agreement under which Wypark and its employees, including Mr. Atkins, will not be permitted to, among other things, directly or indirectly, render services or advice to other businesses engaged in the construction of for-sale homes in our markets. Wypark will not be entering into another consulting agreement with CV LandCo following the termination of the existing agreement. Mr. Atkins previously served as Chairman and co-Chief Executive Officer of O'Donnell/Atkins, which grew to become one of California's largest land brokerage firms, from 1992 to 2007. Mr. Atkins graduated cum laude from the University of Colorado, Boulder with a B.A. in Environmental Design—Architecture and a B.S. in Business Administration—Real Estate. Mr. Atkins' extensive experience in real estate investments and development in California make him well qualified to serve as Chairman of our board of directors.

        John Kissick.    Mr. Kissick has served as a Director of CV Former Parent since June 2010. He is a founding member of Ares Management and a Senior Partner in its Private Equity Group. Mr. Kissick is also a Senior Advisor to the Ares Management Capital Markets Group and also serves on the Investment Committee of all Ares Management funds. Prior to joining Ares, Mr. Kissick was a co-founder of Apollo Management, L.P. in 1990 and a member of its original six-member management team. Mr. Kissick oversaw and led the capital markets activities of Apollo Management, L.P. and Lion Advisors, L.P. from 1990 until 1997, particularly focusing on high yield bonds, leveraged loans and other fixed income assets. Prior to 1990, Mr. Kissick served as a Senior Executive Vice President of Drexel Burnham Lambert Inc., where he began in 1975, eventually heading its Corporate Finance Department. Mr. Kissick serves on the boards of the Cedars-Sinai Medical Center in Los Angeles, the Stanford University Athletic Department and its Graduate School of Education, and L.A.'s Promise which helps economically disadvantaged children graduate from high school through a variety of mentoring and other programs. Mr. Kissick graduated from Yale University with a B.A. in Economics and with highest honors from the Stanford Business School with a M.B.A. in Finance. Mr. Kissick's experience in leadership, corporate governance and finance makes him well qualified to serve as a director of our board of directors.

        Daniel C. Lukas.    Mr. Lukas has served as a Director of CV Former Parent since June 2010. He is a Partner in the Ares Management Private Equity Group. Mr. Lukas joined Ares in 2008 from GSC Group where he served as a Managing Director from 2006 through 2008, and Vice President from 2003 through 2005. Mr. Lukas was previously with Thomas Weisel Capital Partners where he served as a Vice President in the private equity and distressed debt funds from 2000 to 2002. Prior to that, he was a Senior Associate at Consolidated Press Holdings Limited, the private investment vehicle of Kerry Packer in Sydney, Australia. Earlier, Mr. Lukas was an analyst at Hellman & Friedman and at Goldman, Sachs & Co. Mr. Lukas currently serves on the Boards of Directors of Jacuzzi Brands Corporation, Nortek, Inc. and Sotera Defense Solutions, Inc. Mr. Lukas also serves on the Board of Directors of the Los Angeles Division of the March of Dimes. Mr. Lukas received an A.B. degree in Government and Economics, Phi Beta Kappa and magna cum laude, from Dartmouth College.

Mr. Lukas's experience with acquisitions and debt and equity investments, as well as his experience serving on other boards of directors, makes him well qualified to serve on our board of directors.

        Jason W. Reese.    Mr. Reese has served as a Director of CV Former Parent since inception in January 2009. Mr. Reese is the Co-Founder, Chairman and CEO of Imperial Capital. Before co-founding Imperial Capital in 1997, Mr. Reese was a Managing Director at Dabney/Resnick/Imperial, LLC, where he managed the corporate finance and real estate groups. Previously, Mr. Reese was a principal with Gordon Investment Corporation, a merchant banking firm in New York and Dallas, from 1989 to 1993, where he focused on investing in distressed real estate transactions, high-yield securities and leveraged buyouts. Prior to joining Gordon, Mr. Reese worked in the Corporate Finance Group at PaineWebber in New York, from 1987 to 1989. Mr. Reese graduated with honors from Yale University with a B.S. in Electrical Engineering. Mr. Reese's extensive experience in real estate, business operations and corporate finance makes him well qualified to serve on our board of directors.

        Bennett Rosenthal.    Mr. Rosenthal has served as a Director of CV Former Parent since June 2010. He is a founding member and Senior Partner of Ares Management, where he serves on the Executive Committee and co-heads the Private Equity Group. Prior to joining Ares Management in 1998, Mr. Rosenthal served as a Managing Director at Merrill Lynch & Co. in the Global Leveraged Finance Group and was responsible for originating, structuring and negotiating many leveraged loan and high yield financings. Mr. Rosenthal was also a senior member of Merrill Lynch's Leveraged Transaction Commitment Committee. Mr. Rosenthal has served as the Chairman of the Board of Ares Capital Corporation since 2004 and also currently serves on the Boards of Directors of AmeriQual Group, LLC, Aspen Dental Management, Inc., CHG Healthcare Holdings L.P., Dawn Holdings, LLC (the parent company of Serta International Holdco LLC and Simmons Bedding Company), Jacuzzi Brands Corporation and Nortek, Inc. Mr. Rosenthal's previous public company Board of Directors experience includes Maidenform Brands, Inc. and Hanger Orthopedic Group, Inc. Mr. Rosenthal also serves on the Board of Trustees of the Windward School in Los Angeles. Mr. Rosenthal graduated summa cum laude with a B.S. in Economics from the University of Pennsylvania's Wharton School of Business, where he also received his M.B.A. with distinction. Mr. Rosenthal's knowledge of and extensive experience with leveraged finance, acquisitions and private debt and equity investments, in addition to his service as a director of other public and private companies, position him well to serve on our board of directors.

        Jeffrey Goldberg.    Mr. Goldberg, a director nominee, has 25 years of experience in the real estate industry. Since 2003, he has been a Managing Partner of The Milestone Group ("Milestone") and co-chairman of Milestone's Investment Committee. Milestone is a national real estate investment firm with over $2.5 billion of assets under management, with corporate offices in New York and Dallas. Through its affiliated entities, Milestone Apartments REIT, an open-ended trust that is publicly-traded on the Toronto Stock Exchange, and Milestone Management, a wholly owned property management subsidiary of Milestone Apartments REIT, Milestone manages approximately 36,000 units located in 12 states with 11 regional management and acquisition offices employing approximately 900 professionals nationwide. Mr. Goldberg is primarily responsible for the overall strategic and investment direction of Milestone and Milestone's acquisition and asset management activities. Prior to the formation of Milestone in 2003, Mr. Goldberg was a Managing Director of Insignia Financial Group ("Insignia"), an early investor in distressed real estate, where he was responsible for workouts, restructurings and capitalizations and led Insignia's principal investing activities. As head of Insignia's Co-Investment Group from 1996 to 2003, Mr. Goldberg was responsible for the Co-Investment Group's principal activities, including co-investment joint venture acquisitions, tender offers and portfolio purchases. The Co-Investment Group was responsible for nearly $1.9 billion of transactions throughout the U.S. and the U.K. From 1991 to 1996, Mr. Goldberg headed Insignia's Asset Management Department, during which time his group completed over 130 transactions and restructurings. Insignia was acquired by CB

Richard Ellis in 2003. Mr. Goldberg is a member of the board of directors of the National Multi Housing Council and a member of the Urban Land Institute's Multifamily Gold Council. He received a B.S. and an M.B.A. from The Wharton School of the University of Pennsylvania. Mr. Goldberg's extensive experience in the real estate industry and his leadership experience in finance and investment make him well qualified to serve as a director on our board of directors.

        Michael Parks.    Mr. Parks, a director nominee, has served as Managing Director of Crescent Capital Group, LP ("Crescent") since 2000. Mr. Parks also served as Managing Director of Trust Company of the West ("TCW") from 2000 until Crescent's spinoff from TCW in 2010 and remains Managing Director of TCW for limited purposes. He expects to retire from his Managing Director positions by the end of the year. At Crescent and TCW, Mr. Parks managed portfolios of below-investment grade debt securities and distressed securities, including structured products. Prior to joining TCW and Crescent, Mr. Parks was Chief Executive Officer, President, and Chief Investment Officer of Aurora National Life Assurance Company ("Aurora") from 1996 to 2000. From 1993 until being named CEO and President in 1996, Mr. Parks was a senior executive of Aurora. From 1981 to 1992, he held various investment banking positions at Salomon Brothers Inc. Mr. Parks is currently the Chairman of the board of directors of El Paso Electric Company, as well as a member of its audit, compensation, executive, and nominating and corporate governance committees. Mr. Parks's leadership experience and his experience in corporate finance and portfolio management make him well qualified to serve as a director on our board of directors.

Family Relationships

        There are no family relationships among any of our directors or executive officers.

Board of Directors

        The number of members of our board of directors will be determined from time-to-time by action of our board of directors. Immediately following the completion of this offering, our board of directors will consist of nine persons. After the completion of this offering, we expect our board of directors to determine that two of our directors satisfy the listing standards for independence of the New York Stock Exchange and Rule 10A-3 under the Exchange Act. We are in discussions with an additional independent director candidate whom, if elected to the Board, we would expect to serve on our audit committee and our committee of independent directors.

        Our board of directors believes its members collectively have or will have the experience, qualifications, attributes and skills to effectively oversee the management of our company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our company, a willingness to devote the necessary time to board duties, a commitment to representing the best interests of our company and our stockholders and a dedication to enhancing stockholder value.

Role of our Board of Directors in Risk Oversight

        One of the key functions of our board of directors is informed oversight of our risk management process. Our board of directors administers this oversight function directly, with support from three of its standing committees to be established upon the completion of this offering, our audit committee, our compensation committee and our nominating and corporate governance committee, each of which will address risks specific to its respective areas of oversight. In particular, our audit committee will have the responsibility to consider and discuss our major financial risk exposures and the steps our management takes to monitor and control these exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken. Our audit committee will also monitor compliance with legal and regulatory requirements, in addition to oversight of the performance of our internal audit function. Our compensation committee will assess and monitor whether any of our compensation policies and programs has the potential to encourage excessive risk-taking. Our nominating and corporate governance committee will provide oversight with respect to corporate governance and ethical conduct and will monitor the effectiveness of our corporate governance guidelines, including whether such guidelines are successful in preventing illegal or improper liability-creating conduct.

Committees of our Board of Directors

        Following the completion of this offering, our board will establish five committees: our audit committee, our compensation committee, our nominating and corporate governance committee, our committee of independent directors and our land committee. Each of these committees will consist of three members, other than our land committee which will consist of six members, and will have the composition and responsibilities described below as of the closing of this offering. Members serve on these committees until their resignations or until otherwise determined by our board of directors. In addition, the listing rules of the New York Stock Exchange generally require that, subject to specified exceptions, each member of a listed company's audit, nominating and corporate governance and compensation committees be independent. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee: accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries, or be an affiliated person of the listed company or any of its subsidiaries. We expect that each of our committees will consist of entirely independent directors within the transition periods permitted by the New York Stock Exchange.

  Audit Committee

        Upon the completion of this offering, our board of directors will establish an audit committee, which will be comprised of Messrs.             ,            and            . Mr.             will serve as the chairperson of the audit committee. We are in discussions with an additional independent director candidate whom, if elected to the Board, we would expect to serve on our audit committee. The transition rules of the New York Stock Exchange provide that a minority of the members of our audit committee are exempt from the independence requirements for one year from the date of effectiveness of the registration statement. Our board of directors intends to cause our audit committee to be comprised of only directors that are independent under the rules of both the New York Stock Exchange and the SEC within one year of effectiveness of this registration statement. We expect that our board of directors will determine that each of these members will be "financially literate" under the rules of the New York Stock Exchange. Our audit committee, pursuant to its written charter, will, among other matters, oversee (1) our financial reporting, auditing and internal control activities; (2) the integrity and audits of our financial statements; (3) our compliance with legal and regulatory requirements; (4) the qualifications and independence of our independent auditors; (5) the performance of our internal audit function and independent auditors; and (6) our overall risk exposure and management. Duties of the audit committee will also include the following:

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  annually review and assess the adequacy of the audit committee charter and the performance of the audit committee;

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  be responsible for the appointment, retention and termination of our independent auditors and determine the compensation of our independent auditors;

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  review with the independent auditors the plans and results of the audit engagement;

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  evaluate the qualifications, performance and independence of our independent auditors;

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  have sole authority to approve in advance all audit and non-audit services by our independent auditors, the scope and terms thereof, and the fees therefor;

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  review the adequacy of our internal accounting controls;

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  meet at least quarterly with our executive officers, internal audit staff and our independent auditors in separate executive sessions; and

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  prepare the audit committee report required by SEC regulations to be included in our annual proxy statement.

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  We expect that Mr.                 will be designated by our board of directors as our audit committee financial expert, as that term is defined in the rules of the SEC.

  Compensation Committee

        Upon the completion of this offering, our board of directors will establish a compensation committee, which will be comprised of Messrs.             ,            and            . Mr.             will serve as the chairperson of our compensation committee. The transition rules of the New York Stock Exchange provide that a minority of the members of our compensation committee are exempt from the independence requirements for one year from the date of effectiveness of the registration statement. Our board of directors intends to cause our compensation committee to be comprised of only directors that are independent under the rules of both the New York Stock Exchange and the SEC within one year of effectiveness of this registration statement. The compensation committee, pursuant to its written charter, will, among other matters:

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  assist our board of directors in developing and evaluating potential candidates for executive officer positions and overseeing the development of executive succession plans;

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  administer, review and make recommendations to our board of directors regarding our compensation plans, including our 2013 Stock Incentive Plan;

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  annually review and approve our corporate goals and objectives with respect to compensation for executive officers and, at least annually, evaluate each executive officer's performance in light of such goals and objectives to set his or her annual compensation, including salary, bonus and equity and non-equity incentive compensation, subject to approval by our board of directors;

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  provide oversight of management's decisions regarding the performance, evaluation and compensation of other officers;

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  review our incentive compensation arrangements to confirm that incentive pay does not encourage unnecessary risk-taking and review and discuss, at least annually, the relationship between risk management policies and practices, business strategy and our executive officers' compensation;

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  assist management in complying with our proxy statement and annual report disclosure requirements;

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  discuss with management the compensation discussion and analysis required by SEC regulations; and

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  prepare a report on executive compensation to be included in our annual proxy statement.

        Our compensation committee will have the authority to retain and terminate any compensation consultant to be used to assist in the evaluation of executive officer compensation.

  Nominating and Corporate Governance Committee

        Upon the completion of this offering, our board of directors will establish a nominating and corporate governance committee, which will be comprised of Messrs.             ,            and            . Mr.             will serve as the chairperson of our nominating and corporate governance committee. The transition rules of the New York Stock Exchange provide that a minority of the members of our nominating and corporate governance committee are exempt from the independence requirements for one year from the date of effectiveness of the registration statement. Our board of directors intends to cause our nominating and corporate governance committee to be comprised of only directors that are independent under the rules of both the New York Stock Exchange and the SEC within one year of effectiveness of this registration statement. The nominating and corporate governance committee, pursuant to its written charter, will, among other matters:

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  identify individuals qualified to become members of our board of directors and ensure that our board of directors has the requisite expertise and its membership consists of persons with sufficiently diverse and independent backgrounds;

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  develop, and recommend to our board of directors for its approval, qualifications for director candidates and periodically review these qualifications with our board of directors;

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  review the committee structure of our board of directors and recommend directors to serve as members or chairs of each committee of our board of directors;

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  review and recommend committee slates annually and recommend additional committee members to fill vacancies as needed;

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  develop and recommend to our board of directors a set of corporate governance guidelines applicable to us and, at least annually, review such guidelines and recommend changes to our board of directors for approval as necessary; and

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  oversee the annual self-evaluations of our board of directors and management.

  Committee of Independent Directors

        Upon the completion of this offering, our board of directors will establish a committee of independent directors, which initially will be comprised of all of our independent directors, Messrs. Goldberg and Parks. We are in discussions with an additional independent director candidate whom, if elected to the Board, we expect would be appointed to the committee of independent directors. Mr.             will serve as the chairperson of our committee of independent directors. Our committee of independent directors will have the authority to review and consider the approval of purchases under the option agreements we entered into with CV LandCo in July 2013, as well as certain actions as provided in the Support Services Agreement and the Right of First Offer Agreement, including (1) any referral to CV LandCo of a land acquisition opportunity that our board of directors has declined to pursue, (2) any acquisition of parcels subject to our right of first offer from CV LandCo and the terms and conditions of such acquisition, (3) the negotiation of fees paid to us by CV LandCo pursuant to the Support Services Agreement and (4) the engagement of us by CV LandCo to perform services under the Support Services Agreement on a project that is not subject to the right of first offer. Our committee of independent directors will also have the authority to exercise any other duties that may be delegated to it from time to time by our board of directors.

  Land Committee

        Upon the completion of this offering, our land committee will be comprised of Messrs.             ,             ,             ,            ,             and            . Mr.             serves as the chairperson of our land committee. Following this offering, our land committee will have the authority to review and consider the approval of any land acquisition with a non-refundable deposit of more than $250,000 in aggregate, as well as the exercise any other duties that may be delegated to it from time to time by our board of directors.

Compensation Committee Interlocks and Insider Participation

        None of our executive officers serves, or in the past has served, as a member of the board of directors or compensation committee, or other committee serving an equivalent function, of any entity that has one or more executive officers who serve as members of our board of directors or our compensation committee. None of the members of our compensation committee is, or has ever been, an officer or employee of our company.

Code of Business Conduct and Ethics

        The board of directors has adopted a Code of Business Conduct and Ethics (the "Code of Ethics") that is applicable to all directors, employees and officers of the Company. The Code of Ethics constitutes the Company's "code of ethics" within the meaning of Section 406 of the Sarbanes-Oxley Act and is available at             . The Company intends to disclose any future amendments or changes the Code of Ethics, or any waivers of the Code of Ethics that applies to the Company's directors and executive officers will be posted to our website at the above location.

Limitations on Liabilities and Indemnification of Directors and Officers

        For information concerning limitations of liability and indemnification applicable to our directors and officers, see "Description of Capital Stock—Limitations on Liability, Indemnification of Officers and Directors and Insurance."

Director Compensation

        For a discussion of our director compensation arrangements, see "Compensation of Our Directors and Executive Officers—Director Compensation."

COMPENSATION OF OUR DIRECTORS AND EXECUTIVE OFFICERS

        Our named executive officers ("NEOs") for fiscal 2012, which consist of our principal executive officer and the two other most highly compensated executive officers, are:

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  Mark Buckland, our President, Chief Executive Officer;

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  Scott Homan, our Chief Financial Officer; and

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  Herb Gardner, President of our Homebuilding Group.

Compensation of Our Executive Officers

  Summary Compensation Table For Fiscal Year 2012

        The following table contains information about the compensation paid to or earned by each of our NEOs during the most recently completed fiscal year. Unless otherwise noted, all compensation was paid by CV Former Parent other than for Mr. Gardner, whose compensation was paid by a reimbursement from CV LandCo.

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)(2)	Total ($)
Mark Buckland, President, Chief Executive Officer	2012	500,000	1,027,196	304,986	27,274	1,859,456
Scott Homan, Chief Financial Officer	2012	275,000	—	152,493	11,175	438,668
Herb Gardner, President—Homebuilding Group	2012	285,000	—	228,740	—	513,740

(1)
Represents the grant date fair value of Series A-2 Units granted by CV Former Parent in fiscal 2012, which are "profits interests" in CV Former Parent within the meaning of IRS Revenue Procedure 93-27, 1993-2 C.B. 343. Fair value was determined under the principles used to calculate the value of equity awards for purposes of our financial statements under FASB ASC Topic 718. See note 8 of the notes to our consolidated financial statements included elsewhere in this prospectus for the assumptions used to calculate fair value.

(2)
Each of Messrs. Buckland and Homan was provided a CV Former Parent-leased automobile of his choosing at an aggregate cost to CV Former Parent of $23,774 and $11,175 per year respectively. Mr. Buckland also was reimbursed for World Presidents Organization ("WPO") and WPO forum dues in the amount of $3,500.

  Narrative to Summary Compensation Table

  Elements of Compensation

        Base Salary.    The base salaries of our NEOs are intended to reflect the position, duties and responsibilities of each executive and the market for base salaries of similarly situated executives at other companies of similar size and in similar industries. Accordingly, in fiscal year 2012, Mr. Buckland received a base salary at an annual rate of $500,000, Mr. Gardner received a base salary at an annual rate of $285,000 and Mr. Homan received a base salary at an annual rate of $275,000.

        Annual Cash Bonuses.    Annual cash bonuses to the NEOs are based on CV Former Parent's adjusted net income for the applicable fiscal year. The Board of CV Former Parent reviews the bonus arrangements for our NEOs at the beginning of each fiscal year and establishes a percentage of the adjusted net income of CV Former Parent as the annual bonus for each NEO. The Board of CV Former Parent weighed such factors as level of responsibility, seniority and revenue generation in determining the appropriate percentage of adjusted net income to be allocated to each NEO. The Board of CV Former Parent also factored in the projected adjusted net income to determine the appropriate target bonus levels based on such projected adjusted net income. In fiscal year 2012, the Board of CV Former Parent, after taking into account the cost of capital and other reasonable adjustments, determined that the adjusted net income of CV Former Parent for the purposes of the annual bonus calculation was $7,624,500. Accordingly, Mr. Buckland earned a bonus equal to $304,986, or 4% of CV Former Parent's adjusted net income; Mr. Gardner earned a bonus equal to $228,740, or 3% of CV Former Parent's adjusted net income and Mr. Homan earned a bonus equal to $152,493, or 2% of CV Former Parent's adjusted net income.

        Profits Interests.    In fiscal year 2012, Mr. Buckland was granted 74,814 Series A-2 Units of CV Former Parent pursuant to the City Ventures LLC 2012 Profits Units Plan. The Series A-2 Units granted to Mr. Buckland receive no distribution until Series A-1 Unitholders first receive a distribution of $2,858,976 in the aggregate and are subject to vesting as follows: 100% upon both (x) return of 2.5 times the invested capital to Ares and (y) Ares' achievement of a 16% internal rate of return, subject to Mr. Buckland continuing to provide services to the Company, however, in the event Mr. Buckland is terminated without cause or resigns for good reason, the Series A-2 Units remain outstanding for one year post-termination. Mr. Buckland's profits interests will vest in connection with this offering.

        In fiscal year 2011, Mr. Gardner received a grant of 54,109 Series A-2 Units of CV Former Parent and Mr. Homan received a grant of 30,061 Series A-2 Units of CV Former Parent pursuant to the City Ventures LLC 2011 Profits Units Plan that each vested 20% on each of June 29, 2011, 2012 and 2013. The Series A-2 Units receive no distribution until Series A-1 Unitholders first receive a distribution of $2,538,463 in the aggregate. The remaining unvested profits interests will accelerate and vest in connection with this offering.

        Post-Termination Agreements.    The employment agreement with Mr. Buckland and offer letter with Mr. Homan contain severance provisions that are described in detail below.

  Mark Buckland Employment Agreement

        On June 29, 2010, CV Former Parent entered into an employment agreement with Mark Buckland (the "Buckland Employment Agreement") pursuant to which Mr. Buckland agreed to serve as CV Former Parent's Chief Executive Officer.

        If CV Former Parent terminates the employment of Mr. Buckland without cause, Mr. Buckland resigns for good reason prior to a change in control, or if CV Former Parent notifies Mr. Buckland that it will not renew the Buckland Employment Agreement, Mr. Buckland is entitled to receive (i) any accrued and unpaid base salary, (ii) any unpaid bonus amounts paid at the time such bonus amounts were scheduled to be paid, and (iii) subject to Mr. Buckland executing a valid release of claims in favor of CV Former Parent, severance pay equal to (x) two multiplied by (y) the average of Mr. Buckland's annualized salary and annualized bonus for the preceding two fiscal years, payable in accordance with CV Former Parent's payroll over a 24 month period, beginning 60 days after Mr. Buckland's termination of employment; provided, the severance will be at least $1,000,000 and no greater than $2,500,000.

        In the event of Mr. Buckland's death or disability, he (or his estate) will receive any accrued and unpaid base salary as well as any unpaid bonus for a completed fiscal year (including deferred bonus amounts) payable at the time otherwise scheduled to be paid.

        In the event that Mr. Buckland's employment with CV Former Parent is terminated for any reason, CV Former Parent has the right, but not the obligation, to repurchase up to 50% of CV Former Parent's securities owned by Mr. Buckland at the fair market value of such securities.

        Mr. Buckland also is subject to certain non-compete and non-solicit restrictions while employed and for one year after termination of his employment, or, if Mr. Buckland is terminated for cause or rejects CV Former Parent's offer to buy back his shares, for two years after termination of employment.

        Scott Homan Offer Letter.    On August 9, 2009, CV Former Parent entered into an offer letter with Scott Homan (the "Homan Offer Letter"). Pursuant to the Homan Offer Letter, if CV Former Parent terminates the employment of Mr. Homan without cause or if Mr. Homan resigns for good reason, he is entitled to severance of $240,000, payable at the time of his termination of employment.

  Post-IPO Employment Agreements

        Upon the completion of this offering, the Buckland Employment Agreement and the Homan Offer Letter will be terminated and we intend to enter into new employment agreements with Messrs. Buckland, Gardner and Homan. Although there can be no assurance that we will enter into any of these employment agreements containing specific terms or at all, we anticipate that the employment agreements will have the terms described below. The employment agreements will provide for a base salary of $650,000 for Mr. Buckland, $400,000 for Mr. Gardner and $400,000 for Mr. Homan. Messrs. Buckland, Homan and Gardner will have the opportunity to earn a bonus equal to his annual base salary at target, each based on achieving performance goals established annually by the Board. Each of the NEOs will receive a grant of shares of restricted stock in connection with this offering. The restricted stock will vest 20% in 2013, 40% in 2014 and 40% in 2015 based on (i) each NEO's continued employment with us and (ii) meeting performance goals established by the Board, which performance goals will be based (x) 50% on net income and (y) 50% on earnings per share. Mr. Buckland's restricted stock grant will have a value equal to $4,000,000, Mr. Gardner's restricted stock grant will have a value equal to $5,500,000, and Mr. Homan's restricted stock grant will have a value equal to $3,000,000, in each case based on the price at which shares are sold to the public in this offering. Mr. Buckland will be eligible to receive severance payments equal to two times base salary and the actual bonus earned in prior year(s), and Messrs. Homan and Gardner will be eligible to recieve severance payments equal to one times base salary the actual bonus earned in the prior year(s) in the event of a termination of employment by the Company without cause or by the NEO for good reason as such terms will be defined in the new employment agreements.

  Outstanding Equity Awards at Fiscal Year-End 2012

        The following table contains information about pre-IPO profits interests that have not vested as of last day of most recently completed fiscal year for each of our NEOs.

	Profits Interests/Series A-2 Units
Name	Number of units that have not vested (#)		Market value of units that have not vested ($)(1)	Equity incentive plan awards: Number of unearned units that have not vested (#)		Equity incentive plan awards: Market or payout value of unearned units that have not vested ($)(2)
Mark Buckland	—		—	74,814	(3)	1,027,196
Scott Homan	18,037	(4)	262,438	—		—
Herb Gardner	32,466	(4)	472,380	—		—

(1)
The market value ascribed to the Series A-2 Units granted in 2011 was $14.55 per unit, as of October 15, 2012. The Company engaged an independent business valuation firm to assist management in calculating this value.

(2)
The market value ascribed to the Series A-2 Units granted in 2012 was $13.73 per unit, as of October 15, 2012. The Company engaged an independent business valuation firm to assist management in calculating this value.

(3)
Represents grants to Mr. Buckland on October 15, 2012 of Series A-2 Units that vest 100% upon both (x) return of 2.5 times the invested capital to Ares and (y) Ares' achievement of 16% internal rate of return, subject to the continued provision of services (except if the performance conditions are met within one year after a termination without cause or resignation for good reason). No distributions will be made in connection with these Series A-2 Units until Series A-1 Unitholders first receive a distribution of $2,858,976 in the aggregate. Mr. Buckland's profits interests will vest in connection with this offering.

(4)
Represents grants to Messrs. Gardner and Homan on February 8, 2011 of Series A-2 Units that vested 20% on each of June 29, 2011, 2012 and 2013. No distributions will be made in connection with these Series A-2 Units until Series A-1 Unitholders first receive a distribution of $2,538,463 in the aggregate. The remaining unvested profits interests will accelerate and vest in connection with this offering.

  Compensation of our Directors For Fiscal Year 2012

        In fiscal year 2012, non-executive directors other than our Chairman, Craig Atkins, were not eligible to receive compensation for their services as director. Mr. Atkins received an annual fee of $1,000. In his capacity as non-executive Chairman, Mr. Atkins primarily helps to guide our strategic direction and provides mentoring and assistance to our land acquisition management and personnel.

        Wypark, an entity wholly owed by Mr. Atkins, is party to an agreement with CV Former Parent and its subsidiaries and its and their successors, including the Company, under which Mr. Atkins identifies land acquisition opportunities for the Company and directs the negotiation and completion of such acquisitions. In fiscal year 2012, pursuant to this agreement, CV Former Parent paid Wypark $305,000 in consulting fees and $304,986 in incentive fees. The incentive fees are based on adjusted net income performance of CV Former Parent. CV Former Parent granted Wypark 74,814 Series A-2 Units pursuant to the City Ventures LLC 2012 Profits Units Plan under substantially similar terms as the Series A-2 Units granted to Mr. Buckland described above under "—Narrative to Summary Compensation Table—Elements of Compensation—Profits Interests." CV Former Parent also reimbursed Wypark for Young Presidents Organization dues for Mr. Atkins in the amount of $9,663.

Director Compensation

        The chart below summarizes the total compensation paid to or earned by our non-management directors during fiscal year 2012.

Name of Director	Fees Earned or Paid in Cash ($)	Stock Awards ($) (1)	All Other Compensation ($) (2)	Total ($)
Craig Atkins	$1,000	1,027,196	619,649	1,647,845

(1)
Represents the grant date fair value of Series A-2 Units granted by CV Former Parent to Wypark in fiscal 2012, which are "profits interests" in CV Former Parent within the meaning of IRS Revenue Procedure 93-27, 1993-2 C.B. 343. Fair value was determined under the principles used to calculate the value of equity awards for purposes of our financial statements under FASB ASC Topic 718. See note 8 of the notes to our consolidated financial statements included elsewhere in this prospectus for the assumptions used to calculate fair value. This is the only award of profits interests granted to Wypark, and Mr. Atkins does not hold any profits interests directly.

(2)
Represents fees received by Wypark in connection with the consulting agreement described above.

        Upon the completion of this offering, our board of directors will establish a compensation program for our independent non-employee directors. Pursuant to this compensation program, we expect to pay the following fees to each of our independent non-employee directors:

  •
  an annual cash retainer of $45,000;

  •
  an initial equity grant of $100,000 worth of restricted stock units upon the completion of this offering pursuant to our 2013 Stock Incentive Plan, which will vest            ;

  •
  at the time of each annual meeting of our stockholders, each non-employee director who will continue to serve on our board of directors will receive an annual equity award of $50,000 worth of restricted stock units pursuant to our 2013 Stock Incentive Plan, which will vest            ;

  •
  an additional annual cash retainer of $7,500 to the chair of our audit committee;

  •
  an additional annual cash retainer of $5,000 to the chair of our compensation committee; and

  •
  an additional annual cash retainer of $5,000 to the chair of our nominating and corporate governance committee.

        We also will reimburse our non-employee directors for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as directors, including without limitation travel expenses in connection with their attendance in-person at board and committee meetings. Any non-employee director elected or appointed to our board of directors for the first time following the completion of this offering will receive an initial equity grant under our 2013 Stock Incentive Plan of $100,000 worth of restricted stock units, which will vest            . Directors who are employees of Ares, Imperial Capital, Wypark or us will not receive any compensation for their services as directors.

2013 Stock Incentive Plan

        On            , 2013 (which is the "effective date" of the 2013 Stock Incentive Plan), in anticipation of this offering, our board of directors adopted our 2013 Stock Incentive Plan. Our stockholders approved the 2013 Stock Incentive Plan on            , 2013. We believe that a new omnibus incentive plan is appropriate in connection with a public offering of our common stock not only to continue to enable us to grant awards to management to reward and incentivize their performance and retention, but also to have a long-term equity plan that is appropriate for us as a publicly-held company.

        The material terms of the 2013 Stock Incentive Plan are summarized below. The following summary is qualified in its entirety by reference to the complete text of the 2013 Stock Incentive Plan, a copy of which will be filed as an exhibit to the registration statement.

  Administration of the Plan

        The board of directors has appointed the compensation committee to administer the 2013 Stock Incentive Plan. The compensation committee is authorized to grant awards to eligible employees, consultants and non-employee directors. To the extent required, all members of the compensation committee are "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act, "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), and "independent directors" under applicable New York Stock Exchange rules or other applicable securities exchange rules.

  Number of Authorized Shares and Award Limits

        The aggregate number of our shares of common stock that may be issued or used for reference purposes under the 2013 Stock Incentive Plan may not exceed 5,250,000 shares (subject to adjustment as described below).

        Our shares of common stock that are subject to awards will be counted against the overall limit as one share for every share granted or covered by an award. If any award is cancelled, expires or terminates unexercised for any reason, the shares covered by such award will again be available for the grant of awards under the 2013 Stock Incentive Plan, except that any shares that are not issued as the result of a net settlement or that are used to pay any exercise price or tax withholding obligation will not be available for the grant of awards. Shares of common stock that we repurchase on the open market with the proceeds of an option exercise price also will not be available for the grant of awards.

        The maximum number of our shares of common stock which may be subject to any award of stock options, any restricted stock or other stock-based award denominated in shares that may be granted under the 2013 Stock Incentive Plan during any fiscal year to each employee or consultant is 2,000,000 shares per type of award, provided that the maximum number of our shares of common stock for all types of awards during any fiscal year is 2,000,000 shares per each employee or consultant. The maximum number of our shares of common stock which may be granted pursuant to awards under the 2013 Stock Incentive Plan during any fiscal year to any non-employee director is 100,000 shares.

        The foregoing individual participant limits are cumulative; that is, to the extent that shares of common stock that may be granted to an individual in a fiscal year are not granted, the number of shares of common stock that may be granted to such individual is increased in the subsequent fiscal years.

        In addition, the maximum grant date value of any other stock-based awards denominated in cash and the maximum payment under any performance-based cash award granted under the 2013 Stock Incentive Plan payable with respect to any fiscal year to an employee or consultant is $10,000,000. However, the foregoing limits (other than the limit on the maximum number of our shares of common stock for all types of awards during any fiscal year) will not apply (i) to options, restricted stock or other stock-based awards that constitute "restricted property" under Section 83 of the Code to the extent granted during the Reliance Period (as described below) or (ii) to performance-based cash awards or other types of other stock-based awards to the extent paid or otherwise settled during the Reliance Period.

        For companies that become public in connection with an initial public offering, the deduction limit under Section 162(m) of the Code does not apply during a "reliance period" under the Treasury Regulations under Section 162(m) of the Code which may be relied upon until the earliest of: (i) the expiration of the 2013 Stock Incentive Plan, (ii) the date the 2013 Stock Incentive Plan is materially amended for purposes of Treasury Regulation Section 1.162-27(h)(1)(iii); (iii) the date all shares of common stock available for issuance under this 2013 Stock Incentive Plan have been allocated; or (iv) the date of the first annual meeting of stockholders of the Company at which directors are to be elected that occurs after the close of the third calendar year following the calendar year in which the initial public offering occurs (such period, the "Reliance Period").

        The compensation committee will, in accordance with the terms of the 2013 Stock Incentive Plan, make appropriate adjustments to the above aggregate and individual limits, to the number and/or kind of shares or other property (including cash) underlying awards and to the purchase price of shares underlying awards, in each case, to reflect any change in our capital structure or business by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of shares, any recapitalization, merger, consolidation, spin off, reorganization or any partial or complete liquidation, issuance of rights or warrants to purchase any shares of common stock or securities convertible into shares of common stock, any sale or transfer of all or part of our assets or business, or any other corporate transaction or event that would be considered an "equity restructuring" within the meaning of FASB ASC Topic 718. In addition, the compensation committee may take similar action with respect to other extraordinary events.

  Eligibility and Participation

        All of our and our affiliates' current and prospective employees and consultants, as well as our non-employee directors, are eligible to be granted non-qualified stock options, restricted stock awards, performance-based cash awards and other stock-based awards under the 2013 Stock Incentive Plan. Only our and our subsidiaries' employees are eligible to be granted incentive stock options ("ISOs") under the 2013 Stock Incentive Plan. Eligibility for awards under the 2013 Stock Incentive Plan is determined by the compensation committee in its sole discretion.

  Types of Awards

        Stock Options.    The 2013 Stock Incentive Plan authorizes the compensation committee to grant ISOs to eligible employees and non-qualified stock options to purchase shares to employees, consultants, prospective employees, prospective consultants and non-employee directors. The compensation committee will determine the number of shares of common stock subject to each option, the term of each option, the exercise price (which may not be less than the fair market value of the shares of common stock at the time of grant, or 110 percent of fair market value in the case of ISOs granted to ten-percent stockholders), the vesting schedule and the other terms and conditions of each option. Options will be exercisable at such times and subject to such terms as are determined by the compensation committee at grant. The maximum term of options under the 2013 Stock Incentive Plan is ten years (or five years in the case of ISOs granted to ten-percent stockholders). Upon the exercise of an option, the participant must make payment of the full exercise price, either in cash or by check, bank draft or money order; solely to the extent permitted by law, through the delivery of irrevocable instructions to a broker, reasonably acceptable to us, to promptly deliver to us an amount equal to the aggregate exercise price; or on such other terms and conditions as may be acceptable to the compensation committee (including, without limitation, the relinquishment of options or by payment in full or in part in the form of shares of common stock).

        Restricted Stock.    The 2013 Stock Incentive Plan authorizes the compensation committee to grant restricted stock awards. Recipients of restricted stock awards enter into an agreement with us subjecting the restricted stock awards to transfer and other restrictions and providing the criteria or dates on which such awards vest and such restrictions lapse. The restrictions on restricted stock awards may lapse and the awards may vest over time, based on performance criteria or other factors (including, without limitation, performance goals that are intended to comply with the performance-based compensation exception under Section 162(m) of the Code, as discussed below), as determined by the compensation committee at grant. Except as otherwise determined by the compensation committee, a holder of a restricted stock award has all of the attendant rights of a stockholder including the right to receive dividends, if any, subject to and conditioned upon vesting and restrictions lapsing on the underlying restricted stock award, the right to vote shares and, subject to and conditioned upon the vesting and restrictions lapsing for the underlying shares, the right to tender such shares. However, the compensation committee may in its discretion provide at grant that the right to receive dividends on a restricted stock award will not be subject to the vesting or lapsing of the restrictions on the restricted stock award.

        Other Stock-Based Awards.    The 2013 Stock Incentive Plan authorizes the compensation committee to grant awards of shares of common stock and other awards that are valued in whole or in part by reference to, or are payable in or otherwise based on, shares of common stock, including, but not limited to, shares of common stock awarded purely as a bonus in lieu of cash and not subject to any restrictions or conditions; shares of common stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by us or an affiliate; stock appreciation rights; stock equivalent units; restricted stock units; performance awards entitling participants to receive a number of shares of common stock (or cash in an equivalent value) or a fixed dollar amount, payable in cash, stock or a combination of both, with respect to a designated performance period; or awards valued by reference to book value of our shares of common stock. In general, other stock-based awards which are denominated in shares of common stock will include the right to receive dividends, if any, subject to and conditioned upon vesting and restrictions lapsing on the underlying award, but the compensation committee may in its discretion provide at grant that the right to receive dividends on a stock-denominated award will not be subject to the vesting or lapsing of the restrictions on the performance award.

  Certain Performance-Based Awards

        As noted above, following the Reliance Period, performance-based awards granted under the 2013 Stock Incentive Plan that are intended to satisfy the performance-based compensation exception under Section 162(m) of the Code will vest based on attainment of specified performance goals established by the compensation committee. These performance goals will be based on the attainment of a certain target level of, or a specified increase in (or decrease where noted), criteria selected by the compensation committee.

        Such performance goals may be based upon the attainment of specified levels of company, subsidiary, division or other operational unit performance under one or more of the measures described above relative to the performance of other companies. The compensation committee may designate additional business criteria on which the performance goals may be based or adjust, modify or amend those criteria, to the extent permitted by Section 162(m) of the Code. Unless the compensation committee determines otherwise, to the extent permitted by Section 162(m) of the Code, the compensation committee will disregard and exclude the impact of special, unusual or non-recurring items, events, occurrences or circumstances; discontinued operations or the disposal of a business; the operations of any business that we acquire during the fiscal year or other applicable performance period; or a change in accounting standards required by generally accepted accounting principles.

  Effect of Certain Transactions; Change in Control

        In the event of a change in control, except as otherwise provided by the compensation committee in an award agreement, unvested awards will not vest. Instead, the compensation committee may, in its sole discretion provide that outstanding awards will be assumed and continued; purchase based on the highest price per share paid in the change in control transaction (less, in the case of options and SARs, the exercise price); and/or in the case of stock options or other stock-based appreciation awards where the change in control price is less than the applicable exercise price, cancelled. However, the compensation committee may in its sole discretion provide for the acceleration of vesting and lapse of restrictions of an award at any time.

        For the purposes of the foregoing, a "change in control" generally means the occurrence of one of the following events:

  •
  A person or entity, other than a person or entity consisting solely of CV Holdings 1, CV Holdings 2 or our stockholders immediately prior to this offering, acquires (including through purchase, reorganization, merger or consolidation) at least 50 percent of our voting power;

  •
  A change in the majority of the board of directors, other than by individuals approved by a vote of at least two thirds of the directors then in office who either were directors as of the effective date of the 2013 Stock Incentive Plan or whose election or nomination for election was previously so approved; or

  •
  Approval by the stockholders of a complete liquidation or a sale of substantially all of our assets.

  Deferral Arrangements

        The compensation committee may permit or require the deferral of any payment of a restricted stock unit or performance award pursuant to a deferred compensation arrangement in a manner intended to comply with, or be exempt from, Section 409A of the Code.

  Non-Transferability of Awards

        Except as the compensation committee may permit, at the time of grant or thereafter, awards granted under the 2013 Stock Incentive Plan are generally not transferable by a participant other than by will or the laws of descent and distribution. Shares of common stock acquired by a permissible transferee will continue to be subject to the terms of the 2013 Stock Incentive Plan and the applicable award agreement.

  Term

        Awards under the 2013 Stock Incentive Plan may not be made after            , 2023, but awards granted prior to such date may extend beyond that date. We may seek stockholder reapproval of the performance goals in the 2013 Stock Incentive Plan and, to the event that such stockholder approval is obtained, on or after the first stockholders' meeting in the fifth year following the year of the last stockholder approval of the performance goals in the 2013 Stock Incentive Plan, awards under the 2013 Stock Incentive Plan may be based on such performance goals in order to qualify for the "performance-based compensation" exception under Section 162(m) of the Code.

  Amendment and Termination

        Subject to the rules referred to in the balance of this paragraph, our board of directors may at any time amend, in whole or in part, any or all of the provisions of the 2013 Stock Incentive Plan, or suspend or terminate it entirely, retroactively or otherwise. Except as required to comply with applicable law, no such amendment may reduce the rights of a participant with respect to awards previously granted without the consent of such participant. In addition, without the approval of stockholders, no amendment may be made that would: increase the aggregate number of shares of common stock that may be issued under the 2013 Stock Incentive Plan; increase the maximum individual participant share limitations for a fiscal year or year of a performance period; change the classification of individuals eligible to receive awards under the 2013 Stock Incentive Plan; extend the maximum option term; decrease the minimum exercise price of (i.e., reprice) any award; reduce the exercise price of any option or SAR or cancel any outstanding "in-the-money" option or SAR in exchange for cash; substitute any option or SAR in exchange for an option or SAR (or similar other award) with a lower exercise price; alter the performance goals; or require stockholder approval in order for the 2013 Stock Incentive Plan to continue to comply with Section 162(m) of the Code or Section 422 of the Code.

        Following consummation of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register the full number of shares of common stock that will be available for issuance under the 2013 Stock Incentive Plan, as described in the section titled "—2013 Stock Incentive Plan—Number of Authorized Shares and Award Limits" above.

Equity Awards under the 2013 Stock Incentive Plan

        Upon the completion of this offering, we expect to grant an aggregate value of $22,035,000 worth of shares of restricted stock, restricted stock units and options to purchase shares of our common stock to the members of our management team, other officers and employees and our director nominees, in each case pursuant to our 2013 Stock Incentive Plan. The actual number of any shares of restricted stock and restricted stock units may, and the strike price of any options will, be based upon the price at which the shares are sold to the public in this offering.

 CV HOLDINGS 1 AND CV HOLDINGS 2

Partnership Agreements

        CV Holdings 1 will be a series limited partnership, the general partner of which will be CV 1 GP. CV 1 GP will have a 1.0% economic interest in CV Holdings 1 and the limited partners will have no right to remove CV 1 GP as the general partner. Upon completion of the offering, CV Holdings 2 will hold 49% of the outstanding shares of our common stock and CV Holdings 1 will hold the remaining portion of our common stock that is not owned by CV Holdings 2 or investors in this offering. The following chart shows the economic and voting interest of the members of CV 1 GP:

	Voting Interest	Economic Interest
Mark Buckland	10.2%	8.4%
Craig Atkins	20.4%	14.6%
Other Management	0.0%	4.6%
Imperial	20.4%	12.3%
Ares	49.0%	57.1%
Other	0.0%	3.0%

Total	100%	100%

        CV Holdings 2 will be a series limited partnership, the general partner of which will be CV 2 GP. CV 2 GP will have a 1.0% economic interest in the Company and the limited partners will have no right to remove CV 2 GP as the general partner. The following chart shows the economic and voting interest of the members of CV 2 GP:

	Voting Interest	Economic Interest
Mark Buckland	7.0%	8.4%
Craig Atkins	14.0%	14.6%
Other Management	0.0%	4.6%
Imperial	14.0%	12.3%
Ares	65.0%	57.1%
Other	0.0%	3.0%

Total	100%	100%

        Each of Imperial and Messrs. Atkins and Buckland will have the right to appoint one of the five members of the board of directors of CV 1 GP and Ares will have the right to appoint the remaining two members. Ares will have the right to appoint four of the seven members of the board of directors of CV 2 GP and each of Imperial and Messrs. Atkins and Buckland will have the right to appoint one of the remaining three members. Without the prior approval of 66 2/3% of the representatives on the board of directors (a "Supermajority of the Board") of CV 1 GP neither CV Holdings 1 nor CV 1 GP will, and without the prior approval of a Supermajority of the Board of CV 2 GP, neither CV Holdings 2 nor CV 2 GP will, directly or indirectly:

  •
  Commence or settle any claim, litigation or proceeding with an amount in controversy exceeding $10 million;

  •
  Sell or transfer any of its assets (other than, in the case of CV Holdings 2 only, sales or distributions of our common stock);

  •
  Merge or consolidate with or into any other person;

  •
  Consummate a liquidation, except as required below;

  •
  Make, execute or deliver an assignment for the benefit of creditors; admit in writing its inability to pay its debts generally as they become due; become subject to the authority of any trustee, custodian or receiver or to any voluntary proceeding for voluntary bankruptcy, insolvency, reorganization or similar proceedings;

  •
  Issue any equity or other securities (or any securities convertible or exchangeable therefor); or

  •
  Incur any indebtedness.

        No transfers of any equity interests in CV Holdings 1 or CV 1 GP or in CV Holdings 2 or CV 2 GP will be permitted without the prior unanimous approval of the board of CV 1 GP or CV 2 GP, as applicable. The partnership agreements will not contain any drag along or tag along rights.

        The decision regarding how to vote the shares of our common stock held by CV Holdings 1 and CV Holdings 2 will require only a simple majority vote of the board of directors of CV 1 GP and CV 2 GP, respectively. There are no arrangements under the partnership agreements with respect to the voting, disposition or transfer of shares of our common stock.

        CV Holdings 1 and CV Holdings 2 will have pro rata distributions based on economic ownership. Subject to the limitations described above, each of CV Holdings 1 and CV Holdings 2 may sell its shares of our common stock and distribute the proceeds to each of its respective limited partners, provided, that, after the senior secured term loans of CV LandCo have been paid in full, in lieu of receiving cash in any such distribution, any limited partner may elect to receive shares of our common stock.

        Liquidating distributions will be paid first to the expenses of liquidation and to creditors of CV Holdings 1 or CV Holdings 2, as applicable, and thereafter in accordance with the immediately preceding paragraph.

        Unless otherwise determined by a Supermajority of the Board of the applicable general partner, CV Holdings 1 or CV Holdings 2, as applicable, will liquidate on the later of (a) the date on which the senior secured term loans of CV LandCo are paid in full and (b) the earlier of (i) 48 months after the completion of this offering and (ii) the date on which CV Holdings 1 or CV Holdings 2, as the case may be, owns less than 40% of the shares of our common stock that it owned immediately following the Formation Transactions.

        Each of the partnership agreements may be amended by the affirmative vote of limited partners holding a majority of the outstanding voting interests of CV Holdings 1 or CV Holdings 2, as applicable.

Pledges of CV Stock Under CV LandCo Debt Obligations

        CV LandCo's long term indebtedness consists of $125 million aggregate principal amount under a senior secured term loan facility with GSO; $25.4 million aggregate principal amount of notes that are generally non-recourse to CV LandCo; $125 million aggregate principal amount of senior unsecured subordinated term loans that are either backstopped through standby letters of credit obtained by affiliates of the Sponsors or borrowed (directly or by participation) from affiliates of the Sponsors and Mr. Atkins; and approximately $123.8 million aggregate principal amount of subordinated notes held by affiliates of the Sponsors and Mr. Atkins. Prior to the Formation Transactions, the obligations of CV LandCo under the senior secured term loans with GSO have been guaranteed by CV Former Parent, which guarantee is secured by a pledge of the common interests in CV Homebuilder. We are not an obligor, and we do not provide credit support in respect of any of CV LandCo's indebtedness. In connection with the Formation Transactions, CV LandCo and its affiliates are expected to amend the terms of the $125 million senior secured term loan facility, as a result of which CV Holdings 1 and CV Holdings 2 will guarantee the obligations of CV LandCo under its senior secured term loans and all of the shares of our common stock held by such entities will be pledged to secure the guarantees. Distributions of the proceeds from a sale of our common stock held by CV Holdings 1 or CV Holdings 2 (other than tax distributions) will be limited under the terms of such guarantees. However, CV Holdings 1 or CV Holdings 2 will be permitted to make distributions of the proceeds from a sale of our common stock held by it if it obtains the consent of the requisite holders of a the outstanding principal amount of the most senior CV LandCo debt then outstanding. CV Holdings 2 will also guarantee the obligations of CV LandCo under the senior unsecured subordinated term loans and the subordinated member notes. Under its guarantee of CV LandCo's obligations under the subordinated member notes, CV Holdings 2 will agree to pledge all of the shares of our common stock held by it as security for its guaranteed obligations after the senior secured term loans have been repaid. See "Risk Factors—Risks Related to Our Organization and Structure—CV LandCo is highly leveraged. The shares of our common stock held by our major non-public stockholders will be pledged in support of guarantees of debt and other obligations of CV LandCo, which could give rise to conflicts of interest and subject us to potential changes in control."

 CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Employment Agreements

        Upon the completion of this offering, we intend to enter into amended and restated employment agreements with certain of our executive officers, which employment agreement will provide for salary, bonus and other benefits, and severance upon a termination of employment under certain circumstances. We may enter into similar employment arrangements with certain executive officers that we hire in the future. See "Compensation of Our Directors and Executive Officers—Compensation of Our Executive Officers" for a description of the material terms that we anticipate will be provided for in the employment agreements. However, there can be no assurance that we will enter into any of these employment agreements under these terms or at all.

Consulting Agreement

        Wypark, an entity wholly owed by Mr. Atkins, is party to an agreement with CV Former Parent and its subsidiaries and its and their successors, including us, under which Mr. Atkins identifies land acquisition opportunities with third parties for us and directs the negotiation and completion of such acquisitions at arm's length terms. See "Compensation of Our Directors and Executive Officer—Compensation of our Directors for Fiscal Year 2012" for a description of the material terms of the consulting agreement. In connection with this offering, we intend to terminate the existing consulting agreement and enter into a new consulting agreement with Wypark. Wypark will not be entering into another consulting agreement with CV LandCo following the termination of the existing agreement. Although there can be no assurance that we will enter into the consulting agreement containing specific terms or at all, we anticipate that our agreement with Wypark will provide for the terms described below. The agreement will provide for an annual consulting fee equal to $700,000, with the potential to earn an annual incentive fee of up to $650,000, based on achieving performance targets established by the Board. The new consulting agreement will provide for a three-year term. If the new consulting agreement between Wypark and the Company is terminated without cause or by Wypark for good reason, or is not renewed by the Company, Wypark will be entitled to a termination fee equal to two times the average consulting fee during the term of the agreement plus the average incentive fee during the term of the agreement. The termination fee is payable in equal installments over 24 months. Wypark also will receive a grant of shares of restricted stock in connection with this offering, with a value equal to $4,000,000. The restricted stock will vest 20% in 2013, 40% in 2014 and 40% in 2015 based on (i) Wypark continuing to perform consulting services to the Company and (ii) meeting performance goals established by the Board, which performance goals will be based (x) 50% on net income and (y) 50% on earnings per share. In addition, in connection with the new consulting agreement, we will enter into a fair competition agreement under which Wypark and its employees, including Mr. Atkins, will not be permitted to, among other things, directly or indirectly, render services or advice to other businesses engaged in the construction of for-sale homes in our markets.

Grant of CV LandCo Profits Interests

        Mr. Buckland and Wypark each will receive profits interests representing 2% of the equity in CV LandCo. The profits interests in CV LandCo will receive distributions only after CV LandCo's debt is repaid and existing capital as of the date of grant of the profits interests is returned and only in excess of the liquidation value of CV LandCo on the grant date.

Indemnification Agreements

        Upon the completion of this offering, we will enter into an indemnification agreement with each of our officers and directors. These agreements will generally require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. See "Description of Capital Stock—Limitations on Liability, Indemnification of Officers and Directors and Insurance."

Registration Rights Agreement

        The existing holders of the outstanding equity interests of CV Former Parent are party to a registration rights agreement that requires CV Former Parent to register for resale under the Securities Act certain equity interests of CV Former Parent, including common stock of a successor into or for which equity interests in CV Former Parent may be converted or exchanged. In connection with this offering, the existing registration rights agreement will be terminated and we currently expect to enter into a registration rights agreement with the existing holders of the outstanding equity interests of CV Former Parent and CV Holdings 1 and CV Holdings 2 that requires us, in the event we register for sale, either for our own account or for the account of others, to register for resale on behalf of the parties to the agreement certain shares of our common stock constituting registrable securities. The agreement will also provide demand registration rights to certain holders of our registrable securities, as well as certain "piggyback" registration rights to other holders of registrable securities in connection with future public offerings. These registration rights will be subject to customary cutback provisions and suspension, or "blackout" periods. However, there can be no assurances that we will enter into the registration rights agreement under these terms or at all.

March 2013 Land Purchase from CV LandCo

        We received capital contributions from CV Former Parent totaling a net $137.5 million in March 2013. We utilized a portion of the contributions received to pay off the outstanding balance on our secured revolving credit facility of approximately $46.4 million and to purchase three land parcels in Southern California, totaling 201 lots, from CV LandCo for an aggregate purchase price of approximately $12.3 million. We intend to use the remaining proceeds, together with proceeds from this offering, other cash on hand and available borrowings under our revolving credit facility, primarily to acquire land, which may include exercising the options relating to any of the 2,276 lots under agreements with CV LandCo that our independent directors approve after their due diligence is complete (see "—Agreements with CV LandCo—Option Agreements").

Agreements with CV LandCo

  Option Agreements

        In July 2013, CV Homebuilder entered into a series of agreements with CV LandCo granting CV Homebuilder options to acquire up to an aggregate of 2,276 coastal urban infill and suburban lots in three tranches, with a single option covering each tranche. The aggregate exercise price of the options with CV LandCo is approximately $353 million (subject to customary adjustments).

        Under these option agreements, in July 2013 CV Homebuilder made a refundable deposit into escrow representing 3% of the aggregate purchase price for each tranche, for an aggregate deposit amount for all tranches of approximately $11 million. During a period following the completion of this offering that varies from 60 to approximately 180 days (depending on the term of the tranche), a committee of our independent directors will review the feasibility of each project within a tranche. We call this period the feasability period. Upon the approval of feasibility by our independent directors with respect to any project (a) owned by CV LandCo, we will make an additional deposit into escrow equal to 16% of the purchase price of that project under option, or (b) controlled under option or purchase contract (but not owned) by CV LandCo, we will make an additional deposit into escrow equal to the actual costs paid by CV LandCo as option consideration or earnest money deposits under the underlying contract, net of the 3% initial deposit, and if CV LandCo subsequently acquires the applicable project prior to the exercise or expiration of CV Homebuilder's option, we will make an additional deposit into escrow equal to 19% of the purchase price of that project, less all amounts previously deposited into escrow with respect to such project.

        Upon such payment, which we refer to as the acceptance payment, all deposits made to date for the applicable property will be released to CV LandCo and become generally non-refundable. We may exercise the option with respect to a tranche at any time following the 30th day after the acceptance payment is made and prior to the expiration date of such option. To exercise the option, we must notify CV LandCo at least five days prior to the proposed closing date. Following exercise of the option, with respect to the lots controlled under option or purchase contract (but not owned) by CV LandCo at the time of exercise, we may make the final payment under such option or purchase contract directly to the underlying third party seller. The option agreements provide for aggregate maximum deposits of approximately $67 million, and aggregate additional purchase consideration of approximately $286 million, subject to customary adjustments. Following execution of the option agreements, we are responsible for, and will bear the ongoing costs of, obtaining any necessary entitlements for properties subject to the options.

        Each tranche has a different expiration date based on our development plans. The first option covers 12 projects and, if exercised, the related property sale (or assignment of the underlying contract between CV LandCo and the applicable third party seller) would close on or before the December 31, 2013 expiration date. The second option covers 11 projects and, if exercised, the related property sale or assignment would close on or before the March 31, 2014 expiration date. The third option covers 8 projects and, if exercised, the related property sale or assignment would close on or before the September 30, 2014 expiration date. We have the ability to extend the expiration date of each of the second and third tranches for up to 90 days. See "Our Business—Projects—Land Portfolio—Controlled Land Portfolio" for information about the properties contained in each of the tranches.

        In contrast to the terms of the Right of First Offer Agreement, these option agreements only provide for the direct transfer of the land itself and do not include the option to transfer the equity interests of the subsidiary holding such land. See "Our Business—Land Acquisition and Entitlement—Land Acquisition—Our Relationship with CV LandCo—Right of First Offer."

        During the feasibility period, until the acceptance date for each tranche, our independent directors may remove one or more individual projects from the tranche. Following the acceptance payment, no projects may be removed from a tranche. Following exercise of the option, in the event of a default by CV LandCo with respect to a particular project, we would be obligated to either proceed with the purchase of the entire tranche or terminate the tranche and claim liquidated damages representing a fraction of the tranche's value.

  Right of First Offer Agreement

        Substantially concurrently with the completion of this offering and the Formation Transactions, we will enter into the Right of First Offer Agreement with CV LandCo governing the terms of the right of first offer and referral of property.

        Pursuant to the Right of First Offer Agreement, CV LandCo will grant to us a right of first offer to purchase all land held by CV LandCo now or in the future that is suitable for development as for-sale homes (each, a "Property"). Upon the determination by CV LandCo to sell any portion of the Property and approval by its independent directors, CV LandCo will offer the parcel to us at a 10% discount to CV LandCo's good faith estimate of the then-current fair market value, approved by CV LandCo's independent directors, and taking into account the status of the Property, prevailing market conditions and other factors that CV LandCo's independent directors may reasonably deem relevant. In lieu of the sale by CV LandCo of any parcel CV LandCo may elect to offer to sell to us all of the equity interests of its subsidiary that holds such parcel. In connection with making an offer,

CV LandCo will provide us with a summary of its analysis of the fair market value of the Property or equity interests, as applicable; however, CV LandCo will not be required to provide independent appraisals. Subject to the approval of our committee of independent directors, we may accept an offer within ten business days. If we accept the offer, we and CV LandCo will negotiate in good faith the timing and other terms of the acquisition. Prior to the completion of such sale, if CV LandCo elects to sell to us all of the equity interests of its subsidiary that holds such parcel, the applicable subsidiary shall transfer to an affiliate of such subsidiary any assets and liabilities other than such parcel. If we decline the offer, CV LandCo will be permitted to sell the parcel or equity interests, as applicable, to unrelated third parties within twelve months of the original offer at a price not less than 105% of the original offer price made to us. If CV LandCo fails to close a sale of a parcel or equity interests, as applicable, to a third party within this twelve month period, the parcel or equity interests again will become subject to the right of first offer.

        Pursuant to the Right of First Offer Agreement, subject to the approval of our committee of independent directors, we may refer to CV LandCo to consider for investment potential acquisitions of real property suitable for development as for-sale homes that we determine not to pursue. CV LandCo's acquisition of any parcels referred by us will require the approval of its independent directors. All such parcels referred by us and acquired by CV LandCo will become subject to the right of first offer. However, CV LandCo is prohibited from acquiring more than 30% of the aggregate purchase price of all parcels suitable for development as for-sale homes acquired collectively by CV LandCo and by us from third parties during the applicable "measurement period." The "measurement period" is (1) the most recently completed eight fiscal quarters since the completion of this offering, or (2) if eight such quarters have not been completed but at least four have, the number of completed fiscal quarters since the completion of this offering. CV LandCo will not be permitted to acquire or option any parcels suitable for development as for-sale homes that are not referred to it by us and is required to refer to us any such opportunities that it is presented by third parties.

        The Right of First Offer Agreement will have a term of 10 years terminated in accordance with the terms therein. The Right of First Offer Agreement will terminate automatically upon the Sponsors ceasing to own collectively, directly or indirectly, at least 20% of either us or CV LandCo. In addition, if we experience a change of control (an acquisition of a majority of our voting shares by a third party other than one or more of the existing equity holders of CV LandCo), then CV LandCo will have the ability to terminate the Right of First Offer Agreement. Following termination, any Property subject to the right of first offer at the time of such termination shall continue to be effective until the underlying parcel is sold in accordance with the terms of the Right of First Offer Agreement.

  Support Services Agreement

        Substantially concurrently with the completion of this offering and the Formation Transactions, we will enter into the Support Services Agreement with CV LandCo, pursuant to which we will provide a broad range of operational and administrative services to support CV LandCo, including certain services relating to CV LandCo's management of the Properties for a monthly fee of $75,000. All fees paid under the Support Services Agreement will be reviewed and approved from time to time and at least annually to be commensurate with the cost of the resources that we are expending to provide the services, and any appropriate adjustments will be negotiated in good faith, by our committee of independent directors and by the independent directors of CV LandCo. In addition, we may provide services to any parcel owned or controlled by CV LandCo that does not constitute Property, the additional monthly fee of such services to be negotiated in good faith between our committee of independent directors and CV LandCo's independent directors. The Support Services Agreement shall terminate either upon not less than 90 days' advance written notice by either party or automatically upon the termination of the Right of First Offer Agreement, provided that services in effect at the time of such termination with respect to any Property subject to the right of first offer shall continue until the underlying parcel is sold in accordance with the Right of First Offer Agreement.

Board Composition

        Each of Messrs. Atkins, Buckland, Kissick, Lukas, Rosenthal and Reese, are members of the board of directors of CV LandCo. In addition, upon the completion of this offering, certain members of our management, board of directors and our Sponsors will beneficially own an aggregate of            shares of our common stock, which will represent        % of our common stock outstanding immediately after this offering, or            shares of our common stock, which will represent        % of our common stock if the underwriters exercise their option to purchase additional shares in full (in each case, based upon the midpoint of the price range set forth on the cover page of this prospectus and assuming this offering closes on            , 2013).

Imperial Capital, LLC Underwriting Services

        Imperial holds shares of our common stock and is affiliated with Imperial Capital, LLC, which is an underwriter for this offering. In addition, Mr. Reese is the Chairman and Chief Executive Officer of Imperial Capital, the parent of Imperial Capital, LLC and a member of the Executive Committee of Imperial Capital, LLC. See "Summary—Our Sponsors," "Principal Stockholders" and "Underwriting."

Review, Approval or Ratification of Transactions with Related Persons

        Prior to completion of this offering, our board of directors intends to adopt a written related person transaction policy, to be effective upon the closing of this offering, setting forth the policies and procedures for the review and approval or ratification of related person transactions. This policy will cover, with certain exceptions, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. In reviewing and approving any such transactions, our nominating and corporate governance committee is tasked to consider all relevant facts and circumstances, including, but not limited to, whether the transaction is on terms comparable to those that could be obtained in an arm's length transaction and the extent of the related person's interest in the transaction. All of the transactions described in this section occurred prior to the adoption of this policy.

PRINCIPAL STOCKHOLDERS

        The following table sets forth the beneficial ownership of our common stock immediately prior to and immediately after the completion of this offering by (1) each of our directors and director nominees, (2) each of our executive officers, (3) all of our directors, director nominees and executive officers as a group and (4) each person or group known by us to be the beneficial owner of 5% or more of our outstanding common stock.

        Unless otherwise indicated in the footnotes to the table, and subject to community property laws where applicable, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person. The number of securities shown represents the number of securities the person "beneficially owns," as determined by the rules of the SEC. The SEC has defined "beneficial" ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after that date through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement, or (4) the automatic termination of a trust, discretionary account or similar arrangement.

        The percentages reflect beneficial ownership immediately prior to and immediately after the completion of this offering as determined in accordance with Rule 13d-3 under the Exchange Act and are based on                shares of our common stock outstanding as of the date immediately prior to the completion of this offering and                shares of our common stock outstanding as of the date immediately following the completion of this offering, in each case after giving effect to the Formation Transactions. The percentages assume no exercise by the underwriters of their option to purchase additional shares. Except as noted below, the address for all beneficial owners in the table below is 1900 Quail Street, Newport Beach, California 92660.

Amount and Nature of Beneficial Ownership
	Immediately Prior to this Offering			Immediately After this Offering
Name and Address of Beneficial Owner	Shares Owned	Percentage		Shares Owned	Percentage
5% or more Stockholder:
CV Holdings 1 LP(1)			%			%
CV Holdings 2 LP(2)			%			%
Ares Funds(3)			%			%
Directors and Executive Officers:
Mr. Mark Buckland(4)			%			%
Mr. Scott Homan(5)			%			%
Mr. Herb Gardner(6)
Mr. Craig Atkins(7)			%			%
Mr. John Kissick(8)
Mr. Daniel Lukas(9)
Mr. Jason Reese(10)
Mr. Bennett Rosenthal(11)
Mr. Jeffrey Goldberg
Mr. Michael Parks
All directors and executive officers as a group (ten persons)			%			%

*
Represents less than 1% of the number of shares of our common stock outstanding.

(1)
Reflects shares held by CV Holdings 1, a series limited partnership, which is owned by Mr. Buckland, Mr. Atkins, Mr. Homan, Mr. Gardner, certain other members of management, The Buckland Family Trust (the "Buckland Trust"), Craig Starbuck Atkins III Revocable Trust, dated November 19, 2004 and restated April 1, 2011 (the "Atkins Trust"), Imperial and Ares (collectively, the "CV 1 GP Members") and other investors, and managed by its general partner, CV 1 GP, a limited liability company, which holds 1% of the economic interests in CV Holdings 1. CV 1 GP may be deemed to beneficially own a pro rata portion of our common stock equal to its pro rata pecuniary interest in CV Holdings 1. None of the limited partners of CV Holdings 1 holds a majority of the voting interests in CV Holdings 1 and none of the CV 2 GP Members (defined below) holds a majority of CV 1 GP. The operating agreement of CV 1 GP provides that CV 1 GP will be managed by a board of directors comprised of one representative appointed by an affiliate of Mr. Buckland, one representative appointed by an affiliate of Mr. Atkins, one representative appointed by an affiliate of Imperial and two representatives appointed by affiliates of Ares. Voting and investment decisions of CV 1 GP with respect to our common stock will be made by the board and will require the approval of at least a majority of those individuals. Each of the CV 1 GP Members expressly disclaims beneficial ownership of the shares of our common stock held by CV Holdings 1, and such shares have not been included in the table above for purposes of calculating the number of shares beneficially owned by Mr. Buckland, Mr. Atkins or Ares.

  The address of Ares Management is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

(2)
Reflects shares held by CV Holdings 2, a series limited partnership, which is owned by Mr. Buckland, Mr. Atkins, Mr. Homan, Mr. Gardner, certain other members of management, the Buckland Trust, the Atkins Trust, Imperial and Ares (collectively, the "CV 2 GP Members") and other investors, and managed by its general partner, CV 2 GP, a limited liability company, which holds 1% of the economic interests in CV Holdings 2. CV 2 GP may be deemed to beneficially own a portion of our common stock equal to its pro rata pecuniary interest in CV Holdings 2. ACOF III CV AIV (Direct), L.P. and ACOF III CV AIV (Delaware), L.P. (together, the "Ares Funds") collectively hold approximately 65% of the outstanding voting interests of CV 2 GP. As such the Ares Funds may be deemed to control CV 2 GP and, therefore, to beneficially own the shares of our common stock held by CV 2 GP. The general partner of each of the Ares Funds is ACOF Management III, L.P. ("ACOF Management") and the general partner of ACOF Management is ACOF Operating Manager III, LLC ("ACOF Operating Manager"). ACOF Operating Manager is owned by Ares Management, which, in turn, is owned by Ares Management Holdings LLC ("Ares Management Holdings"). Ares Management Holdings is controlled by Ares Holdings LLC ("Ares Holdings"), which, in turn, is controlled by Ares Partners Management Company LLC ("APMC" and, together with ACOF Management, ACOF Operating Manager, Ares Management, Ares Management Holdings and Ares Holdings, the "Ares Entities"). APMC is managed by an executive committee comprised of Michael Arougheti, David Kaplan, Gregory Margolies, Antony Ressler and Mr. Rosenthal. Because the executive committee acts by consensus/majority approval, none of the members of the executive committee has sole voting or dispositive power with respect to any shares of common stock. Each of the members of the executive committee, the Ares Entities and the directors, officers, partners, stockholders, members and managers of the Ares Entities expressly disclaims beneficial ownership of any shares of common stock. The address of each Ares Entity is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067.

The operating agreement of CV 2 GP provides that CV 2 GP will be managed by a board of directors comprised of one representative appointed by an affiliate of Mr. Buckland, one representative appointed by affiliates of Mr. Atkins, one representative appointed by an affiliate of Imperial and four representatives appointed by an affiliate of Ares. Each of the CV 2 GP

  Members may be deemed to be the beneficial owner of the shares of our common stock beneficially owned by Ares. Each of the CV 2 GP Members other than Ares expressly disclaims beneficial ownership of the shares of our common stock held by CV Holdings 2, and such shares have not been included in the table above for purposes of calculating the number of shares beneficially owned by Mr. Buckland or Mr. Atkins.

(3)
Consists of                shares directly held by CV Holdings 2. As a result of Ares' ownership interest in CV Holdings 2 and CV 2 GP, Ares may be deemed to be the beneficial owner the shares of our common stock held by CV Holdings 2.

(4)
An affiliate of Mr. Buckland is a limited partner of each of CV Holdings 1 and CV Holdings 2 and a member of each of CV 1 GP and CV 2 GP. Mr. Buckland is also the trustee of The Buckland Family Trust, which is a limited partner of each of CV Holdings 1 and CV Holdings 2 and a member of each of CV 1 GP and CV 2 GP. As a result of these arrangements and the agreements described in footnotes (1) and (2) above, Mr. Buckland may be deemed to be the beneficial owner of the shares of our common stock beneficially owned by each CV 1 GP Member and each CV 2 GP Member. Mr. Buckland expressly disclaims beneficial ownership of the shares of our common stock not directly held by him, and such shares have not been included in the table above for purposes of calculating the number of shares beneficially owned by Mr. Buckland.

(5)
Mr. Homan is a limited partner of each of CV Holdings 1 and CV Holdings 2 and a member of each of CV 1 GP and CV 2 GP. As a result of these arrangements and the agreements described in footnotes (1) and (2) above, Mr. Homan may be deemed to be the beneficial owner of the shares of our common stock beneficially owned by each CV 1 GP Member and each CV 2 GP Member. Mr. Homan expressly disclaims beneficial ownership of the shares of our common stock not directly held by him, and such shares have not been included in the table above for purposes of calculating the number of shares beneficially owned by Mr. Homan.

(6)
Mr. Gardner is a limited partner of each of CV Holdings 1 and CV Holdings 2 and a member of each of CV 1 GP and CV 2 GP. As a result of these arrangements and the agreements described in footnotes (1) and (2) above, Mr. Gardner may be deemed to be the beneficial owner of the shares of our common stock beneficially owned by each CV 1 GP Member and each CV 2 GP Member. Mr. Gardner expressly disclaims beneficial ownership of the shares of our common stock not directly held by him, and such shares have not been included in the table above for purposes of calculating the number of shares beneficially owned by Mr. Gardner.

(7)
The address of Mr. Atkins is 3675 Esther Way, Teton Village, Wyoming 83025. An affiliate of Mr. Atkins is a limited partner of each of CV Holdings 1 and CV Holdings 2 and a member of each of CV 1 GP and CV 2 GP. Mr. Atkins is also the trustee of Craig Starbuck Atkins III Revocable Trust, dated November 19, 2004 and restated April 1, 2011, which is a limited partner of each of CV Holdings 1 and each CV 2 Holdings 2 and a member of each of CV 1 GP and CV 2 GP. As a result of these arrangements and the agreements described in footnotes (1) and (2) above, Mr. Atkins may be deemed to be the beneficial owner of the shares of our common stock beneficially owned by each CV 1 GP Member and each CV 2 GP Member. Mr. Atkins expressly disclaims beneficial ownership of the shares of our common stock not directly held by him, and such shares have not been included in the table above for purposes of calculating the number of shares beneficially owned by Mr. Atkins.

(8)
The address of Mr. Kissick is c/o Ares Management LLC, 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067. Mr. Kissick is a Senior Partner in the Private Equity Group of Ares Management and a member of APMC, both of which indirectly control CV Holdings 2. Mr. Kissick expressly disclaims beneficial ownership of the shares of our common stock not directly held by him, and such shares have not been included in the table above for purposes of calculating the number of shares beneficially owned by Mr. Kissick.

(9)
The address of Mr. Lukas is c/o Ares Management LLC, 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067. Mr. Lukas is a Partner in the Private Equity Group of Ares Management, which indirectly controls CV Holdings 2. Mr. Lukas expressly disclaims beneficial ownership of the shares of our common stock not directly held by him, and such shares have not been included in the table above for purposes of calculating the number of shares beneficially owned by Mr. Lukas.

(10)
The address of Mr. Jason Reese is c/o Imperial Capital Group, LLC, 2000 Avenue of the Stars, 9th Floor South, Los Angeles, California 90067. Mr. Reese is Chairman and CEO of, and has an ownership interest in, Imperial Capital. Imperial Capital wholly owns Imperial Capital Asset Management, LLC ("ICAM"), the general partner of Imperial Capital Private Opportunities, L.P. ("ICPO"). Each of ICAM, ICPO and IMPC Holdings, LLC ("IMPC") is controlled by the parent of Imperial Capital. Each of ICAM, ICPO and IMPC is a limited partner of each of CV Holdings 1 and CV Holdings 2 and a member of each of CV 1 GP and CV 2 GP. Mr. Reese expressly disclaims beneficial ownership of the shares of our common stock not directly held by him, and such shares have not been included in the table above for purposes of calculating the number of shares beneficially owned by Mr. Reese.

(11)
The address of Mr. Rosenthal is c/o Ares Management LLC, 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067. Mr. Rosenthal is a Senior Partner in the Private Equity Group of Ares Management and a member of APMC, both of which indirectly control CV Holdings 2. Mr. Rosenthal expressly disclaims beneficial ownership of the shares of our common stock not directly held by him, and such shares have not been included in the table above for purposes of calculating the number of shares beneficially owned by Mr. Rosenthal.

 DESCRIPTION OF CAPITAL STOCK

        The following description is intended as a summary of our amended and restated certificate of incorporation (our "charter") and our amended and restated bylaws, which will become effective prior to the completion of this offering and which will be filed as exhibits to the registration statement of which this prospectus forms a part, and to the applicable provisions of the DGCL.

        Upon the completion of this offering and the Formation Transactions, our authorized capital stock will consist of                shares of common stock, par value of $0.01 per share, and                shares of preferred stock, par value $0.01 per share. Immediately prior to this offering, after giving effect to the Formation Transactions, there are                shares of our common stock outstanding held by                stockholders of record. Upon the completion of this offering, as a result of the issuance of                shares in this offering by us, there will be                shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding.

Common Stock

        Shares of our common stock have the following rights, preferences and privileges:

  •
  Voting Rights.  Each outstanding share of common stock entitles its holder to one vote on all matters submitted to a vote of our stockholders, including the election of directors. There are no cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority of the votes cast by the shares of common stock present in person or represented by proxy and entitled to vote at a meeting of stockholders at which a quorum in present.

  •
  Dividends.  Subject to the rights of the holders of any preferred stock which may be outstanding from time to time, the holders of common stock are entitled to receive dividends as, when and if declared by our board of directors out of assets legally available for the payment of dividends. We currently intend to retain our future earnings, if any, to finance the development and expansion of our business and, therefore, do not intend to pay cash dividends on our common stock for the foreseeable future. Any future determination to pay dividends will be at the discretion of our board of directors and will depend on our results of operations, financial condition, capital requirements, restrictions contained in any financing instruments and under Delaware law, and such other factors as our board of directors deems relevant.

  •
  Liquidation.  In the event of a liquidation, dissolution or winding up of our affairs, whether voluntary or involuntary, after payment of our liabilities and obligations to creditors and the payment of any preferences on liquidation to any holders of preferred stock, our remaining assets will be distributed ratably among the holders of shares of common stock on a per share basis.

  •
  Rights and Preferences.  Our common stock has no preemptive, redemption, conversion or subscription rights. The rights, powers, preferences and privileges of holders of our common stock are subject to the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

        We have applied to list our common stock on the New York Stock Exchange under the symbol "CTYV."

Preferred Stock

        Our charter provides that our board of directors has the authority, without action by the stockholders, to designate and issue up to                 shares of preferred stock in one or more series and to fix for each series the powers, rights, and preferences of each series of preferred stock, including, without limitation, dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences and the number of shares constituting any series, which may be superior to the rights of the holders of the common stock. There will be no shares of preferred stock outstanding immediately after the completion of this offering. Any issuance of shares of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that the holders of preferred stock will receive dividend payments and payments upon liquidation could have the effect of delaying, deferring or preventing a change in control. We have no present plans to issue any shares of preferred stock.

Anti-Takeover Effects of Our Charter, Our Bylaws and Delaware Law

        Some provisions of Delaware law and our charter and our bylaws, as will be in effect upon the completion of this offering, contain provisions that could have the effect of delaying, deterring or preventing another party from acquiring or seeking to acquire control of us. These provisions are intended to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage anyone seeking to acquire control of us to negotiate first with our board of directors. However, these provisions may also delay, deter or prevent a change in control or other takeover of our company that our stockholders might consider to be in their best interests, including transactions that might result in a premium being paid over the market price of our common stock and also may limit the price that investors are willing to pay in the future for our common stock. These provisions may also have the effect of preventing changes in our management.

  Our Charter and Bylaws

        Our charter and/or bylaws include anti-takeover provisions that:

  •
  authorize our board of directors, without further action by the stockholders, to issue up to                shares of preferred stock in one or more series, and with respect to each series, to fix the number of shares constituting that series and establish the rights, powers, preferences and other terms of that series;

  •
  require that actions to be taken by our stockholders may be taken only at an annual or special meeting of our stockholders and not by written consent until such time that neither (a) the Sponsors, collectively, nor (b) CV Holdings 1 and CV Holdings 2, collectively, beneficially own at least a majority of our outstanding common stock;

  •
  specify that, except as otherwise required by law, special meetings of our stockholders can be called only by our board of directors, the chairman of our board of directors or our chief executive officer;

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  establish advance notice procedures for stockholders to submit nominations of candidates for election to our board of directors and other proposals to be brought before a stockholders meeting;

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  provide that our bylaws may be amended by our board of directors without stockholder approval;

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  provide that only our directors may establish the size of our board of directors by action of our board, subject to a minimum of three members;

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  classify the board of directors into three classes, with the classes to be as nearly equal in number as possible, and with only one third of the directors to be elected each year for a three year term;

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  provide that vacancies on our board of directors or newly created directorships resulting from an increase in the number of our directors may be filled only by a majority of directors then in office, even though less than a quorum;

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  provide that our directors may be removed from office with or without cause for so long as either (a) the Sponsors, collectively, or (b) CV Holdings 1 and CV Holdings 2, collectively, beneficially own shares of our common stock representing at least a majority of the votes that would be entitled to be cast on such action;

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  do not give the holders of our common stock cumulative voting rights with respect to the election of directors; and

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  prohibit us from engaging in certain business combinations with any "interested stockholder" unless specified conditions are satisfied as described below under "—Business Combinations."

  Business Combinations

        We intend to elect in our charter not to be subject to Section 203 of the DGCL, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the corporation's voting stock for a period of three years following the time the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we will not be subject to any anti-takeover effects of Section 203. Nevertheless, our charter will contain provisions that have the same effect as Section 203, except that they provide that our Sponsors and their respective affiliates and transferees will not be deemed to be "interested stockholders," regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such provisions so long as CV Holdings 1 and CV Holdings 2 together own less than 50% of our outstanding common stock.

  Corporate Opportunity

        Directors of Delaware corporations are subject to two fundamental fiduciary duties: the duty of care and the duty of loyalty. Delaware's common law "corporate opportunity doctrine" arises from a director's duty of loyalty and limits the ability of directors to take personal advantage (for themselves or for another entity to which they owe duties) of an opportunity that arguably "belongs" to the corporation. Generally, the corporate opportunity doctrine provides that a director may not take a business opportunity for the director's own benefit if: (1) the corporation is financially able to exploit the opportunity; (2) the opportunity is within the corporation's line of business; (3) the corporation has an interest or expectancy in the opportunity; and (4) by taking the opportunity, the director will thereby be placed in a position adverse to the director's duties to the corporation.

        Notwithstanding the existence of the corporate opportunity doctrine under Delaware common law, Section 122(17) of the DGCL permits a Delaware corporation to renounce, by inclusion of a provision in its certificate of incorporation or by action of its board of directors, any interest or expectancy of the corporation in, or being offered an opportunity to participate in, specified business opportunities or specified classes or categories of business opportunities that are presented to the corporation or one or more of its officers, directors or stockholders. See 8 Del. C. § 122(17). Our charter will contain a provision renouncing corporate opportunities under certain circumstances. See "Anti-Takeover Effects of Our Charter, Our Bylaws and Delaware Law—Corporate Opportunity." In addition, we have entered into, and may in the future enter into, certain agreements approved by our board of directors that allocate corporate opportunities between us and certain of our officers, directors and stockholders.

        The Support Services Agreement requires that transactions under the right of first offer and fees for the services we perform be approved by our independent directors and the independent directors of CV LandCo. The Right of First Offer Agreement requires CV LandCo to refer to us land opportunities for development as for-sale homes that it is presented by third parties. See "Our Business—Land Acquisition and Entitlement—Land Acquisition—Relationship with CV LandCo." Our charter will, other than as required under the Support Services Agreement and the Right of First Offer Agreement, provide that we, on our behalf and on behalf of our subsidiaries, to the fullest extent permitted by the DGCL, renounce any interest or expectancy in, or in being offered an opportunity to participate in, corporate opportunities, that are from time to time presented to CV LandCo or either of the Sponsors or any of their respective officers, directors, agents, stockholders, members, partners, affiliates or subsidiaries (other than us and our subsidiaries), even if the opportunity is one that we or our subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so. To the fullest extent permitted by the DGCL, neither CV LandCo, the Sponsors nor any of their respective agents, stockholders, members, partners, affiliates or subsidiaries will generally be liable to us or any of our subsidiaries for breach of any fiduciary or other duty, as a director or otherwise, by reason of the fact that such person pursues or acquires such corporate opportunity, directs such corporate opportunity to another person or fails to present such corporate opportunity, or information regarding such corporate opportunity, to us or our subsidiaries unless, in the case of any such person who is our director or officer, such corporate opportunity is expressly offered to such director or officer in writing solely in his or her capacity as such director or officer. This provision could result in CV LandCo or either of our Sponsors having rights to corporate opportunities outside the scope of the Support Services Agreement in which both we and CV LandCo or such Sponsor, as the case may be, have an interest. Stockholders will be deemed to have notice of and consented to this provision of our charter.

        These provisions will continue to apply until no person who is our director or officer is also a director, officer, manager or member of CV LandCo, Ares or Imperial or any of their respective affiliates or subsidiaries (other than us and our subsidiaries).

        Although the provisions renouncing corporate opportunities contained in our charter and certain agreements approved by our board of directors are statutorily authorized by Section 122(17), the legislative history of Section 122(17) states that:

  The subsection does not change the level of judicial scrutiny that will apply to the renunciation of an interest or expectancy of the corporation in a business opportunity, which will be determined based on the common law of fiduciary duty, including the duty of loyalty.

S. 363, 140th Gen. Assembly 7-8, 72 Del. Laws ch. 343, § 3 (2000). Moreover, there have been no cases in Delaware construing Section 122(17) since it was added to the DGCL in 2000. Therefore, while Section 122(17), by its terms, authorizes the provisions included in our charter and certain agreements approved by our board of directors that permit directors and other fiduciaries of the Company to engage in transactions otherwise subject to the common law corporate opportunity doctrine, it is unclear whether and to the extent of which judicial or statutory limitations may arise or be imposed on these provisions in the future.

Limitations on Liability, Indemnification of Officers and Directors and Insurance

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. Our charter provides for such limitation of liability.

        Under Section 145 of the DGCL, a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (1) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute. Our charter and bylaws generally provide for indemnification of and advancement to our directors and officers to the fullest extent permitted by law.

        The limitation of liability and indemnification provisions in our charter and bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. However, these provisions do not limit or eliminate our rights, or those of any stockholder, to seek non-monetary relief such as injunction or rescission in the event of a breach of a director's duty of care. The provisions will not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any of our directors, officers or employees for which indemnification is sought.

        We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

        Upon the completion of this offering, we will enter into an indemnification agreement with each of our officers and directors. These agreements will generally require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified. We believe that the limitation of liability and indemnification provisions in our charter and bylaws and the indemnification agreements will facilitate our ability to continue to attract and retain qualified individuals to serve as directors and officers.

Authorized but Unissued Shares

        Our authorized but unissued shares of common stock will be available for future issuance without your approval. We may use additional shares for a variety of purposes, including future offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Transfer Agent and Registrar

        The transfer agent and registrar for the shares of our common stock will be American Stock Transfer & Trust Company, LLC.

SHARES ELIGIBLE FOR FUTURE SALE

General

        Upon the completion of this offering, we will have outstanding              shares of our common stock.

        Of these shares, the              shares sold in this offering (              shares if the underwriters' options to purchase additional shares are exercised in full) will be freely transferable without restriction or further registration under the Securities Act, except that any shares held or acquired by our "affiliates," as that term is defined in Rule 144 under the Securities Act, will be subject to the volume limitations and other restrictions of Rule 144 described below. The remaining              shares of our common stock issued as part of the Formation Transactions (              shares if the underwriters' options to purchase additional shares are exercised in full) will be "restricted shares" as defined in Rule 144 of the Securities Act.

        Prior to this offering there has been no market for shares of our common stock. Although we have applied to list the shares of our common stock on the New York Stock Exchange, an active trading market for the shares of our common stock may never develop or if one develops, it may not be sustained following this offering. No assurance can be given as to (1) the likelihood that an active market for common stock will develop, (2) the liquidity of any such market, (3) the ability of the stockholders to sell their shares or (4) the prices that stockholders may obtain for any of their shares. No prediction can be made as to the effect, if any, that future sales of shares of our common stock, or the availability of shares of our common stock for future sale, will have on the market price prevailing from time to time. Sales of substantial amounts of our common stock, or the perception that such sales could occur, may adversely affect prevailing market prices of our common stock. See "Risk Factors—Risks Related to this Offering and Ownership of Our Common Stock."

Rule 144

        After giving effect to this offering and the Formation Transactions,              shares of our outstanding common stock (               shares if the underwriters' options to purchase additional shares are exercised in full) will be "restricted" securities under the meaning of Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act unless an exemption from registration is available, including the exemption provided by Rule 144.

        In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned shares considered to be restricted securities under Rule 144 for at least six months would be entitled to sell those shares, subject only to the availability of current public information about us. A non-affiliated person who has beneficially owned shares considered to be restricted securities under Rule 144 for at least one year would be entitled to sell those shares without regard to the provisions of Rule 144.

        An affiliate of ours who has beneficially owned shares of our common stock for at least six months would be entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

  •
  1% of the shares of our common stock then outstanding, which will equal approximately              shares immediately after this offering; or

  •
  the average weekly trading volume of our common stock on the New York Stock Exchange during the four calendar weeks preceding the date on which notice of the sale is filed with the SEC;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and have filed all required reports during that time period. Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.

        Sales under Rule 144 by our affiliates or persons selling shares on behalf of our affiliates are also subject to manner of sale provisions, notice requirements and the availability of current public information about us.

2013 Stock Incentive Plan

        In connection with this offering we intend to adopt an equity incentive plan. The number of shares of our common stock that may be issued under our 2013 Stock Incentive Plan is 5,250,000 shares. Upon the completion of this offering, we expect to make equity grants covering shares whose aggregate value is equal to $22,035,000 to the members of our management team, other officers, employees and consultants and our director nominees, pursuant to our 2013 Stock Incentive Plan. The number of shares covered by the grants described above will depend on the price at which the shares are sold to the public in this offering. For a description of our 2013 Stock Incentive Plan and the initial awards to be made pursuant to such plan, see "Compensation of Our Directors and Executive Officers—2013 Stock Incentive Plan."

        In connection with this offering, we intend to file a registration statement on Form S-8 to register the total number of shares of our common stock that may be issued under our 2013 Stock Incentive Plan, including the restricted stock units to be granted to the members of our management team, other officers and employees and our director nominees, as well as the options to purchase shares of our common stock to be granted to the members of our management team, in each case upon the completion of this offering pursuant to our 2013 Stock Incentive Plan.

Lock-Up Agreements

        In connection with this offering, we, our officers and directors, CV Holdings 1 and CV Holdings 2 and holders of substantially all of the economic interests in CV Holdings 1 and CV Holdings 2 have agreed that for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of the representatives of the underwriters, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock, subject to certain exceptions. The representatives of the underwriters, in their sole discretion, may release any of the securities subject to these lock-up agreements at any time, which, in the case of officers and directors, shall be with notice. The representatives have informed us that they have no current intention to release any of the shares subject to the lock-up agreements. Any determination by the representatives to release any of the shares subject to the lock-up agreements will be made on a case-by-case basis, taking into consideration such factors as market conditions, the possible impact on the market price of our common stock and the identity or special circumstances of the person requesting the release. If the restrictions under the lock-up agreements are waived, shares of our common stock may become available for resale into the market, subject to applicable law, which could reduce the market price for our common stock. See "Underwriting."

 MATERIAL U.S. FEDERAL TAX CONSIDERATIONS TO NON-U.S. HOLDERS

        This is a general summary of the material U.S. federal income and estate tax considerations with respect to the acquisition, ownership and disposition to a "non-U.S. holder," as defined below, of our common stock. For purposes of this discussion, you are a "non-U.S. holder" if you are a beneficial owner of our common stock and are neither a "U.S. person" nor a partnership for U.S. federal income tax purposes. A U.S. person is any of the following:

  •
  an individual citizen or resident of the United States;

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  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in, or under the laws of, the United States or any political subdivision of the United States;

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  an estate, the income of which is subject to U.S. federal income taxation regardless of its source;

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  a trust, if a court within the United States is able to exercise primary supervision over trust administration and one or more United States persons have the authority to control all substantial decisions of the trust; or

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  a trust that has made a valid election to be treated as a U.S. person.

        This summary does not address all potential U.S. federal income and estate tax considerations that may be relevant to you in light of your particular circumstances, or if you are a non-U.S. holder but also subject to special treatment under U.S. federal income tax laws (including a non-U.S. holder treated as a "controlled foreign corporation," a "passive foreign investment company," a foreign tax-exempt organization, a financial institution, an insurance company, an entity treated as a hybrid or reverse hybrid entity, a financial conduit, or a former U.S. citizen or resident). This summary does not discuss any aspect of the U.S. federal alternative minimum tax, or any aspect of state, local or non-U.S. taxation. This summary is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, judicial opinions, published positions of the United States Internal Revenue Service, referred to as the IRS, and all other applicable authorities, all of which are subject to change, possibly with retroactive effect.

        If a partnership (or other entity taxable as a partnership for U.S. federal income tax purposes) holds our common stock, the tax treatment of each partner will generally depend on the partner's status and the activities of the partnership. If you are a partner of a partnership holding our common stock, you should consult your own tax advisor.

WE URGE PROSPECTIVE NON-U.S. HOLDERS TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSIDERATIONS OF ACQUIRING, HOLDING AND DISPOSING OF SHARES OF OUR COMMON STOCK.

Dividends

        In general, any distributions we make to you with respect to your shares of our common stock that constitute dividends for U.S. federal income tax purposes will be subject to U.S. withholding tax at a rate of 30% of the gross amount, unless you are eligible for a reduced rate of withholding tax under an applicable income tax treaty and you provide proper and acceptable certification of your eligibility for such reduced rate. If you are eligible for a reduced rate of U.S. withholding tax under a tax treaty, you may obtain a refund of any amounts withheld in excess of that rate by filing a refund claim with the IRS. A distribution will constitute a dividend for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under the Code. Any distribution not constituting a dividend will be treated first as reducing your adjusted income tax basis in your shares of our common stock and, to the extent the distribution exceeds your basis, as capital gain.

        Dividends we pay to you that are effectively connected with your conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment maintained by you) generally will not be subject to U.S. withholding tax if you comply with applicable certification and disclosure requirements. Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. persons. If you are a corporation, effectively connected income may also be subject to a "branch profits tax" at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Sale or Other Disposition of Common Stock

        Subject to the discussion below under the heading "Foreign Investment in Real Property Tax Act (FIRPTA)," you generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of your shares of our common stock unless:

  •
  the gain is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment you maintain);

  •
  you are an individual, you are present in the United States for 183 days or more in the taxable year of disposition and you meet other conditions, and you are not eligible for relief under an applicable income tax treaty; or

  •
  our common stock constitutes a "United States Real Property Interest" ("USRPI") as discussed further below under the heading "Foreign Investment in Real Property Tax Act (FIRPTA)."

        Gain that is effectively connected with your conduct of a trade or business within the United States (and, under certain income tax treaty, is attributable to a U.S. permanent establishment) generally will be subject to U.S. federal income tax, net of certain deductions, at the same rates applicable to U.S. persons. If you are a corporation, the branch profits tax (described above) may also apply to such effectively connected gain.

        If you are described in the second bullet point above, you generally will be subject to U.S. tax at a rate of 30% on the gain realized, although such gain may be offset by certain U.S.-source capital losses realized during the same taxable year.

Foreign Investment in Real Property Tax Act (FIRPTA)

        Under Sections 897 and 1445 of the Code, commonly referred to as the Foreign Investment in Real Property Tax Act ("FIRPTA"), gains on the sale or other disposition of a USRPI are treated as gains effectively connected to a trade or business within the United States, with the consequence that such gain generally will be subject to U.S. federal income tax, net of certain deductions, at the same rate applicable to U.S. persons. If you are a corporation, the branch profits tax (described above) may also apply to your effectively connected gain. The definition of a USRPI includes a domestic corporation treated as a United States Real Property Holding Company ("USRPHC"). A corporation is a USRPHC if the fair market value of the USRPIs it holds equals or exceeds 50 percent of the fair market value of the sum of the USRPIs it holds, any interests it holds in real property located outside the United States, and any other of its assets which are used or held for use in a trade or business. Based on our anticipated holdings of assets that will be treated as USRPIs following the completion of our formation transactions, we believe we will be and will remain a USRPHC for U.S. federal income tax purposes. Assuming that we are a USRPHC, if a class of our stock is regularly traded on an established securities market (such as the New York Stock Exchange), such class of stock will be treated as a USRPI only with respect to a non-U.S. holder that actually or constructively holds more than five percent of such class of stock at any time during the shorter of the five-year period preceding the date of disposition or the holder's holding period for such stock. We expect that our common stock will be listed on an established securities market following this offering; however, no assurance can be given that our stock will remain so listed or that our common stock will be treated as regularly traded, and as a result no assurance can be given that our common stock will qualify for this exception. Each non-U.S. Holder should consult its own tax advisor concerning the possibility of our common stock being treated as a USRPI in their individual circumstances.

        In addition to being subject to tax as effectively connected income, if the sale or other taxable disposition of shares of our common stock is subject to tax under FIRPTA, the purchaser of the stock will be required to withhold and remit to the IRS 10% of the purchase price unless an exception applies. You also will be required to file a U.S. federal income tax return for any taxable year in which you realize a gain from the disposition of our common stock that is subject to U.S. federal income tax.

Information Reporting and Backup Withholding

        We must report annually to the IRS the amount of dividends or other distributions we pay to you on your shares of our common stock and the amount of tax we withhold on these distributions regardless of whether withholding is required. Copies of the information returns reporting those distributions and amounts withheld may be made available by the IRS to the tax authorities in the country in which you reside pursuant to the provisions of an applicable income tax treaty or exchange of information treaty.

        The United States imposes backup withholding (currently at a rate of 28%) on dividends and certain other types of payments to U.S. persons. You will not be subject to backup withholding on dividends you receive on your shares of our common stock if you provide proper certification of your status as a non-U.S. person or you are a corporation or one of several types of entities and organizations that qualify for exemption (an "exempt recipient").

        Information reporting and backup withholding generally are not required with respect to the amount of any proceeds from the sale of your shares of our common stock outside the United States through a foreign office of a foreign broker that does not have certain specified connections to the United States. If, however, you sell your shares of our common stock through a U.S. broker or the U.S. office of a foreign broker, the broker will be required to report the amount of proceeds paid to you to the IRS and also effect backup withholding on that amount unless you provide appropriate certification to the broker of your status as a non-U.S. person or you are an exempt recipient. Information reporting will also apply if you sell your shares of our common stock through a foreign broker deriving more than a specified percentage of its income from U.S. sources or having certain other connections to the United States, unless such broker has documenting evidence in its records that you are a non-U.S. person and certain other conditions are met or you are an exempt recipient.

        Backup withholding is not an additional tax. Any amounts withheld with respect to your shares of our common stock under the backup withholding rules will be refunded to you or credited against your U.S. federal income tax liability, if any, by the IRS if the required information is furnished in a timely manner.

Withholdable Payments to Foreign Financial Entities and Other Foreign Entities

        Under Sections 1471 - 1474 of the Code and the regulations promulgated thereunder, unless certain non-U.S. persons comply with reporting requirements about their direct and indirect U.S. owners, a 30% withholding tax will be imposed on certain payments, including payments of U.S.-source dividends paid after June 30, 2014 and gross proceeds from the sale of common stock that can produce U.S.-source dividends after December 31, 2016, that are paid to certain non-U.S. financial institutions, investment funds and other non-U.S. persons. You are encouraged to consult with your own tax advisor regarding the possible application of this withholding tax to your investment in our common stock in your individual circumstances.

Estate Tax

        Common stock owned or treated as owned by an individual who is not a citizen or resident (as defined for U.S. federal estate tax purposes) of the United States at the time of his or her death will be included in the individual's gross estate for U.S. federal estate tax purposes and may therefore be subject to U.S. federal estate tax and generation skipping transfer tax (with respect to transfers to certain "skip persons") unless an applicable treaty provides otherwise.

UNDERWRITING

        Deutsche Bank Securities Inc. and Goldman, Sachs & Co. are acting as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus, each underwriter named below has severally agreed to purchase from us, and we have agreed to sell to that underwriter, the number of shares set forth opposite the underwriter's name.

Underwriter	Number of Shares
Deutsche Bank Securities Inc.
Goldman, Sachs & Co.
Citigroup Global Markets Inc.
Imperial Capital, LLC
J.P. Morgan Securities LLC
UBS Securities LLC

Total

        The underwriters and the representatives are collectively referred to as the "underwriters" and the "representatives," respectively. The underwriting agreement provides that the obligations of the underwriters to purchase the shares included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all of the shares (other than those covered by the underwriters' option to purchase additional shares described below) if they purchase any of the shares.

        Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $          per share. If all the shares are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The representatives have advised us that the underwriters do not intend to make sales to discretionary accounts. The offering of the shares by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

        If the underwriters sell more shares than the total number set forth in the table above, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus, to purchase up to              additional shares at the public offering price less the underwriting discount. To the extent the underwriters' option is exercised, each underwriter must purchase a number of additional shares approximately proportionate to that underwriter's initial purchase commitment. Any shares sold under the underwriters' option will be sold on the same terms and conditions as the other shares that are the subject of this offering.

        We, our officers and directors, CV Holdings 1 and CV Holdings 2 and holders of substantially all of the economic interests in CV Holdings 1 and CV Holdings 2 have agreed that, for a period of 180 days from the date of this prospectus, we and they will not, without the prior written consent of the representatives, dispose of or hedge any shares or any securities convertible into or exchangeable for our common stock, subject to certain exceptions. The representatives in their sole discretion may release or waive any of the restrictions set forth in the lock-up agreements. See "Shares Eligible for Future Sale—Lock-Up Agreements." Notwithstanding the foregoing, if we cease to be an emerging growth company at any time prior to the completion of the 180-day restricted period referred to in this paragraph, and (i) during the last 17 days of the 180-day restricted period, we issue an earnings release or material news or a material event relating to us occurs; or (ii) prior to the expiration of the 180-day restricted period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 180-day restricted period, the restrictions described above shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event.

        Prior to this offering, there has been no public market for our shares. Consequently, the initial public offering price for the shares was determined by negotiations among us and the representatives. Among the factors considered in determining the initial public offering price were our results of operations in recent periods, our current financial condition, our future prospects, our markets, the economic conditions in and future prospects for the industry in which we compete, our management, and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to our company. We cannot assure you, however, that the price at which the shares will sell in the public market after this offering will not be lower than the initial public offering price or that an active trading market in our shares will develop and continue after this offering.

        We have applied to list the shares of our common stock on the New York Stock Exchange under the symbol "CTYV."

        The following table shows the underwriting discount that we are to pay to the underwriters in connection with this offering. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase additional shares.

Paid by the Company
	No Exercise	Full Exercise
Per Share	$	$
Total	$	$

        We estimate that our total expenses for this offering, not including the underwriting discount, will be approximately $         million. We will pay the filing fees and expenses incident to any required review by the Financial Industry Regulatory Authority, Inc. of the terms of the sale of shares (including reasonable legal fees and disbursements of counsel to the underwriters in an amount not to exceed $            ).

        In connection with this offering, the underwriters may purchase and sell shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters' option to purchase additional shares, and stabilizing purchases.

  •
  Short sales involve secondary market sales by the underwriters of a greater number of shares than they are required to purchase in this offering.

  •
  "Covered" short sales are sales of shares in an amount up to the number of shares represented by the underwriters' option to purchase additional shares.

  •
  "Naked" short sales are sales of shares in an amount in excess of the number of shares represented by the underwriters' option to purchase additional shares.

  •
  Covering transactions involve purchases of shares either pursuant to the underwriters' option to purchase additional shares or in the open market after the distribution has been completed in order to cover short positions.

  •
  To close a naked short position, the underwriters must purchase shares in the open market after the distribution has been completed. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in this offering.

  •
  To close a covered short position, the underwriters must purchase shares in the open market after the distribution has been completed or must exercise the underwriters' option. In determining the source of shares to close the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the underwriters' option.

  •
  Stabilizing transactions involve bids to purchase shares so long as the stabilizing bids do not exceed a specified maximum.

        The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the other underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions.

        Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or slowing a decline in the market price of the shares. These purchases, along with the imposition of the penalty bid, may stabilize, maintain or otherwise affect the market price for our common stock. As a result, the price of the shares may be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions on the New York Stock Exchange, in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Other Relationships

        The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters or their respective affiliates may, from time to time, engage in transactions with and perform services for us or our affiliates in the ordinary course of their business for which they may receive customary fees, commissions and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments. Such investment and securities activities may involve our securities and instruments.

        Affiliates of Imperial Capital, LLC, one of the underwriters, currently own shares of capital stock in the Company. In addition, Mr. Reese is the Chairman and Chief Executive Officer of Imperial Capital, the parent entity of Imperial Capital, LLC, and a member of the executive committee of Imperial Capital, LLC.

        We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Notice to Investors in the European Economic Area

        In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member

State other than the offers contemplated in the prospectus once the prospectus has been approved by the competent authority in such Member State and published and passported in accordance with the Prospectus Directive as implemented in the Relevant Member State except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

  •
  to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

  •
  to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

  •
  by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the underwriters for any such offer; or

  •
  in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of shares shall result in a requirement for the publication by the Issuer or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

        For the purposes of this provision, the expression an "offer to the public" in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that member state by any measure implementing the Prospectus Directive in that member state and the expression "Prospectus Directive" means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Notice to Investors in the United Kingdom

        Each underwriter has represented and agreed that (a) it has only communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, or the FSMA, received by it in connection with the issue or sale of the shares (i) to investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or the Order, or (ii) to high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) and (d) of the Order, with all such persons together being referred to as relevant persons, and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in Hong Kong

        The shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to shares which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Singapore

        This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or the SFA, (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

        Where the shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

  •
  a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

  •
  a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries' rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the shares pursuant to an offer made under Section 275 of the SFA except:

  •
  to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than S$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

  •
  where no consideration is or will be given for the transfer; or

  •
  where the transfer is by operation of law.

Notice to Prospective Investors in Switzerland

        The prospectus does not constitute an issue prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations, and the shares will not be listed on the SIX Swiss Exchange. Therefore, the prospectus may not comply with the disclosure standards of the Swiss Code of Obligations and/or the listing rules (including any prospectus schemes) of the SIX Swiss Exchange. Accordingly, the shares may not be offered to the public in or from Switzerland, but only to a selected and limited circle of investors, which do not subscribe to the shares with a view to distribution.

Notice to Prospective Investors in Qatar

        The shares described in this prospectus have not been, and will not be, offered, sold or delivered, at any time, directly or indirectly in the State of Qatar in a manner that would constitute a public offering. This prospectus has not been, and will not be, registered with or approved by the Qatar Financial Markets Authority or Qatar Central Bank and may not be publicly distributed. This prospectus is intended for the original recipient only and must not be provided to any other person. It is not for general circulation in the State of Qatar and may not be reproduced or used for any other purpose.

Notice to Prospective Investors in Saudi Arabia

        No offering, whether directly or indirectly, will be made to an investor in the Kingdom of Saudi Arabia unless such offering is in accordance with the applicable laws of the Kingdom of Saudi Arabia and the rules and regulations of the Capital Market Authority, including the Capital Market Law of the Kingdom of Saudi Arabia. The shares will not be marketed or sold in the Kingdom of Saudi Arabia by us or the underwriters.

        This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Office of Securities Regulation issued by the Capital Market Authority. The Saudi Arabian Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the shares offered hereby should conduct their own due diligence on the accuracy of the information relating to the shares. If you do not understand the contents of this prospectus, you should consult an authorized financial advisor.

Notice to Prospective Investors in the United Arab Emirates

        This offering has not been approved or licensed by the Central Bank of the United Arab Emirates (UAE), Securities and Commodities Authority of the UAE and/or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai Financial Services Authority (DFSA), a regulatory authority of the Dubai International Financial Centre (DIFC). The offering does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No 8 of 1984 (as amended), DFSA Offered Securities Rules and NASDAQ Dubai Listing Rules, accordingly, or otherwise. The shares may not be offered to the public in the UAE and/or any of the free zones.

        The shares may be offered and issued only to a limited number of investors in the UAE or any of its free zones who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned.

 LEGAL MATTERS

        Certain legal matters in connection with this offering, including the validity of the shares of our common stock offered hereby, will be passed upon for us by Proskauer Rose LLP, Los Angeles, California. Proskauer Rose LLP has from time to time, and may continue to represent, the Sponsors, the existing stockholders and some of their respective affiliates in connection with various legal matters. Certain legal matters in connection with this offering will be passed upon for the underwriters by Willkie Farr & Gallagher LLP, New York, New York.

EXPERTS

        The consolidated financial statements of City Ventures Communities, LLC included in this Prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement. Such financial statements are included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        The balance sheet of City Ventures, Inc. included in this Prospectus has been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein and elsewhere in the Registration Statement. Such financial statement is included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

        We use market data and industry forecasts and projections throughout this prospectus, and in particular in the sections entitled "Summary," "Market Opportunity" and "Our Business." We have obtained substantially all of this information from a market study prepared for us in connection with this offering by JBREC, a nationally recognized independent research provider and consulting firm, and is included in this prospectus in reliance on JBREC's authority as an expert in such matters. We have paid JBREC a fee of $40,000 for that market study, plus an amount charged at an hourly rate for additional information we may require from JBREC from time to time in connection with that market study.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of our common stock being offered by this prospectus. This prospectus, which constitutes part of that registration statement, does not contain all of the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement. Some items included in the registration statement are omitted from the prospectus in accordance with the rules and regulations of the SEC. For further information with respect to us and the common stock offered in this prospectus, we refer you to the registration statement and the accompanying exhibits.

        A copy of the registration statement and the accompanying exhibits and any other document we file may be inspected without charge at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549 and copies of all or any part of the registration statement may be obtained from this office upon the payment of the fees prescribed by the SEC. The public may obtain information on the operation of the public reference facilities in Washington, D.C. by calling the SEC at 1-800-SEC-0330. Our filings with the SEC are available to the public from the SEC's website at www.sec.gov.

        Upon the completion of this offering, we will be subject to the information and periodic reporting requirements of the Exchange Act applicable to a company with securities registered pursuant to Section 12 of the Exchange Act. In accordance therewith, we will file proxy statements, periodic information and other information with the SEC. All documents filed with the SEC are available for inspection and copying at the public reference room and website of the SEC referred to above. We maintain a website at www.cityventures.com You may access our reports, proxy statements and other information free of charge at this website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not incorporated by reference and is not a part of this prospectus.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

City Ventures, Inc.
(a Delaware Corporation)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
City Ventures, Inc.
Newport Beach, California

        We have audited the accompanying balance sheet of City Ventures, Inc. (the "Company") as of June 14, 2013. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

        We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audit of the balance sheet provides a reasonable basis for our opinion.

        In our opinion, such balance sheet presents fairly, in all material respects, the financial position of City Ventures, Inc. as of June 14, 2013, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
July 11, 2013

CITY VENTURES, INC.

BALANCE SHEET

As of June 14, 2013

($ in thousands)

ASSETS
Cash	$1

Total assets	$1

LIABILITIES AND STOCKHOLDERS' EQUITY
Total liabilities	$—

Commitments and contingencies
Stockholders' equity
Common stock, $0.01 par value, 1,000 shares authorized and issued	—
Additional paid-in capital	1

Total stockholders' equity	1

Total liabilities and stockholders' equity	$1

See accompanying notes to the financial statement

CITY VENTURES, INC.

NOTES TO THE FINANCIAL STATEMENT

(dollars in thousands)

1. ORGANIZATION

        City Ventures, Inc. (the "Company" or "City Ventures"), was incorporated on April 30, 2013, under the laws of the State of Delaware. The purpose of the Company is ultimately to serve as the parent company of City Ventures Communities, LLC ("CV Homebuilder"). CV Homebuilder is a company that invests in real estate and engages in land development and construction of commercial and residential real estate in the state of California. CV Homebuilder is currently owned by City Ventures, LLC.

        Since the Company's incorporation on April 30, 2013, there has been no operating activity.

2. BASIS OF PRESENTATION

        The accompanying financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America.

3. SUBSEQUENT EVENTS

        The Company has evaluated subsequent events through July 11, 2013, the date on which this financial statement was available for issue.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Member of
City Ventures Communities, LLC
Newport Beach, California

        We have audited the accompanying consolidated balance sheets of City Ventures Communities, LLC, and subsidiaries (the "Company") as of December 31, 2012 and 2011, and the related consolidated statements of income, member's equity and cash flows for the years ended December 31, 2012 and 2011. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audits.

        We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2012 and 2011, and the results of their operations and their cash flows for the years ended December 31, 2012 and 2011, in conformity with accounting principles generally accepted in the United States of America.

/s/ DELOITTE & TOUCHE LLP

Costa Mesa, California
May 8, 2013

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

CONSOLIDATED BALANCE SHEETS

AS OF DECEMBER 31, 2012 AND 2011

(in thousands)

	2012	2011
ASSETS
Cash and cash equivalents	$22,088	$19,575
Restricted cash	1
Real estate inventory	115,258	88,126
Due from affiliates	—	2,712
Escrow and other receivables	4,502	2,873
Debt origination costs, net	795	997
Fixed assets, net	617	396
Prepaid expenses and other assets	70	77

Total assets	$143,331	$114,756

LIABILITIES AND MEMBER'S EQUITY
LIABILITIES:
Debt	$48,511	$32,931
Accounts payable	10,013	8,478
Accrued expenses and other liabilities	3,308	1,847
Due to affiliates	749	—

Total liabilities	62,581	43,256
Commitments and contingencies (Note 13)
MEMBER'S EQUITY	80,750	71,500

TOTAL	$143,331	$114,756

See accompanying notes to consolidated financial statements.

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

CONSOLIDATED STATEMENTS OF INCOME

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(in thousands)

	2012	2011
Revenue
Home sales	$96,458	$45,242
Costs and Expenses:
Cost of home sales	70,072	32,724
Sales and marketing	5,069	3,359
General and administrative	6,925	4,453
Other expense, net	34	160

Total expenses	82,100	40,696

Net income	$14,358	$4,546

Income per unit:
Basic	$213	$67

Diluted	$213	$67

Weighted average number of units:
Basic	67,451	67,451

Diluted	67,451	67,451

Pro forma income information (Note 2):
Historical income before provision for income taxes	$14,358	$4,546
Pro forma additional expense (unaudited)	800	800
Pro forma provision for income taxes (unaudited)	5,423	1,498

Pro forma net income (unaudited)	$8,135	$2,248

Pro forma basic income per unit (unaudited)	$121	$33

Pro forma diluted income per unit (unaudited)	$121	$33

See accompanying notes to consolidated financial statements.

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(in thousands)

Balance at January 1, 2011	$69,361
Non cash contribution	383
Distributions	(2,790)
Net income	4,546

Balance at December 31, 2011	71,500
Equity based compensation	70
Distributions	(5,178)
Net income	14,358

Balance at December 31, 2012	$80,750

See accompanying notes to consolidated financial statements.

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(in thousands)

	2012	2011
OPERATING ACTIVITIES:
Net income	$14,358	$4,546
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	276	127
General and administrative costs provided by member	—	383
Equity based compenstion	70	—
Changes in operating assets and liabilities:
Real estate inventory	(26,115)	(30,188)
Due from/to affiliates	3,461	(1,615)
Escrow and other receivables	(1,629)	(2,647)
Prepaid expenses and other assets	7	43
Accounts payable	1,535	6,052
Accrued expenses and other liabilities	1,446	875

Net cash used in operating activities	(6,591)	(22,424)

INVESTING ACTIVITIES:
Purchase of fixed assets	(482)	(460)
Change in restricted cash	(1)	—

Cash used in investing activities	(483)	(460)

FINANCING ACTIVITIES:
Proceeds from revolving credit facility	28,555	26,850
Repayments of revolving credit facility	(9,000)
Proceeds from notes payable		4,000
Repayments of notes payable	(4,148)	(1,900)
Debt origination costs	(642)	(1,496)
Distributions to members	(5,178)	(2,790)

Net cash provided by financing activities	9,587	24,664

NET INCREASE IN CASH AND CASH EQUIVALENTS	2,513	1,780
CASH AND CASH EQUIVALENTS—Beginning of year	19,575	17,795

CASH AND CASH EQUIVALENTS—End of year	$22,088	$19,575

See accompanying notes to consolidated financial statements.

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(dollars in thousands)

1. ORGANIZATION

        City Ventures Communities, LLC, a Delaware limited liability company (the "Company"), was formed on August 18, 2010, under the laws of the State of Delaware. The purpose of the Company is to invest in real estate and engage in land development and construction of commercial and residential real estate, all of which are currently located in the state of California. A portion of the Company's real estate development activities are conducted in separate wholly owned limited liability companies. Pursuant to the Company's operating agreement, the Company will continue until terminated by the managing member.

        City Ventures, LLC ("CV"), the managing member of the Company, is responsible for the operations of the Company and holds 100% ownership of the Company. All costs associated with the operations of the Company are directly identified and allocated.

        During the year ended December 31, 2012, CV pledged its interest in the Company as collateral for a $125 million Credit Agreement administered by Wilmington Trust, National Association.

        During the years ended December 31, 2012, and 2011 CV made non-cash contributions in the amount of $70 and $383 respectively, for equity based compensation and general and administrative services, respectively.

        Distributions to the member are made pursuant to the Operating Agreement. During the years ended December 31, 2012 and 2011, the Company made distributions of $5,178 and $2,790 respectively.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation—The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP).

        Basis of Consolidation—The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in the accompanying consolidated financial statements.

        Use of Estimates—The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense for each reporting period. The significant estimates made in the preparation of the Company's consolidated financial statements relate to the assessment of real estate impairments, cost of sales, warranty reserves and contingent liabilities. While management believes that the carrying value of such assets and liabilities are appropriate as of December 31, 2012 and 2011, it is reasonably possible that actual results could differ from the estimates upon which the carry values were based.

        Unaudited Pro Forma Income Information—The unaudited pro forma income information gives effect to the anticipated change of the Company's parent to a new parent that is a "C" Corporation. While CV, an LLC, was the Company's parent, the Company generally was not subject to income taxes. The pro forma net income, therefore, includes an adjustment for income tax expense as if the

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(dollars in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Company had been a "C" Corporation as of January 1, 2012 at an assumed combined federal and state effective income tax rate of 40%, which approximates the calculated statutory tax rate for each period.

        The unaudited pro forma basic and diluted net income per share is computed using pro forma net income, as discussed above, and historical weighted average number of units.

        Cash and Cash Equivalents—Cash and cash equivalents include cash and highly liquid instruments with original maturities of three months or less.

        Restricted Cash—Restricted cash represents cash deposited in a financial institution and cash that is restricted as to usage due to the collateral nature of the account.

        As of December 31, 2012 and 2011, balances of restricted cash were $1 and $0, respectively, which represent cash designated as collateral for a public works project.

        Segment Reporting—The Company determined that its operations are organized into one reportable segment—consolidated operations, which encompasses all of its real estate activities. In accordance with aggregation criteria defined in the applicable accounting guidance, the Company considered similar economic and other characteristics, including product types, average selling prices, production processes, suppliers, subcontractors, regulatory environments, land acquisition results and underlying supply and demand in determining its reportable segment.

        Real Estate Inventory—Real estate inventory consists of land, land under development, homes under construction, completed homes, and model homes and are stated at cost, net of impairment charges. Direct carrying costs, including interest, property taxes, related development costs, and field construction supervision are capitalized as incurred. Direct construction costs are specifically identified and allocated to homes while other common costs, such as land, land improvements, and carrying costs, are allocated to homes within a community based upon their anticipated relative sales or fair values.

        Revenue Recognition—Revenue and profits from home sales are recognized using the full accrual method when title has passed to the buyer, the collectability of the sales price is reasonably assured, the required minimum cash down payment has been received and the Company has no continuing involvement with the property.

        In accordance with ASC 360, Property, Plant, and Equipment, revenues from home sales are recorded and profit is recognized when the respective units are closed. Home sales are closed when all conditions of escrow are met, including delivery of the home, title passage, appropriate consideration is received and collection of associated receivables, if any, is reasonably assured. Sales incentives are a reduction of revenues when the respective unit is closed. When it is determined that the earnings process is not complete, the sale and the related profit are deferred for recognition in future periods. The profit we record is based on the calculation of cost of sales, which is dependent on our allocation of costs, as described in more detail below.

        Cost of Sales—Cost of sales is recognized in the period when the related home sales revenues are recognized. Cost of sales is recorded based upon total estimated costs to be allocated to each home

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(dollars in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

within a community. Certain direct building costs are specifically identified and allocated to homes while other common costs, such as land, land development, and carrying costs, are allocated to homes within a community based upon their anticipated relative sales or fair value. Any changes to the estimated costs are allocated to the remaining undelivered lots and homes within their respective community.

        Warranty Costs—Estimated future direct warranty costs are accrued and charged to cost of sales in the period when the related home revenues are recognized. Amounts accrued are based upon judgment by management and its knowledge of historical experience rates. Accrued warranty costs are included in other liabilities in the accompanying consolidated balance sheets. Changes in accrued warranty costs are detailed in the table set forth below:

	2012	2011
Warranty reserves, beginning of year	$563	$172
Warranty reserves accrued	919	412
Warranty expenditures	(95)	(21)

Warranty reserves, end of year	$1,387	$563

        Capitalization of Interest—The Company capitalizes interest to real estate inventory. This capitalized interest is included in cost of sales as related homes are sold. The Company expenses interest when its borrowings exceed qualifying assets. Qualifying assets represent real estate projects that are actively under development. During the years ended December 31, 2012 and 2011, interest incurred and capitalized to real estate inventory was $1,800 and $1,087, respectively.

        Surety Bonds—Bonds are issued in the normal course of business to ensure completion of the infrastructure of the Company's real estate projects. As of December 31, 2012 and 2011, the Company had approximately $20,382 and $11,583, respectively, in outstanding surety bonds relating to active projects, with respect to which the Company estimated remaining costs to complete of $13,075 and $8,688, respectively.

        Impairment of Real Estate Inventories—The Company reviews its real estate inventory for possible impairment whenever events or circumstances indicate the carrying amount of the asset may not be recoverable. Indicators of impairment include, but are not limited to, significant decreases in local housing market values and selling prices of comparable homes, significant decreases in gross margins and sales absorption, costs in excess of budget, significant adverse change in legal factors or business climate, significant change in intended use, and current-period losses combined with a history of losses or a forecast of continuing losses.

        If there are indicators of impairment, we perform a detailed budget and cash flow review of our real estate assets to determine whether the estimated remaining undiscounted future cash flows are more or less than the asset's carrying value. If the undiscounted cash flows are less than the asset's carrying value, the asset is deemed impaired and is written down to fair value. These impairment

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(dollars in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

evaluations require the Company to make estimates and assumptions regarding future conditions, including timing and amounts of development costs and sales prices of real estate assets, to determine if future undiscounted cash flows will be sufficient to recover the asset's carrying value.

        When estimating undiscounted cash flows, the Company makes various assumptions, including: the expected sales prices and sales incentives to be offered, including the number of homes available, pricing and incentives being offered by the Company or other builders in other communities, and future sales price adjustments based on market and economic trends; the expected sales pace and cancellation rates based on local housing market conditions, competition and historical trends; the costs incurred to date and expected to be incurred including, but not limited to, land and land development, home construction, interest, indirect construction, selling and marketing and other costs; any alternative product offerings that may be offered that could have an impact on sales pace, sales price and/or building costs; and alternative uses for the property.

        For the years ended December 31, 2012 and 2011, no impairment adjustments relating to real estate inventories were recorded.

        Fixed Assets, Net—Fixed assets are carried at cost, net of accumulated depreciation. Depreciation is computed using the straight-line method over the estimated lives of the assets. Leasehold improvements are depreciated over the shorter of the useful life or lease term and range from 1 to 4 years, office furniture and fixtures and equipment are generally depreciated over 3 to 5 years, and computer software and hardware are depreciated over 3 years. Maintenance and repair costs are expensed as incurred, while significant improvements are capitalized. Depreciation expense is recorded in general and administrative expenses, and gains or losses on the sale of fixed assets are included in other income.

        Concentration of Credit Risk—The Company maintains its cash and cash equivalents at a federally insured financial institution. The account balances at this institution periodically exceed Federal Deposit Insurance Corporation (FDIC) insurance coverage of $250 per financial institution. As a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage.

        Income Taxes—No provision has been made for income taxes in the accompanying consolidated financial statements since the member is responsible for reflecting the income or loss on their income tax returns. The Company files income tax returns in U.S. federal and state jurisdictions. The Company is subject to tax examination for U.S. federal and state purposes since inception.

        Variable Interest Entities—The Company enters into purchase and option agreements for the purchase of real estate as part of the normal course of business. These purchase and option agreements enable the Company to acquire properties at one or multiple future dates at pre-determined prices. The Company believes these acquisition structures reduce its financial risk associated with real estate acquisitions and holdings and allow the Company to better maximize its cash position.

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(dollars in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Based on the provisions of the relevant accounting guidance, the Company concluded that when it enters into a purchase agreement to acquire real estate from an entity, a variable interest entity, or "VIE", may be created. The Company evaluates all option and purchase agreements for real estate to determine whether they are a VIE. The applicable accounting guidance requires that for each VIE, the Company assess whether it is the primary beneficiary and, if it is, the company consolidates the VIE in its consolidated financial statements and would reflect such assets and liabilities as "Real estate inventories not owned."

        In order to determine if the Company is the primary beneficiary, it must first assess whether it has the ability to control the activities of the VIE that most significantly impact its economic performance. Such activities include, but are not limited to, the ability to determine the budget and scope of land development work, if any; the ability to control financing decisions for the VIE; the ability to acquire additional land into the VIE or dispose of the land in the VIE not under contract with us; and the ability to change or amend the existing option contract with the VIE. If the Company is not determined to control such activities, the Company is not considered the primary beneficiary of the VIE. If the Company does have the ability to control such activities, the Company will continue its analysis by determining if it is also expected to absorb a potentially significant amount of the VIE's losses or, if no party absorbs the majority of such losses, if the Company will benefit from a potentially significant amount of the VIE's expected gains.

        In substantially all cases, creditors of the entities with which the Company have option agreements have no recourse against the Company and the maximum exposure to loss on the applicable option or purchase agreements is limited to non-refundable option deposits and any capitalized pre-acquisition costs. Some of the Company's option or purchase deposits may be refundable to the Company if certain contractual conditions are not performed by the party selling the lots.

        Recently Issued Accounting Standards—In May 2011, the FASB issued ASU No. 2011-04, Amendments to Achieve Common Fair Value Measurement and Disclosure Requirements in U.S. GAAP and IFRSs ("ASU 2011-04"). ASU 2011-04 amends ASC 820, Fair Value Measurements ("ASC 820"), providing a consistent definition and measurement of fair value, as well as similar disclosure requirements between GAAP and International Financial Reporting Standards. ASU 2011-04 changes certain fair value measurement principles, clarifies the application of existing fair value measurement and expands the ASC 820 disclosure requirements, particularly for Level 3 fair value measurements. Our adoption of these provisions of ASU 2011-04 on January 1, 2012 did not have an impact on our consolidated financial statements.

        In December 2011, the FASB issued ASU 2011-11, "Disclosures About Offsetting Assets and Liabilities", which enhanced disclosure requirements about the nature of an entity's right to offset any related arrangements associated with its financial instruments and derivative instruments. The new guidance requires the disclosure of the gross amounts subject to rights of set-off, amounts offset in accordance with the accounting standards followed, and the related net exposure. The new guidance will be effective for the Company beginning January 1, 2013. The Company will conform presentation

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(dollars in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

when this guidance becomes effective, and does not expect the change to have a material impact of the presentation of the Company's consolidated financial statements.

        In December 2011, the FASB issued ASU 2011-12, "Comprehensive Income (Topic 220)", which amended the deferral date of presentation of comprehensive income as outline in ASU 2011-05. ASU 2011-05, "Presentation of Comprehensive Income", requires the presentation of comprehensive income in either (i) a continuous statement of comprehensive income or (ii) two separate, but consecutive statements. ASU 2011-05 eliminates the option to present the components of other comprehensive income as part of the statement of changes in member's equity. The amendments in this ASU do not change the items that must be reported in other comprehensive income or when an item of other comprehensive income must be reclassified to net income. ASU 2011-05 should be applied retrospectively, beginning after December 15, 2011, with early adoption permitted. The adoption of ASU 2011-05 did not have any effect on our consolidated financial statements or disclosures because net income equals comprehensive income.

        Corrections to Previously Issued Consolidated Financial Statements—Subsequent to the issuance of the Company's 2011 consolidated financial statements, the Company determined that fixed asset purchases of $460 were reported in the consolidated statement of cash flows as an operating activity rather than an investing activity. As a result, net cash used in operating activities and net cash used in investing activities have been restated from the amounts previously reported. The effects of the restatement (i) decreased cash flows used in operating activities by $460, and increased cash flows used in investing activities by the same amount, such that the previously reported cash flows used in operating activities of ($22,884) decreased to ($22,424), and the previously reported cash flows used in investing activities increased from $0 to ($460); and (ii) changed the adjustments to reconcile net income to net cash used in operating activities as follows: (a) cash flows provided by depreciation increased from $0 to $127; and (b) prepaid expenses and other assets increased from ($290) to $43.

        In addition, in 2011, the Company received general and administrative services and support from CV in the approximate amount of $383, which were incurred and paid by CV. Subsequent to the issuance of the Company's 2011 consolidated financial statements, the Company's management determined that the general and administrative services and support received from CV should have been recorded in the consolidated financial statements. As a result, general and administrative expenses and member's equity reflecting the non-cash contribution from CV have been restated from the amounts previously reported. The effects of the restatement (i) increased general and administrative expense and decreased net income, such that the previously reported general and administrative expense increased from $4,070 to $4,453, and net income decreased from $4,929 to $4,546 on the consolidated statement of income; (ii) increased non cash contribution from $0 to $383, and decreased net income from $4,929 to $4,546 on the consolidated statement of member's equity; and (iii) increased the supplemental disclosure of noncash financing activities related to general and administrative costs provided by member from $0 to $383 on the consolidated statement of cash flows.

        Management has concluded that these corrections are immaterial to the 2011 consolidated financial statements.

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(dollars in thousands)

3. REAL ESTATE INVENTORY

        Real estate inventory as of December 31, 2012 and 2011, consists of the following:

	2012	2011
Deposits and pre-acquisition costs	$—	$3,012
Land held and land under development	57,429	30,238
Homes completed or under construction	56,604	54,876
Model homes	1,225	—

	$115,258	$88,126

        Homes completed or under construction and model homes include all costs associated with home construction, including land, development, indirect costs, permits and vertical construction. Land under development includes costs incurred during site development, such as land, development, indirect costs and permits. As of December 31, 2012, the company had no deposits pertaining to land purchase contracts for lots. As of December 31, 2011, the Company had $1,636 of deposits pertaining to land purchase contracts with an aggregate remaining purchase price of approximately $43,179, net of deposits.

        Interest Capitalization—Interest is capitalized on real estate inventory during development and other qualifying activities. Interest capitalized as a cost of inventory is included in cost of sales as related units are closed. For the year ended December 31, 2012, and 2011, all interest incurred was capitalized, and expensed as follows:

	2012	2011
Capitalized interest in inventory—Beginning of year	$1,244	$442
Interest incurred and capitalized as a cost of inventory	2,644	1,586
Interest previously capitalized as a cost of inventory, included in cost of sales	(1,010)	(621)
Transferred to affiliate and other	43	(163)

Capitalized interest in inventory—End of year	$2,921	$1,244

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(dollars in thousands)

4. ESCROW AND OTHER RECEIVABLES

        Escrow and other receivables as of December 31, 2012 and 2011, consist of the following:

	2012	2011
Due from escrow from home closings and real estate purchases	$3,648	$2,186
Receivable-site development agreement	449	555
Sales draws advanced	162	132
Advanced bonuses (see Note 10)	154	—
Other receivables	89	—

Total	$4,502	$2,873

5. DEBT ORIGINATION COSTS

        During the years ended December 31, 2012 and 2011, the Company incurred $642 and $1,496, respectively, in debt origination costs, of which $0 and $375, respectively, was incurred and paid to a related party (see Note 10), in conjunction with modification and securing the $100,000 secured revolving credit facility. During the year ended December 31, 2012, and 2011 $844 and $499, respectively was amortized and capitalized to real estate inventory.

        During the year ended December 31, 2011, the Company incurred $104 in debt origination costs, of which $95 was incurred and paid to a related party (see Note 10), in conjunction with the securing of a related party note payable. During the year ended December 31, 2011, $104 was capitalized to real estate inventory.

6. FIXED ASSETS, NET

        Fixed assets, net as of December 31, 2012 and 2011, consist of the following:

	2012	2011
Field offices and equipment	$523	$523
Leasehold improvements	246	—
Office furniture and equipment	201	—
Computer software and hardware	50	—

	1,020	523
Accumulated depreciation	(403)	(127)

Fixed assets, net	$617	$396

        Depreciation expense for the years ended December 31, 2012 and 2011, was $276 and $127, respectively and is recorded in general and administrative expenses in the accompanying consolidated statement of income.

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(dollars in thousands)

7. DEBT

        Debt as of December 31, 2012 and 2011, consist of the following:

	2012	2011
Revolving credit facility	$46,405	$26,850
Related party note payable	—	4,107
Acquisition debt—0% interest	2,106	1,974

	$48,511	$32,931

        During the year ended December 31, 2011, the Company entered into a $75,000 secured revolving credit facility (the "facility") with a financial institution. The facility is secured by a portion of real estate inventory. The facility bears annual interest at the rate of the one-month London InterBank Offered Rate plus additional basis points based on the Company's leverage ratio, with a floor rate of 5% or 5.5% depending on the leverage ratio; all interest is due and payable on a monthly basis. In October 2012, the facility was modified and increased to $100,000. At December 31, 2012 and 2011, the interest rate was 5% and 5.5% per annum, respectively. This facility contains financial covenants, including, but not limited to, (i) maintenance of minimum liquidity level; (ii) maintenance of a minimum interest coverage ratio; (iii) minimum consolidated tangible net worth; (iv) a maximum liabilities to tangible net worth, (v) a maximum land assets to tangible net worth ratio; and (vi) a maximum surety bond obligation. This facility contains a borrowing base provision, which limits the amount of borrowings under the facility. As of December 31, 2012 and 2011, the Company believes it was in compliance with all covenants. As of December 31, 2012 and 2011, the facility had an outstanding balance of $46,405 and $26,850. The principal is due on June 1, 2014.

        During the year ended December 31, 2012, in connection with the purchase of a $2,500 parcel of real estate, the Company incurred a note payable, in the amount of $1,875 secured by real estate in Yorba Linda, California, which is payable to the seller, an unrelated third party, bearing interest at the annual rate of 5%. Interest only payments are due and payable monthly and are subject to offset by monthly lease payments from the land seller leasing back the property. In October of 2012, the note payable was assigned to an affiliate entity, wholly owned by the managing member, in conjunction with the transfer of the related real estate, which was transferred at its carrying basis.

        A note payable, guaranteed by CV, to an affiliate in the amount of $8,000, of which $4,000 was allocated to the Company and $4,000 to the affiliate, was issued in July 2011, bearing interest at the annual rate of 12%, with 50% of the interest-only payments due and payable monthly and the remaining 50% being added to the principal amount of the loan. The obligations and liabilities of the Company and its related party are joint and several; however, one-half of the total amount payable under this note payable has been allocated to each of the Company and the affiliate, which was determined and agreed upon by the Company and the affiliate when the note payable was executed. The Company and the affiliate made their proportionate payments to the lender based on the terms of the note payable. Because the Company and the affiliate are jointly and severally liable, if either the Company or the affiliate was unable to meet its obligations or liability, the other would have become liable for the total amount due under the note payable. The note payable is secured by real estate

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(dollars in thousands)

7. DEBT (Continued)

owned by the Company in Pasadena, California and by real estate owned by the affiliate. As of December 31, 2011, the Company's portion of the outstanding balance of the note, inclusive of the accrued interest added to the principal, was $4,107 and the carrying value of the Company's underlying real estate inventory was $10,702. The note was repaid in full in March 2012.

        A note payable secured by real estate in San Diego, California, was assigned to the Company in connection with CV's contribution of real estate assets to the Company during the period ended December 31, 2010. This note is payable to the seller, an unrelated third party, with a face amount of $2,600. The note is non-interest-bearing, and, therefore, CV initially recorded the note at its estimated fair value of $1,762, based on an imputed interest rate of 6.5% per annum and a term of 72 months. As of the date of assignment, the outstanding balance was $1,810. At the election of the seller, the face amount of the note is due April 2, 2016, or at an earlier date, contingent on the real estate project achieving certain financial results as described in the note agreement. During the year ended December 31, 2012 and 2011, the Company recorded interest expense, all of which was capitalized to real estate inventory, and accretion to the note payable carrying value of $132 and $125, respectively, which resulted in a note payable balance of $2,106 and $1,974 as of December 31, 2012 and 2011, respectively. The carrying value of the underlying real estate inventory was $5,817 and $4,893, as of December 31, 2012 and 2011, respectively.

        A note payable secured by real estate in Yorba Linda, California, was assigned to the Company in connection with CV's contribution of real estate assets to the Company during the period ended December 31, 2010. This note was payable to the seller, an unrelated third party, and as of December 31, 2010, and the date of assignment, had an outstanding balance of $3,000 and $3,000, respectively. Interest-only payments were due and payable quarterly at an escalating interest rate (5% at December 31, 2010). In June 2011, this note payable was assigned to an affiliated entity, wholly owned by the managing member, in conjunction with the transfer of the related real estate at its carrying basis.

        A note payable secured by real estate in Ventura, California, was assigned to the Company in connection with CV's contributing of real estate assets to the Company during the period ended December 31, 2010. This note was payable to a financial institution, and as of the date of assignment and December 31, 2010, had an outstanding balance of $1,900. Interest-only payments were due and payable monthly at an interest rate of prime plus 2% (6% at December 31, 2010) with a minimum interest rate of 6% per annum. The note was repaid in full in August 2011.

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(dollars in thousands)

7. DEBT (Continued)

        Scheduled annual principal payments on all debt as of December 31, 2012, are as follows:

Years Ending December 31
2013	$—
2014	46,405
2015	—
2016	2,600

Subtotal	49,005
Imputed interest not yet recognized	(494)

Total	$48,511

        During the years ended December 31, 2012 and 2011, interest incurred on debt totaled $1,800 (excluding debt origination costs) and $1,087, respectively, which was capitalized to real estate inventory in the accompanying consolidated balance sheets.

        The notes payable contain various covenants, restrictions, and requirements. As of December 31, 2012 and 2011, the Company was in compliance with the required debt covenants, restrictions and requirements.

8. EQUITY BASED COMPENSATION

        The Company accounts for share-based awards that were granted to employees of the Company by its managing member and owner CV in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic—718, Stock Compensation. On January 25, 2011, CV Board of Directors adopted a Profit Units Plan for certain executives within the Company. The Profit Units Plan provides for awarding of 36,072 CV Series A-2 Units (non-voting) and vesting of said units over a period of five years on a prorata basis (20% per year). As of December 31, 2012 and 2011, 13,954 and 6,740 units, respectively, were vested.

        The fair value for the CV Series A-2 Units Plan was established at the date of award based on the Black-Scholes option valuation methodology. The fair value of the units was determined using the following assumptions:

January 25, 2011
Dividend yield	0.0%
Expected volatility	81.8%
Risk-free interest rate	1.5%
Term	4 years

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(dollars in thousands)

8. EQUITY BASED COMPENSATION (Continued)

        The following is the activity for the awards for the years ended December 31, 2012 and 2011:

	Number of Awards	Grant Date Fair Value
As of January 1, 2011	—	$
Granted	36,072.00		5.01
Forfeited	—		—

As of December 31, 2011	36,072.00		$5.01
Granted
Forfeited	—		—

As of December 31, 2012	36,072.00		$5.01

        The award-date fair value of the units of the Profit Units Plan awarded was $181 for all executives of the Company. During the year ended December 31, 2012 and 2011, the Company recognized $70 and $0, respectively, of compensation expense for these awards. All compensation expense is included in general and administrative costs in the consolidated statements of income and the non-cash contribution from CV is included in the consolidated statements of member's equity. Unrecognized compensation expense related to the Profit Units Plan as of December 31, 2012 and 2011, was $111 and $181, respectively.

9. EMPLOYEE BENEFIT PLAN

        The Company adopted a 401(k) Profit Sharing Plan (the "Plan") during the year ended December 31, 2011, which meets the requirements of Section 401(k) of the Internal Revenue Code. Eligible employees who have attained the age of 21 may elect to contribute from 1% to 100% of their compensation to the Plan. The Plan provides, that for all non-highly compensated employees, that the Company will match the contribution at a rate equal to 100% of the first 6% of each eligible employee's elective contribution, on an annual basis. The Plan also provides for discretionary contribution each year based on the Company's profit. For the years ended December 31, 2012, and 2011, the Company accrued $212 and $91, respectively, for contribution to the Plan which is included in accrued expenses in the accompanying consolidated balance sheets.

10. RELATED-PARTY TRANSACTIONS

        During the year ended December 31, 2012, the Company advanced certain executives funds against their estimated bonus for fiscal year 2012, which were repaid in 2013. All advances are evidenced by an unsecured promissory note that is due and payable within 30 days of the executives' receipt of the 2012 bonus plan payments. In the event of default, the note bears interest at the rate of 7% per annum, compounded monthly. As of December 31, 2012, the Company had advanced $154 against estimated bonuses earned for fiscal year 2012, which are included in escrow and other receivables in the accompanying consolidated balance sheet.

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(dollars in thousands)

10. RELATED-PARTY TRANSACTIONS (Continued)

        As discussed in Note 1, during the year ended December 31, 2012, CV pledged its interest in the Company as collateral for a $125 million Credit Agreement administered by Wilmington Trust, National Association. In connection with this credit agreement, two of the Company's wholly owned subsidiaries are guarantors of this agreement. The guarantee provides for the grant of a security interest in all of the property of the subsidiary. The total carrying value of encumbered property was approximately $13,238 as of December 31, 2012. This agreement places certain restrictions on the Company which are described in Note 13.

        During the years ended December 31, 2012, and 2011, the Company transferred real estate and pre-acquisition rights to an affiliate at its carrying basis of $7,886 and $1,418, respectively.

        The Company utilizes investment banking services provided by a related party who is also the holder of a note payable (see Note 7). During the year ended December 31, 2012 and 2011, the Company incurred and paid $0 and $375 respectively to this related party, which is recorded in debt origination costs in the accompanying consolidated balance sheets (see Note 7).

        The Company has a note payable with a related-party with an outstanding balance and accrued interest as of December 31, 2012, and 2011 of $0 and $4,107 respectively (see Note 7). In conjunction with this related-party note payable, the Company incurred and paid $0 and $95 to this related party for debt origination costs during the year ended December 31, 2012 and 2011, respectively which has been capitalized to real estate inventory in the accompany consolidated balance sheets. This note was repaid in full in March 2012.

        During the years ended December 31, 2012 and 2011, the Company, CV, and its subsidiaries have paid various costs on behalf of the other, related to their respective operations. As of December 31, 2012 and 2011, the Company has recorded the amount due from/(to) CV and its subsidiaries of ($749) and $2,712, respectively. Due from/(to) affiliates in the accompanying consolidated balance sheets consists of the following:

	2012	2011
Advances to related party for general, administrative, and other operating costs, net	$(755)	$1,622
Project related costs incurred by related party on behalf of the Company	6	1,090

Total	$(749)	$2,712

        The Company received general and administrative services and support from CV for the year ended December 31, 2012 in the approximate amount of $645, the cost of which is reflected in general and administrative costs in the accompanying consolidated statement of income and due to affiliates in the accompanying consolidated balance sheet.

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(dollars in thousands)

11. FAIR VALUE DISCLOSURES

        ASC 820, Fair Value Measurements and Disclosures, establishes a framework for measuring value, expands disclosures regarding fair value measurements and defines fair value as the price that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants at measurement date. Further, ASC 820 requires companies to maximize the use of observable market inputs, minimize the use of unobservable market inputs and disclose in the form of an outlined hierarchy the details of such fair value measurements. ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to a fair value measurement are considered to be observable or unobservable. The three levels of the fair value hierarchy are summarized as follows:

  Level 1—Fair value is based on quoted prices in active markets for identical assets or liabilities

  Level 2—Fair value is determined using significant observable inputs, generally either quoted prices in active markets for similar assets or liabilities, or quoted prices in markets that are not active

  Level 3—Fair value is determined using one or more significant input that is unobservable in active markets at measurement date, such as a pricing model, discounted cash flow, or similar technique

        The following disclosure presents net carrying values and fair value of the Company's financial instruments which are not carried at fair value as of December 31 2012 and 2011:

		December 31, 2012
	Fair Value Hierarchy	Carrying Amount	Estimated Fair Value
Revolving credit facility	Level 3	$46,405	$46,247
Acquisition loan	Level 3	2,106	2,016

Total liabilities measured at fair value		$48,511	$48,263

		December 31, 2011
		Carrying Amount	Estimated Fair Value
Revolving credit facility	Level 3	$26,850	$26,779
Related party note payable	Level 3	4,107	4,079
Acquisition loan	Level 3	1,974	1,801

Total liabilities measured at fair value		$32,931	$32,659

        Estimated fair values of the outstanding revolving credit facility, acquisition loan and related party note payable at December 31, 2012 and 2011 were based on cash flow models discounted at market interest rates that considered underlying risks of the debt, which are based on level 3 inputs.

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(dollars in thousands)

11. FAIR VALUE DISCLOSURES (Continued)

        The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and other liabilities approximate their fair values due to the short maturity of these financial instruments and based on level 1 inputs.

        Nonfinancial assets and liabilities include items such as inventory and long lived assets that are measured at fair value when acquired and resulting from impairment analysis. During the years ended December 31, 2012 and 2011, the Company did not record any fair value adjustments to those financial and nonfinancial assets and liabilities measured at fair value on a nonrecurring basis.

        During the years ended December 31, 2012 and 2011, the Company did not have any financial or nonfinancial assets and liabilities measured at fair value on a recurring basis.

12. SEGMENT INFORMATION

        In accordance with ASC 280, Segment Reporting, in determining the most appropriate reportable segments, the Company considered similar economic and other characteristics, including product types, average selling prices, production processes, suppliers, subcontractors, regulatory environments, land acquisition results and underlying demand and supply.

        Operating segments are generally considered components of an enterprise about which separate financial information is available that is evaluated regularly by chief operating decision makers of the Company in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resource segments.

        The Company's Chief Operating Decision Maker (CODM) is the Chief Executive Officer (CEO). He is primarily responsible for assessing the Company's financial information and allocation of resources. The Company's business activities and organizational structure is in the homebuilding building segment, which has similarities in economic and geographical characteristics in California, product types, regulatory environments in the residential industry, methods used to sell and construct homes and land acquisition characteristics as such, the management view of the CODM is from the consolidated Company level.

        The Company uses two categories of information to evaluate operating decisions and resource allocation—consolidated operations and project level operations. The Company does not aggregate projects for internal reporting or resource allocation into subgroups or classifications. Each project is measured using the same elements and standards and risks are assessed on the basis of an individual project or at the company level. Profits and losses are only reported on a consolidated basis and a per project basis. Current operations are located 100% in the state of California.

        Based upon the above, we report using one segment, consolidated operations.

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(dollars in thousands)

13. COMMITMENTS AND CONTINGENCIES

        Lawsuits, claims and proceedings have been or may be instituted or asserted against the Company in the normal course of business. The Company is also subject to local, state and federal laws and regulations related to land development activities, house construction standards, sales practices, employment practices and environmental protection. As a result, the Company is subject to periodic examinations or inquiry by agencies administering these laws and regulations.

        The Company records a reserve for potential legal claims and regulatory matters when they are probable of occurring and a potential loss is reasonably estimable. The Company accrues for these matters based on facts and circumstances specific to each matter and revises these estimates when necessary.

        In view of the inherent difficulty of predicting outcomes of legal claims and related contingencies, the Company generally cannot predict their ultimate resolution, related timing or eventual loss. If the Company evaluations indicate loss contingencies that could be material are not probable, but are reasonably possible, the Company will disclose their nature with an estimate of possible range of losses or a statement that such loss is not reasonably estimable. At December 31, 2012 and 2011, there were no claims that met this criteria, therefore, the Company did not have any accruals for asserted or unasserted matters.

        As discussed in Note 10, the Company is a guarantor for a $125 million Credit Agreement of CV as of December 31, 2012. The Credit Agreement bears annual interest at the rate of 13.5%; all interest is due and payable on a quarterly basis and annual principal payments are due starting in October 2014. The Credit Agreement contains certain restrictions, including but not limited to, (i) use of proceeds, (ii) deposit account control agreements; (iii) limitations on the amount of the revolving credit facility; (iv) maximum nonrecourse seller indebtedness; (v) limitations on new indebtedness, (vi) limitation of purchase of certain types of land; (vii) a maximum amount of interest payment to the existing member notes and the replacement of such notes within a prescribed time period. As of December 31, 2012, CV has drawn $100 million on the Credit Agreement, with the remaining $25 million to be drawn within six months of the initial funding per the terms of the agreement. All outstanding principal is due on October 15, 2016. As of December 31, 2012, CV was in compliance with the terms of the Credit Agreement.

        The Company obtains surety bonds in the normal course of business to ensure completion of certain infrastructure improvements of our projects. The beneficiaries of the bonds are various municipalities. In the unlikely event that any such surety bond issued by third parties are called because the required improvements are not completed, the Company could be obligated to reimburse the issuer of the bond. As of December 31, 2012 and 2011, the Company had outstanding surety obligations as follows:

	2012	2011
Outstanding surety bonds	$20,382	$11,583
Estimated remaining costs to complete	$13,075	$8,688

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(dollars in thousands)

13. COMMITMENTS AND CONTINGENCIES (Continued)

        The Company leases certain property and equipment under non-cancelable operating leases. Office leases are for terms up to four years and generally provide renewal options for terms up to an additional one year. In most cases, the Company expects that, in the normal course of business, leases that expire will be renewed or replaced by other leases. Equipment leases are typically for terms of three to four years.

        The Company occupies office space under an operating lease agreement that expires in 2016. The lease provides the ability for the Company to terminate the lease at a stated amount after the twenty-fourth (24th) month of the lease. As of December 31, 2012, future minimum lease payments under the lease term are as follows:

2013	$136
2014	146
2015	148
2016	29

$459

        For the year ended December 31, 2012 and 2011, rental expense was $138 and $93, respectively, which is included in general and administrative expenses in the accompanying consolidated statements of income.

        The Company has various agreements with the original owners of real estate purchased by the Company at various locations in California to pay 50% of net profits, over certain thresholds, related to the sales of such real estate in accordance with a payment and performance agreement as additional consideration for the purchase of the property. As of December 31, 2012 and 2011, $958 and $948, respectively, have been capitalized to real estate inventory as the estimated amounts due under the payment and performance agreements, of which $10 and $67, respectively, are unpaid and included in accrued expenses in the accompanying consolidated balance sheets.

        The Company is subject to customary obligations associated with entering into contracts and option agreements for the purchase of land. The purchase contracts typically require a cash deposit, and the purchase of properties under these contracts is generally contingent upon satisfaction of certain requirements by the Company and sellers. As of December 31, 2012 and 2011, the Company entered into purchase and option agreements in the aggregate amount of approximately $0 and $44,815, respectively. In connection with these agreements, as of December 31, 2012 and 2011, the Company paid nonrefundable cash deposits of approximately $0 and $956, respectively, which are included in real estate inventory in the accompanying consolidated balance sheets.

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

AS OF AND FOR THE YEARS ENDED DECEMBER 31, 2012 AND 2011

(dollars in thousands)

14. INCOME PER UNIT

        Basic and diluted income per unit for the year ended December 31, 2012 and 2011 were calculated as follows (in thousands, except per unit amounts):

	2012	2011
Basic weighted average number of units outstanding	67,451	67,451
Effect of dilutive securities:	0	0

Dilutive average shares outstanding	67,451	67,451

Net income	$14,358	$4,546

Basic income per unit	$213	$67
Dilutive income per unit	$213	$67

15. SUPPLEMENTAL DISCLOSURE TO CONSOLIDATED STATEMENTS OF CASH FLOW

        The following are supplemental disclosures to the consolidated statements of cash flows:

	2012	2011
Cash paid during the period for interest and capitalized to real estate inventory	$1,724	$781

Real estate transferred to affiliate	$7,886	$1,418

Notes payable financed by seller for acquisition of real estate inventory	$1,875	$—

Notes payable assigned to affiliated entity, wholly owned by member, with transfer of real estate	$1,875	$3,000

Accretion of note payable and interest expense capitalized to real estate inventory	$132	$125

Accrued interest on related party note payable added to principal balance and capitalized to real estate inventory	$41	$107

Amortization of debt origination costs capitalized to real estate inventory	$844	$499

Project specific debt origination costs on related party note payable capitalized to real estate inventory	$—	$104

Additions to fixed assets provided by lessor	$15	$—

Equity based compensation and non cash contributions	$70	$383

16. SUBSEQUENT EVENTS

        Subsequent events have been evaluated through the date of these financial statements, May 8, 2013. The Company received capital contributions from CV totaling $137.5 million and made distributions to CV in the amount of $1 million during the first quarter of 2013. The Company utilized a portion of the contributions received to pay off the outstanding balance on the revolving credit facility of $46,405 and to purchase three parcels of land in Southern California, totaling approximately 201 lots, at carry cost, from a subsidiary of CV for $12,267. All outstanding bonus advances at December 31, 2012, have been repaid in full.

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

AS OF JUNE 30, 2013 AND DECEMBER 31, 2012

(in thousands)

	June 30, 2013	December 31, 2012
ASSETS
Cash and cash equivalents	$108,293	$22,088
Restricted cash	1	1
Real estate inventory	121,606	115,258
Escrow and other receivables	12,483	4,502
Debt origination costs, net	229	795
Fixed assets, net	523	617
Prepaid expenses and other assets	6,889	70

Total assets	$250,024	$143,331

LIABILITIES AND MEMBER'S EQUITY
LIABILITIES:
Debt	$2,175	$48,511
Accounts payable	16,988	10,013
Accrued expenses and other liabilities	4,540	3,308
Due to affiliates	629	749

Total liabilities	24,332	62,581
Commitments and contingencies (Note 13)
MEMBER'S EQUITY	225,692	80,750

Total liabilites and member's equity	$250,024	$143,331

See accompanying notes to unaudited condensed consolidated financial statements.

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FOR THE THREE MONTHS ENDED JUNE 30, 2013 AND 2012 AND
FOR THE SIX MONTHS ENDED JUNE 30, 2013 AND 2012

(in thousands)

	Three Months Ended June,		Six Months Ended June 30,
	2013	2012	2013	2012
Revenue
Home sales	$48,550	$25,346	$67,727	$44,390

Costs and Expenses:
Cost of home sales	36,846	18,167	51,297	31,969
Sales and marketing	2,132	1,375	3,338	2,504
General and administrative	2,946	1,702	4,805	3,108
Other income, net	(29)	58	(61)	(13)

Total expenses	41,895	21,302	59,379	37,568

Net income	$6,655	$4,044	$8,348	$6,822

Income per unit:
Basic	$32	$60	$41	$101

Diluted	$32	$60	$41	$101

Weighted average number of units:
Basic	204,951	67,451	204,951	67,451

Diluted	204,951	67,451	204,951	67,451

Pro forma income information (Note 2):
Historical income before provision for income taxes	$6,655	$4,044	$8,348	$6,822
Pro forma additional expenses	200	200	400	400
Pro forma provision for income taxes	2,582	1,538	3,179	2,569
Pro forma net income	$3,873	$2,306	$4,769	$3,853

Pro forma basic income per unit	$19	$34	$23	$57

Pro forma diluted income per unit	$19	$34	$23	$57

See accompanying notes to unaudited condensed consolidated financial statements.

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF MEMBER'S EQUITY

FOR THE SIX MONTHS ENDED JUNE 30, 2013 AND 2012

(in thousands)

Balance at January 1, 2012	$71,500
Equity based compensation	35
Distributions	(2,640)
Net income	6,822

Balance at June 30, 2012	$75,717

Balance at January 1, 2013	$80,750
Contributions	137,500
Equity based compensation	94
Distributions	(1,000)
Net income	8,348

Balance at June 30, 2013	$225,692

See accompanying notes to unaudited condensed consolidated financial statements.

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2013 AND 2012

(in thousands)

	Six Months Ended June 30,
	2013	2012
OPERATING ACTIVITIES:
Net income	$8,348	$6,822
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	134	87
Equity based compensation	94	35
Changes in operating assets and liabilities:
Real estate inventory	(5,712)	(5,440)
Due to affiliates	(120)	2,937
Escrow and other receivables	(7,981)	(2,107)
Prepaid expenses and other assets	(6,819)	(58)
Accounts payable	6,975	(676)
Accrued expenses and other liabilities	1,232	464

Net cash used in operating activities	(3,849)	2,064

INVESTING ACTIVITIES—
Purchase of fixed assets	(40)	(387)

FINANCING ACTIVITIES:
Proceeds from revolving credit facility		3,300
Repayments of revolving credit facility	(46,405)
Contributions from member	137,500
Repayments of notes payable		(4,148)
Debt origination costs	(1)
Distributions to member	(1,000)	(2,640)

Net cash provided by financing activities	90,094	(3,488)

NET INCREASE/(DECREASE) IN CASH AND CASH EQUIVALENTS	86,205	(1,811)
CASH AND CASH EQUIVALENTS—Beginning of period	22,088	19,575

CASH AND CASH EQUIVALENTS—End of period	$108,293	$17,764

See accompanying notes to unaudited condensed consolidated financial statements.

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(dollars in thousands)

1. ORGANIZATION

        City Ventures Communities, LLC, a Delaware limited liability company (the "Company"), was formed on August 18, 2010, under the laws of the State of Delaware. The purpose of the Company is to invest in real estate and engage in land development and construction of commercial and residential real estate, all of which is currently located in the state of California. A portion of the Company's real estate development activities are conducted in separate wholly owned limited liability companies. Pursuant to the Company's operating agreement (the "Operating Agreement"), the Company will continue until terminated by the managing member.

        City Ventures, LLC ("CV"), the managing member of the Company, is responsible for the operations of the Company and holds 100% ownership of the Company. All costs associated with the operations of the Company are directly identified and allocated.

        During the year ended December 31, 2012, CV pledged its interest in the Company as collateral for a $125 million credit agreement administered by Wilmington Trust, National Association (the "Credit Agreement").

        During the six months ended June 30, 2013, CV made equity contributions of $137,500.

        Distributions to the member are made pursuant to the Operating Agreement. During the six months ended June 30, 2013, the Company made equity distributions of $1,000.

        The Company is currently planning to consummate an initial public offering. The Company currently conducts business and operations through City Ventures Communities, LLC. Prior to consummation of the offering, CV will form a holding company ("CV Homebuilder HoldCo"), which will hold all of the membership interests in the Company, and CV will distribute all of its interests in CV Homebuilder HoldCo to its existing members. Following the distribution, the existing members and/or their affiliates will, through a series of transactions, directly or indirectly own all of the Company's outstanding shares that are not sold in this offering. The membership interests in CV will separately be held by the members of CV and/or their affiliates. Investors in this offering will not hold interests in CV.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Basis of Presentation and Consolidation—Quarterly Reporting—The accompanying unaudited condensed consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) for interim financial information and should be read in conjunction with the condensed consolidated financial statements and notes thereto included in our annual audit report for the fiscal year ended December 31, 2012. The accompanying unaudited financial statements include all adjustments, that are in the opinion of management, necessary for the fair presentation of our results for the interim periods presented. Results for the interim periods are not necessarily indicative of the results to be expected for the full year.

        The accompanying unaudited condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated in the accompanying unaudited condensed consolidated financial statements.

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        Use of Estimates—The preparation of condensed consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expense for each reporting period. While management believes that the carrying value of such assets and liabilities are appropriate, it is reasonably possible that actual results could differ from the estimates upon which the carry values were based.

        Unaudited Pro Forma Income Information—The unaudited pro forma income information gives effect to the anticipated change of the Company's parent to a new parent that is a "C" Corporation. While CV, an LLC, was the Company's parent, the Company generally was not subject to income taxes. The pro forma net income, therefore, includes an adjustment for income tax expense as if the Company had been a "C" Corporation as of January 1, 2012 at an assumed combined federal and state effective income tax rate of 40%, which approximates the calculated statutory tax rate for each period.

        The unaudited pro forma basic and diluted net income per share is computed using pro forma net income, as discussed above, and historical weighted average number of units.

        Real Estate Inventory—Real estate inventory consists of land, land under development, homes under construction, completed homes, and model homes and is stated at cost, net of impairment charges. Direct carrying costs, including interest, property taxes, related development costs, and field construction supervision are capitalized as incurred. Direct construction costs are specifically identified and allocated to homes while other common costs, such as land, land improvements, and carrying costs, are allocated to homes within a community based upon their anticipated relative sales or fair values.

        Revenue Recognition—Revenue and profits from home sales are recognized using the full accrual method when title has passed to the buyer, the collectability of the sales price is reasonably assured, the required minimum cash down payment has been received and the Company has no continuing involvement with the property.

        In accordance with ASC 360, Property, Plant, and Equipment, revenues from home sales are recorded and profit is recognized when the respective units are closed. Home sales are closed when all conditions of escrow are met, including delivery of the home, title passage, appropriate consideration is received and collection of associated receivables, if any, is reasonably assured. Sales incentives are a reduction of revenues when the respective unit is closed. When it is determined that the earnings process is not complete, the sale and the related profit are deferred for recognition in future periods. The profit we record is based on the calculation of cost of sales, which is dependent on our allocation of costs, as described in more detail below.

        Cost of Sales—Cost of sales is recognized in the period when the related home sales revenues are recognized. Cost of sales is recorded based upon total estimated costs to be allocated to each home within a community. Certain direct building costs are specifically identified and allocated to homes while other common costs, such as land, land development, and carrying costs, are allocated to homes within a community based upon their anticipated relative sales or fair value. Any changes to the

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

estimated costs are allocated to the remaining undelivered lots and homes within their respective community.

        Warranty Costs—Estimated future direct warranty costs are accrued and charged to cost of sales in the period when the related home revenues are recognized. Amounts accrued are based upon judgment by management and its knowledge of historical experience rates. Accrued warranty costs are included in other liabilities in the accompanying condensed consolidated balance sheets. Changes in accrued warranty costs are detailed in the table set forth below:

	Six Months Ended June 30,
	2013	2012
Warranty reserves, beginning of period	$1,387	$563
Warranty reserves accrued	555	388
Warranty expenditures	(80)	(95)

Warranty reserves, end of period	$1,862	$856

        Capitalization of Interest—The Company capitalizes interest to real estate inventory. This capitalized interest is included in cost of sales as related homes are sold. The Company expenses interest when its borrowings exceed qualifying assets. Qualifying assets represent real estate projects that are actively under development. During the six months ended June 30, 2013 and 2012, interest incurred and capitalized to real estate inventory, excluding amortization of debt origination fees, were $630, and $848, respectively.

        Surety Bonds—Bonds are issued in the normal course of business to ensure completion of the infrastructure of the Company's real estate projects. As of June 30, 2013, and December 31, 2012, the Company had approximately $23,550 and $20,382, respectively, in outstanding surety bonds relating to active projects, with respect to which the Company estimated remaining costs to complete of $12,191 and $13,075, respectively.

        Impairment of Real Estate Inventories—The Company reviews its real estate inventory for indicators of impairment by evaluating each of its projects at least on a quarterly basis or whenever events or circumstances indicate the carrying amount of the asset may not be recoverable. Indicators of impairment include, but are not limited to, significant decreases in local housing market values and selling prices of comparable homes, significant decreases in gross margins and sales absorption, costs in excess of budget, significant adverse changes in legal factors or business climate, significant changes in intended use, and current-period losses combined with a history of losses or a forecast of continuing losses.

        If there are indicators of impairment, we perform a detailed budget and cash flow review of our real estate assets to determine whether the estimated remaining undiscounted future cash flows are more or less than the asset's carrying value. These impairment evaluations require the Company to make estimates and assumptions regarding future conditions, including timing and amounts of

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

development costs and sales prices of real estate assets, to determine if future undiscounted cash flows will be sufficient to recover the asset's carrying value.

        When estimating undiscounted cash flows, the Company makes various assumptions, including: the expected sales prices and sales incentives to be offered, including the number of homes available, pricing and incentives being offered by the Company or other builders in other communities, and future sales price adjustments based on market and economic trends; the expected sales pace and cancellation rates based on local housing market conditions, competition and historical trends; the costs incurred to date and expected to be incurred including, but not limited to, land and land development, home construction, interest, indirect construction, selling and marketing and other costs; any alternative product offerings that may be offered that could have an impact on sales pace, sales price and/or building costs; and alternative uses for the property. If the undiscounted cash flows are less than the assets' carrying value, the asset is deemed impaired.

        If the real estate assets are considered impaired, a discounted cash flow analysis is performed to determine the impairment amount. The Company determines the impairment amount by utilizing expected present value methods such as discounted cash flow analysis to estimate fair value and thus the impairment loss. In addition, the Company also considers market conditions such as sales comparables based on recent transactions of similar properties. The difference between the estimated lower fair value of the assets and the higher carrying amount of the asset is the impairment loss the Company would recognized.

        The Company has estimated that the expected undiscounted cash flows for its real estate assets were in excess of the carry amounts. Consequently, no impairments related to real estate inventories have been recognized.

        Concentration of Credit Risk—The Company maintains its cash and cash equivalents at federally insured financial institutions. The account balances at this institution periodically exceed Federal Deposit Insurance Corporation (FDIC) insurance coverage of $250 per financial institution. As a result, there is a concentration of credit risk related to amounts on deposit in excess of FDIC insurance coverage.

        Variable Interest Entities—The Company enters into purchase and option agreements for the purchase of real estate as part of the normal course of business. These purchase and option agreements enable the Company to acquire properties at one or multiple future dates at pre-determined prices. The Company believes these acquisition structures reduce its financial risk associated with real estate acquisitions and holdings and allow the Company to better maximize its cash position.

        Based on the provisions of the relevant accounting guidance, the Company concluded that when it enters into a purchase agreement to acquire real estate from an entity, a variable interest entity, or "VIE", may be created. The Company evaluates all option and purchase agreements for real estate to determine whether they are a VIE. The applicable accounting guidance requires that for each VIE, the Company assess whether it is the primary beneficiary and, if it is, the company consolidates the VIE in its condensed consolidated financial statements and would reflect such assets and liabilities as "Real estate inventories not owned."

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

        In order to determine if the Company is the primary beneficiary, it must first assess whether it has the ability to control the activities of the VIE that most significantly impact its economic performance. Such activities include, but are not limited to, the ability to determine the budget and scope of land development work, if any; the ability to control financing decisions for the VIE; the ability to acquire additional land into the VIE or dispose of the land in the VIE not under contract with us; and the ability to change or amend the existing option contract with the VIE. If the Company is not determined to control such activities, the Company is not considered the primary beneficiary of the VIE. If the Company does have the ability to control such activities, the Company will continue its analysis by determining if it is also expected to absorb a potentially significant amount of the VIE's losses or, if no party absorbs the majority of such losses, if the Company will benefit from a potentially significant amount of the VIE's expected gains.

        In substantially all cases, creditors of the entities with which the Company have option agreements have no recourse against the Company and the maximum exposure to loss on the applicable option or purchase agreements is limited to non-refundable option deposits and any capitalized pre-acquisition costs. Some of the Company's option or purchase deposits may be refundable to the Company if certain contractual conditions are not performed by the party selling the lots.

3. REAL ESTATE INVENTORY

        Real estate inventory—owned consists of the following as of:

	June 30, 2013	December 31, 2012
Land held and land under development	$57,824	$57,429
Homes completed or under construction	59,566	56,604
Deposits and Pre-Acquisition	3,392
Model homes	824	1,225

Total inventories owned	$121,606	$115,258

        Homes completed or under construction and model homes include all costs associated with home construction, including land, development, indirect costs, permits and vertical construction. Land under development includes costs incurred during site development, such as land, development, indirect costs and permits.

        Under ASC Topic 810, Consolidation ("ASC 810"), a non-refundable deposit paid to an entity is deemed to be a variable interest that will absorb some or all of the entity's expected losses if they occur. Our land purchase and lot option deposits generally represent our maximum exposure to the land seller if we elect not to purchase the optioned property. In some instances, we may also expend funds for due diligence, development and construction activities with respect to optioned land prior to purchase. Such costs are classified as inventories owned, which we would have to write off should we not exercise the option. Therefore, whenever we enter into a land option or purchase contract with an entity and make a non-refundable deposit, a variable interest entity ("VIE") may have been created. As of June 30, 2012, we were not required to consolidate any VIE's. In accordance with ASC 810, we

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

3. REAL ESTATE INVENTORY (Continued)

perform ongoing reassessments of whether we are the primary beneficiary of a VIE. As of June 30, 2013, the company had cash deposits on purchase and option agreements of $2,883 of which $575 were non-refundable.

        For the three months and six months ended June 30, 2013 and 2012, the Company incurred no write offs related to forfeited deposits.

4. CAPITALIZED INTEREST

        All interest incurred was capitalized and expensed as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Capitalized interest in inventory—beginning of period	$3,451	$1,716	$2,921	$1,244
Interest incurred and capitalized as a cost of inventory	318	583	1,197	1,222
Interest previously capitalized as a cost of inventory, included in cost of sales	(1,145)	(271)	(1,494)	(480)
Transferred to affiliate and other				42

Capitalized interest in inventory—end of period	$2,624	$2,028	$2,624	$2,028

5. ESCROW AND OTHER RECEIVABLES

        Escrow and other receivables consist of the following as of:

	June 30, 2013	December 31, 2012
Due from escrow from home closings and real estate purchases	$11,588	$3,648
Receivable-site development agreement	648	449
Sales draws advanced	169	162
Advanced bonuses (see Note 10)		154
Other receivables	78	89

Total	$12,483	$4,502

6. DEBT ORIGINATION COSTS

        During the three and six months ended June 30, 2013 and 2012, $283 and $567, and $187 and $374, respectively, was amortized and capitalized to real estate inventory. During the three months ended June 30, 2013 and 2012, the Company incurred $1 and $0, respectively, in debt origination costs.

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

7. FIXED ASSETS, NET

        Fixed assets, net consist of the following as of:

	June 30, 2013	December 31, 2012
Field offices and equipment	$527	$523
Leasehold improvements	250	246
Office furniture and equipment	209	201
Computer software and hardware	74	50

	1,060	1,020
Accumulated depreciation	(537)	(403)

Fixed assets, net	$523	$617

        Depreciation expense for the three and six months ended June 30, 2013 and 2012 was $50 and $134, and $43 and $87, respectively, and is recorded in general and administrative expenses in the accompanying condensed consolidated statements of income.

8. DEBT

        Debt consists of the following as of:

	June 30, 2013	December 31, 2012
Revolving credit facility	$—	$46,405
Acquisition debt—0% interest	2,175	2,106

	$2,175	$48,511

        During the year ended December 31, 2011, the Company entered into a $75,000 secured revolving credit facility (the "facility") with a financial institution. The facility is secured by a portion of real estate inventory. The facility bears annual interest at the rate of the one-month London InterBank Offered Rate plus additional basis points based on the Company's leverage ratio, with a floor rate of 5% or 5.5% depending on the leverage ratio; all interest is due and payable on a monthly basis. In October 2012, the facility was modified and increased to $100,000. As of June 30, 2013, and December 31, 2012, the interest rate was 5% per annum. This facility contains financial covenants, including, but not limited to, (i) maintenance of a minimum liquidity level; (ii) maintenance of a minimum interest coverage ratio; (iii) minimum consolidated tangible net worth; (iv) a maximum liabilities to tangible net worth ratio, (v) a maximum land assets to tangible net worth ratio; and (vi) a maximum surety bond obligation. This facility contains a borrowing base provision, which limits the amount of borrowings under the facility. As of June 30, 2013, the Company repaid the outstanding principal balance of the facility. As of June 30, 2013, and December 31, 2012, the Company was in compliance with all covenants. The principal is due on June 1, 2014.

        During the year ended December 31, 2012, in connection with the purchase of a $2,500 parcel of real estate, the Company incurred a note payable, in the amount of $1,875 secured by real estate in Yorba Linda, California, which is payable to the seller, an unrelated third party, bearing interest at the

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

8. DEBT (Continued)

annual rate of 5%. Interest only payments are due and payable monthly and are subject to offset by monthly lease payments from the land seller leasing back the property. In October of 2012, the note payable was assigned to an affiliate entity, wholly owned by the managing member, in conjunction with the transfer of the related real estate, which was transferred at its carrying basis.

        A note payable secured by real estate in San Diego, California, was assigned to the Company in connection with CV's contribution of real estate assets to the Company during the period ended December 31, 2010. This note is payable to the seller, an unrelated third party, with a face amount of $2,600. The note is non-interest-bearing, and, therefore, CV initially recorded the note at its estimated fair value of $1,762, based on an imputed interest rate of 6.5% per annum and a term of 72 months. As of the date of assignment, the outstanding balance was $1,810. At the election of the seller, the face amount of the note is due April 2, 2016, or at an earlier date, contingent on the real estate project achieving certain financial results as described in the note agreement. During the three months ended June 30, 2013 and 2012, the Company recorded interest expense, all of which was capitalized to real estate inventory, and accretion to the note payable carrying value of $35 and $33, respectively. During the six months ended June 30, 2013 and 2012, the Company recorded interest expense, all of which was capitalized to real estate inventory, and accretion to the note payable carrying value of $69 and $65, respectively. The carrying value of the underlying real estate inventory was $5,924 and $5,817, as of June 30, 2013, and December 31, 2012, respectively.

        During the six months ended June 30, 2013 and 2012, interest incurred on debt totaled $630 (excluding debt origination costs) and $848, respectively, which was capitalized to real estate inventory in the accompanying condensed consolidated balance sheets.

9. EQUITY BASED COMPENSATION

        The Company accounts for share-based awards that were granted to employees of the Company by CV, its managing member and owner, in accordance with Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 718, Stock Compensation. On January 25, 2011, CV Board of Directors adopted a Profits Units Plan for certain executives of the Company. The Profits Units Plan provides for awarding of 36,072 CV Series A-2 Units (non-voting) and vesting of said units over a period of five years on a prorata basis.The Company recognizes share based compensation based on the grant date fair value over the requisite service period of the award, which generally equals the vesting period. As of June 30, 2013, 20,040 units were vested.

        On April 1, 2013, the 2013 Profit Units Plan provided for awarding of 15,000 the Company's Series A-2 Units (non-voting) and vesting of said units on various service and performance conditions. As of June 30, 2013, 1,667 units were vested under this plan.

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

9. EQUITY BASED COMPENSATION (Continued)

        The fair value for the CV Series A-2 Units Plan was established at the date of award based on the Black-Scholes option valuation methodology. The fair value of the units was determined using the following assumptions:

	January 25, 2011	April 1, 2013
Dividend yield	0.0%	0.0%
Expected volatility	81.8%	59.8%
Risk-free interest rate	1.5%	0.2%
Term	4 years	5 years

        The following is the activity for the awards for the six months ended June 30, 2013:

	Number of Awards	Grant Date Fair Value
As of December 31, 2012	36,072	$181
Granted	15,000	847
Forfeited	—	—

As of June 30, 2013	51,072	$1,028

        The award-date fair value of the units of the Profits Units Plan awarded was $1,028 for all executives of the Company. During the six months ended June 30, 2013 and 2012, the Company recognized $94 and $35, respectively, of compensation expense for these awards. All compensation expense is included in general and administrative costs in the unaudited condensed consolidated statements of income and the non-cash contribution from CV is included in the unaudited condensed consolidated statements of member's equity. Unrecognized compensation expense related to the Profits Units Plan as of June 30, 2013, and 2012 was $865 and $145, respectively.

10. RELATED-PARTY TRANSACTIONS

        During the six months ended June 30, 2013, the Company purchased three parcels of land, totaling 201 lots, from a subsidiary of CV for $12,267.

        During the year ended December 31, 2012, the Company advanced certain executives funds against their estimated bonus for fiscal year 2012, which were repaid in 2013. All advances are evidenced by an unsecured promissory note that is due and payable within 30 days of the executives' receipt of the 2012 bonus plan payments. In the event of default, the note bears interest at the rate of 7% per annum, compounded monthly. As of June 30, 2013, and December 31, 2012, the Company had advanced $0 and $154, respectively, against estimated bonuses earned for fiscal year 2012, which are included in escrow and other receivables in the accompanying condensed consolidated balance sheets.

        During the six months ended June 30, 2013, and the year ended December 31, 2012, the Company, CV, and CV's subsidiaries have paid various costs on behalf of the other, related to their respective operations. As of June 30, 2013, and December 31, 2012, the Company has recorded the amount due

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

10. RELATED-PARTY TRANSACTIONS (Continued)

to CV's subsidiaries of $629 and $749, respectively. Due to affiliates in the accompanying condensed consolidated balance sheets consists of the following as of:

	June 30, 2013	December 31, 2012
Advances to affiliates for general, administrative, and other operating costs, net	$602	$755
Project related costs incurred by affiliates on behalf of the Company	27	(6)

Total	$629	$749

        The Company received general and administrative services and support from CV for the three months ended June 30, 2013 and 2012 in the approximate amount of $459 and $152, respectively. For the six months ended June 30, 2013 and 2012, the Company received general and administrative services from CV in the approximate amount of $623 and $304, respectively. These costs are reflected in general and administrative expense in the accompanying unaudited condensed consolidated statements of income and due to affiliates in the accompanying unaudited condensed consolidated balance sheets.

        Subsequent to June 30, 2013, the Company signed option agreements, with an approximate purchase price of $353,000, for the right to purchase property owned by or under option by CV subsidiaries; CV Urban Land, LLC and CV Communities, LLC. The Company paid $10,590 as the first deposit for these three options, all of which is refundable during the feasibility period, which range from November 30, 2013 to January 31, 2014.

11. FAIR VALUE DISCLOSURES

        ASC 820, Fair Value Measurements and Disclosures, establishes a framework for measuring value, expands disclosures regarding fair value measurements and defines fair value as the price that would be received for selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Further, ASC 820 requires companies to maximize the use of observable market inputs, minimize the use of unobservable market inputs and disclose in the form of an outlined hierarchy the details of such fair value measurements. ASC 820 specifies a hierarchy of valuation techniques based on whether the inputs to a fair value measurement are considered to be observable or unobservable. The three levels of the fair value hierarchy are summarized as follows:

  Level 1—Fair value is based on quoted prices in active markets for identical assets or liabilities

  Level 2—Fair value is determined using significant observable inputs, generally either quoted prices in active markets for similar assets or liabilities, or quoted prices in markets that are not active

  Level 3—Fair value is determined using one or more significant input that is unobservable in active markets at measurement date, such as a pricing model, discounted cash flow, or similar technique

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

11. FAIR VALUE DISCLOSURES (Continued)

        The following disclosure presents net carrying values and fair value of the Company's financial instruments which are not carried at fair value as of June 30, 2013, and December 31 2012:

		June 30, 2013 (unaudited)
	Fair Value Hierarchy	Carrying Amount	Estimated Fair Value
Acquisition loan	Level 3	$2,175	$2,096

Total liabilities measured at fair value		$2,175	$2,096

		December 31, 2012
	Fair Value Hierarchy	Carrying Amount	Estimated Fair Value
Revolving credit facility	Level 3	$46,405	$46,247
Acquisition loan	Level 3	2,106	2,016

Total liabilities measured at fair value		$48,511	$48,263

        Estimated fair values of the outstanding revolving credit facility and acquisition loan as of June 30, 2013, and December 31, 2012, were based on cash flow models discounted at market interest rates that considered underlying risks of the debt, which are based on level 3 inputs.

        The carrying amounts of cash and cash equivalents, accounts receivable, accounts payable, and other liabilities approximate their fair values due to the short maturity of these financial instruments and are based on level 1 inputs.

        Nonfinancial assets and liabilities include items such as inventory and long lived assets that are measured at fair value when acquired and resulting from impairment analysis. During the six months ended June 30, 2013, the Company did not record any fair value adjustments to those financial and nonfinancial assets and liabilities measured at fair value on a nonrecurring basis.

        During the six months ended June 30, 2013 the Company did not have any financial or nonfinancial assets and liabilities measured at fair value on a recurring basis.

12. SEGMENT INFORMATION

        In accordance with ASC 280, Segment Reporting, in determining the most appropriate reportable segments, the Company considered similar economic and other characteristics, including product types, average selling prices, production processes, suppliers, subcontractors, regulatory environments, land acquisition results and underlying demand and supply.

        Operating segments are generally considered components of an enterprise about which separate financial information is available that is evaluated regularly by chief operating decision makers of the Company in deciding how to allocate resources and in assessing performance. Generally, financial information is required to be reported on the basis that it is used internally for evaluating segment performance and deciding how to allocate resource segments.

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

12. SEGMENT INFORMATION (Continued)

        The Company's Chief Operating Decision Maker (CODM) is the Chief Executive Officer (CEO). He is primarily responsible for assessing the Company's financial information and allocation of resources. The Company's business activities and organizational structure are in the homebuilding segment, which has similarities in economic and geographical characteristics in California, product types, regulatory environments in the residential industry, methods used to sell and construct homes and land acquisition characteristics. As such, the management view of the CODM is from the consolidated Company level.

        The Company uses two categories of information to evaluate operating decisions and resource allocation—consolidated operations and project level operations. The Company does not aggregate projects for internal reporting or resource allocation into subgroups or classifications. Each project is measured using the same elements and standards and risks are assessed on the basis of an individual project or at the company level. Profits and losses are only reported on a consolidated basis and a per project basis. Current operations are located 100% in the state of California.

        Based upon the above, we report using one segment: consolidated operations.

13. COMMITMENTS AND CONTINGENCIES

        Lawsuits, claims and proceedings have been or may be instituted or asserted against the Company in the normal course of business. The Company is also subject to local, state and federal laws and regulations related to land development activities, housing construction standards, sales practices, employment practices and environmental protection. As a result, the Company is subject to periodic examinations or inquiry by agencies administering these laws and regulations.

        The Company records a reserve for potential legal claims and regulatory matters when they are probable of occurring and a potential loss is reasonably estimable. The Company accrues for these matters based on facts and circumstances specific to each matter and revises these estimates when necessary.

        In view of the inherent difficulty of predicting outcomes of legal claims and related contingencies, the Company generally cannot predict their ultimate resolution, related timing or eventual loss. If the Company evaluations indicate loss contingencies that could be material and are not probable but reasonably possible, the Company will disclose their nature with an estimate of possible range of losses or a statement that such loss is not reasonably estimable. At June 30, 2013, and December 31, 2012, there were no claims that met this criteria. Therefore, the Company did not have any accruals for asserted or unasserted matters.

        As discussed in Note 9, the Company is a guarantor for a $125 million Credit Agreement, for CV as of June 30, 2013. The Credit Agreement bears annual interest at the rate of 13.5%; all interest is due and payable on a quarterly basis and annual principal payments are due starting in October 2014. The Credit Agreement contains certain restrictions, including but not limited to, (i) use of proceeds, (ii) deposit account control agreements; (iii) limitations on the amount of the revolving credit facility; (iv) maximum nonrecourse seller indebtedness; (v) limitations on new indebtedness, (vi) limitation of purchase of certain types of land; (vii) a maximum amount of interest payment to the existing member notes and the replacement of such notes within a prescribed time period. As of June 30, 2013, CV has drawn $125 million on the Credit Agreement. All outstanding principal is due on October 15, 2016. As of June 30, 2013, CV believes it was in compliance with the terms of the Credit Agreement.

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

13. COMMITMENTS AND CONTINGENCIES (Continued)

        The Company obtains surety bonds in the normal course of business to ensure completion of certain infrastructure improvements of our projects. The beneficiaries of the bonds are various municipalities. In the unlikely event that any such surety bond issued by third parties are called because the required improvements are not completed, the Company could be obligated to reimburse the issuer of the bond. The Company had outstanding surety obligations as follows as of:

	June 30, 2013	December 31, 2012
Outstanding surety bonds	$23,550	$20,382
Estimated remaining costs to complete	12,191	13,075

        The Company leases certain property and equipment under non-cancelable operating leases. Office leases are for terms up to four years and generally provide renewal options for terms up to an additional one year. In most cases, the Company expects that, in the normal course of business, leases that expire will be renewed or replaced by other leases. Equipment leases are typically for terms of three to four years.

        The Company occupies office space under an operating lease agreement that expires in 2016. The lease provides the ability for the Company to terminate the lease at a stated amount after the twenty-fourth (24th) month of the lease.

        As of June 30, 2013, future minimum lease payments under the lease term are as follows:

2013	$68
2014	146
2015	148
2016	29

$391

        For the three and six months ended June 30, 2013 and 2012, rental expense was $35 and $72, and $39 and $70, respectively, which is included in general and administrative expenses in the accompanying unaudited condensed consolidated statements of income.

        The Company has various agreements with the original owners of real estate purchased by the Company at various locations in California to pay 50% of net profits, over certain thresholds, related to the sales of such real estate in accordance with a payment and performance agreement as additional consideration for the purchase of the property. As of June 30, 2013, and December 31, 2012, $958 has been capitalized to real estate inventory as the estimated amounts due under the payment and performance agreements, of which $10 are unpaid and included in accrued expenses in the accompanying condensed consolidated balance sheets.

        The Company is subject to customary obligations associated with entering into contracts and option agreements for the purchase of land. The purchase contracts typically require a cash deposit, and the purchase of properties under these contracts is generally contingent upon satisfaction of certain requirements by the Company and sellers. As of June 30, 2013, the Company entered into purchase and option agreements in the aggregate amount of approximately $166,348. In connection with these

CITY VENTURES COMMUNITIES, LLC
(A Delaware Limited Liability Company)

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(dollars in thousands)

13. COMMITMENTS AND CONTINGENCIES (Continued)

agreements, as of June 30, 2013, the Company paid desposits of $2,883 of which $575 were nonrefundable, all of which are included in real estate inventory in the accompanying balance sheet.

14. INCOME PER UNIT

        Basic and diluted income per unit for the three and six months ended June 30, 2013 and 2012, were calculated as follows (in thousands, except per unit amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012
Basic weighted average number of units outstanding	204,951	67,451	204,951	67,451
Effect of dilutive securities:	—	—	—	—

Dilutive average shares outstanding	204,951	67,451	204,951	67,451

Net income	$6,655	$4,044	$8,348	$6,822

Basic income per unit	$32	$60	$41	$101

15. SUPPLEMENTAL DISCLOSURE TO CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW

        The following are supplemental disclosures to the condensed consolidated statements of cash flows:

	Six Months Ended June 30,
	2013	2012
Cash paid during the period for interest and capitalized to real estate inventory	$727	$909

Accretion of note payable and interest expense capitalized to real estate inventory	$69	$65

Accrued interest on related party note payable added to principal balance and capitalized to real estate inventory	$—	$41

Amortization of debt origination costs capitalized to real estate inventory	$567	$374

Equity based compensation and non cash contributions	$94	$35

16. SUBSEQUENT EVENTS

        Subsequent to June 30, 2013, the Company signed option agreements with related parties. This transaction is disclosed within the related party footnote.

******

City Ventures, Inc.

                         Shares

Common Stock

Deutsche Bank Securities	Goldman, Sachs & Co.

Citigroup	Imperial Capital	J.P. Morgan	UBS Investment Bank

        Until                        , 2013 (25 days after the date of this prospectus), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

Prospectus

                                    , 2013

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.    Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses, other than the underwriting discount, payable in connection with the sale of common stock being registered. All amounts shown are estimates, except the Securities and Exchange Commission registration fee and the Financial Industry Regulatory Authority filing fee.

Securities and Exchange Commission registration fee		$20,460.00
Financial Industry Regulatory Authority filing fee		$23,000.00
New York Stock Exchange listing fee		*
Legal fees and expenses		*
Accountants' fees and expenses		*
Printing expenses		*
Transfer agent and registrar fees and expenses		$3,500.00
Blue Sky fees and expenses		*
Miscellaneous		*
Total	$	*

*
To be filed by amendment.

Item 14.    Indemnification of Directors and Officers.

        Delaware General Corporation Law.    Under Section 145 of the Delaware General Corporation Law (the "DGCL") a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding (1) if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation and (2) with respect to any criminal action or proceeding, if he or she had no reasonable cause to believe such conduct was unlawful. In actions brought by or in the right of the corporation, a corporation may indemnify such person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner that person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which that person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, such person is fairly and reasonably entitled to indemnification for such expenses which the Court of Chancery or other such court shall deem proper. To the extent that such person has been successful on the merits or otherwise in defending any such action, suit or proceeding referred to above or any claim, issue or matter therein, he or she is entitled to indemnification for expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith. The indemnification and advancement of expenses provided for or granted pursuant to Section 145 of the DGCL is not exclusive of any other rights of indemnification or advancement of expenses to which those seeking indemnification or advancement of expenses may be entitled, and a corporation may purchase and maintain insurance against liabilities asserted against any former or current director, officer, employee or agent of the corporation, or a person who is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, whether or not the power to indemnify is provided by the statute.

        Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director's duty of loyalty to the corporation or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, or for any transaction from which the director derived an improper personal benefit. Our amended and restated certificate of incorporation (which we refer to as our "charter") provides for such limitation of liability.

        Our Charter.    Article 8 of our charter provides that we shall, to the fullest extent authorized by the DGCL, indemnify any person made, or is threatened to be made, a party to, or is otherwise involved in, any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company. We may, by action of our board of directors, provide indemnification to employees and agents of the Company to such extent and to such effect as our board of directors shall determine to be appropriate and authorized by the DGCL. Article 7 of our charter also provides that no director of the Company shall be personally liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to the Company or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit.

        Our Bylaws.    Article 7 of our amended and restated bylaws (which we refer to as our "bylaws") provides that we shall, to the fullest extent permitted by law, indemnify any person made or threatened to be made a party or is otherwise involved in any action, suit or proceeding (whether civil, criminal or otherwise) by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture or other enterprise. We shall not be required to indemnify any person in connection with an action, suit or proceeding initiated by such person, including a counterclaim or crossclaim, unless such action, suit or proceeding was authorized by our board of directors. We may, by action of our board of directors, provide indemnification to such employees and agents of the Company to such extent and to such effect as our board of directors shall determine to be appropriate and authorized by Delaware law.

        Indemnification Agreements.    In addition to the provisions of our charter and bylaws described above, upon the completion of this offering, we will enter into an indemnification agreement with each of our officers and directors. These agreements will require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

        Insurance.    We expect to maintain standard policies of insurance that provide coverage (1) to our directors and officers against loss rising from claims made by reason of breach of duty or other wrongful act and (2) to us with respect to indemnification payments that we may make to such directors and officers.

Item 15.    Recent Sales of Unregistered Securities.

        On June 13, 2013 the registrant issued 1,000 shares of common stock to certain affiliates of Ares for aggregate consideration of $1,000. The shares of common stock described above were issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction did not involve a public offering. No underwriters were involved in the transaction.

        In connection with the Formation Transactions described under "Organizational Structure" in the accompanying prospectus, the registrant will issue an aggregate of                    shares of its common stock to the Members and certain of their affiliates. The shares of common stock described above will be issued in reliance on the exemption contained in Section 4(a)(2) of the Securities Act on the basis that the transaction will not involve a public offering. No underwriters will be involved in the transaction.

Item 16.    Exhibits and Financial Statement Schedules.

        (a)   Exhibits

        The following documents are filed as exhibits to this Registration Statement:

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement**
3.1	Form of Amended and Restated Certificate of Incorporation of City Ventures, Inc., to be effective prior to the completion of this offering*
3.2	Form of Amended and Restated Bylaws of City Ventures, Inc., to be effective prior to the completion of this offering*
5.1	Form of Opinion of Proskauer Rose LLP regarding the validity of the securities being registered*
10.1	Form of Support Services Agreement with CV LandCo*
10.2	Form of Right of First Offer Agreement*
10.3	Option Agreement and Joint Escrow Instructions (Tranche 1), dated as of July 29, 2013, by and among CV Urban Land, LLC and CV Communities, LLC (together, as Optionors), and City Ventures Communities, LLC (as Optionee)**
10.4	Option Agreement and Joint Escrow Instructions (Tranche 2), dated as of July 29, 2013, by and between CV Urban Land, LLC (as Optionor) and City Ventures Communities, LLC (as Optionee) **
10.5	Option Agreement and Joint Escrow Instructions (Tranche 3), dated as of July 29, 2013, by and between CV Urban Land, LLC and CV Communities, LLC (together, as Optionors), and City Ventures Communities, LLC (as Optionee)**
10.6	Form of Indemnification Agreement**
10.7	Form of 2013 Stock Incentive Plan*
21.1	List of subsidiaries of City Ventures, Inc., upon completion of this offering*
23.1	Consent of Deloitte & Touche, LLP**
23.2	Consent of Deloitte & Touche, LLP**
23.3	Consent of John Burns Real Estate Consulting, LLC*
23.4	Consent of Proskauer Rose LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included in the signature page of this Registration Statement)*

Exhibit Number	Exhibit Description
99.1	Consent of Jeffrey Goldberg to be named as an Independent Director**
99.2	Consent of Michael Parks to be named as an Independent Director**

*
Previously filed.

**
Filed herewith.

        (b)   Financial Statement Schedules

        Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

Item 17.    Undertakings.

        The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

        The undersigned registrant hereby undertakes that:

          (1)   For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2)   For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Newport Beach, in the State of California, on this 16th day of August, 2013.

City Ventures, Inc.
By:	/s/ MARK BUCKLAND Mark Buckland Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ MARK BUCKLAND Mark Buckland	President, Chief Executive Officer and Director (principal executive officer)	August 16, 2013
	/s/ SCOTT HOMAN Scott Homan	Chief Financial Officer (principal financial and accounting officer)	August 16, 2013
	* Craig Atkins	Chairman of the Board	August 16, 2013
	* John Kissick	Director	August 16, 2013
	* Daniel Lukas	Director	August 16, 2013
	* Jason Reese	Director	August 16, 2013
	* Bennett Rosenthal	Director	August 16, 2013
*By:	/s/ SCOTT HOMAN Scott Homan Attorney-in-Fact

INDEX TO EXHIBITS

Exhibit Number	Exhibit Description
1.1	Form of Underwriting Agreement**
3.1	Form of Amended and Restated Certificate of Incorporation of City Ventures, Inc., to be effective prior to the completion of this offering*
3.2	Form of Amended and Restated Bylaws of City Ventures, Inc., to be effective prior to the completion of this offering*
5.1	Form of Opinion of Proskauer Rose LLP regarding the validity of the securities being registered*
10.1	Form of Support Services Agreement with CV LandCo*
10.2	Form of Right of First Offer Agreement*
10.3
Option Agreement and Joint Escrow Instructions (Tranche 1), dated as of July 29, 2013, by and among CV Urban Land, LLC and CV Communities, LLC (together, as Optionors), and City Ventures Communities, LLC (as Optionee)**
10.4	Option Agreement and Joint Escrow Instructions (Tranche 2), dated as of July 29, 2013, by and between CV Urban Land, LLC (as Optionor) and City Ventures Communities, LLC (as Optionee) **
10.5
Option Agreement and Joint Escrow Instructions (Tranche 3), dated as of July 29, 2013, by and between CV Urban Land, LLC and CV Communities, LLC (together, as Optionors), and City Ventures Communities, LLC (as Optionee)**
10.6	Form of Indemnification Agreement**
10.7	Form of 2013 Stock Incentive Plan*
21.1	List of subsidiaries of City Ventures, Inc., upon completion of this offering*
23.1	Consent of Deloitte & Touche, LLP**
23.2	Consent of Deloitte & Touche, LLP**
23.3	Consent of John Burns Real Estate Consulting, LLC*
23.4	Consent of Proskauer Rose LLP (included in Exhibit 5.1)*
24.1	Power of Attorney (included in the signature page of this Registration Statement)*
99.1	Consent of Jeffrey Goldberg to be named as an Independent Director**
99.2	Consent of Michael Parks to be named as an Independent Director**

*
Previously filed.

**
Filed herewith.